Exhibit T3E

OFFERING MEMORANDUM AND INDENTURE CONSENT SOLICITATION STATEMENT

AND

DISCLOSURE STATEMENT SOLICITING ACCEPTANCES OF A

PREPACKAGED PLAN OF REORGANIZATION

Illinois Power Generating Company

Offer to Exchange and Indenture Consent Solicitation in Respect of All Outstanding Senior Notes of

Illinois Power Generating Company for

New 7-Year Senior Notes and Warrants of Dynegy Inc. and Cash

and

Solicitation of Acceptances of a Prepackaged Plan of Reorganization for

Illinois Power Generating Company

THE EXCHANGE OFFER (AS DEFINED BELOW), INDENTURE CONSENT SOLICITATION (AS DEFINED BELOW) AND PLAN SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 6, 2016, UNLESS EXTENDED BY DYNEGY INC. (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

TENDERS OF GENCO NOTES (AS DEFINED BELOW) IN THE EXCHANGE OFFER MAY BE WITHDRAWN AND INDENTURE CONSENTS (AS DEFINED BELOW) AND BALLOTS WITH RESPECT TO THE PLAN (AS DEFINED BELOW) MAY BE REVOKED AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

Upon the terms and subject to the conditions set forth in this Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement (this “Offering Memorandum and Disclosure Statement”):

•      Dynegy Inc. (“Dynegy”) is offering Eligible Holders (as defined below) of the outstanding senior notes of Illinois Power Generating Company (“Genco”) listed below to exchange in an out-of-court restructuring (the “Exchange Offer”) such senior notes for the consideration described below:

•      7.00% Senior Notes, Series H, due 2018 (the “2018 Notes”);

•      6.30% Senior Notes, Series I, due 2020 (the “2020 Notes”); and

•      7.95% Senior Notes, Series F, due 2032 (the “2032 Notes” and, together with the 2018 Notes and the 2020 Notes, the “Genco Notes”); and

•      in connection with the Exchange Offer, Dynegy is soliciting consents (the “Indenture Consents”) on behalf of Genco from Eligible Holders (the “Indenture Consent Solicitation”) to the Proposed Amendments (as defined herein) to the indenture governing the Genco Notes (the “Genco Indenture”);

OR, IN THE ALTERNATIVE

(if conditions to completion of the Exchange Offer are not satisfied or waived)

•      Genco is soliciting acceptances (the “Plan Solicitation”) from all holders of Genco Notes (“Noteholders”) of an in-court restructuring of Genco pursuant to a prepackaged plan of reorganization (the “Plan”) described below.

The restructuring of the Genco Notes pursuant to the Exchange Offer or the Plan (the “Restructuring”) reflects the terms of a restructuring support agreement (the “Support Agreement”) among Dynegy, Genco, certain of their affiliates and Eligible Holders of 69.9% in aggregate principal amount of the outstanding Genco Notes (the “Supporting Noteholders”). Pursuant to the Support Agreement, the Supporting Noteholders have agreed, subject to the terms and conditions contained therein, among other things, to (1) support and take all actions reasonably necessary to achieve the Restructuring, including by tendering (and not withdrawing) their Genco Notes in the Exchange Offer, consenting in the Indenture Consent Solicitation and voting in favor of the Plan; (2) not support any other plan or restructuring transaction or take any other action that is inconsistent with, or would reasonably be expected to impede, the Restructuring; and (3) not direct the trustee under the indenture governing the Genco Notes (the “Genco Indenture Trustee”) to take any action inconsistent with the Supporting Noteholders’ obligations under the Support Agreement. Dynegy and Genco may not modify certain terms of the Exchange Offer, including increasing the Minimum Participation Threshold (as defined below), or the Plan without the consent of some or all of the Supporting Noteholders. See “The Exchange Offer and Indenture Consent Solicitation” and “The Plan.”

All tenders in the Exchange Offer must be done through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, known as “ATOP.” If you are an Eligible Holder and participate in the Exchange Offer but the Exchange Offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you submit a ballot (“Ballot”) voting in favor of the Plan, you will be required to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter (as defined below) after the date that Genco files the Plan in an in-court Chapter 11 proceeding as described herein in order to receive a distribution under the Plan. Dynegy and Genco do not intend to permit tenders in the Exchange Offer by guaranteed delivery procedures. For further information, contact the Information Agent or the Exchange Agent (each as defined herein) at their respective telephone numbers and addresses set forth on the back cover of this Offering Memorandum and Disclosure Statement or consult your custodian bank, depositary, broker, trust company or other nominee for assistance.

The electronic transfer by an Eligible Holder of Genco Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer and delivery of an Agent’s Message (as defined herein) through ATOP will, upon consummation of the Exchange Offer, constitute a release and discharge of certain claims such Eligible Holder may have against Dynegy, Genco and certain of their affiliates and other parties. The Plan contains a substantially identical release and discharge of such claims by all Noteholders, which will become effective upon the effectiveness of the Plan. See “Risk Factors—Risks Related to Consummation of the Exchange Offer or the Plan—Upon the consummation of the Exchange Offer, participating Eligible Holders will be deemed to have released and discharged each of Dynegy, Genco and certain of their affiliates and other parties from certain claims. The Plan contains a substantially identical release and discharge of such claims by all Noteholders, which will become effective upon the effectiveness of the Plan.”

The Exchange Offer and Indenture Consent Solicitation are being made only to Eligible Holders as described below under “The Exchange Offer and Indenture Consent Solicitation.” The Plan Solicitation is being made to all Noteholders as described below under “The Plan.”

Eligible Holders must make their own decisions whether to participate in the Exchange Offer. Noteholders must make their own decisions whether to vote to accept the Plan. See “Risk Factors” beginning on page 36 for a discussion of the risks you should consider before participating in the Exchange Offer or voting on the Plan.

Neither the Securities and Exchange Commission (the “SEC”), any other securities commission nor any court or other regulatory authority has approved or disapproved the Exchange Offer or the Plan, nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offer or the Plan or the accuracy or adequacy of this Offering Memorandum and Disclosure Statement. Any representation to the contrary is a criminal offense.

The date of this Offering Memorandum and Disclosure Statement is November 7, 2016

The Exchange Offer and Indenture Consent Solicitation

The Exchange Offer is being made only:

(1)         inside the United States to Noteholders who are:

(a)         “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)); or

(b)         “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act); or

(2)         outside the United States to Noteholders that are persons other than “U.S. persons” (as defined in Rule 902 under the Securities Act) in offshore transactions in reliance upon Regulation S under the Securities Act (“Regulation S”).

Noteholders who satisfy any of the conditions set forth in the previous sentence are referred to herein as “Eligible Holders” and Noteholders who do not satisfy any of the conditions set forth in the previous sentence are referred to herein as “Non-Eligible Holders.”

By tendering Genco Notes in the Exchange Offer, a Noteholder will be deemed to be certifying that it is an Eligible Holder. If you are a Non-Eligible Holder, the Exchange Offer is not being made to you and you should review the information below under the heading “The Plan.” If you are unsure whether you are an Eligible Holder, please consult your custodian bank, depositary, broker, trust company or other nominee for assistance. Dynegy and Genco retain the right to request additional information to confirm whether any Noteholder is or is not an Eligible Holder.

Pursuant to the Exchange Offer and subject to the satisfaction or waiver of the Exchange Offer Conditions (as defined below), in exchange for each $1,000 principal amount of Genco Notes validly tendered (and not validly withdrawn) on or prior to the Expiration Date and accepted by Dynegy, the Eligible Holder thereof will receive the applicable consideration set forth in the table below. In order to participate in the Exchange Offer, an Eligible Holder must (i) tender Genco Notes in the Exchange Offer and (ii) consent to the applicable Proposed Amendments (together, the “Exchange Offer Payment Conditions”). Eligible Holders will not be permitted to tender their Genco Notes in the Exchange Offer without consenting to the Proposed Amendments and Eligible Holders who validly tender Genco Notes in the Exchange Offer will be deemed to have consented to the Proposed Amendments.

		Outstanding Principal	Exchange Consideration per $1,000 Principal Amount of Genco Notes
Genco’s Outstanding Notes to be Exchanged	CUSIP No.	Amount (in millions)	Dynegy Notes(1)	Dynegy Warrants(2)	Cash(3)
7.00% Senior Notes, Series H, due 2018	02360XAL1	$300.0	$254.55	12.12	$124.62
6.30% Senior Notes, Series I, due 2020	02360XAM9	$250.0	$254.55	12.12	$126.04
7.95% Senior Notes, Series F, due 2032	02360XAJ6	$275.0	$254.55	12.12	$115.64

(1)         Interest on the Dynegy Notes issued pursuant the Exchange Offer will accrue at a rate per annum equal to the lesser of (1) the average of (a) the 2023 VWAY (as defined herein) and (b) the 2024 VWAY (as defined herein) or (2) the 2024 VWAY. Accordingly, if the Dynegy Notes are issued pursuant to the Exchange Offer, the interest rate on the Dynegy Notes will be 8.48% per annum. For a description of the Dynegy Notes, see “Description of the Dynegy Notes.”

(2)         Each of the Dynegy Warrants will be exercisable for one share of Dynegy’s common stock (“Dynegy Common Stock”) at an exercise price of $35.00 per share. The Dynegy Warrants will be exercisable in a cashless exercise in exchange for Dynegy Common Stock. For a description of the Dynegy Warrants, see “Description of the Dynegy Warrants.”

(3)         The cash payable in the Exchange Offer with respect to each series of Genco Notes consists of $114.32 per $1,000 principal amount, plus accrued interest on such notes from the last date on which interest was paid through, but excluding, December 7, 2016, which is the earliest potential Settlement Date for the Exchange Offer. Genco intends to make the interest payment due on December 1, 2016 on the 2032 Notes as required by the Support Agreement. No additional amounts will be paid in the Exchange Offer with respect to accrued and unpaid interest on the Genco Notes whether or not the Exchange Offer is extended or the Settlement Date is later than December 7, 2016. The cash payable in the Exchange Offer will be paid by Genco; provided, that if the cash available at Genco upon consummation of the Exchange Offer is insufficient to pay such amount and other amounts then payable by Genco, Dynegy will provide Genco with the funds necessary to pay the difference through an intercompany loan.

Other than as set forth above, Eligible Holders will not receive any payment, including for accrued and unpaid interest, with respect to the Genco Notes pursuant to the Exchange Offer. The Dynegy Notes will be issued in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of Dynegy Notes to be issued to any Eligible Holder will be rounded down to the nearest $1.00. The number of Dynegy Warrants to be issued to any Eligible Holder will be

i

rounded down to the nearest whole number. No payment will be made with respect to any fractional portion of Dynegy Notes or Dynegy Warrants not received as a result of such rounding.

Completion of the Exchange Offer and Indenture Consent Solicitation is subject to the satisfaction or waiver of a number of conditions as set forth herein (the “Exchange Offer Conditions”), including: (i) receipt of valid tenders (that are not validly withdrawn) from Eligible Holders representing at least 97% (the “Minimum Participation Threshold”) of the aggregate principal amount of the Genco Notes and (ii) receipt of the Requisite Consents (as defined herein) to the Proposed Amendments. Pursuant to the Support Agreement, Dynegy, in its sole discretion, but in consultation with Genco and with notice to the Supporting Noteholders, may amend, modify, supplement or waive the Minimum Participation Condition, so long as the Minimum Participation Condition shall not exceed 97%. Dynegy reserves the right, in its sole discretion, to not accept for exchange any Genco Notes if the Exchange Offer Conditions are not satisfied and to reject the tender of any Eligible Holder that does not satisfy both of the Exchange Offer Payment Conditions. Additionally, subject to the terms of the Support Agreement, Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason after consultation with Genco and the Supporting Noteholders, and, subject to the terms of the Support Agreement, to terminate, withdraw or amend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason.

In connection with the Exchange Offer, Dynegy is soliciting on behalf of Genco consents from Eligible Holders to the Proposed Amendments. Eligible Holders who validly tender their Genco Notes in the Exchange Offer will be deemed to have delivered their Indenture Consent by such tender. Execution of the Supplemental Indenture (as defined herein) containing the Proposed Amendments will be subject to certain conditions. Accordingly, the Supplemental Indenture may be executed by Genco and the Genco Indenture Trustee upon or at any time after consummation of the Exchange Offer and the Proposed Amendments will become operative upon execution of the Supplemental Indenture. If the Proposed Amendments become operative, certain restrictive covenants and other provisions of the Genco Indenture will be amended or eliminated with respect to any Genco Notes that remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is consummated, but the Proposed Amendments do not become operative, the Genco Indenture will remain in effect in its present form. In addition, if the Exchange Offer is not consummated prior to commencement by Genco of a case under Chapter 11 (“Chapter 11” and such case, the “Chapter 11 Case”) of Title 11 of the United States Code (the “Bankruptcy Code”), the Eligible Holders’ consents to the Proposed Amendments will be deemed revoked, the Supplemental Indenture will not be executed, and the Proposed Amendments will not become operative. In the event that the Support Agreement is terminated, the Indenture Consents of the Supporting Noteholders will be deemed revoked.

The Plan

Genco has not commenced a Chapter 11 Case and has not filed a prepackaged plan in a Chapter 11 proceeding. The solicitation of acceptances of the Plan from all Noteholders is being conducted to obtain sufficient votes to accept the Plan prior to Genco filing a voluntary case under Chapter 11. As of the date of this Offering Memorandum and Disclosure Statement, Genco has not taken any corporate action approving a bankruptcy filing and, if the Exchange Offer is consummated, will not commence a bankruptcy filing to consummate the Plan. Furthermore, because no Chapter 11 Case has yet been commenced, this Offering Memorandum and Disclosure Statement has not been approved by any court as containing adequate information within the meaning of Section 1125(a) of the Bankruptcy Code.

The Plan Solicitation is being made to all Noteholders. In the event that the Exchange Offer is not consummated for any reason, but Noteholders voting to accept the Plan constitute a majority in number of the Noteholders who have voted on the Plan and hold at least 66.7% of the aggregate amount of Noteholder Claims (as defined herein) held by Noteholders who voted on the Plan (the “Requisite Plan Acceptance”), then, subject to the terms and conditions of the Support Agreement and approval by Genco’s board of directors, Genco intends to commence the Chapter 11 Case and pursue confirmation and consummation of the Plan. If the Chapter 11 Case is commenced and the Plan becomes effective, claims arising or existing under or related to the Genco Notes or the Genco Indenture (“Noteholder Claims”) shall be allowed in an amount equal to the principal amount of the Genco Notes, plus accrued and unpaid interest, if any, as of the date the Chapter 11 Case is commenced (the “Petition Date”), and (1) each Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter (as defined below) instructions) on or prior to the 165th day after the effective date of the Plan (the effective date of the Plan is referred to as the “Plan Effective Date”) (or the next succeeding Business Day, as defined herein) will receive on account of its Noteholder Claims its pro rata share (across all Noteholder Claims) (collectively, the “Eligible Holder Distribution”) of (a) $210.0 million aggregate principal amount of Dynegy Notes, (b) 10 million Dynegy Warrants and (c) $100,693,750 in cash, (2) each Non-Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will receive an amount in cash equal to the sum of: (i) the principal amount of Dynegy Notes that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder, (ii) its pro rata share (across all Noteholder Claims) of $15.0 million (representing Dynegy’s valuation (using a Black Scholes valuation as of the end of the business day prior to the date of this Offering Memorandum and Disclosure Statement) of the Dynegy Warrants such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder) and (iii) its pro rata share (across all Noteholder Claims) of $100,693,750 (collectively, the “Non-Eligible Holder Distribution”) and (3) the Genco Notes will be cancelled. As noted above, Dynegy and Genco retain the right to request additional information to confirm whether any Noteholder is or is not an Eligible Holder.

If the Chapter 11 Case is commenced and the Plan becomes effective, detailed information with respect to the procedures for Plan distributions on account of the Genco Notes will be set forth in an eligibility letter (the “Eligibility Letter”), which will be sent to Noteholders after the Petition Date. As noted above, if you are an Eligible Holder and participate in the Exchange Offer but the Exchange Offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you submit a Ballot voting in favor of the Plan, you will be required to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter in order to receive a distribution under the Plan. If the Chapter 11 Case is commenced and the Plan becomes effective, any Noteholder who fails to follow the instructions in Section 7.4 of the Plan and the Eligibility Letter on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will have its Noteholder Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited and will not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or Genco, as applicable.

Dynegy will serve as co-sponsor and co-proponent of the Plan and is participating in the Plan with Genco, but, for the avoidance of any doubt, only Genco intends to commence the Chapter 11 Case (subject to the terms and conditions of the Support Agreement and approval by Genco’s board of directors) and Dynegy is not commencing a case under Chapter 11 or otherwise. Dynegy will issue the Dynegy Notes and the Dynegy Warrants, and Genco will provide the cash portion of the Eligible Holder Distribution, the Non-Eligible Holder Distribution and the Support Agreement Fee; provided, that if the cash available at Genco on the Plan Effective Date is insufficient to pay such amounts and other amounts then payable by Genco, Dynegy will provide Genco with the funds necessary to pay the difference through the Genco Working Capital Facility.

Depending on when an Eligible Holder participates with respect to its Genco Notes under the Plan, the Dynegy Notes and Dynegy Warrants will be issued on the Plan Effective Date, on the 75th day after the Plan Effective Date (or the next succeeding Business Day), or on the 180th day after the Plan Effective Date (or the next succeeding Business Day). Dynegy Notes that are issued on each of these dates may not be fungible for trading purposes with Dynegy Notes issued on the other dates. See “Risk Factors—Risks Related to Bankruptcy Considerations.”

The Voting Record Date (as defined herein) for purposes of determining Noteholders that are eligible to vote on the Plan is October 28, 2016 unless modified by Genco with the consent of Dynegy and in consultation with the Supporting Noteholders. Only Noteholders on the Voting Record Date will be entitled to vote on the Plan, whether or not the Genco Notes held by such Noteholder are subsequently transferred. Noteholders on the Voting Record Date may vote on the Plan whether or not the corresponding Genco Notes have been tendered in the Exchange Offer. For your vote to be counted, it must be received by the Voting Agent (as defined herein) on or prior to the Expiration Date. Please refer to the Ballot for instructions on how to vote. Votes that are properly completed and received by the Voting Agent on or prior to the Expiration Date (and not validly revoked) will be counted regardless of whether the Exchange Offer is consummated.

The Plan should be considered separately from the Exchange Offer, and any vote to accept the Plan that is not validly withdrawn or modified to reject the Plan on or prior to the Expiration Date shall be binding. In addition, in no event will the expiration or termination of the Exchange Offer or the Indenture Consent Solicitation or the failure by Dynegy to accept any Genco Notes tendered in the Exchange Offer affect the validity of votes to accept the Plan. You may vote to accept or reject the Plan by delivering the Ballot to the Voting Agent (if you received a “pre-validated Ballot from your nominee) or to your nominee so that your nominee may include your vote on a Master Ballot. Follow the directions of your nominee for the return of your Ballot. By delivering the Ballot to vote on the Plan, you are making certain certifications, as contained in the Ballot, and agreeing to certain provisions contained in the Plan including the release and discharge provisions. If you vote against or take no action with respect to the Plan, Genco may not be able to consummate the Plan, but if the Plan is consummated, it will be binding on you. See “Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan.”

A Ballot may be withdrawn by delivering a written notice of withdrawal to the Voting Agent, so that the Voting Agent receives the notice on or prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) specify the name of the Noteholder who submitted the Ballot to be withdrawn, (2) contain a description of the Genco Notes to which it relates and (3) be signed by the Noteholder who signed the Ballot in the same manner as on the Ballot. Dynegy and Genco expressly reserve the right to contest the validity of any withdrawals of votes on the Plan. A Ballot may be withdrawn whether or not the corresponding Genco Notes have been withdrawn from the Exchange Offer.

Any Noteholder who casts a timely vote may change or withdraw its vote after the Expiration Date only with the approval of the Bankruptcy Court or the consent of Dynegy and Genco, in consultation with the Supporting Noteholders. If more than one timely, properly completed Ballot is received with respect to the same Genco Notes and no order of the Bankruptcy Court allowing the Noteholder to change its vote has been entered with respect to such vote, the Ballot that will be counted for purposes of determining whether sufficient votes to accept the Plan have been received will be the last timely, properly-completed Ballot, as determined by the Voting Agent. Votes with respect to the Plan will be binding on any subsequent owner, purchaser, transferee or holder of Genco Notes.

Dynegy reserves the right to, subject to the Support Agreement and applicable law, extend the Expiration Date after consultation with Genco and the Supporting Noteholders. In addition, Dynegy and Genco reserve the right to not count any vote that does not comply with the voting procedures. In the event the Plan Solicitation is terminated, withdrawn or not otherwise consummated or a Chapter 11 Case is commenced but the Plan Effective Date does not occur, the Eligible Holder Distribution and the Non-Eligible Holder Distribution will not be paid and the Genco Notes will remain outstanding in their current form.

This Offering Memorandum and Disclosure Statement contains projected financial information that demonstrates the feasibility of the Plan and statements about Genco’s ability to continue operations upon emergence from proceedings under Chapter 11. Such information was prepared for the limited purpose of furnishing Noteholders with adequate information to make an informed judgment regarding acceptance of the Plan and was not prepared for the purpose of providing the basis for an investment decision relating to the Exchange Offer. The projections should not be relied upon in any way or manner in connection with the Exchange Offer and should not be regarded for the purpose of this Offering Memorandum and Disclosure Statement as representations or warranties by Dynegy, Genco, the Information Agent, the Exchange Agent, the Voting Agent, the Genco Indenture Trustee or any of their affiliates, as to the accuracy of such information or that any such projections will be realized.

NOTICE TO INVESTORS

You should not construe the contents of this Offering Memorandum and Disclosure Statement as investment, legal or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of participating in the Exchange Offer and the Indenture Consent Solicitation and voting on the Plan. None of Dynegy, Genco, the Information Agent, the Exchange Agent, the Voting Agent, the Genco Indenture Trustee, the trustee under the indenture governing the Dynegy Notes, the Supporting Noteholders, or any of their representatives or counsel, accountants or other advisors is making any representation to you regarding the legality of any exchange of Genco Notes for the applicable consideration (as described in the table on the front cover of this Offering Memorandum and Disclosure Statement) or the participation in the Indenture Consent Solicitation or vote on the Plan by you under appropriate legal investment or similar laws. This Offering Memorandum and Disclosure Statement is being provided to Noteholders for informational use solely in connection with their consideration of the transactions described herein. The use of this Offering Memorandum and Disclosure Statement for any other purpose is not authorized.

No representation or warranty, express or implied, is made by the Information Agent, the Exchange Agent and/or the Voting Agent as to the accuracy or completeness of any of the information set forth in this Offering Memorandum and Disclosure Statement, and nothing contained in this Offering Memorandum and Disclosure Statement is or shall be relied upon as a promise or representation, whether as to the past or the future. This Offering Memorandum and Disclosure Statement contains summaries, which are believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, at no cost, for the complete information contained in those documents. All summaries are qualified in their entirety by this reference.

Unless otherwise stated, the information contained in this Offering Memorandum and Disclosure Statement is as of the date hereof and is subject to change without notice. Neither the delivery of this Offering Memorandum and Disclosure Statement at any time nor the offer, exchange or delivery of any consideration hereunder shall, under any circumstances, create any implication that there has been no change in the information contained in or incorporated by reference into this Offering Memorandum and Disclosure Statement or in the affairs of Dynegy or Genco or any of their subsidiaries or affiliates since the date of this Offering Memorandum and Disclosure Statement.

Although Dynegy and Genco are not under any obligation to do so, Dynegy and Genco reserve the right in the future to acquire Genco Notes, other than pursuant to the Exchange Offer, by means of open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemptions under the provisions of the Genco Indenture or otherwise, at prices or on terms that may be higher or lower or more or less favorable than those in the Exchange Offer, in any such case in compliance with applicable laws. Dynegy or Genco may also conduct one or more consent solicitations in the future on terms that may be more or less favorable than those in the Indenture Consent Solicitation. In addition, in the event that the Exchange Offer is not consummated and the Plan does not become effective, Genco may file for bankruptcy and seek approval of a “prearranged,” “pre-negotiated” or other form of plan of reorganization. There can be no assurance that such a “prearranged,” “pre-negotiated” or other form of plan would be on more or less favorable terms than the Exchange Offer or the Plan.

Each Noteholder must comply with all applicable laws and regulations in force in any jurisdictions in which it participates in the Exchange Offer or the Plan or possesses or distributes this Offering Memorandum and Disclosure Statement and must obtain any consent, approval or permission required for participation in the Exchange Offer or the Plan under the laws and regulations in force in any jurisdictions to which such Noteholder is subject. None of Genco, Dynegy or any of their affiliates or representatives shall have any responsibility therefor.

v

This Offering Memorandum and Disclosure Statement, including the documents attached hereto or incorporated by reference herein, and the Ballots contain important information that should be read before any decision is made to participate in the Exchange Offer and the Indenture Consent Solicitation, or whether to vote on the Plan.

SEC REVIEW

In connection with the filing of the registration statements relating to the Dynegy Notes and the Dynegy Warrants that Dynegy may be required to make if the Exchange Offer is consummated as described in “Description of the Dynegy Notes—Notes Registration Rights; Special Interest” and “Description of the Dynegy Warrants—Warrant Registration Rights,” Dynegy may be required to make changes to the description of its business and/or the financial information and data included in or incorporated by reference into this Offering Memorandum and Disclosure Statement. Any such modification, reformulation or elimination may be significant. In particular, the SEC has adopted certain guidelines regarding the use of financial measures that do not comply with accounting principles generally accepted in the United States, or Generally Accepted Accounting Principles (“GAAP”). The SEC may take the view that the non-GAAP financial measures incorporated by reference herein, for example, EBITDA and Adjusted EBITDA (as defined herein), do not comply with these rules and may require Dynegy to remove them from, or to change the way Dynegy reports its non-GAAP financial measures in, the registration statement to be filed with respect to the Dynegy Notes and/or the Dynegy Warrants to comply with such guidelines. Any such changes would result in differences between the non-GAAP financial measures included in or incorporated by reference into this Offering Memorandum and Disclosure Statement and the registration statement with respect to the Dynegy Notes and/or the Dynegy Warrants.

TABLE OF CONTENTS

Notice to Investors	v
SEC Review	vi
Where You Can Find More Information	viii
Incorporation By Reference	viii
Certain Defined Terms	ix
Disclosure Regarding Forward-Looking Statements	xi
Non-GAAP Financial Measures	xiii
Industry and Market Data	xiii
Summary	1
Risk Factors	36
Use of Proceeds	55
Dynegy Capitalization	56
Genco Capitalization	59
Ratio of Earnings to Fixed Charges of Dynegy	61
Release, Discharge of Claims, and Covenants Not to Sue	62
The Exchange Offer and Indenture Consent Solicitation	68
The Plan	76
The Support Agreement	110
Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan	112
Description of the Dynegy Notes	117
Description of the Dynegy Warrants	139
Description of Dynegy Capital Stock	141
Price Range of Dynegy Common Stock and Dividends	144
Dividend Policy	144
Certain U.S. Federal Income Tax Considerations	145
Certain ERISA Considerations	160
Exchange Agent	162
Information Agent	162
Voting Agent	162
Independent Registered Public Accounting Firm	163
Independent Auditors	163

Annex A:     The Prepackaged Plan of Reorganization

Annex B:     Liquidation Analysis

Annex C:     Financial Projections

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Genco file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Dynegy or Genco files at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the SEC’s Public Reference Room. Dynegy and Genco’s SEC filings are also available to the public on the SEC’s website at www.sec.gov. No information from such website is incorporated by reference herein.

Dynegy and Genco’s SEC filings are also available free of charge on Dynegy’s website at www.dynegy.com, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The contents of Dynegy’s website are not, and should not be considered to be, incorporated by reference into this Offering Memorandum and Disclosure Statement.

INCORPORATION BY REFERENCE

This Offering Memorandum and Disclosure Statement includes through incorporation by reference certain reports and other information that Dynegy and Genco have filed with the SEC. This means that Dynegy and Genco are disclosing important information to you by referring you to those documents. The SEC-filed documents listed below are incorporated by reference into this Offering Memorandum and Disclosure Statement. These documents contain important information about Dynegy and Genco.

•                  Annual Reports on Form 10-K of Dynegy and Genco for the year ended December 31, 2015;

•                  Quarterly Reports on Form 10-Q of Dynegy for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•                  Quarterly Reports on Form 10-Q of Genco for the quarterly periods ended March 31, 2016 and June 30, 2016;

•                  the information responsive to Part III of Form 10-K for the year ended December 31, 2015 provided in Dynegy’s Definitive Proxy Statement on Schedule 14A, filed on March 31, 2016;

•                  Dynegy and Genco’s Current Report on Form 8-K filed on October 14, 2016;

•                  Exhibit 99.1 and Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on April 9, 2015; Exhibit 99.1 and Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on May 18, 2015; Current Reports on Form 8-K of Dynegy filed on March 1, 2016, March 14, 2016, May 23, 2016, June 15, 2016, June 21, 2016, June 28, 2016, August 4, 2016, October 4, 2016; Exhibit 99.1 and Exhibit 99.2 of Dynegy’s Current Report on Form 8-K filed on October 5, 2016; and Current Report on Form 8-K of Dynegy filed on October 11, 2016; and

•                  all documents filed by Dynegy or Genco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Offering Memorandum and Disclosure Statement and prior to the Expiration Date.

Any reports filed by Dynegy or Genco with the SEC on or after the date of this Offering Memorandum and Disclosure Statement and before the Expiration Date will automatically update and, where applicable, supersede any information contained in or incorporated by reference into this Offering Memorandum and Disclosure Statement. Notwithstanding the above, Dynegy and Genco are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

CERTAIN DEFINED TERMS

Unless otherwise indicated or the context otherwise requires, (1) throughout this Offering Memorandum and Disclosure Statement, the term “Dynegy” refers to Dynegy Inc. and its direct and indirect subsidiaries and the term “Genco” refers to Illinois Power Generating Company and its direct and indirect subsidiaries and (2) the terms contained herein have the meanings set forth below.

Acquisition Financing Transactions refers to (1) Dynegy’s borrowings under its $2.0 billion Tranche C Term Loan (as defined herein) and under its revolving credit facility to finance a portion of the purchase price for the Delta Transaction, (2) the ECP Stock Purchase and (3) the tangible equity units offering by Dynegy that closed in June 2016.

AER Acquisition refers to the transaction completed on December 2, 2013, pursuant to the agreement between Ameren and IPH, an indirect wholly-owned subsidiary of Dynegy, pursuant to which Dynegy acquired IPR and its subsidiaries, Genco, Ameren Energy Fuels and Services Company, IPRG (successor to Ameren Energy Resources Generating Company) and IPM from Ameren.

Ameren refers to Ameren Corporation.

Business Day refers to any day other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

Cause of Action has the meaning set forth in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement.

Claim has the meaning set forth in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement.

Combined Company refers to Dynegy and its subsidiaries after completion of the Delta Transaction.

Credit Agreement means the Credit Agreement dated as of April 23, 2013, among Dynegy, various lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

Delta Transaction has the meaning set forth under “Summary—Dynegy Inc.—Delta Transaction.”

ECP Stock Purchase refers to the purchase by ECP of $150.0 million of Dynegy Common Stock concurrently with the closing of the Delta Transaction as set forth in the Stock Purchase Agreement, dated as of February 24, 2016, between Dynegy and Terawatt Holdings, L.P., a Delaware limited partnership affiliated with ECP.

Genco Power Supply Agreement means the Power Supply Agreement dated March 28, 2008 (as amended by the First Amendment dated January 1, 2010, and as further amended from time to time), between Genco and IPM.

GSENA Thermal Assets refers to the carved-out assets of GSENA that Dynegy will acquire pursuant to the Delta Transaction.

Released Parties refer collectively to Dynegy, Genco, the Supporting Noteholders, the Genco Indenture Trustee and each of their respective predecessors, successors and assigns, subsidiaries,

affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Shared Services Agreement means the Services Agreement dated December 2, 2013 (as amended by that certain First Amendment to Services Agreement, dated January 20, 2014, that certain Second Amendment to Services Agreement, dated August 31, 2014, and that certain Third Amendment to Services Agreement, dated December 30, 2015) among Dynegy, Genco, IPM and the other parties thereto.

Transactions refer collectively to (i) the Restructuring, (ii) the Dynegy 2025 Notes (as defined herein) offering and the use of proceeds thereof, (iii) the Elwood Sale (as defined herein) and the use of proceeds thereof, (iv) the ECP Buyout (as defined herein), (v) the Delta Transaction and (vi) payment of the purchase price for the Delta Transaction with the proceeds of the Acquisition Financing Transactions and cash-on-hand.

Further, as used in this Offering Memorandum and Disclosure Statement, the abbreviations contained herein have the meanings set forth below.

CAISO	The California Independent System Operator
CCGT	Combined-Cycle Gas Turbine
ECP	Energy Capital Partners III, LLC
EEI	Electric Energy, Inc.
ERCOT	Electric Reliability Council of Texas
FERC	Federal Energy Regulatory Commission
GSENA	GDF SUEZ Energy North America, Inc.
IPH	IPH, LLC (formerly known as Illinois Power Holdings, LLC)
IPM	Illinois Power Marketing Company (formerly known as Ameren Energy Marketing Company)
IPR	Illinois Power Resources, LLC
IPRG	Illinois Power Resources Generating, LLC (formerly known as New AERG, LLC)
ISO	Independent System Operator
ISO-NE	Independent System Operator New England
MISO	Midcontinent Independent System Operator, Inc.
MW	Megawatts
NYISO	New York Independent System Operator
PJM	PJM Interconnection, LLC
PSA	Power Supply Agreement or Power Sales Agreement
PRIDE	Producing Results through Innovation by Dynegy Employees
RTO	Regional Transmission Organization

x

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Offering Memorandum and Disclosure Statement includes statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events that are intended as “forward-looking statements.” All statements included in or incorporated by reference into this Offering Memorandum and Disclosure Statement, other than statements of historical fact, that address activities, events, or developments that Dynegy and/or Genco expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent Dynegy and/or Genco’s reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties, and other factors that could cause Dynegy and/or Genco’s actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect,” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•                  Dynegy and Genco’s ability to consummate the Restructuring through either the Exchange Offer or the Plan;

•                  the potential impact on Dynegy and Genco of the Exchange Offer, the Plan or other plan of reorganization of Genco;

•                  beliefs and assumptions about weather and general economic conditions;

•                  beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the timing of a recovery in power market prices, if any;

•                  beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale and retail power markets, including the anticipation of plant retirements and higher market pricing over the longer term;

•                  sufficiency of, access to, and costs associated with coal, fuel oil and natural gas inventories and transportation thereof;

•                  the effects of, or changes to, MISO, PJM, CAISO, NYISO, or ISO-NE power and capacity procurement processes;

•                  expectations regarding, or impacts of, environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations that Dynegy and Genco are, or could become, subject to, which could increase their costs, result in an impairment of their assets, cause them to limit or terminate the operation of certain of their facilities, or otherwise have a negative financial effect;

•                  beliefs about the outcome of legal, administrative, legislative and regulatory matters;

•                  beliefs associated with impairments of Dynegy and Genco’s long-lived assets;

•                  projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

•                  the focus on safety and the ability to efficiently operate assets so as to capture revenue generating opportunities and operating margins;

•                  the ability to mitigate forced outage risk, including managing risk associated with capacity performance in PJM and performance incentives in ISO-NE;

•                  the ability to optimize assets through targeted investment in cost effective technology enhancements;

•                  the effectiveness of strategies to capture opportunities presented by changes in commodity prices and to manage exposure to energy price volatility;

•                  efforts to secure retail sales and the ability to grow the retail business;

•                  efforts to identify opportunities to reduce congestion and improve busbar power prices;

•                  ability to mitigate impacts associated with expiring reliability must run and/or capacity contracts;

•                  expectations regarding Dynegy’s compliance with its debt agreements, including collateral demands, interest expense, any applicable financial ratios, and other payments;

•                  expectations regarding Genco’s compliance with the Genco Indenture and any applicable financial ratios and other payments;

•                  Genco’s access to necessary capital, including short-term credit and liquidity;

•                  Genco’s assessment of its liquidity, including liquidity concerns which have resulted in limited access to third-party financing sources and its ability to meet future obligations;

•                  expectations regarding performance standards and capital and maintenance expenditures;

•                  the timing and anticipated benefits to be achieved through Dynegy’s company-wide improvement programs, including Dynegy’s PRIDE initiative;

•                  anticipated timing, outcome, and impact of the expected retirement of Brayton Point and the shutdown of Baldwin Unit 1;

•                  beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the Vermilion and Wood River facilities and any potential future remediation obligations at the South Bay facility;

•                  expectations regarding the synergies, completion, timing and anticipated benefits of the Delta Transaction;

•                  expectations regarding the completion and timing of the Elwood Sale and anticipated use of proceeds from such sale; and

•                  beliefs regarding redevelopment efforts for the Morro Bay facility.

Further information about the risks and uncertainties that may affect Dynegy and/or Genco is described in “Risk Factors.” You should read that section carefully. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance upon forward-looking statements, which speak only as of the date they are or were made. Many of these factors are beyond Dynegy and Genco’s ability to control or predict. Other than as required by law, Dynegy and Genco undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this Offering Memorandum and Disclosure Statement, currently unknown facts or conditions or the occurrence of unanticipated events.

NON-GAAP FINANCIAL MEASURES

In analyzing and planning for Dynegy’s business, Dynegy supplements its use of GAAP financial measures with non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. These non-GAAP financial measures reflect an additional way of viewing aspects of Dynegy’s business that, when viewed with Dynegy’s GAAP results and the accompanying reconciliations to corresponding GAAP financial measures included in the tables incorporated by reference herein, may provide a more complete understanding of factors and trends affecting Dynegy’s business. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures and are by definition an incomplete understanding of Dynegy and must be considered in conjunction with GAAP measures.

Dynegy believes that the historical non-GAAP measures disclosed in its filings are only useful as an additional tool to help management and investors make informed decisions about Dynegy’s financial and operating performance. By definition, non-GAAP measures do not give a full understanding of Dynegy; therefore, to be truly valuable, they must be used in conjunction with the comparable GAAP measures. In addition, non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Dynegy strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Dynegy defines EBITDA as earnings (loss) before interest expense, income tax expense (benefit), and depreciation and amortization expense. Dynegy defines Adjusted EBITDA as EBITDA adjusted to exclude (i) gains or losses on the sale of certain assets, (ii) the impacts of mark-to-market changes on derivatives related to Dynegy’s generation portfolio, as well as interest rate swaps and warrants, (iii) the impact of impairment charges and certain other costs such as those associated with acquisitions, and (iv) other material items. Beginning in 2016, Adjusted EBITDA also excludes non-cash compensation expense.

For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” and Dynegy’s audited consolidated financial statements, including the notes thereto, included in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015 and Dynegy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

INDUSTRY AND MARKET DATA

Dynegy and Genco have obtained industry and market share data from third-party studies and industry publications. These studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy or completeness of such information. In addition, in many cases, Dynegy and/or Genco have made statements in this Offering Memorandum and Disclosure Statement and in the documents incorporated by reference herein regarding Dynegy and Genco’s industries and their respective positions in their industries based upon estimates made from Dynegy and Genco’s experience in their respective industries and their own investigations of market conditions. Dynegy and Genco believe these estimates to be accurate as of the date of this Offering Memorandum and Disclosure Statement or the date of the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which Dynegy and Genco obtained some of the data for their estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this Offering Memorandum and Disclosure Statement and in the documents incorporated by reference herein, and estimates and beliefs based on that data may not be reliable.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this Offering Memorandum and Disclosure Statement. It does not contain all of the information that may be important to you in making a decision to participate in the Exchange Offer and Indenture Consent Solicitation (in each case, if you are an Eligible Holder) and whether to vote to accept the Plan (if you are a Noteholder). You should read this entire Offering Memorandum and Disclosure Statement and the documents attached hereto and incorporated by reference herein before making a decision to participate in the Exchange Offer and Indenture Consent Solicitation and whether to vote to accept the Plan.

Dynegy Inc.

Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from its fleet of 34 power plants in eight states totaling approximately 25,000 MW of generating capacity. Dynegy operates a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography. Dynegy’s Coal and IPH segments are fleets of baseload coal facilities, located in the Midwest and Massachusetts. Dynegy’s Gas segment operates both intermediate and peaking natural gas plants, located in the Midwest, Northeast and California. The inherent cycling and dispatch characteristics of Dynegy’s combined cycle units allow it to take advantage of the volatility in market pricing in the day-ahead and hourly markets. This flexibility allows Dynegy to optimize its assets and provide incremental value to the system by making available dispatchable, fast response energy and ancillary services to key load zones. While Dynegy’s peaking facilities are generally dispatched to serve load only during the highest periods of power demand, such as hot summer and cold winter days, Dynegy’s peaking facilities in PJM, ISO-NE, CAISO, and MISO generate capacity revenues through structured markets or bilateral tolling agreements, as local utilities and ISOs seek to ensure sufficient generation capacity is available to meet future market demands.

Dynegy sells electric energy, capacity and ancillary services primarily on a wholesale basis from its power generation facilities. Dynegy also serves residential, municipal, commercial and industrial customers primarily in MISO and PJM through its Homefield Energy and Dynegy Energy Services retail businesses, through which Dynegy provides retail electricity to approximately 1,003,000 residential customers and approximately 46,000 commercial, industrial and municipal customers in Illinois, Ohio and Pennsylvania. Wholesale electricity customers will primarily contract for rights to capacity from generating units for reliability reasons and to meet regulatory requirements. Ancillary services support operation of the transmission grid, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. Dynegy sells these products individually or in combination to its customers for various lengths of time from hourly to multi-year transactions.

Dynegy does business with a wide range of customers, including RTOs and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds and residential, commercial and industrial end-users. Some of Dynegy’s customers, such as municipalities or integrated utilities, purchase Dynegy’s products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from Dynegy to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Delta Transaction

On February 24, 2016, Atlas Power Finance, LLC, a Delaware limited liability company (the “Purchaser”) and a wholly owned subsidiary of Atlas Power, LLC (“Atlas Power”), which was 65% indirectly owned by Dynegy and 35% owned by certain affiliated investment funds of ECP (the “ECP Funds”), entered into a Stock Purchase Agreement (as amended and restated on June 27, 2016, the “Delta

Stock Purchase Agreement”), with GSENA and International Power, S.A. (the “Seller”), indirect subsidiaries of ENGIE S.A. (“ENGIE”), pursuant to which the Purchaser will, subject to the terms and conditions in the Delta Stock Purchase Agreement, purchase GSENA from the Seller for a purchase price of approximately $3.3 billion, subject to certain adjustments (the “Delta Transaction”). Pursuant to the Delta Stock Purchase Agreement, prior to the consummation of the Delta Transaction, ENGIE will cause GSENA to transfer certain assets to other subsidiaries of ENGIE so that, at the closing of the Delta Transaction, GSENA’s assets will consist solely of the GSENA Thermal Assets.

On June 27, 2016, pursuant to the terms of the amended and restated interim sponsors agreement, dated June 14, 2016 (the “Interim Sponsors Agreement”), among Dynegy, Atlas Power, ECP and Terawatt Holdings, LP, an affiliate of ECP, a wholly owned subsidiary of Dynegy acquired the 35% ownership interest in Atlas Power held by the ECP Funds (the “ECP Buyout”) and Atlas Power became an indirect wholly owned subsidiary of Dynegy. In accordance with the Interim Sponsors Agreement, Dynegy will pay ECP $375 million (the “ECP Buyout Price”) on the later of December 31, 2016 or the date that is three months after the closing of the Delta Transaction (the “First Payment Date”). Alternatively, Dynegy may pay the ECP Buyout Price after the First Payment Date, but in such case, the ECP Buyout Price would be subject to quarterly escalation up to a maximum of $468.5 million. Dynegy intends to pay the ECP Buyout Price at or prior to the First Payment Date.

Pursuant to the Delta Stock Purchase Agreement, the deadline for the closing of the Delta Transaction is February 24, 2017. Dynegy expects the Delta Transaction to close in the fourth quarter of 2016 after satisfaction or waiver of customary closing conditions and governmental approvals, including approval from the FERC.

The foregoing description of the Delta Stock Purchase Agreement and the Interim Sponsors Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of the Delta Stock Purchase Agreement and the Interim Sponsors Agreement, copies of which are attached as Exhibits 2.1 and 10.3 to Dynegy’s Current Report on Form 8-K, filed on June 28, 2016, which is incorporated herein by reference. The Delta Stock Purchase Agreement and the Interim Sponsors Agreement have been incorporated by reference into this Offering Memorandum and Disclosure Statement to provide investors with information regarding the terms of the Delta Transaction and the Interim Sponsors Agreement and is not intended to provide any factual information about Dynegy or any of its subsidiaries or affiliates, and you should not rely upon the representations and warranties contained therein.

GSENA Thermal Assets

The GSENA Thermal Assets portfolio consists of the following:

Facility	Net Capacity (MW)(1)	Full Load Heat Rate (Btu/kWH)	Primary Fuel Type	Technology	Location	Region	Commercial Operations Date
Coleto Creek	635	9,900	Coal	ST	Fannin, TX	ERCOT	1980
Ennis	370	6,952	Gas	CCGT	Ennis, TX	ERCOT	2002
Hays	1,107	7,135	Gas	CCGT	San Marcos, TX	ERCOT	2002
Midlothian	1,712	7,122	Gas	CCGT	Midlothian, TX	ERCOT	2002
Wharton County	85	11,775	Gas	CT	Wharton, TX	ERCOT	1984
Wise	787	7,170	Gas	CCGT	Poolville, TX	ERCOT	2004
Armstrong	753	10,274	Gas & Oil	CT	Shelocta, PA	PJM	2002
Calumet	380	9,333	Gas	CT	Cook, IL	PJM	2002
Hopewell	411	8,100	Gas & Oil	CCGT	Hopewell, VA	PJM	1990
NEPCO	52	13,800	Waste Coal	ST	McAdoo, PA	PJM	1989
Pleasants	388	10,130	Gas & Oil	CT	Saint Mary’s, WV	PJM	2002
Sayreville(2)	170	8,122	Gas	CCGT	Sayreville, NJ	PJM	1991
Troy	770	10,036	Gas & Oil	CT	Luckey, OH	PJM	2002
Bellingham	566	7,408	Gas	CCGT	Bellingham, MA	ISO-NE	2002
Bellingham—NEA(2)	157	8,219	Gas & Oil	CCGT	Bellingham, MA	ISO-NE	1991
Blackstone	544	7,350	Gas	CCGT	Blackstone, MA	ISO-NE	2001
Milford	171	8,291	Gas	CCGT	Milford, MA	ISO-NE	1993
Total Fleet Capacity	9,058

(1)                                 Unit capabilities are based on winter capacity ratings and are reflected at Dynegy’s net ownership interest.

(2)                                 GSENA owns 50% interests in the Sayreville and Bellingham—NEA facilities, which are operated by third parties.

Combined Company Power Generation Portfolio

The following table illustrates the Combined Company operating generation facilities:

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Location	Region
Dynegy
Baldwin(2)	1,815	Coal	Baldwin, IL	MISO
Havana	434	Coal	Havana, IL	MISO
Hennepin(3)	294	Coal	Hennepin, IL	MISO
Conesville(4)(5)	312	Coal	Conesville, OH	PJM
Killen(4)(5)	204	Coal	Manchester, OH	PJM
Kincaid	1,108	Coal	Kincaid, IL	PJM
Miami Fort 7&8(4)	653	Coal	North Bend, OH	PJM
Miami Fort (CT)	77	Oil	North Bend, OH	PJM
Stuart(4)(5)	904	Coal	Aberdeen, OH	PJM
Zimmer(4)	628	Coal	Moscow, OH	PJM
Brayton Point(6)	1,488	Coal	Somerset, MA	ISO-NE
Total Coal Segment	7,917
Coffeen	915	Coal	Coffeen, IL	MISO/PJM
Joppa/EEI(4)	802	Coal	Joppa, IL	MISO
Joppa CT Units 1 - 3	165	Coal	Joppa, IL	MISO
Joppa CT Units 4 - 5(4)	56	Coal	Joppa, IL	MISO
Newton	615	Coal	Newton, IL	MISO/PJM
Duck Creek	425	Coal	Canton, IL	MISO/PJM
E.D. Edwards	585	Coal	Bartonville, IL	MISO/PJM
Total IPH Segment(7)	3,563
Moss Landing Units 1 - 2	1,020	Gas	Moss Landing, CA	CAISO
Moss Landing Units 6 - 7	1,509	Gas	Moss Landing, CA	CAISO
Oakland	165	Oil	Oakland, CA	CAISO
Dicks Creek	155	Gas	Monroe, OH	PJM
Elwood(4)	790	Gas	Elwood, IL	PJM
Fayette	726	Gas	Masontown, PA	PJM
Hanging Rock	1,430	Gas	Ironton, OH	PJM
Kendall	1,288	Gas	Minooka, IL	PJM
Lee	787	Gas	Dixon, IL	PJM
Liberty	589	Gas	Eddystone, PA	PJM
Ontelaunee	640	Gas	Reading, PA	PJM
Richland	423	Gas	Defiance, OH	PJM
Stryker	16	Oil	Stryker, OH	PJM
Washington	711	Gas	Beverly, OH	PJM
Casco Bay	538	Gas	Veazie, ME	ISO-NE
Dighton	185	Gas	Dighton, MA	ISO-NE
Lake Road	857	Gas	Dayville, CT	ISO-NE
Masspower	280	Gas	Indian Orchard, MA	ISO-NE
Milford	569	Gas	Milford, CT	ISO-NE
Independence	1,156	Gas	Oswego, NY	NYISO
Total Gas Segment	13,834
Total Fleet	25,314

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Location	Region
GSENA Thermal Assets
Coleto Creek	635	Coal	Fannin, TX	ERCOT
NEPCO	52	Waste Coal	McAdoo, PA	PJM
Total Coal	687
Ennis	370	Gas	Ennis, TX	ERCOT
Hays	1,107	Gas	San Marcos, TX	ERCOT
Midlothian	1,712	Gas	Midlothian, TX	ERCOT
Wharton County	85	Gas	Wharton, TX	ERCOT
Wise	787	Gas	Poolville, TX	ERCOT
Armstrong	753	Gas & Oil	Shelocta, PA	PJM
Calumet	380	Gas	Cook, IL	PJM
Hopewell	411	Gas & Oil	Hopewell, VA	PJM
Pleasants	388	Gas & Oil	Saint Mary’s, WV	PJM
Sayreville(4)(5)	170	Gas	Sayreville, NJ	PJM
Troy	770	Gas & Oil	Luckey, OH	PJM
Bellingham	566	Gas	Bellingham, MA	ISO-NE
Bellingham—NEA(4)(5)	157	Gas & Oil	Bellingham, MA	ISO-NE
Blackstone	544	Gas	Blackstone, MA	ISO-NE
Milford	171	Gas	Milford, MA	ISO-NE
Total Gas	8,371
Total Fleet	9,058
Combined Total Fleet	34,372

(1)                                 Unit capabilities are based on winter capacity and are reflected at Dynegy’s net ownership interest. Dynegy has not included units that have been retired or out of operation.

(2)                                 Includes 630 MW of capacity at Baldwin Unit 3, which was mothballed on October 17, 2016. Baldwin Unit 1 is scheduled to be mothballed in September 2018.

(3)                                 Dynegy has transmission rights up to 260 MW into PJM effective June 1, 2017.

(4)                                 Co-owned with other generation companies. Elwood ownership interests to be sold pursuant to the Elwood Purchase Agreement. See “—Sale of Elwood.”

(5)                                 Facilities not operated by Dynegy.

(6)                                 Scheduled to be retired from service in June 2017.

(7)                                 Dynegy has transmission rights into PJM for certain of Dynegy’s IPH plants and, therefore, also offers power and capacity into PJM.

Sale of Elwood

On August 3, 2016, J-POWER USA Development Co., Ltd., a Delaware corporation (“JPOWER”), agreed to acquire Dynegy’s indirect 50% interests in Elwood Energy LLC (“Elwood Energy”) and Elwood Expansion LLC and its indirect 100% interest in Elwood Services Company, LLC (collectively, the “Elwood Sale”), for a purchase price of $172.5 million, pursuant to a Membership Interest Purchase Agreement (the “Elwood Purchase Agreement”), by and among Elwood Expansion Holdings, LLC, Elwood Energy Holdings, LLC, Tomcat Power, LLC, Elwood Energy Holdings II, LLC and JPOWER.

Elwood Energy owns a natural-gas-fired peaking facility located in Will County, Illinois. On November 2, 2016, Dynegy and JPOWER received FERC approval for the Elwood Sale. The transaction is expected to close by mid-November 2016. The Elwood Purchase Agreement contains certain termination rights for the parties, including if the closing does not occur within 210 days following the date of the Elwood Purchase Agreement.

Illinois Power Generating Company

Genco is an electric generation subsidiary of IPR, which is an indirect wholly-owned subsidiary of Dynegy. Genco is headquartered in Houston, Texas and was incorporated in Illinois in March 2000. Genco owns and operates a merchant generation business in Illinois. Genco has an 80% ownership interest in EEI, which Genco consolidates for financial reporting purposes. EEI operates merchant electric generation facilities in Illinois and FERC-regulated transmission facilities in Illinois and Kentucky. Genco also consolidates its wholly-owned subsidiary, Coffeen and Western Railroad Company, for financial reporting purposes.

Genco currently sells all of its power and capacity to IPM through PSAs. IPM attempts to optimize the value of Genco’s available generation capacity and energy and to mitigate risks through wholesale and bilateral sales of capacity and energy, retail sales in the non-rate-regulated Illinois market, participation in structured capacity market auctions in MISO and PJM and financial hedging transactions, including options and other derivatives. IPM also entered into a similar PSA with IPRG.

Under the PSAs, IPM revenues are allocated between Genco and IPRG based on reimbursable expenses and generation of each entity. The reimbursable expenses used in the calculation of revenues allocated under the Genco and IPRG PSAs include operation costs in addition to depreciation and interest on debt. Additionally, the revenues allocated include settled values of derivative instruments entered into by IPM to hedge commodity exposure related to Genco and IPRG generation.

EEI also has a PSA with IPM, whereby EEI agreed to sell and IPM agreed to purchase all of the capacity and energy available from EEI’s generation fleet. With limited exceptions, the price that IPM pays for capacity is the MISO Local Resources Zone 4 clearing price. IPM pays spot market prices for the associated energy. In addition, EEI will at times purchase energy from IPM to fulfill obligations to a non-affiliated party.

Ultimately, Genco’s sales are subject to market conditions for power. Genco principally uses coal and limited amounts of natural gas for fuel in its operations. The prices for these commodities can fluctuate significantly due to the global economic and political environment, weather, supply, demand and many other factors. Genco employs various risk management strategies to reduce its exposure to commodity risk and other risks inherent in its business. As discussed above, IPM may hedge exposures related to Genco’s generation through derivative contracts and the settled value under such contracts is allocated to Genco through the PSAs. The reliability of Genco’s facilities, operations and maintenance costs, and capital expenditures are key factors that Genco seeks to control in order to optimize its results of operations, financial position and liquidity.

Genco is currently organized into a ring-fenced group in order to maintain corporate separateness from Dynegy and its other legal entities, which include IPRG and IPM. Genco has an independent director and special director whose consent is required for certain corporate actions, including material transactions with affiliates. Genco maintains separate books, records and bank accounts and separately appoints officers. Furthermore, Genco pays liabilities from its own funds, conducts business in its own name and has restrictions on pledging its assets for the benefit of certain other persons.

The Restructuring

Dynegy and Genco are proposing to effect the Restructuring of the Genco Notes through one of the following two alternatives: (i) an out-of-court restructuring consisting of the Exchange Offer and the Indenture Consent Solicitation or (ii) if the Exchange Offer Conditions are not satisfied or waived but the Requisite Plan Acceptance is received, an in-court restructuring pursuant to the Plan, as described in this Offering Memorandum and Disclosure Statement.

The Exchange Offer contemplates, subject to the satisfaction or waiver of the Exchange Offer Conditions, in exchange for each $1,000 principal amount of Genco Notes validly tendered by an Eligible Holder (and not validly withdrawn) on or prior to the Expiration Date and accepted by Dynegy, the Eligible Holder thereof will receive the consideration set forth on the front cover of this Offering Memorandum and Disclosure Statement.

In the event that the Exchange Offer is not consummated for any reason, but the Requisite Plan Acceptance is received, then, subject to the terms and conditions of the Support Agreement and approval by Genco’s board of directors, Genco intends to commence the Chapter 11 Case and pursue confirmation and consummation of the Plan. The Plan contemplates that, upon satisfaction or waiver of the conditions to effectiveness thereof, the Noteholder Claims will be allowed in the principal amount of the Genco Notes, plus accrued and unpaid interest, if any, as of the Petition Date, and:

•                  each Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will receive on account of its Noteholder Claims its pro rata share (across all Noteholder Claims) of (i) $210.0 million aggregate principal amount of Dynegy Notes, (ii) 10 million Dynegy Warrants and (iii) $100,693,750; and

•                  each Non-Eligible Holder Noteholder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will receive on account of its Noteholder Claims an amount in cash equal to the sum of (i) the principal amount of Dynegy Notes that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder, (ii) its pro rata share (across all Noteholder Claims) of $15.0 million (representing Dynegy’s valuation (using a Black Scholes valuation as of the end of the business day prior to the date of this Offering Memorandum and Disclosure Statement) of the Dynegy Warrants that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder) and (iii) its pro rata share (across all Noteholder Claims) of $100,693,750.

If the Chapter 11 Case is commenced and the Plan becomes effective, detailed information with respect to the procedures for Plan distributions on account of the Genco Notes will be set forth in the Eligibility Letter, which will be sent to Noteholders after the Petition Date. If you are an Eligible Holder and participate in the Exchange Offer but the Exchange Offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you submit a Ballot voting in favor of the Plan, you will be required to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter in order to receive a distribution under the Plan. If the Chapter 11 Case is commenced and the Plan becomes effective, any Noteholder who fails to follow the instructions in Section 7.4 of the Plan and the Eligibility Letter on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will have its Noteholder Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited and will not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or Genco, as applicable.

Receipt by a Noteholder of the applicable consideration described above will constitute full satisfaction of all amounts that remain due on such holder’s Genco Notes.

The Restructuring reflects the terms of the Support Agreement among Dynegy, Genco, certain of their affiliates and the Supporting Noteholders, which Supporting Noteholders hold approximately 69.9% in aggregate principal amount of the outstanding Genco Notes. Pursuant to the Support Agreement, the Supporting Noteholders have agreed, subject to the terms and conditions contained therein, among other things, to (1) support and take all actions reasonably necessary to achieve the Restructuring, including by tendering (and not withdrawing) their Genco Notes in the Exchange Offer, consenting in the Indenture Consent Solicitation and voting in favor of the Plan; (2) not support any other plan or restructuring transaction or take any other action that is inconsistent with, or would reasonably be expected to impede, the Restructuring; and (3) not direct the Genco Indenture Trustee to take any action inconsistent with the Supporting Noteholders’ obligations under the Support Agreement. Dynegy and Genco may not modify certain terms of the Exchange Offer, including increasing the Minimum Participation Threshold, or the Plan without the consent of some or all of the Supporting Noteholders.

Dynegy reserves the right to, subject to the Support Agreement and applicable law, extend the Expiration Date after consultation with Genco and the Supporting Noteholders. In addition, Dynegy and Genco reserve the right to not count any vote that does not comply with the voting procedures.

If Dynegy or Genco, as applicable, waives a material condition of the Exchange Offer or the Plan or otherwise amends the Exchange Offer or the Plan in any material respect, Dynegy and Genco will promptly disclose the amendment or waiver by issuance of a press release or other public announcement and, at Dynegy or Genco’s election, Dynegy or Genco may also issue a supplement or amendment, as appropriate, to this Offering Memorandum and Disclosure Statement, and extend the Expiration Date of the Exchange Offer, the Indenture Consent Solicitation and the Plan Solicitation to the extent required by applicable law.

Indenture Consent Solicitation

In connection with the Exchange Offer, Dynegy is soliciting the Indenture Consents on behalf of Genco from Eligible Holders to approve the Proposed Amendments. See “The Exchange Offer and Indenture Consent Solicitation—Proposed Amendments.”

Expenses

Dynegy will pay certain fees and expenses associated with the Exchange Offer, including the reasonable fees and expenses of the Information Agent and the Exchange Agent. Genco will pay the reasonable expenses of the Voting Agent and the Genco Indenture Trustee and, pursuant to the Support Agreement, Genco has agreed to pay certain fees and expenses of an ad hoc group of the Supporting Noteholders (the “Ad Hoc Group”) and their advisors. None of the fees and expenses of the Ad Hoc Group that are being paid by Genco are being paid in connection with the Ad Hoc Group tendering their Genco Notes in the Exchange Offer.

Post-Restructuring Transactions

Guarantee of Dynegy Indebtedness

Upon or after consummation of the Exchange Offer and the Proposed Amendments becoming operative or the effectiveness of the Plan, Dynegy intends to designate Genco and its wholly-owned subsidiary as guarantors of Dynegy’s material, third-party indebtedness for borrowed money. EEI, in which Genco owns an 80% interest, and its subsidiaries will not guarantee Dynegy’s indebtedness. As of September 30, 2016, on a pro forma basis as described under the section “Dynegy Capitalization,” Dynegy had $9.2 billion of material, third-party indebtedness for borrowed money (excluding a forward capacity agreement, inventory financing agreements, the amortizing note portion of Dynegy’s tangible equity units, equipment financing agreements and unamortized debt discounts and issuance costs), $2.6 billion of which would have been secured (which secured indebtedness will be secured by substantially all of the assets of Genco and such wholly-owned subsidiary in conjunction with the effectiveness of the guarantees). The guarantees will contain language limiting the amount of the guarantee to the extent it constitutes a fraudulent transfer or conveyance and provide for contribution from or payments made by or on behalf of any other guarantor. See “Description of the Dynegy Notes—The Subsidiary Guarantees” for additional information on guarantors of Dynegy’s indebtedness.

Amendments to the Genco Power Supply Agreement and the Shared Services Agreement

The operation of Genco’s business is dependent to a significant extent on agreements with its affiliates. The Support Agreement provides that these agreements may be modified upon consummation of the Restructuring.

As described under “—Illinois Power Generating Company” above, Genco currently sells all of its power and capacity to IPM, one of its affiliates, through the Genco Power Supply Agreement, and IPM entered into a similar power supply agreement with IPRG. The Genco Power Supply Agreement continues through December 31, 2022 and from year to year thereafter unless either party elects to terminate by providing the other party with no less than six months’ advanced written notice. As required by the Support Agreement, upon consummation of the Restructuring, the Genco Power Supply Agreement will be amended to (i) address any potential dispute regarding the term of the Genco Power Supply Agreement and to provide that at any time during the term of the Genco Power Supply Agreement, either party may elect to terminate by providing the other party with no less than six months’ advance written notice and (ii) if requested by Dynegy and IPM, modify the calculation of the Energy Charge and the Capacity Payment (each as defined in the Genco Power Supply Agreement) to eliminate any subsidy from IPM or IPRG to Genco under the Genco Power Supply Agreement.

Genco is also party to a Shared Services Agreement through which Dynegy and certain of its affiliates provide administrative and management services to Genco and certain of its other affiliates. The Shared Services Agreement currently runs through December 31, 2016, and is automatically extended for successive renewal terms of twelve months each unless a recipient of services (such as Genco) delivers a notice of termination no less than twelve months prior to the end of any renewal term. As required by the Support Agreement, upon consummation of the Restructuring, the Shared Services Agreement will be amended to provide that Dynegy and its affiliate providers of services may terminate the Shared Services Agreement for convenience with respect to a recipient (including Genco) upon twelve months’ notice to such recipient.

Considerations in Respect of the Exchange Offer and the Plan Process

The Exchange Offer

Consummation of the Restructuring through the Exchange Offer provides several benefits to Dynegy and Genco, including, among other things:

•                  the ability to effectuate the Restructuring in a shorter period of time than may be required if the Restructuring is consummated through the Plan;

•                  management remains in complete control of Genco’s business without the reporting requirements and oversight required by the Bankruptcy Court; and

•                  as further described in “Risk Factors—Risks Related to Bankruptcy Considerations,” avoidance of the attendant quantifiable and unquantifiable costs and uncertainties of the bankruptcy process.

Potential direct and indirect costs or disadvantages to Dynegy and Genco of the Exchange Offer include:

•                  uncertainty as to whether the Exchange Offer will be consummated given the high threshold for approval (at least 97% of the aggregate principal amount of the Genco Notes; provided, however, that pursuant to the Support Agreement, Dynegy, in its sole discretion, but in consultation with Genco and with notice to the Supporting Noteholders, may amend, modify, supplement or waive such Minimum Participation Condition, so long as the Minimum Participation Condition shall not exceed 97%); and

•                  benefits are limited to the financial restructuring of the Genco Notes that participate in the Exchange Offer without the attendant benefits of a bankruptcy process, which includes the ability to include all of the Genco Notes in the Restructuring.

The Plan

Consummation of the Restructuring through the Plan provides several benefits to Dynegy and Genco, including, among other things:

•                  a lower threshold for approval (whereas approval from at least 97% of the aggregate principal amount of the Genco Notes is required to implement the Exchange Offer (unless such Minimum Participation Condition is amended, modified, supplemented or waived by Dynegy as described above)), the Bankruptcy Code requires approval of the Plan by Noteholders constituting a majority in number of the Noteholders who have voted on the Plan and hold at least 66.7% of the aggregate amount of Noteholder Claims held by Noteholders who voted on the Plan);

•                  the ability of Genco to treat the claims of all Noteholders, whether or not such Noteholders vote to accept the Plan, eliminating the “holdout” problem presented by the Exchange Offer in connection with Noteholders that do not participate in the Exchange Offer, and thereby including all of the Genco Notes in the Restructuring; and

•                  certainty regarding the cancellation of indebtedness income being excluded from Genco’s taxable income.

Potential direct and indirect costs or disadvantages of the Plan to Dynegy and Genco include:

•                  as further described in “Risk Factors—Risks Related to Bankruptcy Considerations,” uncertainty as to whether the Plan and solicitation of votes on the Plan will be approved by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) and as to whether the conditions to confirmation and consummation of the Plan will be satisfied;

•                  incremental cash outflows triggered by a bankruptcy filing, including, but not limited to, costs related to the filing, Bankruptcy Court reporting requirements and professional fees;

•                  the impact of the bankruptcy process on Genco’s business operations and management; and

•                  potential reputational damage to Genco resulting from the filing of bankruptcy.

Effects of a Bankruptcy Filing without the Plan

If the Exchange Offer is not consummated and the Requisite Plan Acceptance is not received, Genco may nevertheless be required to commence bankruptcy proceedings within the next 12 to 18 months. If such bankruptcy proceedings are commenced, Noteholders may receive less consideration for their Genco Notes than the consideration being offered in the Exchange Offer and under the Plan. A bankruptcy filing of Genco without the Plan would also present uncertainty with respect to Genco’s ability to satisfy its debt and other obligations.

Summary of the Terms of the Exchange Offer and Indenture Consent Solicitation

If you are a Non-Eligible Holder, the Exchange Offer and Indenture Consent Solicitation are not being made to you. This section applies only to Eligible Holders. The summary below describes the principal terms of the Exchange Offer and Indenture Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offer and Indenture Consent Solicitation, you should read this entire Offering Memorandum and Disclosure Statement.

Overview

Dynegy is offering each Eligible Holder of Genco Notes the applicable consideration described below. Dynegy will issue the Dynegy Notes and the Dynegy Warrants and Genco will fund the cash payable in the Exchange Offer; provided, that if the cash available at Genco upon consummation of the Exchange Offer is insufficient to pay such amount and other amounts then payable by Genco, Dynegy will provide Genco with the funds necessary to pay the difference through an intercompany loan.

Exchange Consideration

In exchange for each $1,000 principal amount of Genco Notes validly tendered (and not validly withdrawn) and accepted by Dynegy, the Eligible Holder thereof will receive (a) subject to rounding, $254.55 principal amount of Dynegy Notes, (b) subject to rounding, 12.12 Dynegy Warrants, each of which will be exercisable for one share of Dynegy Common Stock, and (c) $124.62 in cash for each $1,000 principal amount of 2018 Notes, $126.04 in cash for each $1,000 principal amount of 2020 Notes and $115.64 for each $1,000 principal amount of 2032 Notes. The cash payable in the Exchange Offer with respect to each series of Genco Notes consists of $114.32 per $1,000 principal amount, plus accrued interest on such notes from the last date on which interest was paid through, but excluding, December 7, 2016, which is the earliest potential Settlement Date for the Exchange Offer. Genco intends to make the interest payment due on December 1, 2016 on the 2032 Notes as required by the Support Agreement. No additional amounts will be paid in the Exchange Offer with respect to accrued and unpaid interest on the Genco Notes whether or not the Exchange Offer is extended or the settlement date is later than December 7, 2016. Other than as set forth above, Eligible Holders will not receive any payment, including from accrued and unpaid interest, with respect to the Genco Notes pursuant to the Exchange Offer.

Conditions to Completion of the Exchange Offer	The obligation of Dynegy to accept for exchange Genco Notes tendered pursuant to the Exchange Offer is subject to the satisfaction of certain conditions, including, among others:

(1)         Eligible Holders representing 97% or more of the aggregate principal amount of the Genco Notes shall have validly tendered (and not validly withdrawn) their Genco Notes in the Exchange Offer (the “Minimum Participation Condition”); provided, however, that, pursuant to the Support Agreement, Dynegy, in its sole discretion, but in consultation with Genco and with notice to the Supporting Noteholders, may amend, modify, supplement or waive the Minimum Participation Condition, so long as the Minimum Participation Threshold shall not exceed 97%;

(2) the receipt of the Requisite Consents to the Proposed Amendments; and

(3) the Support Agreement has not been validly terminated by the parties thereto.

Expiration Date

The Exchange Offer and Indenture Consent Solicitation will expire at 11:59 p.m., New York City time, on December 6, 2016, unless extended by Dynegy. Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason after consultation with Genco and the Supporting Noteholders.

Settlement Date

The Settlement Date for the Exchange Offer will occur as soon after the Expiration Date as practicable, but not, in any event, later than on the third Business Day following the Expiration Date (such date, the “Settlement Date”).

Procedures for Tendering Genco Notes

All tenders in the Exchange Offer must be done through DTC’s ATOP system. If an Eligible Holder wishes to participate in the Exchange Offer, and such holder’s Genco Notes are held by a custodial entity such as a custodian bank, depositary, broker, trust company or other nominee, such holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Genco Notes on such holder’s behalf.

For further information, see “Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan.”

Withdrawal of Tenders and Indenture Consents

If you are an Eligible Holder and participate in the Exchange Offer by tendering your Genco Notes and deliver your Indenture Consent and later wish to withdraw your tender and revoke your Indenture Consent, you may do so at any time on or prior to the Expiration Date. Eligible Holders who validly withdraw Genco Notes on or prior to the Expiration Date will be deemed to have concurrently revoked the related Indenture Consents. See “Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan—Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Indenture Consents.”

The Indenture Consent Solicitation	In connection with the Exchange Offer, Dynegy is soliciting Indenture Consents on behalf of Genco from each Eligible Holder to the Proposed Amendments.

Eligible Holders will not be permitted to consent to the applicable Proposed Amendments without tendering their Genco Notes in the applicable Exchange Offer, and Eligible Holders will not be permitted to tender their Genco Notes for exchange without consenting to the applicable Proposed Amendments.

Requisite Consents

Subject to the satisfaction of certain conditions, Genco intends to execute a Supplemental Indenture (the “Supplemental Indenture”) with respect to the Proposed Amendments after consummation of the Exchange Offer, and the Proposed Amendments will become operative upon execution of the Supplemental Indenture. If the Proposed Amendments become operative, certain restrictive covenants and other provisions of the Genco Indenture will be amended or eliminated with respect to any Genco Notes that remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is consummated, but the Proposed Amendments do not become operative, the Genco Indenture will remain in effect in its present form. In addition, if the Exchange Offer is not consummated prior to commencement by Genco of the Chapter 11 Case, the Eligible Holders’ consents to the Proposed Amendments will be deemed revoked, the Supplemental Indenture will not be executed, and the Proposed Amendments will not become operative. In the event that the Support Agreement is terminated, the Indenture Consents of the Supporting Noteholders will be deemed revoked.

Proposed Amendments

The proposed amendments to the Indenture dated as of November 1, 2000, between Genco and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to The Bank of New York Mellon (formerly known as The Bank of New York))), as trustee (the “Base Indenture”) (the “Base Proposed Amendments”) would, among other things, amend or eliminate certain restrictive covenants, events of default and related provisions contained in the Base Indenture, and the proposed amendments to the Fourth Supplemental Indenture, dated as of January 15, 2003 (the “Fourth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of July 7, 2008 (the “Sixth Supplemental Indenture”) and the Seventh Supplemental Indenture, dated as of November 1, 2009 (the “Seventh Supplemental Indenture”) (collectively, the “Additional Proposed Amendments” and, together with the Base Proposed Amendments, the “Proposed Amendments”) would, among other things, amend or eliminate certain provisions contained in the Base Indenture as amended and/or supplemented by the applicable supplemental indenture. See “The Exchange Offer and Indenture Consent Solicitation—Proposed Amendments.”

Dynegy has the right in its sole discretion to amend or modify the Proposed Amendments in any respect.

Denominations

The 2018 Notes and the 2032 Notes may be tendered and accepted for exchange only in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof. The 2020 Notes may be tendered in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Eligible Holders

The Exchange Offer and Indenture Consent Solicitation is being made only (1) inside the United States to Noteholders who are (a) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b) “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act); or (2) outside the United States to Noteholders that are persons other than “U.S. persons” (as defined in Rule 902 under the Securities Act) in offshore transactions in reliance upon Regulation S. By tendering Genco Notes in the Exchange Offer, a Noteholder will be deemed to be certifying that it is an Eligible Holder.

Release, Discharge of Claims, and Covenants Not to Sue

The electronic transfer of Genco Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer and delivery by an Eligible Holder of an Agent’s Message through ATOP will, upon consummation of the Exchange Offer, constitute a release and discharge of certain claims the Eligible Holder may have against Dynegy, Genco and certain of their affiliates and other parties. See “Release, Discharge of Claims, and Covenants Not to Sue.”

Consequences of Failure to Tender

If the Exchange Offer is consummated, the aggregate principal amount of outstanding Genco Notes will be significantly reduced, which will adversely affect the liquidity of non-tendered Genco Notes. Therefore, the market price for Genco Notes that are not tendered in the Exchange Offer may be adversely affected. In addition, if the Proposed Amendments become operative, the Genco Indenture will be modified to eliminate certain restrictive covenants and events of default. For a description of the consequences of failing to exchange your Genco Notes in this case, see “Risk Factors—Risks to Holders of Non-Tendered Genco Notes if the Exchange Offer is Consummated.”

Consequences of Failure to Consummate the Exchange Offer	If the Exchange Offer Conditions are not satisfied but the Requisite Plan Acceptance is received, Genco intends to commence a Chapter 11 Case and pursue confirmation and consummation of the Plan.

Exchange Agent; Information Agent	D.F. King & Co., Inc.

Certain U.S. Federal Income Tax Consequences	For a discussion of certain U.S. federal income tax consequences for the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”

Summary of the Plan

The Plan Solicitation is being made to all Noteholders. The summary below describes the principal terms of the Plan and the Plan Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Plan and Plan Solicitation, you should read this entire Offering Memorandum and Disclosure Statement, including in particular the section entitled “The Plan.”

Overview

Dynegy and Genco have prepared the Plan as an alternative to the Exchange Offer for accomplishing the Restructuring. To the extent that the Minimum Participation Condition is not achieved, but the Requisite Plan Acceptance is received, then, subject to the terms and conditions of the Support Agreement and approval by Genco’s board of directors, Genco intends to commence the Chapter 11 Case and pursue confirmation and consummation of the Plan.

The Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code. A copy of the Plan is attached to this Offering Memorandum and Disclosure Statement as Annex A. If confirmed, the Plan will bind all Noteholders, regardless of whether they voted to accept or reject the Plan and regardless of whether they voted at all on the Plan. See “The Plan.”

Dynegy will serve as co-sponsor and co-proponent of the Plan and is participating in the Plan with Genco, but, for the avoidance of any doubt, only Genco intends to commence the Chapter 11 Case (subject to the terms and conditions of the Support Agreement and approval by Genco’s board of directors) and Dynegy is not commencing a case under Chapter 11 or otherwise.

If the Requisite Plan Acceptance is not received, then the Chapter 11 Case may not be commenced and the Plan will not be confirmed or become effective.

Plan Distribution

If the Chapter 11 Case is commenced and the Plan becomes effective, Noteholder Claims will be allowed in the principal amount of the Genco Notes, plus accrued and unpaid interest, if any, as of the Petition Date, and:

(1)         each Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will receive on account of its Noteholder Claims its pro rata share (across all Noteholder Claims) of (a) $210.0 million aggregate principal amount of Dynegy Notes, (b) 10 million Dynegy Warrants and (c) $100,693,750 (collectively, the “Eligible Holder Distribution”); and

(2)         each Non-Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business

Day) will receive on account of its Noteholder Claims an amount in cash equal to the sum of: (i) the principal amount of Dynegy Notes that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder, (ii) its pro rata share (across all Noteholder Claims) of $15.0 million (representing Dynegy’s valuation (using a Black Scholes valuation as of the end of the business day prior to the date of this Offering Memorandum and Disclosure Statement) of the Dynegy Warrants that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder) and (iii) its pro rata share (across all Noteholder Claims) of $100,693,750 (collectively, the “Non-Eligible Holder Distribution”).

Conditions to the Effectiveness of the Plan	The Plan Effective Date will not occur until the conditions set forth below have been satisfied or waived:

(1)         the order of the Bankruptcy Court confirming the Plan shall have been entered in form and substance reasonably satisfactory to Dynegy, Genco and at least two unaffiliated Supporting Noteholders who together hold, in the aggregate, at least 50.1% of the outstanding principal amount of Genco Notes held by all Supporting Noteholders (the “Majority Supporting Noteholders”), and shall have become a final order;

(2)         the final version of the Plan Supplement (as defined in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement) and all of the schedules, documents and exhibits contained therein shall have been filed in form and substance reasonably acceptable to Dynegy, Genco and the Supporting Noteholders in accordance with the Support Agreement;

(3)         all actions, documents, certificates and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required; provided, however, that each document, instrument and agreement must be reasonably acceptable to Dynegy, Genco and the Supporting Noteholders in accordance with the Support Agreement;

(4)         the Bankruptcy Court shall not have required the establishment of a reserve for Disputed Claims (as defined in the Plan) in an amount greater than $10 million, which condition may be waived only by Dynegy, in its sole discretion;

(5) all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan shall have been received, waived or otherwise resolved; and

(6) Genco shall have entered into the Genco Working Capital

Facility, and all conditions precedent to the consummation or effectiveness of the entry in to the Genco Working Capital Facility shall have been waived or satisfied in accordance with the terms thereof, and any funding contemplated to be made on the Plan Effective Date shall have been made in accordance with the applicable financing documents.

Other than with respect to Disputed Claims reserve condition in clause (4) above, each of the conditions to the Plan Effective Date may be waived in whole or in part by Genco, without any notice to parties in interest or the Bankruptcy Court and without a hearing; provided, however, that such waiver shall not be effective without the consent of Dynegy and the Majority Supporting Noteholders. See “The Plan—Confirmation and Effectiveness of Plan—Conditions to Effective Date.”

Procedures with Respect to Distributions on Account of the Genco Notes

Detailed information with respect to the procedures for Plan distributions on account of the Genco Notes will be set forth in the Eligibility Letter, which will be sent to Noteholders after the Petition Date. You should read the Eligibility Letter, when issued, and Section 7.4 of the Plan carefully regarding the procedures to follow.

If you are an Eligible Holder and participate in the Exchange Offer but the Exchange Offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you submit a Ballot voting in favor of the Plan, you will be required to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter after the Petition Date in order to receive a distribution under the Plan.

Plan Distribution Dates	If the Chapter 11 Case is commenced and the Plan becomes effective,

•                  each Noteholder who participates with respect to its Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the date that is five business days prior to the hearing on confirmation of the Plan (the “First Plan Participation Date”) will receive the applicable distribution under the Plan on the Plan Effective Date;

•                  each Noteholder who participates with respect to its Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) after the First Plan Participation Date but on or prior to the 60th day after the Plan Effective Date (or the next succeeding Business Day) will receive the applicable distribution under the Plan on the 75th day after the Plan Effective Date (or the next succeeding Business Day); and

• each Noteholder who participates with respect to its Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter

instructions) after the 60th day after the Plan Effective Date (or the next succeeding Business Day) but on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will receive the applicable distribution under the Plan on the 180th day after the Plan Effective Date (or the next succeeding Business Day).

Any Noteholder who fails to follow the instructions in Section 7.4 of the Plan and the Eligibility Letter on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will have its Noteholder Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited and will not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or Genco, as applicable.

Genco Working Capital Facility

In connection with the Plan, Dynegy will make available to Genco on the Plan Effective Date, an intercompany revolving working capital facility (the “Genco Working Capital Facility”) that will consist of a tranche A revolving facility (the “Tranche A Revolving Facility”) with aggregate commitments thereunder of up to $25.0 million and a tranche B revolving facility (the “Tranche B Revolving Facility”) with aggregate commitments thereunder of up to $100.0 million. Genco’s obligations under the Genco Working Capital Facility will be secured by a first lien on substantially all of the assets of Genco, subject only to certain existing and customary permitted liens.

The maximum amounts available under the Tranche A Revolving Facility and the Tranche B Revolving Facility may be adjusted based on adjustments, as of the Plan Effective Date, to a number of assumptions underlying such expected maximum amounts available, including Genco’s actual cash balance immediately prior to the Plan Effective Date, actual and projected remaining transaction costs, and other items, in the reasonable determination of Dynegy, Genco and the Supporting Noteholders in accordance with the Support Agreement.

Proceeds of the Tranche A Revolving Facility may be used to satisfy the ordinary course working capital needs of Genco and other general corporate purposes of Genco and its subsidiaries; provided that (i) proceeds of the Tranche A Revolving Facility may not be used to satisfy any judgment or order or binding arbitration award (or multiple related judgments, orders or awards) against Genco or any of its subsidiaries in an aggregate amount exceeding $10 million and (ii) if the Bankruptcy Court requires Genco to establish a reserve or reserves with respect to Disputed Claims, proceeds of the Tranche A Revolving Facility may not be used to fund such a reserve or reserves in an aggregate amount in excess of $10 million. Proceeds of the Tranche B Revolving Facility may be used by Genco solely to pay amounts payable under the Support Agreement (including the $9.0 million Support Agreement Fee and the Non-Eligible Holder

Distribution).

The Genco Working Capital Facility will provide that (1) Dynegy’s commitment to fund advances under the Tranche A Revolving Facility will terminate if a final judgment or order or binding arbitration award (or multiple related judgments, orders or awards) in an aggregate amount exceeding $10 million is entered against Genco or any of its subsidiaries, and (2) Dynegy’s commitment to fund advances under the Tranche B Revolving Facility will be subject to customary anti-cash hoarding provisions.

See Exhibit C of the Plan, which is attached as Annex A to this Offering Memorandum and Disclosure Statement, for the Genco Working Capital Facility term sheet.

Voting Agent	Epiq Bankruptcy Solutions, LLC

Summary of the Dynegy Notes

The summary below describes the principal terms of the Dynegy Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Dynegy Notes” section of this Offering Memorandum and Disclosure Statement contains more detailed descriptions of the terms and conditions of the Dynegy Notes.

Issuer	Dynegy Inc.

Dynegy Notes	Up to $210 million aggregate principal amount of 7-Year Senior Notes.

Maturity Date	If issued pursuant to the Exchange Offer, seven years from Settlement Date or, if issued pursuant to the Plan, seven years from the Plan Effective Date.

Interest Payment Dates

The interest payment dates for each year will be (1) the first 1st or 15th of a month that occurs after the Issue Date (as defined herein) and (2) the date that is six months after such date (for example, if the Issue Date is December 5, the interest payment dates will be December 15 and May 15 of each year); provided that no interest payment shall be made on the first 1st or 15th of a month that occurs after the Issue Date.

Interest	Interest on the Dynegy Notes will accrue at a rate per annum equal to the lesser of (1) the average of (a) the 2023 VWAY and (b) the 2024 VWAY or (2) the 2024 VWAY.

Accordingly, if the Dynegy Notes are issued pursuant to the Exchange Offer, the interest rate on the Dynegy Notes will be 8.48% per annum and, if the Dynegy Notes are issued pursuant to the Plan, the interest rate on the Dynegy Notes will be determined according to such calculation on the Plan Effective Date.

Guarantees

The Dynegy Notes will be jointly and severally guaranteed by each of Dynegy’s current and future wholly-owned domestic subsidiaries that from time to time is a borrower or guarantor under its Credit Agreement. See “Description of the Dynegy Notes—The Subsidiary Guarantees.”

Ranking	The Dynegy Notes and the related guarantees will be:

(i) general unsecured senior obligations of Dynegy and the guarantors;

(ii) pari passu in right of payment with all of Dynegy and the guarantors’ existing and future senior indebtedness;

(iii) senior in right of payment to any of Dynegy and the guarantors’ subordinated indebtedness;

(iv) effectively subordinated to Dynegy and the guarantors’ secured indebtedness (including indebtedness under the Credit Agreement), in each case to the extent of the value of the collateral securing such indebtedness; and

(v) structurally subordinated to all indebtedness of Dynegy’s non-guarantor subsidiaries to third parties.

Optional Redemption

Dynegy may redeem any of the Dynegy Notes beginning on the second anniversary of the Issue Date at the redemption prices set forth in this Offering Memorandum and Disclosure Statement. Dynegy may also redeem any of the Dynegy Notes at any time prior to the second anniversary of the Issue Date at a price equal to 100% of the aggregate principal amount thereof plus a customary “make-whole” premium and accrued and unpaid interest, if any, to but excluding the redemption date.

Change of Control

Upon the occurrence of a change of control, Dynegy will be required to offer to purchase each holder’s Dynegy Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase. See “Description of the Dynegy Notes—Change of Control.”

Certain Covenants	The indenture governing the Dynegy Notes will, among other things, limit Dynegy’s ability and the ability of the guarantors to:

• create liens upon any principal property to secure debt for borrowed money; and

• consolidate, merge or sell all or substantially all of Dynegy’s assets.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Dynegy Notes—Certain Covenants.”

Registration Rights; Special Interest

If the Dynegy Notes are issued pursuant to the Exchange Offer, the indenture governing the Dynegy Exchange Notes will include registration rights provisions. Pursuant to such registration rights provisions, Dynegy will agree to (1) use commercially reasonable efforts to register with the SEC a new issue of senior notes having substantially identical terms as the Dynegy Notes (except for the provisions relating to the transfer restrictions and payment of special interest) as part of an offer to exchange freely tradable exchange notes for the Dynegy Notes and (2) use commercially reasonable efforts to (a) cause the registration statement relating to such exchange offer to be declared effective within 360 days after the Issue Date and (b) if required under certain circumstances, file a shelf registration statement with the SEC covering resales of the Dynegy Notes. If Dynegy fails to satisfy its obligations under the registration rights provisions, Dynegy will be required to pay special interest to the holders of the Dynegy Notes under certain circumstances. See “Description of the Dynegy Notes—Notes Registration Rights; Special Interest.”

Transfer Restrictions

The Dynegy Notes will not initially be registered under the Securities Act or the securities laws of any other jurisdiction. If issued pursuant to the Exchange Offer, the Dynegy Notes will be issued to Eligible Holders in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. As a result, Eligible Holders who participate in the Exchange Offer will be able to offer or resell the Dynegy Notes only in transactions registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws. See “Notice to Investors.” If issued pursuant to the Plan, the Dynegy Notes will be issued to Eligible Holders in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. As a result, Eligible Holders may offer or resell Dynegy Notes issued pursuant to the Plan without registration, unless such Eligible Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

No Public Trading Market

The Dynegy Notes are a new issue of securities with no established trading market. Dynegy does not intend to list the Dynegy Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. Dynegy cannot assure investors that an active trading market for the Dynegy Notes will develop.

Form and Denominations

If the Dynegy Notes are issued pursuant to the Exchange Offer, the Dynegy Notes will be represented by (1) one or more Rule 144A global notes, in respect of Dynegy Notes issued to qualified institutional buyers, deposited with the trustee as custodian for DTC, (2) one or more AI global notes, in respect of Dynegy Notes issued to accredited investors, deposited with the trustee as custodian for DTC and (3) one or more Regulation S global notes, in respect of Dynegy Notes issued to non-U.S. persons outside the United States in reliance upon Regulation S, and deposited with the trustee as custodian for Euroclear and Clearstream. If the Dynegy Notes are issued pursuant to the Plan, the Dynegy Notes will be represented by one or more global notes deposited with the trustee as custodian for DTC. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Interests in the global notes will be issued in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of Dynegy Notes to be issued to any participating Eligible Holder will be rounded down to the nearest $1.00. No payment or distribution will be made with respect to any fractional portion of Dynegy Notes not received as a result of such rounding.

Trustee	Wilmington Trust, National Association, as trustee

Summary of the Dynegy Warrants

The summary below describes the principal terms of the Dynegy Warrants. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Dynegy Warrants” section of this Offering Memorandum and Disclosure Statement contains more detailed descriptions of the terms and conditions of the Dynegy Warrants.

Issuer	Dynegy Inc.

Warrants Offered	Up to 10 million Dynegy Warrants, each of which will be exercisable for one share of Dynegy Common Stock.

Exercise

The Dynegy Warrants will be exercisable in a cashless exercise in exchange for Dynegy Common Stock (the “Warrant Shares”). The number of Warrant Shares issuable upon cashless exercise of the Dynegy Warrants is subject to adjustment based upon the market price of Dynegy Common Stock.

Exercise Price	$35.00.

Adjustments to Prevent Dilution

The Exercise Price, the number of Warrant Shares issuable upon the exercise of each Dynegy Warrant and the number of Dynegy Warrants outstanding are subject to adjustment from time to time upon the occurrence of the following with respect to Dynegy:

• stock splits, combinations, etc.;

• issuance or expiration of options, warrants or convertible securities;

• dividends or distributions;

• certain issuances of common stock;

• other actions affecting common stock equivalents; and

• the consolidation, merger or sale of assets.

Expiration

The Dynegy Warrants will be exercisable (1) if issued pursuant to the Exchange Offer, until 5:00 p.m. New York City time, on the seventh anniversary of the Settlement Date or (2) if issued pursuant to the Plan, until 5:00 p.m. New York City time, on the seventh anniversary of the Plan Effective Date, in either case, if such date is not a Business Day, the next subsequent Business Day.

Registration Rights

If the Dynegy Warrants are issued pursuant to the Exchange Offer, the warrant agreement will include registration rights provisions. Pursuant to such registration rights provisions, Dynegy will agree, beginning six months from the date of issuance of the Dynegy Warrants, that if holders of Registrable Securities (as defined herein) constituting more than 10% of all Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions) request the filing of a registration statement for the resale of Dynegy Common Stock issued upon exercise of the Dynegy Warrants, Dynegy will use commercially reasonable efforts to file such registration statement and to cause such registration statement to remain effective until the number of remaining Registrable Securities constitutes less than 10% of the shares of Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions).

Transfer Restrictions

The Dynegy Warrants and Warrant Shares will not initially be registered under the Securities Act or the securities laws of any other jurisdiction. If issued pursuant to the Exchange Offer, the Dynegy Warrants will be issued to Eligible Holders in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. As a result, Eligible Holders who participate in the Exchange Offer will be able to offer or resell the Dynegy Warrants only in transactions registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws. If issued pursuant to the Plan, the Dynegy Warrants will be issued to Eligible Holders in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. As a result, Eligible Holders may offer or resell Dynegy Warrants issued pursuant to the Plan without registration, unless such Eligible Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

No Public Trading Market	Prior to the Exchange Offer and Plan Solicitation, there has been no trading market for the Dynegy Warrants.

Listing on NYSE

Dynegy will use commercially reasonable efforts to list, and maintain the listing of, the Dynegy Warrants on The New York Stock Exchange (the “NYSE”) (to the extent the requirement for listing on NYSE are satisfied and the NYSE will accept the listing) as soon as practicable after the Settlement Date or the Plan Effective Date, as applicable; provided, that to the extent the Dynegy Warrants are not listed after such date, Dynegy will use commercially reasonable efforts to list, or re-list, the Dynegy Warrants upon request of holders of Registrable Securities constituting more than 10% of all Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions) (not more frequently than twice per fiscal year). The listing of the Dynegy Warrants shall continue until the number of remaining Registrable Securities constitutes less than 10% of the Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions). Dynegy cannot assure investors that an active trading market for the Dynegy Warrants will develop.

Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DYNEGY

The summary financial information presented below as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, was derived from, and is qualified by reference to, Dynegy’s audited consolidated financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement. The summary financial information presented below as of September 30, 2016 and for the nine months ended September 30, 2015 and 2016, was derived from, and is qualified by reference to, Dynegy’s unaudited consolidated financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

You should read the data set forth below in conjunction with the section entitled “Selected Financial Data” in Dynegy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the section entitled “Part I. Financial Information” in Dynegy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

	Year Ended December 31,			Nine Months Ended September 30,
	2013(1)	2014	2015(2)	2015	2016
				(unaudited)
	(in millions)
Statement of Operations Data:
Revenues	$1,466	$2,497	$3,870	$2,854	$3,211
Depreciation expense	(216)	(247)	(587)	(413)	(494)
Impairments	—	—	(99)	(74)	(857)
General and administrative expense	(97)	(114)	(128)	(94)	(117)
Operating income (loss)	(318)	(19)	64	77	(674)
Interest expense and debt extinguishment costs(3)	(108)	(223)	(546)	(413)	(449)
Income tax benefit (expense)	58	1	474	473	6
Income (loss) from continuing operations	(359)	(267)	47	181	(1,062)
Net income (loss)	(356)	(267)	47	181	(1,062)
Cash Flow Data:
Net cash provided by operating activities	$175	$163	$94	$302	$649
Net cash provided by (used in) investing activities	474	(5,262)	(1,194)	(1,099)	(2,280)
Net cash provided by (used in) financing activities	(154)	6,126	(265)	(139)	2,584
Capital expenditures, acquisitions and investments	136	(132)	(6,353)	(171)	(259)

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
				(unaudited)
	(in millions)
Other Financial Data:
Adjusted EBITDA(4)	$227	$347	$850	$628	$788

	As of December 31,		Nine Months Ended September 30,
	2014	2015	2015	2016
			(unaudited)
	(in millions)
Balance Sheet Data:
Current assets	$2,674	$1,945	$2,267	$2,639
Current liabilities	681	812	1,010	911
Property, plant and equipment, net	3,255	8,347	8,485	7,752
Total assets	11,232	11,539	12,157	13,024
Debt, current portion	31	83	71	167
Debt, long-term portion	7,075	7,206	7,208	9,356
Total equity	3,023	2,919	3,181	2,707

(1)                                 Dynegy completed the AER Acquisition effective December 2, 2013; therefore, the results of Dynegy’s IPH segment are only included subsequent to December 1, 2013. See Note 3—Acquisitions to Dynegy’s audited consolidated financial statements incorporated by reference into this Offering Memorandum and Disclosure Statement for further discussion.

(2)                                 Dynegy’s 2015 financial statements only reflect the impacts of the EquiPower and Duke Midwest Acquisitions subsequent to April 1, 2015 and April 2, 2015, respectively. See Note 3—Acquisitions to Dynegy’s audited consolidated financial statements incorporated by reference into this Offering Memorandum and Disclosure Statement for further discussion.

(3)                                 The year ended December 31, 2013 includes $11 million of debt extinguishment costs.

(4)                                 Adjusted EBITDA is a non-GAAP financial measure. For a discussion of how Dynegy defines the measure and other relevant considerations, see “Non-GAAP Financial Measures.”

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015	2015	2016
				(unaudited)
	(in millions)
Net income (loss) attributable to Dynegy Inc.	$(356)	$(273)	$50	$184	$(1,060)
Income from discontinued operations, net of tax	(3)	—	—	—	—
Income (loss) attributable to noncontrolling interest	—	6	(3)	(3)	(2)
Income tax expense (benefit)	(58)	(1)	(474)	(473)	6
Other income and expense, net	(8)	39	(54)	(45)	(60)
Bankruptcy reorganization items, net	1	(3)	—	—	—
Interest expense	108	223	546	413	449
Earnings from unconsolidated investments	(2)	(10)	(1)	1	(7)
Operating income (loss)	(318)	(19)	64	77	(674)
Depreciation and amortization expense	467	309	602	414	529
Bankruptcy reorganization items, net	(1)	3	—	—	—
Earnings from unconsolidated investments	2	10	1	(1)	7
Other income and expense, net	8	(39)	54	45	60
EBITDA	$158	$264	$721	$535	$(78)
Adjustments to reflect Adjusted EBITDA from unconsolidated investment and exclude noncontrolling interest	—	(6)	15	11	—
Acquisition, integration and restructuring costs	20	35	124	121	13
Bankruptcy reorganization items, net	1	(3)	—	—	—
Mark-to-market adjustments, including warrants	38	68	(121)	(115)	(46)
Impairments	—	—	99	74	857
Baldwin transformer project	—	—	7	—	—
Wood River energy margin and O&M	—	—	—	—	23
Non-cash compensation expense	—	—	—	—	18
Other	10	(11)	5	2	1
Adjusted EBITDA(a)	$227	$347	$850	$628	$788

(a)                                 For the years ended December 31, 2013, 2014, and 2015 and the nine months ended September 30, 2015, Adjusted EBITDA is not adjusted for (i) non-cash compensation expense of $15 million, $19 million, $27 million and $20 million, respectively, and (ii) Wood River’s energy margin and O&M costs of $5 million, $23 million, $(2) million, and $9 million, respectively.

SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF
THE GSENA THERMAL ASSETS

The summary financial information presented below as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, have been derived from the GSENA Thermal Assets’ audited combined financial statements, which are incorporated by reference into this Offering Memorandum and Disclosure Statement. The summary financial information presented below as of June 30, 2016 and for the six months ended June 30, 2015 and 2016, was derived from, and is qualified by reference to, the GSENA Thermal Assets’ unaudited combined financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

You should read the data set forth in the table below in conjunction with the GSENA Thermal Assets’ audited combined financial statements, including the notes thereto, and the GSENA Thermal Assets’ unaudited combined financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(in thousands)
Statement of Income Data:
Revenues	$1,101,371	$1,367,061	$1,220,522	$529,689	$395,452
Fuel purchases and other costs of operations	656,733	850,524	652,281	301,587	182,348
Personnel costs	47,036	48,148	50,361	24,065	25,182
Depreciation and amortization	228,587	215,374	228,960	112,374	113,660
Other operating expenses-net	163,984	185,630	135,351	65,918	54,460
Impairments of property, plant, and equipment, goodwill, and intangible assets	30,846	18,608	576,253	—	6,468
Loss on disposal of assets	6,292	7,310	10,734	4,549	9,241
Total operating costs and expenses	1,133,478	1,325,594	1,653,940	508,493	391,359
Loss (income) on mark-to-market commodity contracts	72,531	(34,902)	(4,672)	(30,696)	105,894
Operating (loss) income	(104,638)	76,369	(428,746)	51,892	(101,801)
Share in net income of equity method investment	22,546	68,425	46,228	20,986	14,945
Interest expense	(69,911)	(59,229)	(57,639)	(28,906)	(18,117)
Total other expense	(47,365)	9,196	(11,411)	(7,920)	(3,172)
(Loss) income before income taxes	(152,003)	85,565	(440,157)	43,972	(104,973)
Income tax benefit (expense)	58,836	(43,582)	(52,659)	(17,121)	40,115
Net (loss) income	$(93,167)	$41,983	$(492,816)	$26,851	$(64,858)
Cash flow hedges	3,494	223	124	(40)	—
Actuarial gain	—	—	650	—	—
Deferred income tax	(1,341)	(82)	199	15	—
Other comprehensive loss	2,153	141	973	(25)	—
Total comprehensive (loss) income	$(91,014)	$42,124	$(491,843)	$26,826	$(64,858)
Cash Flow Data:
Net cash provided by operating activities	$146,692	$313,425	$331,126	$27,149	$105,540
Net cash used in investing activities	(102,666)	(198,555)	(189,683)	(102,310)	(93,603)
Net cash provided by (used in) financing activities	(44,171)	(114,972)	(141,541)	75,067	(11,911)
Capital expenditures	(102,666)	(198,567)	(189,683)	(102,310)	(93,603)

	As of December 31,		As of June 30,
	2014	2015	2016
	(in thousands)
Balance Sheet Data:
Current assets	$389,652	$331,947	$313,885
Current liabilities	895,835	450,669	1,474,792
Property, plant and equipment, net	3,218,159	3,168,926	3,105,090
Total assets	4,384,371	3,703,938	3,597,983
Current portion of long-term debt payable to affiliates	626,070	285,847	1,291,763
Long-term debt (excluding current portion) payable to affiliates	1,076,877	1,094,815	37,539
Total parent’s equity	2,097,387	1,786,022	1,746,545

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GENCO

The summary financial information presented below as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, was derived from, and is qualified by reference to, Genco’s audited consolidated financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement. The summary financial information presented below as of June 30, 2016 and for the six months ended June 30, 2015 and 2016, was derived from, and is qualified by reference to, Genco’s unaudited consolidated financial statements, including the notes thereto, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

You should read the data set forth below in conjunction with the section entitled “Selected Financial Data” in Genco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the section entitled “Part I. Financial Information” in Genco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this Offering Memorandum and Disclosure Statement.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
				(unaudited)
	(in millions)
Statement of Operations Data:
Revenues	$811	$648	$534	$274	$196
Depreciation and amortization expense	(80)	(100)	(86)	(50)	(19)
Impairment	(199)	—	(855)	—	(667)
Operating loss	(213)	(57)	(902)	(41)	(686)
Interest expense	(42)	(40)	(39)	(19)	(19)
Income tax benefit	65	49	378	25	114
Net loss	(189)	(48)	(563)	(35)	(577)
Cash Flow Data:
Net cash provided by (used in) operating activities	$51	$(16)	$(7)	$20	$(10)
Net cash provided by (used in) investing activities	110	(48)	(58)	(30)	(9)
Net cash provided by (used in) financing activities	4	—	—	—	—
Capital expenditures (1)	(55)	(48)	(58)	(30)	(23)

(1)           In Genco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, “Capital expenditures” also includes acquisitions and investments.

	As of December 31,		As of June 30,
	2014	2015	2016
			(unaudited)
	(in millions)
Balance Sheet Data:
Current assets	$326	$263	$248
Current liabilities	83	73	83
Property, plant and equipment, net	1,871	937	274
Total assets	2,221	1,230	550
Long-term debt	824	824	821
Total Illinois Power Generating Company stockholder’s equity	690	136	(439)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy and gives effect to the Transactions (other than the Elwood Sale), as well as the previous Duke Midwest and EquiPower Acquisitions as described below. The Summary Pro Forma Financial Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes filed as Exhibit 99.2 to Dynegy’s Current Report on Form 8-K, filed October 5, 2016 (the “Financial Information 8-K”), which is incorporated by reference into this Offering Memorandum and Disclosure Statement. The Financial Information 8-K was prepared assuming gross proceeds from Dynegy’s offering of 8.000% senior notes due 2025 (the “Dynegy 2025 Notes”) of $500.0 million and the repayment of $300.0 million of its outstanding term loans; however, the summary unaudited pro forma condensed combined financial information presented herein was prepared based on gross proceeds from the Dynegy 2025 Notes of $750.0 million and the repayment of $550.0 million of its outstanding term loans. The Summary Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015, Dynegy’s unaudited interim condensed consolidated financial statements included in Dynegy’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016, the audited combined financial statements of the GSENA Thermal Assets as of December 31, 2015 and 2014 and for the years ended December 31, 2013, 2014 and 2015 and the notes related thereto, and the unaudited combined financial statements of the GSENA Thermal Assets as of June 30, and for the six months ended June 30, 2016 and 2015 and the notes related thereto, each of which are incorporated by reference into this Offering Memorandum and Disclosure Statement. Additionally, the financial statements of the assets acquired in the Duke Midwest Acquisition and the combined financial statements of EquiPower Resources Corp. and its subsidiaries and Brayton Point Holdings, LLC and its subsidiary for the three months ended March 31, 2015, as included in Dynegy’s Current Report on Form 8-K filed on May 18, 2015, should be read in conjunction with the Summary Pro Forma Financial Information.

The Pro Forma Adjustments (as defined herein), as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Financial Information 8-K, which is incorporated by reference into this Offering Memorandum and Disclosure Statement, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described therein. The unaudited pro forma condensed combined balance sheet reflects the impact of the Dynegy 2025 Notes offering, the Delta Transaction, the ECP Stock Purchase, the ECP Buyout, the drawing on Dynegy’s existing revolving credit facility and Dynegy’s Tranche C Term Loan, in each case, discussed elsewhere in this Offering Memorandum and Disclosure Statement as if they had been completed on June 30, 2016. The unaudited pro forma condensed combined statements of operations give effect to the events and transactions described in the previous sentence, as well as Dynegy’s tangible equity units offering, the Duke Midwest Acquisition and the EquiPower Acquisition, as if they had been completed on January 1, 2015, and only include adjustments which have an ongoing impact. The Summary Pro Forma Financial Information does not purport to represent what Dynegy’s actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of Dynegy’s future financial condition or consolidated results of operations.

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2016
	Dynegy As Reported	Delta Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,142	$629	$—	$(1,650)	$121
Restricted cash	104	—	—	(70)	34
Accounts receivable, net	392	—	—	48	440
Accounts receivable from affiliates	—	—	48	(48)	—
Inventory	520	—	109	—	629
Assets from risk management activities	64	—	18	—	82
Intangible assets	70	—	—	—	70
Prepayments and other current assets	149	—	139	—	288
Total Current Assets	2,441	629	314	(1,720)	1,664
Property, plant, and equipment, net	7,588	—	3,105	272	10,965
Investment in unconsolidated affiliates	185	—	160	—	345
Restricted cash	2,000	—	—	(2,000)	—
Assets from risk management activities	26	—	5	—	31
Goodwill	799	—	—	—	799
Intangible assets	34	—	14	—	48
Other long-term assets	89	—	—	—	89
Total Assets	$13,162	$629	$3,598	$(3,448)	$13,941
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$286	—	$32	$8	$326
Accounts payable affiliates	—	—	8	(8)	—
Legal contingency	—	—	65	(65)	—
Accrued interest	76	—	—	—	76
Intangible liabilities	45	—	—	—	45
Accrued liabilities and other current liabilities	119	—	33	—	152
Liabilities from risk management activities	37	—	44	—	81
Asset retirement obligations	45	—	—	—	45
Debt, current portion, net	141	—	1,292	(1,292)	141
Total Current Liabilities	749	—	1,474	(1,357)	866
Debt, long-term portion, net	9,365	488	38	(38)	9,853
Other Liabilities
Liabilities from risk management activities	79	—	9	—	88
Asset retirement obligations	238	—	21	—	259
Deferred income taxes	38	—	309	(254)	93
Intangible liabilities	45	—	—	—	45
Other long-term liabilities	184	—	—	—	184
Total Liabilities	10,698	488	1,851	(1,649)	11,388
Commitments and contingencies
Total Equity	2,464	141	1,747	(1,799)	2,553
Total Liabilities and Equity	$13,162	$629	$3,598	$(3,448)	$13,941

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2016
	Dynegy As Reported	Delta Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	($ in millions, except per share amounts)
Revenues	$2,027	$—	$395	$(107)	$2,315
Cost of sales, excluding depreciation expense	(1,038)	—	(182)	8	(1,212)
Gross margin	989	—	213	(99)	1,103
Operating and maintenance expense	(477)	—	(54)	(14)	(545)
Depreciation expense	(331)	—	(114)	30	(415)
Impairments	(645)	—	(6)	—	(651)
Mark-to-market loss	—	—	(107)	107	—
Loss on sale of assets	—	—	(9)	—	(9)
General and administrative expense	(76)	—	—	(19)	(95)
Acquisition and integration costs	(1)	—	—	2	1
Other	(16)	—	—	—	(16)
Personnel costs	—	—	(25)	25	—
Operating loss	(557)	—	(102)	32	(627)
Earnings from unconsolidated investments	3	—	15	—	18
Interest expense	(283)	(86)	(18)	18	(369)
Other income and expense, net	31	—	—	—	31
Loss before income taxes	(806)	(86)	(105)	50	(947)
Income tax benefit (expense)	(7)	—	40	(38)	(5)
Net loss	(813)	(86)	(65)	12	(952)
Less: Net loss attributable to noncontrolling interest	(2)	—	—	—	(2)
Net loss attributable to Dynegy Inc.	(811)	(86)	(65)	12	(950)
Less: Dividends on preferred stock	11	—	—	—	11
Net loss attributable to Dynegy Inc. common stockholders	$(822)	$(86)	$(65)	$12	$(961)
Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(6.97)				$(6.24)
Basic and diluted shares outstanding	118				154

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2015
	Dynegy As Reported	Duke Midwest and EquiPower Acquisitions	Delta Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	($ in millions, except per share amounts)
Revenues	$3,870	$981	$—	$1,221	$4	$6,076
Cost of sales, excluding depreciation expense	(2,028)	(564)	—	(652)	20	(3,224)
Gross margin	1,842	417	—	569	24	2,852
Operating and maintenance expense	(839)	(118)	—	(135)	(19)	(1,111)
Depreciation expense	(587)	(120)	—	(229)	60	(876)
Impairments	(99)	—	—	(576)	—	(675)
Mark-to-market income (loss), net	—	—	—	4	(4)	—
Gain (loss) on sale of assets	(1)	4	—	(11)	—	(8)
General and administrative expense	(128)	(9)	—	—	(51)	(188)
Acquisition and integration costs	(124)	—	—	—	86	(38)
Personnel costs	—	—	—	(50)	50	—
Operating income (loss)	64	174	—	(428)	146	(44)
Earnings from unconsolidated investments	1	2	—	46	—	49
Interest expense	(546)	(1)	(173)	(58)	58	(720)
Other income and expense, net	54	1	—	—	—	55
Income (loss) before income taxes	(427)	176	(173)	(440)	204	(660)
Income tax benefit (expense)	474	—	—	(53)	43	464
Net income (loss)	47	176	(173)	(493)	247	(196)
Less: Net loss attributable to noncontrolling interest	(3)	—	—	—	—	(3)
Net income (loss) attributable to Dynegy Inc.	50	176	(173)	(493)	247	(193)
Less: Dividends on preferred stock	22	—	—	—	—	22
Net income (loss) attributable to Dynegy Inc. common shareholders	$28	$176	$(173)	$(493)	$247	$(215)
Basic earnings per share attributable to Dynegy Inc. to common shareholders	$0.22					$(1.33)
Diluted earnings per share attributable to Dynegy Inc. to common shareholders	$0.22					$(1.33)
Basic shares outstanding	125					162
Diluted shares outstanding	126					162

RISK FACTORS

You should carefully consider the following risk factors before making a decision to tender your Genco Notes in the Exchange Offer or to vote on the Plan, in addition to the other information contained in or incorporated by reference into this Offering Memorandum and Disclosure Statement, including, without limitation, the risk factors found in Dynegy and Genco’s periodic reports that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties applicable to Dynegy and Genco. Additional risks and uncertainties not presently known to Dynegy or Genco, or that Dynegy or Genco currently deem immaterial, also may impair their business operations. The risks discussed below and in the incorporated documents include forward-looking statements and Dynegy or Genco’s actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Consummation of the Exchange Offer or the Plan

If the Minimum Participation Condition is not met for the Exchange Offer, there nonetheless may be sufficient votes to accept the Plan to accomplish the Restructuring.

The consummation of the Exchange Offer is conditioned upon, among other things, satisfaction of the Minimum Participation Condition, which requires that at least 97% of the aggregate principal amount of outstanding Genco Notes be validly tendered and not validly withdrawn in the Exchange Offer; provided, however, that, pursuant to the Support Agreement, Dynegy, in its sole discretion, but in consultation with Genco and with notice to the Supporting Noteholders, may amend, modify, supplement or waive the Minimum Participation Condition, so long as the Minimum Participation Threshold shall not exceed 97%. In order to implement the Plan, the Requisite Plan Acceptance must be received. If the Exchange Offer is not consummated because the Minimum Participation Condition is not met or for any other reason, but the Requisite Plan Acceptance is received, then, subject to the terms and conditions of the Support Agreement and the approval by Genco’s board of directors, Genco intends to commence the Chapter 11 Case and pursue confirmation and consummation of the Plan. If the Plan is confirmed by the Bankruptcy Court, it will bind all Noteholders regardless of whether they voted to accept or reject the Plan and regardless of whether they voted at all on the Plan.

The confirmation and effectiveness of the Plan are subject to certain other conditions that may not be satisfied and are different from those under the Exchange Offer. Dynegy and Genco cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan will have been satisfied.

Upon the consummation of the Exchange Offer, participating Eligible Holders will be deemed to have released and discharged each of Dynegy, Genco and certain of their affiliates and other parties from certain claims. The Plan contains a substantially identical release and discharge of such claims by all Noteholders, which will become effective upon the effectiveness of the Plan.

The electronic transfer of Genco Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer and delivery of an Agent’s Message through ATOP by an Eligible Holder will, upon consummation of the Exchange Offer, constitute a release and discharge, on behalf of such Eligible Holder and its successors and assigns, and such Eligible Holder’s affiliates and their respective successors and assigns, of the Released Parties (as defined herein) and their respective present and former affiliates, members, officers, directors, representatives and advisors, from any and all Claims and Causes of Action relating to or arising from, in whole or in part, certain actions, transactions, agreements, events or other occurrences taking place on or before the Settlement Date, other than such Claims and Causes of Action against a Released Party (other than Genco and its subsidiaries) relating to securities existing on or before the consummation of the Exchange Offer that were issued by a Released Party (other than Genco and its subsidiaries) or debt incurred by a Released Party (other than Genco and its subsidiaries). The Plan contains a substantially identical release and discharge of such claims by all Noteholders, which will become effective upon the effectiveness of the Plan. See “Release, Discharge of Claims, and Covenants Not to Sue.”

Neither the Genco Notes nor the Dynegy Notes and Dynegy Warrants to be issued either pursuant to the Exchange Offer or the Plan have been independently valued.

Neither Genco nor Dynegy has obtained or requested an independent valuation from any banking or other firm as to the value of the Genco Notes, the Dynegy Notes or the Dynegy Warrants or the fairness of the consideration being offered pursuant to the Exchange Offer or the Plan. You should value these yourself.

Holders of the Dynegy Notes and the Dynegy Warrants may be restricted in their ability to transfer or sell their securities.

If issued pursuant to the Exchange Offer, the Dynegy Notes and the Dynegy Warrants will be issued to Eligible Holders in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. As a result, Eligible Holders who participate in the Exchange Offer will be able to offer or resell the Dynegy Notes and Dynegy Warrants only in transactions registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws. See “Notice to Investors.” If issued pursuant to the Plan, the Dynegy Notes and Dynegy Warrants will be issued to Eligible Holders in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. As a result, Eligible Holders may offer or resell Dynegy Notes and Dynegy Warrants issued pursuant to the Plan without registration, unless such Eligible Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

Pursuant to the registration rights provisions to be included in the indenture governing the Dynegy Notes if the Dynegy Notes are issued pursuant to the Exchange Offer, Dynegy will, under circumstances described under the section “Description of the Dynegy Notes—Notes Registration Rights; Special Interest,” offer to holders of the Dynegy Notes the opportunity to exchange the Dynegy Notes for a new series of notes that are identical in all material respects to the Dynegy Notes (except that such notes will not contain terms with respect to special interest and transfer restrictions) and are registered under the Securities Act. Alternatively, or in addition to effecting such exchange offer, under certain circumstances, Dynegy will use commercially reasonable efforts to file with the SEC a shelf registration statement to cover certain resales of the Dynegy Notes.

Pursuant to the registration rights provisions to be included in the warrant agreement if the Dynegy Warrants are issued pursuant to the Exchange Offer, if holders of Registrable Securities (as defined in “Description of the Dynegy Warrants—Warrant Registration Rights”) constituting more than 10% of all Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions) request a filing of a registration statement for the resale of Dynegy Common Stock issued upon exercise of the Dynegy Warrants, Dynegy will use commercially reasonable efforts to file such registration statement and to cause such registration statement to remain effective until the number of remaining Registrable Securities constitutes less than 10% of the shares of Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions).

The SEC has broad discretion to determine whether any registered exchange offer or resale registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by Dynegy for a variety of reasons. There can be no assurance that a registration statement with respect to the Dynegy Notes or Dynegy Warrants will be filed or become effective. Failure to have any registration statement declared effective could adversely affect the liquidity and value of the Dynegy Notes or Dynegy Warrants.

Upon or after consummation of the Exchange Offer and the Proposed Amendments becoming operative or the effectiveness of the Plan, Dynegy intends to designate Genco and its wholly-owned subsidiary as guarantors of Dynegy’s material, third-party indebtedness for borrowed money.

Upon or after consummation of the Exchange Offer and the Proposed Amendments becoming operative or the effectiveness of the Plan, Dynegy intends to designate Genco and its wholly-owned subsidiary as guarantors of Dynegy’s material, third-party indebtedness for borrowed money. EEI, in which Genco owns an 80% interest, and its subsidiaries will not guarantee Dynegy’s indebtedness. As of September 30, 2016, on a pro forma basis as described under the section “Dynegy Capitalization,” Dynegy had $9.2 billion of material, third-party indebtedness for borrowed money (excluding a forward capacity agreement, inventory financing agreements, the amortizing note portion of Dynegy’s tangible equity units, equipment financing agreements and unamortized debt discounts and issuance costs), $2.6 billion of which would have been secured (and will be secured by substantially all of the assets of Genco and such wholly-owned subsidiary in conjunction with the effectiveness of the guarantees). The guarantees will contain language limiting the amount of the guarantee to the extent it constitutes a fraudulent transfer or conveyance and provide for contribution from or payments made by or on behalf of any other guarantor. See “Description of the Dynegy Notes—The Subsidiary Guarantees” for additional information on guarantors of Dynegy’s indebtedness.

Risks Related to Bankruptcy Considerations

The Bankruptcy Court may determine that solicitation of votes on the Plan does not satisfy the requirements of the Bankruptcy Code.

The Bankruptcy Code provides that a debtor may solicit votes prior to the commencement of a Chapter 11 case if conducted in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if there is no such non-bankruptcy law, after disclosure of “adequate information,” as defined in the Bankruptcy Code. Additionally, the Bankruptcy Code provides that a holder of a claim will not be deemed to have accepted or rejected the a plan before commencement of a Chapter 11 case if the Bankruptcy Court finds that the Plan was not transmitted to substantially all creditors and other interest holders of that same class entitled to vote or that an unreasonably short time was prescribed for voting.

If the Bankruptcy Court concludes that the requirements of the Bankruptcy Code have not been met, then the Bankruptcy Court could deem votes solicited prior to the commencement of the Chapter 11 Case invalid. If the Bankruptcy Court so concludes, the Plan could not be confirmed without a re-solicitation of votes to accept or reject the Plan. While Genco believes that the requirements of the Bankruptcy Code will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

If a re-solicitation of the Plan is required, there can be no assurance that such re-solicitation would be successful. In addition, re-solicitation could delay confirmation of the Plan and result in termination of the Support Agreement. Non-confirmation of the Plan and loss of the benefits under the Support Agreement could result in a lengthy bankruptcy proceeding, the outcome of which would be uncertain.

In the Chapter 11 Case, material transactions could be set aside as fraudulent conveyances or preferential transfers.

If Genco commences the Chapter 11 Case but the Plan is not confirmed or implemented, the outcome of the Chapter 11 Case will be uncertain. In such a case, any payments received by stakeholders prior to the bankruptcy filing could be challenged under applicable debtor/creditor and/or bankruptcy laws as either a “fraudulent conveyance” or a “preferential transfer.” A fraudulent conveyance occurs when a transfer of a debtor’s assets is made with the intent to defraud creditors or in exchange for grossly inadequate consideration. A preferential transfer occurs upon a transfer of property of the debtor while the debtor is insolvent for the benefit of a creditor on account of an antecedent debt owed by the debtor that was made on or within 90 days before the date of filing the bankruptcy petition or one year before the date of filing the petition, if the creditor, at the time of such transfer was an insider. If any transfer was challenged in the Bankruptcy Court as a fraudulent conveyance or preferential transfer and found to have occurred as such with regard to any of Genco’s material transactions, the Bankruptcy Court could order the recovery of all amounts received by the recipient of the transfer. Genco does not believe that any payments made pursuant to material transactions would be recoverable as fraudulent conveyances or preferential transfers. However, there can be no assurance that a party in interest will not seek to challenge transactions on this basis in the Bankruptcy Court, or that the Bankruptcy Court will not order the recovery of any transferred amounts.

A claim holder may object to, and the Bankruptcy Court may disagree with, Genco’s classification of claims under the Plan and the treatment of such claims within a class.

The Bankruptcy Code provides that a debtor may place a claim or an interest in a particular class only if such claim is substantially similar to the other claims or interests of such class, and that claims within the same class must receive the same treatment. Genco believes that the classification of claims under the Plan, and the treatment of such claims within such classes, complies with the requirements set forth in the Bankruptcy Code. However, once a Chapter 11 Case has been commenced, a claim holder could challenge the classification or treatment of claims within a class, and there can be no assurance that the Bankruptcy Court will reach the same conclusion as Genco. While Genco believes that the requirements of the Bankruptcy Code will be met, if the Bankruptcy Court concludes that the classification or treatment of claims within a class under the Plan does not comply with the requirements of the Bankruptcy Code, Genco may need to modify the Plan. Such modification may require reclassification of claims and a re-solicitation of votes on the Plan. If re-solicitation of the Plan is required, there can be no assurance that the re-solicitation will be successful. In addition, re-solicitation could delay confirmation of the Plan and result in termination of the Support Agreement. Non-confirmation of the Plan and loss of the benefits under the Support Agreement could result in a lengthy bankruptcy proceeding, the outcome of which would be uncertain.

Parties in interest may object to the Plan on account of certain release provisions.

While Genco believes the releases provided under the Plan are permissible and appropriate, if Genco commences the Chapter 11 Case to confirm the Plan, any party in interest could object to the Plan and argue that certain releases provided under the Plan are not permissible. In response to such an objection, the Bankruptcy Court could determine that such releases are not valid under the Bankruptcy Code. If the Bankruptcy Court concludes that the releases under the Plan do not comply with the requirements of the Bankruptcy Code, Genco will need to modify the Plan, which could delay confirmation of the Plan.

If Genco commences the Chapter 11 Case and the Plan is not confirmed, other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable.

If Genco commences the Chapter 11 Case to confirm the Plan or any other bankruptcy proceeding, other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

If other parties in interest were to propose an alternative plan of reorganization following expiration or termination of Genco’s exclusivity period, such a plan may be less favorable to Genco’s employees, vendors and suppliers, which could have an adverse effect on Genco’s business, and may be less favorable to Noteholders. In addition, if there were competing plans of reorganization, the Chapter 11 Case likely would become longer, more complicated and more expensive.

Genco’s business could be adversely affected by the uncertainty caused by a bankruptcy filing. A lengthy bankruptcy proceeding could increase the probability and magnitude of these risks, as well as impair the prospect for reorganization on the terms contained in the Plan.

Genco’s business could be adversely affected by the uncertainty caused by a bankruptcy filing, including, among other things, that:

•                  business partners could terminate their relationship with Genco or require financial assurances or enhanced performance, any of which could impair Genco’s prospects;

•                  employees could be distracted from performance of their duties or more easily attracted to other career opportunities and it may become more difficult to retain, attract or replace key employees; and

•                  public perception of Genco’s continued viability may affect, among other things, the desire of new parties to enter into, or continue agreements or arrangements with Genco, and third parties’ confidence in Genco’s ability to operate could erode, ultimately resulting in a significant decline in Genco’s revenues, profitability and cash flow.

Genco expects that a Chapter 11 bankruptcy filing solely for the purpose of implementing the Plan would be of a relatively short duration, and the Support Agreement and Plan are designed to minimize the length of the Chapter 11 Case. However, it is impossible to predict with certainty the amount of time that Genco may spend in bankruptcy. The probability and magnitude of the risks to Genco’s business could increase with the length of time it takes to complete the Chapter 11 Case. If Genco is unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, Genco may be forced to operate in bankruptcy for an extended period of time while it tries to develop an alternative plan of reorganization that can be confirmed. An alternative plan of reorganization may adversely affect Noteholder recovery and/or Genco’s business compared to the Plan.

Certain assumptions on which the Plan is based may prove incorrect.

The Plan affects Genco’s capital structure and reflects assumptions and analyses based on Genco’s experience and the advice of its financial advisors. Whether actual results will be consistent with Genco’s expectations and assumptions depends on a number of factors, including, but not limited to, Genco’s ability to generate adequate liquidity, as well as the overall strength and stability of general economic conditions of the energy industry. The failure of any of these factors could materially and adversely affect the successful reorganization of Genco’s business.

In addition, the Plan relies upon financial projections, including with respect to revenues, EBITDA, debt service and cash flow. Financial forecasts are speculative, and it is possible that one or more of the assumptions and estimates that are the bases of these financial forecasts may not be accurate. Accordingly, Genco acknowledges that its actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results contemplated by any plan of reorganization implemented will occur or, even if they do occur, that they will have the anticipated effects on Genco and its subsidiaries or their businesses or operations. The failure of any such results to materialize as anticipated could materially and adversely affect the successful execution of any plan of reorganization.

The Support Agreement may terminate.

The Support Agreement contains certain provisions that give the parties thereto the ability to terminate the Support Agreement under certain circumstances. For example, subject to the terms and conditions of the Support Agreement, Dynegy, Genco or the Majority Supporting Noteholders may terminate the Support Agreement (1) upon the occurrence and during the continuation of the breach by the other party of the representations, warranties or covenants set forth in the Support Agreement, as applicable, to the extent such breach would have a material adverse effect on consummation of the Restructuring, (2) upon the issuance by a governmental authority of a ruling, judgment or order enjoining the consummation of, or rendering illegal, the Restructuring, (3) upon the Bankruptcy Court’s entry of an order, which becomes a final order, directing the appointment of an examiner, converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or dismissing the Chapter 11 Case, or (4) if certain milestones in respect of the Restructuring are not satisfied. See “The Plan—Summary of the Support Agreement as it Pertains to the Plan” for additional information on such milestones. Termination of the Support Agreement could result in a protracted Chapter 11 Case. In addition, if the Support Agreement is terminated and the Chapter 11 Case is not dismissed, then, among other things, the Genco Power Supply Agreement and the Shared Services Agreement will automatically and immediately terminate without any further notice on April 30, 2018 unless otherwise agreed between the relevant parties. Termination of the Genco Power Supply Agreement or the Shared Services Agreement would likely have material and adverse consequences for Genco’s business.

Genco may seek to amend, waive, modify or withdraw the Plan at any time prior to the confirmation of the Plan.

Genco reserves the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code and applicable law and the terms of the Support Agreement, to amend the terms of the Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the holders of claims and interests, including the Noteholders, cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed classes or a change in the relative rights of such classes. All holders of claims and interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient votes to accept the Plan, but prior to confirmation of the Plan, Genco seeks to modify the Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting claims and interests or is otherwise permitted by the Bankruptcy Code.

The Bankruptcy Court may not confirm the Plan. Even if the Plan is confirmed, Genco may fail to meet all conditions precedent to effectiveness of the Plan, and the Plan may not become effective.

Genco cannot assure you that the Plan, if filed, will be confirmed by the Bankruptcy Court or, if the Plan is confirmed, that it will become effective and be implemented. The confirmation of the Plan is subject to certain conditions that may or may not be satisfied. For example, Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. See Annex B to this Offering Memorandum and Disclosure Statement. While Genco believes that the requirements of Section 1129 of the Bankruptcy Code will be met, there can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of confirmation of the Plan have been met, and Genco may need to modify the Plan prior to its confirmation. Such modification, however, may require a re-solicitation of votes on the Plan. There can be no assurance that modifications to the Plan would not be required for confirmation, or that such modifications would not require a re-solicitation of votes on the Plan. Accordingly, failure to confirm the Plan could further weaken Genco’s liquidity position, and could jeopardize its successful exit from the Chapter 11 Case.

If the Plan is confirmed, Genco believes that the Plan Effective Date could occur soon after such confirmation. However, there can be no assurance as to such timing or that conditions to the Plan Effective Date will ever occur. Prolonging the Chapter 11 Case due to failure to consummate the Plan may have an adverse effect on Genco’s business. The effectiveness of the Plan is subject to certain conditions that may or may not be satisfied. Genco cannot assure you that all requirements for effectiveness required under the Plan will be satisfied. See “The Plan—Anticipated Events in a Chapter 11 Case—Confirmation of a Plan” and “The Plan—Confirmation and Effectiveness of Plan—Conditions to Effective Date.”

If the Plan is implemented, a portion of the Non-Eligible Holder Distribution is based on Dynegy’s valuation of the Dynegy Warrants as of the business day prior to the date of this Offering Memorandum and Disclosure Statement, and such consideration will not be revalued or adjusted on the date they are issued.

If the Plan is implemented, a portion of the total Non-Eligible Holder Distribution is based on (1) the principal amount of Dynegy Notes and cash such Non-Eligible Holder would have received if it were an Eligible Holder and (2) Dynegy’s valuation (using a Black Scholes valuation as of the end of the business day prior to the date of this Offering Memorandum and Disclosure Statement) of the Dynegy Warrants as of the business day prior to the date of this Offering Memorandum and Disclosure Statement. Under certain circumstances, including changes in the price per share of Dynegy Common Stock, the valuation of the Dynegy Warrants on the day they are issued may be different from Dynegy’s valuation on which the Non-Eligible Holder Distribution was calculated. The Non-Eligible Holder Distribution paid pursuant to the Plan will not be revalued or adjusted to reflect any changes in circumstances that may affect Dynegy’s valuation of the Dynegy Warrants.

If the Exchange Offer is not consummated and Genco commences the Chapter 11 Case, you will be required to participate with respect to your Genco Notes under the Plan in order to receive a distribution under the Plan, whether or not you tendered your Genco Notes in the Exchange Offer or submitted a Ballot in favor of the Plan.

If you are an Eligible Holder and participate in the Exchange Offer but the Exchange Offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you submit a Ballot voting in favor of the Plan, you will be required to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter after the Petition Date in order to receive a distribution under the Plan. Genco or the Voting Agent will distribute after the Petition Date the Eligibility Letter regarding the procedures for submitting Genco Notes in order to receive a distribution under the Plan. If the Chapter 11 Case is commenced and the Plan becomes effective, any Noteholder who fails to follow the instructions in the Eligibility Letter and Section 7.4 of the Plan on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day) will have its Noteholder Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited and will not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or Genco, as applicable.

If the Exchange Offer is not consummated and Genco does not receive votes sufficient to accept the Plan, Genco may nonetheless need to seek relief under the Bankruptcy Code. In such case, the value of any potential recovery by the Noteholders may be less than Eligible Holders would receive in the Exchange Offer or than all Noteholders would receive under the Plan.

If Dynegy and Genco do not consummate the Exchange Offer or receive the Requisite Plan Acceptance, Genco may nonetheless need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by certain of Genco’s creditors. Any distributions that a Noteholder might receive in respect of its Genco Notes under any alternative plan of reorganization or in a liquidation likely would be substantially delayed, and the value of any potential recovery likely would be adversely impacted by such delay. Furthermore, in the event of any foreclosure, dissolution, winding-up, liquidation or reorganization, or other insolvency proceeding, other than in connection with the Plan, there can be no assurance as to the value, if any, that would be available to Noteholders, which may be less than Eligible Holders would receive in the Exchange Offer or than all Noteholders would receive under the Plan.

Genco’s Chapter 11 Case may be converted into a case under Chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed or consummated, the Chapter 11 Case may potentially be converted into a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate Genco’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and Genco’s liquidation analysis are set forth under “Liquidation Analysis” attached hereto as Annex B to this Offering Memorandum and Disclosure Statement. Genco believes that liquidation under Chapter 7 of the Bankruptcy Code would result in, among other things, smaller distributions being made to Noteholders than those provided for in the Plan because of:

•                  the likelihood that Genco’s assets would need to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

•                  additional administrative expenses involved in the appointment of a trustee; and

•                  additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation in connection with the potential cessation of Genco’s operations.

The Support Agreement may be terminated if the Chapter 11 Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code.

Depending on when an Eligible Holder participates with respect to its Genco Notes under the Plan, the Dynegy Notes and Dynegy Warrants will be issued on the Plan Effective Date, on the 75th day after the Plan Effective Date (or the next succeeding Business Day), or on the 180th day after the Plan Effective Date (or the next succeeding Business Day). Dynegy Notes that are issued on each separate date may not be fungible for trading purposes with Dynegy Notes issued on the other dates.

If the Dynegy Notes are issued pursuant to the Plan, Eligible Holders will be permitted to receive their pro rata share of the Eligible Holder Distribution (1) on the Plan Effective Date by participating with respect to their Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) on or prior to the First Plan Participation Date, (2) on the 75th day after the Plan Effective

Date (or the next succeeding Business Day) by participating with respect to their Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) after the First Plan Participation Date but on or prior to the 60th day after the Plan Effective Date (or the next succeeding Business Day), or (3) on the 180th day after the Plan Effective Date (or the next succeeding Business Day) by participating with respect to their Genco Notes (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) after the 60th but on or prior to the 165th day after the Plan Effective Date (or the next succeeding Business Day). Dynegy Notes issued to Eligible Holders on each separate date may not be fungible for U.S. federal income tax purposes with the Dynegy Notes issued on the other dates. If such notes are not fungible for U.S. federal income tax purposes, they will trade under a separate CUSIP number, which could impact the liquidity of such notes. Eligible Holders should read Section 7.4 of the Plan and carefully follow the instructions in the Eligibility Letter, when issued, on how to submit their Genco Notes under the Plan.

Risks to Holders of Non-Tendered Genco Notes if the Exchange Offer is Consummated

If the Exchange Offer is consummated, liquidity of the remaining non-tendered Genco Notes will be significantly reduced, and the market prices for non-tendered Genco Notes therefore may be reduced.

If the Exchange Offer is consummated, the aggregate principal amount of outstanding Genco Notes will be significantly reduced, which will adversely affect the liquidity of non-tendered Genco Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than a comparable issue of securities with a greater float. Therefore, the market price for Genco Notes that are not tendered in the Exchange Offer may be adversely affected. The reduced float also may tend to make the trading prices of Genco Notes that are not exchanged more volatile. Additionally, holders of non-tendered Genco Notes will continue to be subject to all the risks related to ownership of Genco securities, including risks related to Genco’s business and other risks and uncertainties discussed in Genco’s periodic reports that are incorporated herein by reference.

If the Exchange Offer is consummated and the Proposed Amendments become operative, holders of Genco Notes that are not tendered and accepted in the Exchange Offer will no longer benefit from the protections provided by certain of the existing restrictive covenants, events of default and other provisions.

With respect to each series of Genco Notes, if the applicable Proposed Amendments become operative, Genco Notes that are not tendered and accepted pursuant to the applicable Exchange Offer will remain outstanding immediately following the completion of the Exchange Offer and will be subject to the terms of the Base Indenture as modified by the applicable supplemental indenture. Among other things, as a result of the adoption of the Proposed Amendments with respect to each series of Genco Notes, certain of the restrictive covenants and events of default contained in the Genco Indenture and the Genco Notes will be eliminated or waived, covenants regarding mergers and consolidations will be modified, and certain other provisions contained in the Genco Indenture and the Genco Notes will be modified or eliminated. Following the adoption and implementation of the Proposed Amendments, holders of Genco Notes not tendered and accepted will no longer be entitled to the benefits of such covenants, events of default and other provisions. The elimination of these covenants, events of default and other provisions will permit certain actions previously prohibited that could increase the risk of holding an investment in Genco, as well as adversely affect the market price and credit rating, if any, of the remaining Genco Notes. See “The Exchange Offer and Indenture Consent Solicitation—Proposed Amendments.”

If the Exchange Offer is consummated and the cash available at Genco is insufficient to pay the cash amounts then payable by Genco in connection with the Exchange Offer, Dynegy will provide to Genco an intercompany loan, which may be secured, in which case it would be effectively senior to any remaining Genco Notes to the extent of the value of the collateral securing such loan.

If the Exchange Offer is consummated and the cash available at Genco is insufficient to pay the cash amounts then payable by Genco in connection with the Exchange Offer, Dynegy will provide to Genco an intercompany loan, which may be used by Genco solely to pay amounts payable under the Support Agreement (including the $9.0 million Support Agreement Fee). Genco’s obligations under the intercompany loan may be secured by a first lien on substantially all of the assets of Genco, subject only to certain existing and customary permitted liens. Therefore, Genco’s obligations under such intercompany loan would be effectively senior to any remaining Genco Notes to the extent of the value of the collateral (if any) securing the loan.

Risks Related to Ownership of the Dynegy Notes, the Dynegy Warrants and Dynegy Common Stock

Risks Related to the Dynegy Notes

Dynegy’s indebtedness could adversely affect its ability in the future to raise additional capital to fund its operations. It could also expose Dynegy to the risk of increased interest rates and limit Dynegy’s ability to react to changes in the economy or Dynegy’s industry as well as impact Dynegy’s cash available for distribution.

As of September 30, 2016, Dynegy had $9.7 billion of indebtedness (which amount includes $825 million of Genco Notes (without giving effect to the proposed Restructuring) and excludes unamortized discount and debt issuance costs of $218 million). Assuming the Delta Transaction is consummated, as of September 30, 2016, on a pro forma basis for the Pro Forma Adjustments, Dynegy would have had $9.7 billion of indebtedness (excluding unamortized discount and debt issuance costs of $199 million), of which $2.9 billion would have been secured. As of September 30, 2016, Dynegy had $1.1 billion of additional borrowings available under Dynegy’s revolving credit facilities, net of expected letters of credit outstanding (all of which are secured). Upon the closing of the Delta Transaction, Dynegy will have additional capacity in place, will draw upon its revolving capacity, and expects to issue additional letters of credit. Dynegy’s debt could have negative consequences for its financial condition including:

•                  increasing Dynegy’s vulnerability to general economic and industry conditions;

•                  requiring a substantial portion of Dynegy’s cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing Dynegy’s ability to use its cash flow to fund its operations, capital expenditures and future business opportunities;

•                  limiting Dynegy’s ability to enter into long-term power sales or fuel purchases which require credit support;

•                  limiting Dynegy’s ability to fund operations or future acquisitions;

•                  restricting Dynegy’s ability to make certain distributions with respect to its capital stock and the ability of Dynegy’s subsidiaries to make certain distributions to Dynegy, in light of restricted payment and other financial covenants in Dynegy’s credit facilities and other financing agreements;

•                  exposing Dynegy to the risk of increased interest rates because certain of its borrowings, including borrowings under its revolving credit facility, are at variable rates of interest;

•                  limiting Dynegy’s ability to obtain additional financing for working capital including collateral postings, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•                  limiting Dynegy’s ability to adjust to changing market conditions and placing Dynegy at a competitive disadvantage compared to its competitors who may have less debt.

Dynegy and its subsidiaries may be able to incur substantial additional indebtedness in the future, including following the Restructuring. The terms of the indentures and other agreements governing Dynegy’s indebtedness, including the Credit Agreement, do not fully prohibit Dynegy or its subsidiaries from doing so. Additionally, in certain cases, Dynegy is permitted to incur other indebtedness which would be effectively senior to the Dynegy Notes. If new debt is added to current debt levels, the related risks could intensify. See “Description of the Dynegy Notes.”

Dynegy’s Credit Agreement contains, and agreements Dynegy enters into in the future may contain, covenants that significantly restrict Dynegy’s operations.

Dynegy’s Credit Agreement contains covenants imposing financial and operating restrictions on Dynegy’s business. Dynegy’s existing credit facilities contain covenants imposing certain requirements on its business. These requirements may limit Dynegy’s ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of Dynegy’s current business, including restricting Dynegy’s ability to finance future operations and capital needs and limiting its ability to engage in other business activities. These covenants could place restrictions on Dynegy’s ability and the ability of its operating subsidiaries to, among other things:

•                  declare or pay dividends, repurchase or redeem stock or make other distributions to stockholders;

•                  incur additional debt or issue some types of preferred shares;

•                  create liens;

•                  make certain restricted investments;

•                  enter into transactions with affiliates;

•                  enter into any agreements which limit the ability of certain subsidiaries to make dividends or otherwise transfer cash or assets to Dynegy or certain other subsidiaries;

•                  sell or transfer assets; and

•                  consolidate or merge.

In addition, the Credit Agreement contains a financial covenant, if Dynegy has utilized 25% or more of its Revolving Facility, that specifies maximum thresholds for Dynegy’s senior secured leverage ratio (as defined in the Credit Agreement). These restrictions may also limit Dynegy’s ability to obtain future financings, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. Dynegy may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the Credit Agreement impose on Dynegy. Agreements Dynegy enters into in the future may also have covenants that restrict Dynegy’s operations.

A breach of any covenant in the indenture governing the Dynegy Notes, the indentures governing Dynegy’s 6.75% Senior Notes due 2019, Dynegy’s 7.375% Senior Notes due 2022, Dynegy’s 5.875%

Senior Notes due 2023, Dynegy’s 7.625% Senior Notes due 2024 or Dynegy’s 8.000% Senior Notes due 2025 (collectively, the “Existing Notes”), the Credit Agreement or the agreements governing Dynegy’s other indebtedness would result in a default under that agreement after any applicable grace period. A default, if not waived, could result in acceleration of the debt outstanding under such agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, Dynegy may not be able to make all of the required payments or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to Dynegy. See “Description of the Dynegy Notes—Events of Default and Remedies.”

The indenture governing the Dynegy Notes will not contain financial covenants or meaningful restrictions on Dynegy or its subsidiaries.

Neither Dynegy nor any of its subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture governing the Dynegy Notes. Dynegy may from time to time incur additional debt and other liabilities. The indenture governing the Dynegy Notes will not require Dynegy to achieve or maintain any minimum financial results relating to its financial condition or results of operations. In addition, Dynegy will not be restricted from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock under the indenture governing the Dynegy Notes.

To service Dynegy’s indebtedness, Dynegy will require a significant amount of cash. Dynegy’s ability to generate cash depends on many factors beyond Dynegy’s control.

Dynegy’s ability to make payments on and to refinance its indebtedness, including the Dynegy Notes, the Existing Notes and the Credit Agreement, and to fund planned capital expenditures and other strategic investments will depend on Dynegy’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Dynegy’s control. Dynegy may not generate sufficient cash flow from operations and Dynegy cannot assure you that future borrowings will be available to it in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. If Dynegy cannot make scheduled payments on its indebtedness, Dynegy will be in default and the holders of the Dynegy Notes and the Existing Notes could declare all applicable outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and Dynegy could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the Dynegy Notes.

Dynegy’s ability to refinance the Credit Agreement, the Dynegy Notes offered hereby, the Existing Notes and any other future indebtedness depends on many factors beyond Dynegy’s control.

Dynegy will likely need to refinance all or a portion of its indebtedness on or before maturity. Dynegy’s ability to refinance the Dynegy Notes offered hereby, the Credit Agreement, the Existing Notes and any other future indebtedness will depend on the condition of the capital markets and Dynegy’s financial condition at such time and could be limited by restrictive covenants in Dynegy’s existing and future debt agreements. Dynegy cannot provide assurances that it will be able to refinance any of its indebtedness on commercially reasonable terms or at all. If refinancing is not available to Dynegy, it may not have sufficient cash to enable it to meet all of its obligations, including payments on the Dynegy Notes and its other indebtedness.

The Dynegy Notes and the guarantees will be unsecured and effectively subordinated to Dynegy’s existing secured indebtedness and any future secured indebtedness.

The Dynegy Notes and the guarantees will be general unsecured senior obligations and will be effectively subordinated to all of Dynegy’s existing and future secured debt and that of each subsidiary guarantor, including obligations under the Credit Agreement, to the extent of the value of the collateral securing such debt. If Dynegy or a subsidiary guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any of Dynegy’s secured debt or of that subsidiary guarantor will be entitled to be paid in full from Dynegy’s assets or the assets of the subsidiary guarantor, as applicable, securing that debt before any payment may be made with respect to the Dynegy Notes or the affected guarantees. Holders of the Dynegy Notes will participate ratably in Dynegy’s remaining assets with all holders of Dynegy’s unsecured indebtedness that does not rank junior to the Dynegy Notes, including holders of the Existing Notes and all of Dynegy’s other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Dynegy Notes. As a result, holders of the Dynegy Notes would likely receive less, on a ratable basis, than holders of secured indebtedness.

Assuming the Delta Transaction is consummated, as of September 30, 2016, on a pro forma basis for the Pro Forma Adjustments, Dynegy would have had $9.7 billion of indebtedness (excluding unamortized discount and debt issuance costs of $199 million), of which $2.9 billion would have been secured. As of September 30, 2016, Dynegy had $1.1 billion of additional borrowings available under Dynegy’s revolving credit facilities, net of expected letters of credit outstanding (all of which are secured). Upon the closing of the Delta Transaction, Dynegy will have additional capacity in place, will draw upon its revolving capacity, and expects to issue additional letters of credit.

Your right to receive payments on the Dynegy Notes could be adversely affected if any of Dynegy’s non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

A number of Dynegy’s subsidiaries will not guarantee the Dynegy Notes. See “Description of the Dynegy Notes—Brief Description of the Dynegy Notes and the Subsidiary Guarantees—The Subsidiary Guarantees.” Accordingly, claims of holders of the Dynegy Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of Dynegy’s non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to Dynegy or a guarantor of the Dynegy Notes. The indenture governing the Dynegy Notes will not limit the ability of these subsidiaries to incur certain additional debt or other liabilities. In the event of a bankruptcy, liquidation or reorganization of any of Dynegy’s non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Dynegy. As of September 30, 2016, (1) Dynegy and the subsidiary guarantors held 82% of Dynegy’s consolidated total assets and (2) assuming the Delta Transaction is consummated, on a pro forma basis for the Pro Forma Adjustments, Dynegy and the subsidiary guarantors would have held 97% of Dynegy’s consolidated total assets. In addition, after giving effect to the Pro Forma Adjustments as if each of the transactions described therein occurred on January 1, 2015, total operating revenues of the non-guarantor subsidiaries would have been 11% and 10% of Dynegy’s consolidated operating revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

A court could cancel the guarantees of the Dynegy Notes by Dynegy’s subsidiaries under fraudulent transfer law.

Each of Dynegy’s current and future wholly-owned domestic restricted subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement will guarantee the Dynegy Notes, except as described under “Description of the Dynegy Notes—The Subsidiary Guarantees.” Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the subsidiary guarantor or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the subsidiary guarantor incurred the debt evidenced by its guarantee (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) any one of the following conditions was satisfied:

•                  the subsidiary guarantor was insolvent or was rendered insolvent by reason of the incurrence;

•                  the subsidiary guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•                  the subsidiary guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the issuance of the Dynegy Notes. The determination of whether a subsidiary guarantor was or was rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than the fair market value of its assets, if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they become absolute and matured or if it is unable to pay its debts.

If a court canceled a subsidiary guarantor’s guarantee, you would no longer have a claim against that subsidiary guarantor or its assets. Dynegy’s assets and the assets of the remaining subsidiary guarantors may not be sufficient to pay amounts then due under the Dynegy Notes.

The Dynegy Notes will be guaranteed by each of Dynegy’s current and future wholly-owned domestic subsidiaries that is a borrower or guarantees the Credit Agreement or any indebtedness that refinances the Credit Agreement. If such a subsidiary is released from its guarantee of the Credit Agreement or such other indebtedness, it will automatically be released from its guarantee of the Dynegy Notes.

The Dynegy Notes will be guaranteed by each of Dynegy’s current and future wholly-owned domestic subsidiaries that is a borrower or guarantees the Credit Agreement or any indebtedness that refinances the Credit Agreement, except as described under “Description of the Dynegy Notes—The Subsidiary Guarantees.” If such a subsidiary is released from its guarantee of the Credit Agreement or such other indebtedness, it will automatically be released from its guarantee of the Dynegy Notes without the consent of the holders of the Dynegy Notes. The Credit Agreement provides that a subsidiary guarantee may be released under certain circumstances. For example, the Credit Agreement: (i) permits Dynegy’s subsidiary guarantors to enter into certain permitted transactions as a result of which such subsidiary guarantor ceases to be a subsidiary and (ii) allows Dynegy to designate any of its subsidiaries as an unrestricted subsidiary or excluded project subsidiary so long as certain conditions are satisfied, the effect of which, in each case, would be to release such subsidiary from its guarantee obligations or to not require a guarantee from such subsidiary. See “Description of the Dynegy Notes—The Subsidiary Guarantees.”

If an active trading market does not develop for the Dynegy Notes you may not be able to resell them.

The Dynegy Notes are a new issue of securities and there is no established trading market for the Dynegy Notes. Dynegy cannot assure you that an active trading market will develop for the Dynegy Notes. If no active trading market develops, you may not be able to resell your Dynegy Notes at their fair market value or at all. Future trading prices of the Dynegy Notes will depend on many factors, including, among other things, prevailing interest rates, Dynegy’s operating results and the market for similar securities. Dynegy does not intend to apply for listing the Dynegy Notes on any securities exchange or for inclusion of the Dynegy Notes in any automated quotation system. Historically, the market for non-investment grade debt has been subjected to disruptions that have caused substantial volatility in the prices of securities similar to the Dynegy Notes. The market for the Dynegy Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your Dynegy Notes.

Dynegy may be unable to repurchase the Dynegy Notes upon a change of control.

Upon the occurrence of a change of control, you will have the right to require Dynegy to repurchase your Dynegy Notes at a purchase price in cash equal to 101% of the principal amount of your Dynegy Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase. The Credit Agreement and the indentures governing the Existing Notes contain, and any future credit agreement or other agreements relating to indebtedness to which Dynegy becomes a party may contain, prohibitions of certain events, including events that would constitute a change of control. The exercise by the holders of Dynegy Notes of their right to require Dynegy to repurchase the Dynegy Notes upon a change of control could cause a default under these other agreements, even if the change of control itself is not due to the financial effect of such repurchases on Dynegy or otherwise. In the event a change of control occurs at a time when Dynegy is prohibited from purchasing Dynegy Notes, Dynegy could seek the consent of the applicable lenders to the purchase of Dynegy Notes or could attempt to refinance the indebtedness that contains such prohibitions. If Dynegy does not obtain a consent or repay that indebtedness, it will remain prohibited from purchasing Dynegy Notes. Dynegy’s failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture which, in turn, would constitute a default under the Credit Agreement, the indentures governing the Existing Notes and the documents governing Dynegy’s other indebtedness. In addition, Dynegy may not have sufficient financial resources to satisfy all of its obligations under the Dynegy Notes and its other indebtedness. Finally, the change of control feature of the Dynegy Notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection.

Ratings of the Dynegy Notes or Dynegy’s other debt may affect the trading price of the Dynegy Notes.

The Dynegy Notes will, as soon as reasonably practicable after the Settlement Date or the Plan Effective Date, as applicable, be publicly rated by independent rating agencies. If one or more rating agency assigns the Dynegy Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market value of the Dynegy Notes could be harmed. In addition, the trading price of the Dynegy Notes is affected by market perceptions of Dynegy’s creditworthiness. Consequently, if a credit rating agency downgrades or withdraws a rating on Dynegy’s other debt, or puts Dynegy on credit watch, the trading price of the Dynegy Notes may decline.

Risks Related to the Dynegy Warrants

The trading prices for the Dynegy Warrants will be directly affected by the trading prices for Dynegy Common Stock.

It is impossible to predict whether the prices of Dynegy Common Stock will rise or fall. The market price of Dynegy Common Stock will be influenced by general stock market conditions and Dynegy’s operating results and business prospects and other factors described elsewhere in these “Risk Factors” and in risk factors contained in documents incorporated herein by reference. In addition, sales by Dynegy or its stockholders of substantial amounts of Dynegy Common Stock in the market after the offering of the Dynegy Warrants or the perception that those sales could occur can affect the price of Dynegy Common Stock. The market for Dynegy Common Stock likely will influence, and be influenced by, a market that develops for the Dynegy Warrants, if any. The price of Dynegy Common Stock also could be affected by possible sales of such common stock by investors who view the Dynegy Warrants as a more attractive means of equity participation in Dynegy and by hedging or arbitrage trading activity that is likely to develop involving the Dynegy Warrants and Dynegy Common Stock. The arbitrage activity could, in turn, affect the trading prices of the Dynegy Warrants and Dynegy Common Stock.

Until you have the rights of a record holder with respect to Warrant Shares, you are not entitled to any rights with respect to Dynegy Common Stock, but you are subject to all changes made with respect to Dynegy Common Stock.

Until you have the rights of a record holder with respect to Warrant Shares, you are not entitled to any rights with respect to Dynegy Common Stock. Accordingly Dynegy cannot assure you that a liquid trading market will develop for the Dynegy Warrants (or, if developed, that a liquid trading market will be maintained), that you will be able to sell the Dynegy Warrants at a particular time or that the prices you receive when you sell will be favorable.

The secondary market for the Dynegy Warrants may be illiquid.

The Dynegy Warrants and the Warrant Shares will be new securities for which there is no established trading market. Immediately after the issuance of the Dynegy Warrants, Dynegy intends to use commercially reasonable efforts to apply for a listing of the Dynegy Warrants on the NYSE. If approved for listing, Dynegy expects that the Dynegy Warrants will begin trading on the NYSE within 30 days after the Dynegy Warrants are first issued. There can be no assurance that the Dynegy Warrants will be listed on the NYSE.

You may not be able to recover the value the Dynegy Warrants, and the Dynegy Warrants may be worthless when they expire.

On November 4, 2016, the last reported sales price of Dynegy Common Stock on the NYSE was $8.31 per share. This is less than the exercise price of the Dynegy Warrants. In order to recover the value of the Dynegy Warrants, either a trading market must develop for the Dynegy Warrants or the price of Dynegy Common Stock must be more than the exercise price of the Warrants ($35.00 per share).

Holders of Dynegy Warrants may exercise their right to acquire Dynegy Common Stock prior to the expiration of the seven-year term, after which date any unexercised Dynegy Warrants will expire and have no further value. In certain circumstances, the Dynegy Warrants may be exercisable on a cashless basis. There can be no assurance that the market price of Dynegy Common Stock will ever equal or exceed the exercise price of the Dynegy Warrants, and, consequently, whether it will ever be profitable for holders of the Dynegy Warrants to exercise the Dynegy Warrants.

You may incur immediate and future dilution upon exercise of the Dynegy Warrants for shares of Dynegy Common Stock.

Upon exercise of your Dynegy Warrants for shares of Dynegy Common Stock, you could experience immediate and substantial dilution if the exercise price of the Dynegy Warrants at the time is higher than the net tangible book value per share of the outstanding Dynegy Common Stock. In addition, you will experience dilution when Dynegy issues additional shares of common stock that it is permitted or required to issue in any future offerings.

The adjustment to the exercise price for Dynegy Warrants and the number of Warrant Shares purchasable upon exercise of each Dynegy Warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your Dynegy Warrants as a result of such event.

Pursuant to the terms of the Dynegy Warrants, under certain circumstances, Dynegy will adjust the exercise price for Dynegy Warrants and the number of Warrant Shares purchasable upon exercise of each Dynegy Warrant in connection with such an adjustment event. The adjustment to the exercise price for Dynegy Warrants and the number of Warrant Shares purchasable upon exercise of each Dynegy Warrant will be determined based on the date on which the adjustment event occurs or becomes effective. The adjustment to the exercise price for Dynegy Warrants a and the number of Warrant Shares purchasable upon exercise of each Dynegy Warrant in connection with an adjustment event may not adequately compensate you for any lost value of your Dynegy Warrants as a result of such dilutive event.

A holder of Dynegy Warrants may be subject to tax if Dynegy makes or, in certain other circumstances, does not make certain adjustments to the number of Warrant Shares to be issued upon the exercise of a Dynegy Warrant or to the exercise price of the Dynegy Warrants, even though such holder does not receive a corresponding cash distribution.

The number of Warrant Shares to be issued upon the exercise of a Dynegy Warrant and the exercise price of the Dynegy Warrants are subject to adjustment in certain circumstances, including the payment of cash dividends with respect to Dynegy Common Stock. In certain circumstances, a holder of Dynegy Warrants may be deemed to have received a constructive distribution subject to U.S. federal income tax without the receipt of any cash. In addition, in certain other circumstances, the absence of certain adjustments could also be treated as a constructive taxable distribution to a holder of Dynegy Warrants. In the case of a Non-U.S. Holder of Dynegy Warrants, any constructive distribution that is treated as a dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Because constructive distributions will not give rise to any cash from which any U.S. withholding tax can be satisfied, Dynegy (or the paying agent) may withhold any such tax from other cash payments and distributions deliverable to a Non-U.S. Holder. See “Certain U.S. Federal Income Tax Considerations.”

The Dynegy Warrants may have no value in a bankruptcy.

In the event of a bankruptcy or reorganization or other insolvency proceeding by or against Dynegy, the unexercised Dynegy Warrants may be deemed to be executory contracts subject to rejection by Dynegy with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the outstanding Dynegy Warrants may not be entitled to receive any consideration or may receive less than they would be entitled to if they had exercised their Dynegy Warrants prior to the commencement of such bankruptcy or reorganization. In addition, in the event of a bankruptcy or reorganization or other insolvency proceeding, the common stock underlying the Dynegy Warrants may have little or no value.

The exercise prices for the Dynegy Warrants will not be adjusted for all dilutive events.

The exercise price for the Dynegy Warrants is subject to adjustment for stock splits and combinations, stock dividends and certain other transactions set forth in “Description of the Dynegy Warrants—Anti-dilution Adjustments.” However, the exercise price will not be adjusted for other events, such as employee and director option grants or certain offerings of Dynegy Common Stock or securities convertible into shares of Dynegy Common Stock for cash or in connection with acquisitions, which may adversely affect the market price of Dynegy Common Stock. Accordingly, an event that adversely affects the value of the Dynegy Warrants may occur, and that event may not result in an adjustment to the exercise price.

Risks Related to Dynegy Common Stock

The market price of Dynegy Common Stock may be volatile, which could cause the value of your investment to decline.

The market price of shares of Dynegy Common Stock has fluctuated substantially and may continue to fluctuate in response to multiple factors, some of which are beyond Dynegy’s control, as described under “Disclosure Regarding Forward-Looking Statements” in this Offering Memorandum and Disclosure Statement.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of Dynegy Common Stock, make it difficult to predict the market price of Dynegy Common Stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of Dynegy’s equity, which may adversely affect the market price of the shares of Dynegy Common Stock and/or dilute the value of shares of Dynegy Common Stock but without triggering an anti-dilution adjustment under the terms of the warrant agreement.

Dynegy is not restricted from issuing, and stockholder approval is not required in order to issue, additional shares of Dynegy Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Dynegy Common Stock, except any stockholder approval required by the NYSE. Issuances of a substantial number of shares of Dynegy Common Stock or other equity or equity-linked securities could depress the market price of shares of Dynegy Common Stock or dilute Dynegy Common Stock. Dynegy cannot predict the effect that future issuances of Dynegy Common Stock or other equity-related securities would have on the market price of the Dynegy Warrants or shares of Dynegy Common Stock.

In addition, the number of Warrant Shares issuable upon exercise of the Dynegy Warrants is subject to adjustment only for certain events with respect to Dynegy, including, but not limited to, stock splits and combinations, the issuance or expiration of options, warrants or convertible securities, dividends or distributions, certain issuances of common stock, other actions affecting common stock equivalents and the consolidation, merger or sale of assets. The number of shares of Dynegy Common Stock deliverable upon the exercise of the Dynegy Warrants is not subject to adjustment for other events that may adversely affect the value of Dynegy Common Stock, such as employee stock grants, offerings of Dynegy Common Stock for cash, certain exchanges of Dynegy Common Stock for other securities or in connection with acquisitions and other transactions. Accordingly, Dynegy may issue equity or equity-linked securities without triggering anti-dilution adjustments under the warrant agreement.

Dynegy’s board of directors may, without stockholder approval, cause the issuance of shares of preferred stock with rights which could adversely affect the right of holders of Dynegy Common Stock or could discourage, delay or prevent a change of control of Dynegy.

Dynegy’s third amended and restated certificate of incorporation provides for the issuance of up to 20,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by Dynegy’s board of directors. Dynegy’s board of directors may, without further stockholder approval, cause the issuance of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Dynegy Common Stock. If issued, the preferred stock could also dilute the holders of Dynegy Common Stock and could discourage, delay or prevent a change of control of Dynegy, including transactions in which stockholders might receive a premium for their shares.

Dynegy does not currently anticipate paying cash dividends on Dynegy Common Stock in the foreseeable future.

Dynegy has paid no cash dividends on its common stock and has no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of Dynegy’s board of directors, subject to applicable limitations under Delaware law, and will be dependent upon Dynegy’s results of operations, financial condition, contractual restrictions and other factors deemed relevant by Dynegy’s board of directors.

Shares of Dynegy Common Stock are equity securities and are subordinated to Dynegy’s existing and future indebtedness and structurally subordinated to all the indebtedness claims against Dynegy’s subsidiaries.

Shares of Dynegy Common Stock are equity interests and do not constitute indebtedness. As such, shares of Dynegy Common Stock will rank junior in right of payment to all of Dynegy’s indebtedness and to other non-equity claims against Dynegy and Dynegy’s assets available to satisfy claims against Dynegy, including claims in a bankruptcy, liquidation or similar proceeding.

In addition, Dynegy’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation, reorganization or otherwise, and thus your ability as a holder of shares of Dynegy Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of Dynegy’s claims as a creditor of such subsidiary may be recognized. As a result, Dynegy Common Stock is structurally subordinated to all existing and future liabilities and obligations of Dynegy’s subsidiaries.

USE OF PROCEEDS

Neither Dynegy nor Genco will receive any proceeds from the Exchange Offer or the Plan. If the Exchange Offer is consummated, the Genco Notes exchanged in connection with the Exchange Offer will be cancelled. If the Exchange Offer is not consummated and the Plan becomes effective, all of the Genco Notes will be cancelled.

DYNEGY CAPITALIZATION

The following table sets forth Dynegy’s consolidated cash and cash equivalents and Dynegy’s consolidated capitalization as of September 30, 2016:

•                  on an actual basis;

•                  on an as adjusted basis, after giving effect to the Restructuring (assuming that all of the outstanding Genco Notes are cancelled either as a result of being validly tendered (and not validly withdrawn) and accepted in the Exchange Offer or because the Plan is implemented) as if it had occurred on September 30, 2016; and

•                  on an as further adjusted basis to also give effect to the (i) borrowings under Dynegy’s revolving credit facility to finance a portion of the purchase price for the Delta Transaction, (ii) Elwood Sale, (iii) ECP Buyout, (iv) ECP Stock Purchase, (v) Delta Transaction and the payment of the acquisition consideration with the proceeds of the Acquisition Financing Transactions and cash-on-hand, (vi) issuance of the Dynegy 2025 Notes in October 2016 and (vii) payment of related fees and expenses, as if each had occurred on September 30, 2016.

You should read the following information in conjunction with the sections entitled “Summary—Summary Historical Consolidated Financial Information of Dynegy” and “Risk Factors” included in this Offering Memorandum and Disclosure Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2015, and in Dynegy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, each incorporated by reference into this Offering Memorandum and Disclosure Statement, and (i) the financial statements of Duke Midwest and the EquiPower Assets and the related notes incorporated by reference into this Offering Memorandum and Disclosure Statement and (ii) the financial statements of the GSENA Thermal Assets and the related notes incorporated by reference into this Offering Memorandum and Disclosure Statement. The data presented in the following table is for illustrative purposes only, does not purport to reflect what Dynegy’s actual financial position would have been had the transactions described actually taken place on September 30, 2016, and is not necessarily indicative of Dynegy’s financial position as of that date or in the future.

	As of September 30, 2016
	Actual	As adjusted for the Restructuring	As further adjusted for the other transactions	Total, as adjusted
	(in millions)

Cash and cash equivalents	$1,458	$(139)	$(802)	$517
Long-term debt (including current portion): Secured Obligations:
Dynegy Inc.:
Tranche B-2 Term Loans, due 2020(1)	$774	$—	$—	$774
Tranche C Term Loan, due 2023(1)	—	—	2,000	2,000
Revolving Facility(1)(2)	—	—	366	366
Forward capacity agreement	219	—	—	219
Inventory financing agreements	136	—	—	136
Dynegy Finance IV, Inc.:
Tranche C Term Loan, due 2023(1)	2,000	—	(2,000)	—
Less: Repayment of term loans	—	—	(550)	(550)
Total secured obligations	3,129	—	(184)	2,945
Unsecured Obligations:
Dynegy Inc.:
7.00% Amortizing notes that are components of the Tangible Equity Units	87	—	—	87
6.75% Senior Notes due 2019	2,100	—	—	2,100
7.375% Senior Notes due 2022	1,750	—	—	1,750
5.875% Senior Notes due 2023	500	—	—	500
7.625% Senior Notes due 2024	1,250	—	—	1,250
8.00% Senior Notes due 2025	—	—	750	750
Dynegy Notes offered hereby	—	210	—	210
Equipment financing agreements	100	—	—	100
Genco:
7.00% Senior Notes Series H, due 2018(3)	300	(300)	—	—
6.30% Senior Notes Series I, due 2020(3)	250	(250)	—	—
7.95% Senior Notes Series F, due 2032(3)	275	(275)	—	—
Total unsecured obligations	6,612	(615)	750	6,747
Unamortized debt discounts and issuance costs	(218)	97	(78)	(199)
Total long-term debt (including current portion)	$9,523	$(518)	$488	$9,493
Stockholders’ equity:
Total Dynegy stockholders’ equity	$2,211	$379	$109	$2,699
Noncontrolling interest	(4)	—	—	(4)
Total equity	2,207	379	109	2,695
Total capitalization	$11,730	$(139)	$597	$12,188

(1)                                 As of September 30, 2016, Dynegy’s Credit Agreement consisted of (i) a seven-year senior secured term loan B facility due April 23, 2020 (the “Tranche B-2 Term Loans”) and (ii) $1.425 billion in senior secured revolving credit facilities (the “Revolving Facility”). The Revolving Facility includes three tranches of revolving commitments consisting of: (i) a $475 million tranche which will mature on April 23, 2018, (ii) a $350 million tranche which will mature April 1, 2020, and (iii) a $600 million tranche which will mature on April 2, 2020. Additionally, on June 27, 2016, Dynegy Finance IV, Inc., a direct wholly-owned subsidiary of Dynegy, entered into a term loan credit agreement with certain lenders providing for a $2.0 billion, seven-year senior secured term loan facility (the “Escrowed Term Loan”), net proceeds of which were placed into escrow pending the closing of the Delta Transaction. Upon consummation of the Delta

Transaction, the Escrowed Term Loan will convert into an incremental term loan facility (the “Incremental Term Loan”) of Dynegy under the Credit Agreement and, pursuant to and in accordance with the Third Amendment to the Credit Agreement, dated as of June 27, 2016, Dynegy will become the borrower thereof (the Escrowed Term Loan or the Incremental Term Loan, as applicable, the “Tranche C Term Loan”). Only amounts outstanding under the Tranche B-2 Term Loans, the Tranche C Term Loan and the Revolving Facility are used for calculating the secured debt and the senior secured leverage ratio per the Credit Agreement.

(2)                                 At September 30, 2016, there were no amounts drawn on the Revolving Facility; however, Dynegy had outstanding letters of credit of approximately $327 million, which reduces the amount available under the Revolving Facility. As of September 30, 2016, Dynegy had $1.1 billion of additional borrowings available under Dynegy’s revolving credit facilities, net of expected letters of credit outstanding (all of which are secured). Upon the closing of the Delta Transaction, Dynegy will have additional capacity in place, will draw upon its revolving capacity, and expects to issue additional letters of credit..

(3)                                 The $825 million of Genco Notes are non-recourse to Dynegy.

GENCO CAPITALIZATION

The following table sets forth Genco’s consolidated cash and cash equivalents and Genco’s consolidated capitalization as of June 30, 2016:

•                  on an actual basis;

•                  on an as adjusted basis, after giving effect to the (i) Restructuring (assuming that all of the outstanding Genco Notes are cancelled either as a result of being validly tendered (and not validly withdrawn) and accepted in the Exchange Offer or because the Plan is implemented), (ii) guarantee by Genco of all of Dynegy’s unsecured notes and credit facilities, (iii) payment of the Support Agreement Fee by Genco, (iv) borrowings under the Genco Working Capital Facility (or other intercompany loan if the Exchange Offer is consummated), (v) payment of the Support Agreement Fee in full and (vi) payment of related fees and expenses, as if each had occurred on June 30, 2016; and

•                  on an as further adjusted basis, after giving effect to cash Genco expects to receive upon consummation of the Restructuring from the release of cash posted as collateral for letters of credit, as if it had occurred on June 30, 2016.

You should read the following information in conjunction with the sections entitled “Summary—Summary Historical Consolidated Financial Information of Genco” and “Risk Factors” included in this Offering Memorandum and Disclosure Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Genco’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Genco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each incorporated by reference into this Offering Memorandum and Disclosure Statement. The data presented in the following table is for illustrative purposes only, does not purport to reflect what Genco’s actual financial position would have been had the transactions described actually taken place on September 30, 2016 and is not necessarily indicative of Genco’s financial position as of that date or in the future.

	As of June 30, 2016
	Actual	As adjusted	As further adjusted	Total, as adjusted
	(in millions)

Cash and cash equivalents	$42	$(52)	$10	$—
Long-term debt (including current portion)(1):
Genco Working Capital Facility(2)	$—	$87	$—	$87
7.00% Senior Notes Series H, due 2018	300	(300)	—	—
6.30% Senior Notes Series I, due 2020	250	(250)	—	—
7.95% Senior Notes Series F, due 2032	275	(275)	—	—
Unamortized debt discounts and issuance costs	(4)	4	—	—
Total long-term debt (including current portion)	$821	$(734)	—	$87
Stockholders’ equity:
Total Genco stockholders’ equity	$(439)	$682	—	$243
Noncontrolling interest	3	—	—	3
Total equity	(436)	682	—	246
Total capitalization	$385	$(52)	$—	$333

(1)                                 Upon consummation of the Restructuring, it is expected that Genco will guarantee Dynegy’s outstanding indebtedness for borrowed money. See “Summary—Post-Restructuring Transactions—Guarantee of Dynegy Indebtedness.”

(2)                                 If the Plan is implemented, Genco will enter into the Genco Working Capital Facility that will provide for maximum aggregate borrowings by Genco of $125.0 million. The proceeds of the Working Capital Facility may be used (i) for Genco’s working capital needs (subject to limitations on amounts used to satisfy judgments or establish reserve accounts) and (ii) to pay cash and fees under the Support Agreement (including the $9 million Support Agreement Fee and the Non-Eligible Holder Distribution). See “The Plan—Overview of the Plan—Means for Implementation of the Plan; Post-Effective Date Governance—The Genco Working Capital Facility.” If the Exchange Offer is consummated and the cash available at Genco is insufficient to pay the amounts then payable by Genco in the Exchange Offer, Dynegy will provide Genco with the funds necessary to pay the difference through an intercompany loan.

RATIO OF EARNINGS TO FIXED CHARGES OF DYNEGY

As a result of the application of fresh-start accounting as of October 1, 2012, following Dynegy’s reorganization, Dynegy’s financial statements on or prior to October 1, 2012 are not comparable with its financial statements after October 1, 2012. References to “Successor” refer to Dynegy after October 1, 2012, after giving effect to the application of fresh-start accounting. References to “Predecessor” refer to Dynegy on or prior to October 1, 2012.

The following table sets forth for Dynegy for each of the periods indicated its ratio of earnings to fixed charges on a consolidated basis. For the purposes of computing the ratio of earnings to fixed charges, “earnings” are defined as pre-tax income from continuing operations before adjustments for earnings from equity investments plus fixed charges. “Fixed charges” consist of interest, whether capitalized or expensed, amortization of debt expense and the estimated interest component of rent expense.

	Successor								Predecessor
	Nine Months Ended September 30,		Year Ended December 31,						October 2 Through December 31,		January 1 Through October 1,	Year Ended December 31,
	2016		2015		2014		2013		2012		2012	2011
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	2.13	—	(1)

(1)                                 For the nine months ended September 30, 2016, the years ended December 31, 2015, 2014 and 2013, the period from October 2 through December 31, 2012 and the year ended December 31, 2011, earnings were insufficient to cover fixed charges by $1,055 million, $426 million, $283 million, $419 million, $113 million and $587 million, respectively.

RELEASE, DISCHARGE OF CLAIMS, AND COVENANTS NOT TO SUE

Release and Discharge upon Consummation of the Exchange Offer

If you are a Non-Eligible Holder, the Exchange Offer is not being made to you. This subsection applies only to Eligible Holders.

Release and Discharge by Eligible Holders Who Tender Genco Notes in the Exchange Offer

The electronic transfer of Genco Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer and delivery of an Agent’s Message through ATOP by an Eligible Holder will, upon consummation of the Exchange Offer, constitute a release and discharge, on behalf of such Eligible Holder and its successors and assigns, and such Eligible Holder’s affiliates and their respective successors and assigns, of each of the Released Parties and their respective present and former affiliates, members, officers, directors, representatives and advisors from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of Genco, that Genco would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Eligible Holder of any Claim or interest, based on or relating to, or in any manner arising from, in whole or in part, Genco (including the management, ownership or operation thereof), Genco’s restructuring efforts, intercompany transactions involving Genco or its subsidiaries, transactions involving Genco or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Genco Power Supply Agreement, the Tax Sharing Agreement (as defined in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement), the Genco Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by Genco or its subsidiaries pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code or applicable state law, the formulation, preparation, dissemination, or negotiation of the Support Agreement or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Support Agreement, the Exchange Offer, the Plan, the pursuit of consummation of the Exchange Offer or confirmation of the Plan, the issuance or distribution of securities pursuant to the Restructuring, or the distribution of property in connection with the Exchange Offer or under any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Settlement Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Settlement Date obligations of any party or entity with respect to the Exchange Offer or any document, instrument, or agreement executed to implement the Restructuring or (b) any Claim or Cause of Action against a Released Party (other than Genco and its subsidiaries) based on or relating to, or in any manner arising from, securities existing on or before the Settlement Date that were issued by a Released Party (other than Genco and its subsidiaries) or debt incurred by a Released Party (other than Genco and its subsidiaries).

Release and Discharge by Genco

On and after the Settlement Date, for good and valuable consideration, each Released Party will be and will be deemed released and discharged by Genco and any successor of Genco, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of Genco, that Genco would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Eligible Holder of any Claim or interest, based on or relating to, or in any manner arising from, in whole or in part, Genco (including the management, ownership or operation thereof), Genco’s restructuring efforts, intercompany transactions involving Genco or its subsidiaries, transactions involving Genco or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Genco Power Supply Agreement, or the Tax Sharing Agreement, the Genco Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by

Genco or its subsidiaries pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, or negotiation of the Support Agreement or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Support Agreement, the Exchange Offer, the Indenture Consent Solicitation, the pursuit of consummation of the Exchange Offer or confirmation of the Plan, the implementation of the Exchange Offer, including the issuance or distribution of securities pursuant to the Exchange Offer, or the distribution of property pursuant to the Exchange Offer or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Settlement Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Settlement Date obligations of any party or entity under any document, instrument, or agreement executed to implement the Exchange Offer or (b) any Claim or Cause of Action Genco has or may have against its subsidiaries, including, but not limited to, with respect to the $150 million promissory note, dated September 30, 2010 made to Ameren Energy Generating Company (now known as Genco) from EEI (the “EEI Promissory Note”).

Release and Discharge upon Effectiveness of the Plan

This subsection applies to all Noteholders.

Release and Discharge by Noteholders

To the fullest extent permitted by applicable law, on and after the Plan Effective Date, for good and valuable consideration, each Noteholder (except for any Noteholder that (1)(a) votes to reject the Plan or (b) does not vote on the Plan and (2) opts out of granting the releases set forth in Section 6.4(b) of the Plan pursuant to any Ballot cast on the Plan by such Noteholder) and each holder of an interest in Genco will be deemed to have released and discharged each of the Released Parties from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of Genco, that Genco, Genco as reorganized under the Plan (the “Reorganized Debtor”), or the bankruptcy estate of Genco created under Section 541 of the Bankruptcy Code (the “Estate”) would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of such Noteholder or holder of an interest in Genco, based on or relating to, or in any manner arising from, in whole or in part, Genco (including the management, ownership or operation thereof), Genco’s restructuring efforts, intercompany transactions involving Genco or its subsidiaries, transactions involving Genco or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Genco Power Supply Agreement, or the Tax Sharing Agreement, the Genco Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by Genco or its subsidiaries pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code or applicable state law, the formulation, preparation, dissemination, or negotiation of the Support Agreement or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Support Agreement, the Exchange Offer, the Indenture Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of consummation of the Exchange Offer or confirmation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Plan Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; (b) any Claim or Cause of Action against a Released Party (other than Genco and its subsidiaries) based on or relating to, or in any manner arising from, securities existing on or before the Plan Effective Date that were issued by a Released Party (other than Genco and its subsidiaries) or debt incurred by a Released Party (other than Genco and its subsidiaries); and (c) any Claims and Causes of Action, including, but not limited to, any intercompany Claim, if applicable, against Genco asserted by Dynegy or its affiliates (other than direct and indirect, and wholly and majority owned subsidiaries of Genco), including, but not limited to, Claims and Causes of Action in connection with or arising out of the Shared Services Agreement, the Tax Sharing Agreement, and the Genco Power Supply Agreement (such Claims and Causes of Action in this subpart (c), the “Unreleased Dynegy Claims”).

Release and Discharge by Genco

On and after the Plan Effective Date, for good and valuable consideration, each Released Party will be and will be deemed released and discharged by Genco, the Reorganized Debtor, its Estate, and any successor to any of the foregoing, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of Genco, that Genco, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of any Noteholder, based on or relating to, or in any manner arising from, in whole or in part, Genco (including the management, ownership or operation thereof), Genco’s restructuring efforts, intercompany transactions involving Genco or its subsidiaries, transactions involving Genco or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Genco Power Supply Agreement, or the Tax Sharing Agreement, the Genco Indenture any preference or avoidance claim relating to transfers made or obligations incurred by Genco or its subsidiaries pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, or negotiation of the Support Agreement or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Support Agreement, the Exchange Offer, the Indenture Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of consummation of the Exchange Offer or confirmation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Plan Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any Claim or Cause of Action Genco, the Reorganized Debtor or the Estate has or may have against its subsidiaries, including, but not limited to, with respect to the EEI Promissory Note.

Exculpation

On and after the Plan Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party will be released and exculpated from any Claim, obligation, Cause of Action or liability for any Claim in connection with or arising out of the formulation, preparation, dissemination, or negotiation of the Support Agreement, the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Support Agreement, the Exchange Offer, the Indenture Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of confirmation of the Plan, the pursuit of consummation of the Exchange Offer or confirmation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date related or relating to the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the foregoing; provided, however, that the foregoing exculpation shall not apply to the Unreleased Dynegy Claims. Genco, the Reorganized Debtor, Dynegy and the Supporting Noteholders (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

“Exculpated Party” means any of Genco, the Noteholders, Dynegy, the Genco Indenture Trustee and any of their respective predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Discharge of Genco

On and after the Plan Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against Genco or any of its assets, property, or Estate; (b) the Plan shall bind all Noteholders and holders of interests in Genco, notwithstanding whether any such Noteholders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and interests shall be satisfied, discharged, and released, and Genco’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under Section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against Genco, the Reorganized Debtor, the Estate, their successors and assigns, and their assets and properties any other Claims or interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Plan Effective Date, provided, however, that the foregoing discharge shall not apply to the Unreleased Dynegy Claims.

Injunction

Except as provided in the Plan or the confirmation order, as of the Plan Effective Date, all persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an interest or other right of an equity security holder that is Reinstated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against Genco, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or Reinstated interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to Genco or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any person that does not comply with or is inconsistent with the provisions of the Plan.

Except as provided in the Plan or the confirmation order, as of the Plan Effective Date, all persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Article VI of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or Reinstated interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii)

enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released person; or (v) commencing or continuing any action, in any manner, in any place, or against any person that does not comply with or is inconsistent with the provisions of the Plan.

Without limiting the effect of the foregoing upon any person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed interests receiving distributions or having been Reinstated pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this subsection.

“Allowed” means, with reference to any Claim or interest, (i) a Claim or interest (or a portion thereof) that is neither disputed, contingent nor unliquidated, and, if filed with the Bankruptcy Court or Claims Agent (as defined in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement), as to which Genco or any other party in interest has not filed an objection by the Claims Objection Deadline (as defined in the Plan, attached as Annex A of this Offering Memorandum and Disclosure Statement) or such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules or the Bankruptcy Court; (ii) a Claim or interest that has been Allowed by a final order; (iii) a Claim or interest that is Allowed (x) pursuant to the Plan, (y) in any stipulation that is approved by the Bankruptcy Court or (z) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (iv) a Claim relating to a rejected executory contract or unexpired lease that has been Allowed by a final order; (v) a Claim as to which a Proof of Claim (as defined in the Plan, attached as Annex A to this Offering Memorandum and Disclosure Statement) has been timely filed and as to which no objection has been filed by the Claims Objection Deadline; or (vi) any other Claim or interest that has been allowed by a final order of the Bankruptcy Court. For the avoidance of doubt, a Claim that is Disputed is not an Allowed Claim.

“Disputed” means (i) when used with respect to a Claim, that portion (including, when appropriate, the whole of such Claim) of (x) a Claim as to which (A) Genco or the Reorganized Debtor, as applicable, disputes its liability in accordance with applicable law or contract (including, without limitation, by declining to pay the Claim or by issuing a statement or other communication to the claimant or publicly that such Claim is disputed, including with respect to the status of such Claim as secured or unsecured), and (B) the liability of Genco has not been settled by Genco or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by final order, (y) as an alternative to the foregoing, a Claim as to which Genco or the Reorganized Debtor, as applicable, has elected to file an objection or a motion for estimation in the Bankruptcy Court and such objection or a motion for estimation has not been settled or withdrawn by Genco or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by final order; or (z) a Claim that has been expressly disputed in the Plan; (ii) when used with respect to an interest, an interest that is in a name, kind and amount different than as set forth in the records of Genco; or (iii) when used with respect to a Claim or interest, a Claim or interest that is not yet Allowed; provided, however, that notwithstanding any of the foregoing, in no case shall a Noteholder Claim that is Allowed under the Plan or the Support Agreement Fee be a Disputed Claim.

“Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or interest is entitled so as to leave such Claim or interest unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or interest to demand or receive accelerated payment of such Claim or interest after the occurrence of a default, (v) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, or of a kind that Section 365(b)(2) does not require to be cured, (w) reinstating the maturity of such Claim or interest as such maturity existed before such default, (x) compensating the holder of such Claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (y) if such Claim or interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or interest (other than Genco or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (z) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or interest is entitled; provided, however, that any Claim that is Reinstated under the Plan shall be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

THE EXCHANGE OFFER AND INDENTURE CONSENT SOLICITATION

By tendering Genco Notes in the Exchange Offer, a Noteholder will be deemed to be certifying that it is an Eligible Holder. If you are a Non-Eligible Holder, the Exchange Offer is not being made to you and you should review the information in the section “The Plan.” If you are unsure whether you are an Eligible Holder, please contact the Information Agent or the Exchange Agent at their respective telephone numbers and addresses set forth on the back cover of this Offering Memorandum and Disclosure Statement or consult your custodian bank, depositary, broker, trust company or other nominee for assistance. Dynegy retains the right to request additional information to confirm whether any Noteholder is an Eligible Holder.

Purpose of the Exchange Offer and Indenture Consent Solicitation

The Exchange Offer and Indenture Consent Solicitation are critical components of Genco’s plan to restructure its balance sheet without involving a filing under the Bankruptcy Code.

None of Dynegy, Genco, the Information Agent, the Exchange Agent, the Voting Agent, the Genco Indenture Trustee, the trustee under the indenture governing the Dynegy Notes, the Supporting Noteholders, or any of their representatives or counsel, accountants or other advisors makes any recommendation as to whether Eligible Holders should tender their Genco Notes pursuant to the Exchange Offer and deliver their Indenture Consents pursuant to the Indenture Consent Solicitation. Each Eligible Holder must make its own decision as to whether to tender its Genco Notes and deliver its Indenture Consents, and, if so, the principal amount of Genco Notes as to which action is to be taken.

Terms of the Exchange Offer and Indenture Consent Solicitation

General

Upon the terms and subject to the conditions set forth in this Offering Memorandum and Disclosure Statement, Dynegy is offering Eligible Holders of the outstanding Genco Notes to exchange in an out-of-court restructuring such Genco Notes for Dynegy Notes, Dynegy Warrants and cash.

In addition, in connection with the Exchange Offer, Dynegy is soliciting Indenture Consents on behalf of Genco from Eligible Holders to the Proposed Amendments to the Genco Indenture. The purpose of the Indenture Consent Solicitation is to obtain the Indenture Consents required to adopt the Proposed Amendments, which would, among other things, delete certain restrictive covenants and other provisions of the Genco Indenture.

Eligible Holders who validly tender their Genco Notes in the Exchange Offer will be deemed to have delivered their Indenture Consent by such tender.

If the Requisite Consents are received from Eligible Holders and other conditions are satisfied, the Supplemental Indenture may be executed by Genco and the Genco Indenture Trustee upon or at any time after consummation of the Exchange Offer and the Proposed Amendments will become operative upon execution of the Supplemental Indenture. If the Proposed Amendments become operative, certain restrictive covenants and other provisions of the Genco Indenture will be amended or eliminated with respect to any Genco Notes that remain outstanding after consummation of the Exchange Offer. This may have adverse consequences for Eligible Holders who elect not to tender Genco Notes in the Exchange Offer and for Noteholders who are not Eligible Holders. See “—Proposed Amendments” and “Risk Factors—Risks to Holders of Non-Tendered Genco Notes if the Exchange Offer is Consummated.” If the Exchange Offer is consummated, but the Proposed Amendments do not become operative, the Genco Indenture will remain in effect in its present form. In addition, if the Exchange Offer is not consummated prior to commencement by Genco of the Chapter 11 Case, the Eligible Holders’ consents to the Proposed

Amendments will be deemed revoked, the Supplemental Indenture will not be executed, and the Proposed Amendments will not become operative.

Dynegy reserves the right, in its sole discretion, to not accept for exchange any Genco Notes if the Exchange Offer Conditions are not satisfied and to reject the tender and Indenture Consent of any Eligible Holder who does not satisfy the Exchange Offer Payment Conditions. See “—Conditions of the Exchange Offer and Indenture Consent Solicitation.”

From time to time after the Expiration Date, Dynegy and its affiliates may acquire any Genco Notes that are not tendered and accepted in the Exchange Offer or any Dynegy Notes issued in the Exchange Offer through open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemption or otherwise, at prices and upon such terms as it may determine (or as may be provided for in the indentures governing the Genco Notes or the Dynegy Notes), which with respect to the Genco Notes may be higher or lower or more or less favorable than those in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof Dynegy or its affiliates may choose to pursue in the future.

Exchange Offer Consideration

In exchange for each $1,000 principal amount of Genco Notes validly tendered (and not validly withdrawn) on or prior to the Expiration Date and accepted by Dynegy, the Eligible Holder thereof will receive the consideration described in the table on the front cover of this Offering Memorandum and Disclosure Statement.

In connection with the Exchange Offer, Dynegy will issue up to $210.0 million aggregate principal amount of Dynegy Notes. If the Dynegy Notes are issued pursuant to the Exchange Offer, the interest rate on the Dynegy Notes will be 8.48% per annum. The Dynegy Notes will be issued in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of Dynegy Notes to be issued to any Eligible Holder will be rounded down to the nearest $1.00. No payment will be made with respect to any fractional portion of Dynegy Notes not received as a result of such rounding. See “Description of the Dynegy Notes.”

In connection with the Exchange Offer, Dynegy will issue up to 10 million Dynegy Warrants. Each of the Dynegy Warrants will be exercisable for one share of Dynegy Common Stock at an exercise price of $35.00 per share. The Dynegy Warrants will be exercisable in a cashless exercise in exchange for Dynegy Common Stock. The amount of Dynegy Warrants to be issued to any Eligible Holder will be rounded down to the nearest whole number. No payment will be made with respect to any fractional portion of Dynegy Warrants not received as a result of such rounding. See “Description of the Dynegy Warrants.”

The cash payable in connection with the Exchange Offer, which shall be funded by Genco, consists of up to $100,693,750 in cash, representing $130 million of cash, less the Genco Notes Interest Payments, and will be distributed on the Settlement Date; provided, that if the cash available at Genco upon consummation of the Exchange Offer is insufficient to pay such amount and other amounts then payable by Genco, Dynegy will provide Genco with the funds necessary to pay the difference through an intercompany loan.

Support Agreement Fee

Subject to consummation of the Restructuring, each Eligible Holder who became party to the Support Agreement (the “Supporting Noteholders”) on or before October 21, 2016 shall receive upon the Settlement Date or the Plan Effective Date, as applicable, its pro rata share of $9.0 million in cash (the

“Support Agreement Fee”), subject to the conditions set forth in the Support Agreement. See “The Support Agreement.”

Accrual of Interest

Other than as set forth in the table on the front cover of this Offering Memorandum and Disclosure Statement, Eligible Holders will not receive any payment, including for accrued and unpaid interest, with respect to the Genco Notes pursuant to the Exchange Offer.

However, Genco intends to make the interest payment due on December 1, 2016 on the 2032 Notes as required by the Support Agreement. Under no circumstances will any interest be payable because of any delay in the delivery of Dynegy Notes to any Eligible Holder with respect to the Dynegy Notes to be received in the Exchange Offer or otherwise. No additional amounts will be paid in the Exchange Offer with respect to accrued and unpaid interest on the Genco Notes whether or not the Exchange Offer is extended or the Settlement Date is later than December 7, 2016.

Expiration Date and Settlement Date

The Exchange Offer and Indenture Consent Solicitation will expire at 11:59 p.m., New York City time, on December 6, 2016, unless extended by Dynegy. Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason after consultation with Genco and the Supporting Noteholders.

Eligible Holders who desire to receive the applicable consideration (as described in the table on the front cover of this Offering Memorandum and Disclosure Statement) with respect to their Genco Notes must (i) tender their Genco Notes in the Exchange Offer and (ii) consent to the applicable Proposed Amendments. Tenders of Genco Notes in the Exchange Offer may be withdrawn and Indenture Consents may be revoked at any time on or prior to the Expiration Date.

Dynegy plans to issue the Dynegy Notes in exchange for the Genco Notes tendered in the Exchange Offer as soon after the Expiration Date as practicable, but not, in any event, later than on the third Business Day following the Expiration Date.

Extension, Termination or Amendment

Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason after consultation with Genco and the Supporting Noteholders by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by issuance of a press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer and/or Indenture Consent Solicitation, all Genco Notes previously tendered and not withdrawn will remain subject to the Exchange Offer, and all Indenture Consents previously delivered and not revoked will remain subject to the Indenture Consent Solicitation, and may, subject to the terms and conditions of the Exchange Offer and Indenture Consent Solicitation, be accepted by Dynegy. In addition, subject to the terms of the Support Agreement, Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason after consultation with Genco and the Supporting Noteholders, and, subject to the terms of the Support Agreement, to terminate, withdraw or amend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason. See also “—Announcements.”

Any waiver, amendment or modification of the Exchange Offer or Indenture Consent Solicitation will apply to all Genco Notes tendered pursuant to the Exchange Offer and all Indenture Consents delivered pursuant to the Indenture Consent Solicitation. If Dynegy makes a change that it determines to be material in any of the terms of the Exchange Offer or Indenture Consent Solicitation, or waives a condition of the Exchange Offer or Indenture Consent Solicitation that Dynegy determines to be material,

Dynegy will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional exchange offer documents and extend the Exchange Offer and Indenture Consent Solicitation and withdrawal any revocation rights as it determines necessary and to the extent required by law. Any such extension, amendment, waiver, decrease or change will not result in the reinstatement of any withdrawal or revocation rights if those rights had previously expired, except as specifically provided above. In addition, Dynegy may waive conditions without extending the Exchange Offer or Indenture Consent Solicitation in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Exchange Offer or Indenture Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next Business Day following the previously scheduled Expiration Date. Without limiting the manner in which Dynegy may choose to make such announcement, Dynegy will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that Dynegy deems appropriate. See also “—Extension, Termination or Amendment.”

Proposed Amendments

The 2018 Notes, 2020 Notes and the 2032 Notes have been issued pursuant to the Base Indenture, as supplemented by the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Fourth Supplemental Indenture, respectively. The Proposed Amendments would delete the covenants and certain other provisions listed below and references thereto in their entirety from the Base Indenture, Fourth Supplemental Indenture, Sixth Supplemental Indenture and Seventh Supplemental Indenture, as indicated, as well as the defined terms to the extent they are no longer used, section references related to such covenants that cease to have meaning by virtue of these changes, provisions made irrelevant as a result of their deletion and other conforming changes.

Base Proposed Amendments

Base Indenture

Section 3.7	Reports by the Issuer — provided that Genco will continue to provide any reports required by Trust Indenture Act §314

Section 3.8	Limitation on Liens

Section 3.9	Limitation on Subsidiary Indebtedness

Section 3.10	Covenant Not to Merge, Consolidate, Sell or Transfer Assets Except Under Certain Conditions — deleting clauses (a)(i) and (b)

Section 3.11	Restricted Payments

Section 3.12	Debt Incurrence Test

Section 3.13	Termination of Financial Covenants

Section 4.1	Event of Default Defined; Acceleration of Maturity; Waiver of Default — deleting clauses (c), (d) (except with respect to Section 3.10(a)), (e), (f), (i), (j) and (k)

Additional Proposed Amendments

Fourth Supplemental Indenture

Section 2.7                                 Amendment for Benefit of Exchange Notes — deleting clause (b)

Sixth Supplemental Indenture

Section 2.7                                 Amendments for Benefit of Series H Senior Notes — deleting clauses (b), (c), (d) and (e)

Seventh Supplemental Indenture

Section 2.7                                 Amendments for Benefit of Series I Senior Notes — deleting clauses (b), (c) and (d)

In addition to the foregoing, the delivery of an Agent’s Message by an Eligible Holder will, upon consummation of the Exchange Offer, constitute a release and discharge of certain claims such Eligible Holder may have against Dynegy, Genco and certain of their affiliates and other parties. See “Release, Discharge of Claims, and Covenants Not to Sue” and “Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan—Release of Claims under the Exchange Offer.”

The Proposed Amendments with respect to the Genco Notes represent a single proposal for the Indenture Consent Solicitation, and Eligible Holders who participate in the Exchange Offer and Indenture Consent Solicitation must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to the Proposed Amendments.

In order for the Base Proposed Amendments to be adopted with respect to the Base Indenture, Eligible Holders of a majority in aggregate principal amount of the Genco Notes must consent to the Base Proposed Amendments. In order for the Additional Proposed Amendments to be adopted with respect to the applicable supplemental indenture, Eligible Holders of a majority in aggregate principal amount of the applicable series of Genco Notes must consent to the Additional Proposed Amendments. For purposes of the Indenture Consent Solicitation, $825.0 million aggregate principal amount of Genco Notes are deemed outstanding and entitled to consent to the Base Proposed Amendments.

Acceptance of Genco Notes and Acceptance of Indenture Consents

If all the conditions to the Exchange Offer and Indenture Consent Solicitation are satisfied or waived, Dynegy intends to accept for exchange on the Settlement Date, after it receives Agent’s Messages with respect to any and all of the Genco Notes validly tendered (and not validly withdrawn), the Genco Notes to be exchanged by notifying the Exchange Agent of Dynegy’s acceptance. The notice may be oral if Dynegy promptly confirms such notice in writing.

Dynegy expressly reserves its right, in its sole discretion, to delay acceptance for exchange of Genco Notes tendered in the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that Dynegy issue or pay the offered consideration, as applicable, or return the Genco Notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept any Genco Notes not previously accepted, (1) if any of the conditions to the Exchange Offer shall not have been satisfied and such conditions are not waived by Dynegy or (2) in order to comply in whole or in part with any applicable law.

For purposes of the Exchange Offer, Dynegy will have accepted validly tendered (and not validly withdrawn) Genco Notes, if, as and when Dynegy gives oral or written notice to the Exchange Agent of

Dynegy’s acceptance of the Genco Notes for exchange pursuant to the Exchange Offer. In all cases, exchange of, and payment for, Genco Notes pursuant to the Exchange Offer will be made by the deposit of any exchange consideration with the Exchange Agent (or upon the Exchange Agent’s instructions, DTC), which will act as your agent for the purposes of receiving Dynegy Notes and Dynegy Warrants from Dynegy and cash from Genco and delivering such Dynegy Notes, Dynegy Warrants and cash to you at such times specified in this Offering Memorandum and Disclosure Statement. If, for any reason whatsoever, acceptance for exchange of any Genco Notes tendered pursuant to the Exchange Offer is delayed (whether before or after Dynegy’s acceptance of the Genco Notes) or Dynegy extends the Exchange Offer and Indenture Consent Solicitation or is unable to accept the Genco Notes tendered pursuant to the Exchange Offer, then, without prejudice to Dynegy’s rights set forth herein, Dynegy may instruct the Exchange Agent to retain tendered Genco Notes, and those Genco Notes may not be withdrawn, subject to the limited circumstances described in “Procedures for Tendering Genco Notes in the Exchange Offer, Delivering Indenture Consents, Voting on the Plan and Submitting Genco Notes in Connection with the Plan—Exchange Offer and Indenture Consent Solicitation.”

Genco will pay or cause to be paid all transfer taxes with respect to the tender of any Genco Notes.

Conditions of the Exchange Offer and Indenture Consent Solicitation

Notwithstanding any other provisions of the Exchange Offer and Indenture Consent Solicitation, Dynegy will not be required to accept for exchange or to exchange Genco Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer. Additionally, Dynegy reserves the right to extend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason in its sole discretion after consultation with Genco and the Supporting Noteholders, and, subject to the terms of the Support Agreement, to terminate, withdraw or amend the Exchange Offer and Indenture Consent Solicitation at any time and for any reason, including if the Exchange Offer conditions, as listed below, have not been satisfied and such conditions are not waived by Dynegy.

Minimum Participation Condition

Completion of the Exchange Offer is conditioned upon Eligible Holders representing at least 97% of the aggregate principal amount of Genco Notes being validly tendered and not validly withdrawn in the Exchange Offer. Pursuant to the Support Agreement, Dynegy, in its sole discretion, but in consultation with Genco and with notice to the Supporting Noteholders, may amend, modify, supplement or waive the Minimum Participation Condition, so long as the Minimum Participation Condition shall not exceed 97%.

General Conditions

The “General Conditions” mean that none of the following conditions shall have occurred:

•                  the Support Agreement has not been validly terminated by the parties thereto; and

•                  the following general conditions:

•                  there shall not have been instituted or threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offer and Indenture Consent Solicitation that, in Dynegy’s reasonable judgment, would prohibit, prevent, restrict or delay consummation of the Exchange Offer and Indenture Consent Solicitation;

•                  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall not have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, that, in Dynegy’s reasonable judgment, would prohibit, prevent, restrict or delay consummation of the Exchange Offer and Indenture Consent Solicitation;

•                  the Offering Memorandum and Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as determined in the sole judgment of Dynegy;

•                  there shall not have occurred or be likely to occur any event or condition affecting Dynegy or Genco’s business or financial affairs and their respective subsidiaries that, in Dynegy’s reasonable judgment, either (i) would prohibit, prevent, restrict or delay consummation of the Exchange Offer and Indenture Consent Solicitation, or (ii) would result in a default under any of Dynegy or Genco’s material agreements; and

•                  there has not occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States or other major securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in Dynegy’s reasonable judgment, would affect the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date of commencement of the Exchange Offer, a material acceleration or worsening thereof that, in Dynegy’s reasonable judgment would prohibit, prevent, restrict or delay consummation of the Exchange Offer and Indenture Consent Solicitation.

In addition, Dynegy’s obligation to issue the applicable consideration (as described in the table on the front cover of this Offering Memorandum and Disclosure Statement) is conditioned upon Dynegy’s acceptance of Genco Notes for exchange pursuant to the Exchange Offer.

These conditions are for Dynegy’s benefit and may be asserted by Dynegy or may be waived by it, including any action or inaction by Dynegy giving rise to any condition, in whole or in part at any time and from time to time, in its sole discretion. Dynegy may additionally terminate the Exchange Offer and Indenture Consent Solicitation if any condition is not satisfied after the Expiration Date. Under each of the Exchange Offer and Indenture Consent Solicitation, if any of these events occur, subject to the termination rights described above, Dynegy may (i) return Genco Notes tendered thereunder to you, (ii) extend the Exchange Offer and retain all tendered Genco Notes until the expiration of the extended Exchange Offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

Dynegy has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although Dynegy has no present plans or arrangements to do so, Dynegy reserves the right to amend, at any time, the terms of the Exchange Offer or Indenture Consent Solicitation. Dynegy will give Noteholders notice of such amendments as may be required by applicable law.

If the conditions to the Exchange Offer (including the Minimum Participation Threshold above) are not satisfied and such conditions are not waived by Dynegy, Dynegy may not consummate the Exchange Offer and Genco may file the Chapter 11 Case and pursue confirmation and consummation of the Plan such that Noteholders would receive the treatment described in the Plan.

Dynegy may waive or amend any of these conditions or any other conditions to the consummation of the Exchange Offer without providing additional withdrawal rights except as required by law.

Exchange Agent; Information Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the Exchange Offer (the “Exchange Agent”). All correspondence in connection with the Exchange Offer should be sent or delivered by each beneficial owner of Genco Notes, or its custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement. Dynegy will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

D.F. King & Co., Inc. has also been appointed as the information agent for the Exchange Offer (the “Information Agent”), and will receive reasonable compensation for its services. Questions regarding the Exchange Offer, including those concerning tender procedures and requests for additional copies of this Offering Memorandum and Disclosure Statement should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement. Dynegy will pay the Information Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

THE PLAN

GENCO HAS NOT COMMENCED A CHAPTER 11 CASE UNDER THE BANKRUPTCY CODE AND HAS NOT FILED THE PLAN AT THIS TIME. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SOLICITS ADVANCE ACCEPTANCE OF THE PLAN IN THE EVENT THAT GENCO COMMENCES THE CHAPTER 11 CASE AND THE PLAN IS FILED WITH THE BANKRUPTCY COURT, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.

The following is a summary of the material terms and provisions of the Plan. While we believe this summary covers the material terms and provisions of the Plan, it may not contain all of the information that is important to you. The Plan is attached as Annex A hereto, which is incorporated by reference into this Offering Memorandum and Disclosure Statement. To the extent there is any inconsistency between this Offering Memorandum and Disclosure Statement and the Plan regarding the terms of the Plan, the Plan shall control. Capitalized terms used in this section, but not otherwise defined, shall have the meanings ascribed to them in the Plan.

Votes to accept or reject the Plan are being solicited from all holders of Genco Notes, and thus this section applies to all holders of Genco Notes. The Plan and this Offering Memorandum and Disclosure Statement should be read in their entirety before voting on the Plan. See “Risk Factors—Risks Related to Bankruptcy Considerations” for a discussion of risks associated with the Plan and the transactions contemplated hereunder. You are urged to consult counsel about the Plan and its effect on your legal rights before voting.

The Purpose of the Plan

Under the terms of the RSA and the milestones set forth therein, described in further detail below, if the Exchange Offer is not consummated but Genco has received the Requisite Plan Acceptance (as defined in this Offering Memorandum and Disclosure Statement), Genco anticipates filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code promptly following the Expiration Date (as defined in this Offering Memorandum and Disclosure Statement) for the purpose of pursuing consummation of the Plan. Through consummation of the Plan, Genco intends to reorganize its capital structure, significantly reduce its indebtedness, and improve its liquidity.

Anticipated Events in a Chapter 11 Case

General

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code pursuant to which a debtor in possession may reorganize its business for the benefit of its creditors, stockholders, and other parties in interest. The date on which a chapter 11 case is commenced is known as the Petition Date.

The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in possession as of the date the petition is filed. Sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession” unless the bankruptcy court orders the appointment of a trustee. The filing by Genco of a voluntary petition will commence its Chapter 11 Case. Genco expects to continue to operate its business and manage its property as a debtor in possession under Bankruptcy Code sections 1107(a) and 1108, unless the Bankruptcy Court orders the appointment of a trustee.

The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts by creditors or other third parties to collect prepetition claims from the debtor or otherwise interfere with its property or business. Exempted from the automatic stay are governmental authorities seeking to exercise regulatory or policing powers. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

The formulation and consummation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying claims against and interests in a debtor’s estate. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

Unless a trustee is appointed, only a debtor may file a plan during the first 120 days of a chapter 11 case, and the debtor will have 180 days to solicit acceptance of such plan. As Genco intends to file the Plan on the first day of any Chapter 11 Case, no other creditor or party in interest may file a plan unless and until the exclusive filing and solicitation periods are terminated or expire.

Solicitation of a Plan

Traditionally, before soliciting acceptances of a proposed chapter 11 plan of reorganization, Bankruptcy Code Section 1125 requires a debtor to prepare a disclosure statement that contains information of a kind, and in sufficient detail, to permit a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization. When votes to accept or reject a chapter 11 plan are solicited prior to the commencement of the bankruptcy case, as with the Plan here, the solicitation must comply with applicable non-bankruptcy law, and if there is no such applicable non-bankruptcy law, with Bankruptcy Code Section 1125 as stated above. Genco submits this Offering Memorandum and Disclosure Statement pursuant to an exemption from registration under the Securities Act and applicable state securities law and Bankruptcy Code Section 1125 asking holders of Class 5 — Noteholder Claims to accept the Plan, a copy of which is attached as Annex A to this Offering Memorandum and Disclosure Statement.

Confirmation of a Plan

Typically when votes to accept or reject a plan are solicited prior to the commencement of the bankruptcy case, the debtor will file upon the commencement of such case its plan and disclosure statement and request that the bankruptcy court schedule a combined hearing to approve the form of disclosure statement, the debtors prepetition solicitation of votes with respect to the plan, and to obtain confirmation of the plan. As discussed in more detail below, Genco expects to file the Plan and this Offering Memorandum and Disclosure Statement on the Petition Date and request that the Bankruptcy Court promptly schedule a hearing to consider approval of the Offering Memorandum and Disclosure Statement and the solicitation of votes with respect to the Plan, and to confirm the Plan.

Among the requirements for confirmation of a plan of reorganization are the following: (a) the plan is accepted by all impaired classes of claims and interests or, if the plan is rejected by an impaired class, that it “does not discriminate unfairly” and is “fair and equitable” as to such class; (b) the plan is feasible; and (c) the plan is in the “best interests” of holders of claims and holders of interests that are impaired under its provisions.

Chapter 11 of the Bankruptcy Code does not require that each holder of a claim or interest vote to accept the plan. Bankruptcy Code Section 1126(c) provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two thirds in amount and more than one half in number of the allowed claims of such class that vote on the Plan. Additionally, classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Accordingly, acceptance of a plan will generally be solicited only from those persons who hold claims or interests in an impaired class.

Under the Plan, only holders of Class 5 — Noteholder Claims are impaired and entitled to vote to accept or reject the Plan. Accordingly, only the votes of holders of Noteholder Claims are being solicited.

As discussed herein, Dynegy, Genco and the Supporting Noteholders (as defined in this Offering Memorandum and Disclosure Statement), who hold approximately 69.9% in aggregate principal amount of the outstanding Genco Notes, are parties to the RSA, which, among other things, requires the Supporting Noteholders to vote to accept the Plan.

Overview of the Plan

The Plan is designed to accomplish, and is premised on, the discharge of Genco’s liability with respect to the Genco Notes and Genco Notes Indenture. All other Claims and Interests are Unimpaired under the Plan.

Summary of Recoveries Available under the Plan

The table below provides a summary of the classification, treatment and estimated recoveries of Claims and Interests under the Plan. This information is provided in summary form for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan, see “—Overview of the Plan—Classification of Claims and Interests.”

THE ESTIMATED PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND ARE THEREFORE SUBJECT TO CHANGE. SUMMARY OF TREATMENT OF CLAIMS AND EQUITY INTERESTS AND ESTIMATED RECOVERIES.

			Estimated Percent Recovery
Class	Status	Treatment	Plan	Liquidation	Voting Rights
Class 1 — Other Priority Claims	Unimpaired	Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, on or as soon as reasonably practicable after the Effective Date or the date on which such Other Priority Claim becomes Allowed, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim.	100%	100%	Not Entitled to Vote (Deemed to Accept)

Class 2 — Secured Claims	Unimpaired	Except to the extent that a holder of an Allowed Secured Claim agrees in writing to less favorable treatment, on	100%	100%	Not Entitled to Vote (Deemed to Accept)

or as soon as reasonably practicable after the Effective Date or the date on which such Secured Claim becomes Allowed, each holder of an Allowed Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, at the option of the Debtor or Reorganized Debtor, as applicable: (i) payment in Cash including the payment of any interest required to be paid under Bankruptcy Code Section 506(b); (ii) receipt of delivery of collateral securing any such Allowed Secured Claim; or (iii) treatment that otherwise renders the relevant holder of such Allowed Secured Claim Unimpaired.
Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes. Nothing in the Plan shall preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.

Class 3 — General Unsecured Claims	Unimpaired	Except to the extent that a holder of an Allowed General Unsecured Claim agrees in writing to less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive, on or as soon as reasonably practicable after the Effective Date or the date on which such General Unsecured Claim becomes Allowed, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, either: (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim; or (ii) treatment that otherwise renders such Allowed General	100%	16% - 21%	Not Entitled to Vote (Deemed to Accept)

Unsecured Claim Unimpaired.

Class 4 — Intercompany Claims	Unimpaired

On or as soon as reasonably practicable after the Effective Date or the date on which such Intercompany Claim becomes Allowed, with respect to each Allowed Intercompany Claim, to the extent reasonably determined to be appropriate by Genco, Dynegy and the holder of such Allowed Intercompany Claim: (i) the legal, equitable and contractual rights of the holder of such Allowed Intercompany Claim shall be Reinstated as of the Effective Date; (ii) such Allowed Intercompany Claim shall be paid in Cash; or (iii) such Allowed Intercompany Claim shall receive treatment that otherwise renders such Allowed Intercompany Claim Unimpaired.

			100%	16% - 21%	Not Entitled to Vote (Deemed to Accept)

Class 5 — Noteholder Claims	Impaired

The Noteholder Claims shall be deemed Allowed in their entirety for all purposes of the Plan in the aggregate amount of $825,000,000, plus interest that accrued but remains unpaid as of the Petition Date, which Allowed Noteholder Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.
Subject to Section 7.4 of the Plan, in full and final satisfaction, settlement, release, discharge of, in exchange for, and on account of each Allowed Noteholder Claim: (i) each Eligible Holder shall receive its Pro Rata share of the Eligible Holder Distribution and (ii) each Non-Eligible Holder shall receive its Non-Eligible Holder Distribution.

			39%	16% - 21%	Entitled to Vote

Class 6 — Equity Interests	Unimpaired	Each Allowed Equity Interest shall be Reinstated on the Effective Date.	100%	0%	Not Entitled to Vote (Deemed to Accept)

Classification of Claims and Interests

As described above, the Plan organizes Genco’s creditor and equity constituency into groups called “Classes.” For each Class, the Plan describes (a) the underlying “Claim” or “Interest,” (b) the recovery available to the holders of Claims or Interests in that Class under the Plan, (c) whether the Class is “Impaired” under the Plan, meaning that each holder will receive less than the full value on account of its Claim or Interest or that the rights of holders under law will be altered in some way (such as receiving stock instead of holding a Claim) and (d) the form of consideration (e.g., cash, stock or a combination thereof), if any, that such holders will receive on account of their respective Claims or Interests).

In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified for purposes of the Plan, or for the purposes of Bankruptcy Code sections 1123, 1124, 1125, 1126 or 1129.

Treatment of Unclassified Claims in the Debtor

Treatment of Administrative Claims

With respect to each Allowed Administrative Claim, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing, either (i) on the Effective Date, (ii) if the Administrative Claim is not Allowed as of the Effective Date, the first Business Day after the date that is thirty (30) calendar days after the date on which such Administrative Claim becomes an Allowed Claim, or (iii) if the Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case, pursuant to terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the holders of such Allowed Administrative Claim.

The RSA Fee shall be paid in Cash on the Effective Date of the Plan as an Allowed Administrative Claim pro rata to each Early Consenting Noteholder, with such pro rata share determined as the proportion that the amount of Noteholder Claims held by such Early Consenting Noteholder on the Effective Date of the Plan bears to the aggregate amount of all Noteholder Claims held by the Early Consenting Noteholders and Qualified Permitted Transferees as of the Effective Date of the Plan; provided, that to the extent an Early Consenting Noteholder Transfers any Noteholder Claims to a Permitted Transferee in accordance with Section 6(a) of the RSA prior to the Effective Date of the Plan, such Permitted Transferee shall be entitled to such Early Consenting Noteholder’s pro rata share of the RSA Fee in respect of such transferred Noteholder Claims but not any other Noteholder Claims held by such Permitted Transferee (unless such Permitted Transferee was an Early Consenting Noteholder) (such Permitted Transferee, solely with respect to such transferred Noteholder Claims by an Early Consenting Noteholder, a “Qualified Permitted Transferee”).

Administrative Claims Bar Date

Requests for payment of Administrative Claims must be filed and served on the Reorganized Debtor pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date, which shall be the 45th day after the Effective Date. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtor or the Reorganized Debtor or its property, and such Administrative Claims shall be deemed discharged as of the Effective Date.

Objections to such requests, if any, must be filed and served on the Reorganized Debtor and the requesting party no later than the 75th day after the Effective Date (or the next succeeding Business Day). Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under the Plan.

Treatment of Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtor or by the Reorganized Debtor, either (i) on or as soon as reasonably practicable after the Effective Date or the date on which such Priority Tax Claim becomes Allowed, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.

Payment of Statutory Fees

All quarterly fees payable pursuant to Section 1930 of Title 28 of the United States Code prior to the Effective Date shall be paid by the Debtor on or before the Effective Date. All such fees payable after the Effective Date shall be paid by the Reorganized Debtor as and when due, until such time as the Chapter 11 Case is closed, dismissed or converted.

Treatment of Classified Claims Against, and Interests in, the Debtor

Impaired Class of Claims

Class 5: Noteholder Claims

The Noteholder Claims shall be deemed Allowed in their entirety for all purposes of the Plan in the aggregate amount of $825,000,000, plus interest that accrued but remains unpaid as of the Petition Date, which Allowed Noteholder Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

Subject to Section 7.4 of the Plan, in full and final satisfaction, settlement, release, discharge of, in exchange for, and on account of each Allowed Noteholder Claim:

(i)               each Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) shall receive its Pro Rata share of the Eligible Holder Distribution, which consists of the Cash Consideration in the aggregate amount of $100,693,750, $210.0 million aggregate principal amount of New Dynegy Notes, and 10 million New Dynegy Warrants; and

(ii)                                              each Non-Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 of the Plan and the Eligibility Letter instructions) shall receive its Non-Eligible Holder Distribution, which is Cash in an amount equal to the sum of: (i) such Non-Eligible Holder’s Pro Rata share (across all Noteholder Claims) of the Cash Consideration, (ii) the principal amount of the New Dynegy Notes such Non-Eligible Holder would receive under the Plan if it was an Eligible Holder, and (iii) such Non-Eligible Holder’s Pro Rata share (across all Noteholder Claims) of $15.0 million (representing Dynegy’s valuation (using a Black Scholes valuation as of the end of the business day prior to the date of this Offering Memorandum and Disclosure Statement) of the New Dynegy Warrants such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder).

Class 5 is Impaired under the Plan. Each holder of an Allowed Noteholder Claim is entitled to vote to accept or reject the Plan.

Unimpaired Classes of Claims and Interests

Class 1: Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, on or as soon as reasonably practicable after the Effective Date or the date on which such Other Priority Claim becomes Allowed, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim. Class 1 is Unimpaired under the Plan. Each holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f). Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

Class 2: Secured Claims

Except to the extent that a holder of an Allowed Secured Claim agrees in writing to less favorable treatment, on or as soon as reasonably practicable after the Effective Date or the date on which such Secured Claim becomes Allowed, each holder of an Allowed Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, at the option of the Debtor or Reorganized Debtor, as applicable: (i) payment in Cash including the payment of any interest required to be paid under Bankruptcy Code Section 506(b); (ii) receipt of delivery of collateral securing any such Allowed Secured Claim; or (iii) treatment that otherwise renders the relevant holder of such Allowed Secured Claim Unimpaired.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes. Nothing in the Plan shall preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.

Class 2 is Unimpaired under the Plan. Each holder of a Secured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f). Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan.

Class 3: General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees in writing to less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive, on or as soon as reasonably practicable after the Effective Date or the date on which such General Unsecured Claim becomes Allowed, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, either: (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim; or (ii) treatment that otherwise renders such Allowed General Unsecured Claim Unimpaired. Class 3 is Unimpaired under the Plan. Each holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f). Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

Class 4: Intercompany Claims

On or as soon as reasonably practicable after the Effective Date or the date on which such Intercompany Claim becomes Allowed, with respect to each Allowed Intercompany Claim, to the extent reasonably determined to be appropriate by Genco, Dynegy and the holder of such Allowed Intercompany Claim: (i) the legal, equitable and contractual rights of the holder of such Allowed Intercompany Claim shall be Reinstated as of the Effective Date; (ii) such Allowed Intercompany Claim shall be paid in Cash; or (iii) such Allowed Intercompany Claim shall receive treatment that otherwise renders such Allowed Intercompany Claim Unimpaired. Class 4 is Unimpaired under the Plan. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f). Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

Class 6: Equity Interests

Each Allowed Equity Interest shall be Reinstated on the Effective Date. Class 6 is Unimpaired under the Plan. Each holder of an Equity Interest is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f). Therefore, holders of Equity Interests are not entitled to vote to accept or reject the Plan.

Debtor’s Rights with Respect to Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Reorganized Debtor in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

Plan Distributions with Respect to Noteholder Claims

THE DETAILED PROCEDURES WITH RESPECT TO PLAN DISTRIBUTIONS ON ACCOUNT OF THE GENCO NOTES WILL BE SET FORTH IN THE ELIGIBILITY LETTER, WHICH WILL BE SENT TO NOTEHOLDERS AFTER THE PETITION DATE.

ANY HOLDER OF GENCO NOTES WHO FAILS TO FOLLOW THE INSTRUCTIONS IN SECTION 7.4 OF THE PLAN AND THOSE SET FORTH IN THE ELIGIBILITY LETTER ON OR PRIOR TO ONE HUNDRED AND SIXTY-FIVE (165) DAYS AFTER THE EFFECTIVE DATE SHALL HAVE ITS NOTEHOLDER CLAIM AND ITS RIGHT TO ANY DISTRIBUTION IN RESPECT THEREOF PURSUANT TO THE PLAN OR OTHERWISE ON ACCOUNT OF SUCH NOTEHOLDER CLAIM DISCHARGED AND FORFEITED AND SHALL NOT PARTICIPATE IN ANY DISTRIBUTION UNDER THE PLAN IN RESPECT OF ITS NOTEHOLDER CLAIMS.

ANY PROPERTY IN RESPECT OF SUCH FORFEITED NOTEHOLDER CLAIM DISTRIBUTION SHALL REVERT TO DYNEGY OR THE REORGANIZED DEBTOR, AS APPLICABLE.

Eligibility for Noteholders to Receive Distributions Under the Plan

After the Petition Date, the Debtor will send to each beneficial holder of Noteholder Claims a letter (the “Eligibility Letter”), which will require each holder of Noteholder Claims to, among other things, certify to the Debtor or Reorganized Debtor, as applicable, that it is either an Eligible Holder or a Non-Eligible Holder.

As a condition to participation under the Plan, each holder of a Noteholder Claim is required to review the Eligibility Letter (which will be distributed after the Petition Date) and take the following actions, as applicable, to tender its Genco Notes.

Holders of Noteholder Claims that are Eligible Holders must:

•                  on or before the Distribution Certification Deadline, complete the Book-Entry Confirmation Procedure (which will be fully described in the Eligibility Letter) for Eligible Holders; or

•                  after the Distribution Certification Deadline, complete and return a duly completed Eligibility Letter to the Debtor or Reorganized Debtor, as applicable, together with any documents required in connection therewith.

Holders of Noteholder Claims that are Non-Eligible Holders must:

•                  on or before the Distribution Certification Deadline, complete the Book-Entry Confirmation Procedure (which will be fully described in the Eligibility Letter) for Non-Eligible Holders; or

•                  after the Distribution Certification Deadline, complete and return a duly completed Eligibility Letter to the Debtor or Reorganized Debtor, as applicable, together with any documents required in connection therewith.

Detailed procedures and complete instructions for Noteholders with respect to distributions on account of the Genco Notes will be included in the Eligibility Letter (which will be sent after the Petition Date).

If any Genco Notes remain un-surrendered on the Effective Date, then on or promptly after the Effective Date, the Reorganized Debtor will request that DTC impose a “chill order” on any Genco Notes that have not been validly surrendered prior to the Distribution Certification Deadline.

Initial Noteholder Claim Distributions

To Eligible Holders: On the Effective Date of the Plan, the Disbursing Agent will distribute to or at the direction of the Indenture Trustee for distribution to Eligible Holders the Eligible Holder Distribution corresponding to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) of the Plan prior to the Distribution Certification Deadline.

To Non-Eligible Holders: On the Effective Date, the Disbursing Agent will distribute to or at the direction of the Indenture Trustee for distribution to Non-Eligible Holders the Non-Eligible Holder Distribution corresponding to each Non-Eligible Holder that has completed the procedures specified in clause Section 7.4(a)(ii) of the Plan prior to the Distribution Certification Deadline.

Interim Noteholder Claim Distributions

On the date that is seventy-five (75) days following the Effective Date (or the next succeeding Business Day) (the “Interim Distribution Date”), the Disbursing Agent will:

•                  Deliver to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) of the Plan after the Distribution Certification Deadline but on or prior to the date that is sixty (60) days after the Effective Date (or the next succeeding Business Day), the Eligible Holder Distribution that such Eligible Holder is entitled to receive under the Plan, which Eligible Holder Distribution will be delivered by crediting the DTC account specified by such Eligible Holder in their Eligibility Letter (via Deposit/Withdrawal at Custodian (“DWAC”) procedures in cooperation with and at the direction of the indenture trustee for the New Dynegy Notes). Eligible Holders will be compensated for any interest payments, pre-payments, repayments, redemptions or other distributions made from the Effective Date through and including such Interim Distribution Date, as if such Holder had received its New Securities on the Effective Date; and

•                  Deliver to each Non-Eligible Holder that has completed the procedures specified in Section 7.4(a)(ii) of the Plan after the Distribution Certification Deadline but on or prior to the date that is sixty (60) days after the Effective Date (or the next succeeding Business Day), the Non-Eligible Holder Distribution that such Non-Eligible Holder is entitled to receive under the Plan, which Non-Eligible Holder Distribution will be delivered by crediting the bank account specified by such Non-Eligible Holder in the Eligibility Letter. Non-Eligible Holders receiving a Non-Eligible Holder Distribution on the Interim Distribution Date will not be entitled to interest on such Non-Eligible Holder Distribution with respect to the period after the Effective Date.

Final Noteholder Claim Distributions

On the date that is one hundred and eighty (180) days following the Effective Date (or the next succeeding Business Day) (the “Final Distribution Date”), the Disbursing Agent will:

•                  Deliver to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) of the Plan after the deadline with respect to the Interim Distribution Date but on or prior to the date that is 165 days after the Effective Date (or the next succeeding Business Day), the Eligible Holder Distribution that such Eligible Holder is entitled to receive under the Plan, which Eligible Holder Distribution will be delivered by crediting the DTC account specified by such Eligible Holder in their Eligibility Letter (via DWAC procedures in cooperation with and at the direction of the indenture trustee for the New Dynegy Notes). Eligible Holders will be compensated for any interest payments, pre-payments, repayments, redemptions or other distributions made from the Effective Date through and including such Final Distribution Date, as if such Holder had received its New Securities on the Effective Date; and

•                  Deliver to each Non-Eligible Holder that has completed the procedures specified in Section 7.4(a)(ii) of the Plan after the deadline with respect to the Interim Distribution Date but on or prior to the date that is 165 days after the Effective Date (or the next succeeding Business Day), the Non-Eligible Holder Distribution that such Non-Eligible Holder is entitled to receive under the Plan, which Non-Eligible Holder Distribution will be delivered by crediting the bank account specified by such Non-Eligible Holder in the Eligibility Letter. Non-Eligible Holders receiving a Non-Eligible Holder Distribution on the Final Distribution Date will not be entitled to interest on such Non-Eligible Holder Distribution with respect to the period after the Effective Date.

Forfeiture of Noteholder Claims Distribution

The Disbursing Agent shall use reasonable best efforts to effect distributions to all holders of certificates or instruments relating to the Genco Notes and shall execute such other documents as might be necessary to effectuate the Plan. Detailed procedures with respect to distributions on account of the Genco Notes will be set forth in the Eligibility Letter, which will be sent to Noteholders after the Petition Date.

ANY HOLDER OF GENCO NOTES WHO FAILS TO FOLLOW THE INSTRUCTIONS SET FORTH IN THE ELIGIBILITY LETTER ON OR PRIOR TO ONE HUNDRED AND SIXTY FIVE (165) DAYS AFTER THE EFFECTIVE DATE SHALL HAVE ITS CLAIM AND ITS DISTRIBUTION PURSUANT TO THE PLAN ON ACCOUNT OF SUCH NOTEHOLDER CLAIM DISCHARGED AND FORFEITED AND SHALL NOT PARTICIPATE IN ANY DISTRIBUTION UNDER THE PLAN. ANY PROPERTY IN RESPECT OF SUCH FORFEITED NOTEHOLDER CLAIMS WILL REVERT TO DYNEGY OR THE REORGANIZED DEBTOR, AS APPLICABLE.

IF YOU ARE AN ELIGIBLE HOLDER AND PARTICIPATE IN THE EXCHANGE OFFER DESCRIBED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT BY TENDERING YOUR GENCO NOTES, YOUR GENCO NOTES WILL BE RELEASED AND RETURNED TO YOU IF THE EXCHANGE OFFER IS NOT CONSUMMATED. AS SUCH, REGARDLESS OF WHETHER YOU ARE AN ELIGIBLE HOLDER AND TENDER YOUR GENCO NOTES IN THE EXCHANGE OFFER, YOU WILL

BE REQUIRED TO TENDER YOUR GENCO NOTES AFTER THE PETITION DATE IN ORDER TO RECEIVE A DISTRIBUTION UNDER THE PLAN.

Means for Implementation of the Plan; Post-Effective Date Governance

Continued Corporate Existence

The Reorganized Debtor shall continue to exist as of and after the Effective Date as a legal entity, in accordance with the applicable laws of the State of Illinois and pursuant to the New Genco Governing Documents. The Reorganized Debtor reserves the right to change its name, with any such name change to be mutually acceptable to the Debtor, to be announced in the Plan Supplement and to be effective upon the Effective Date.

Articles of Incorporation and By-laws

The articles of incorporation and by-laws of the Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Bankruptcy Code Section 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Bankruptcy Code Section 1123(a)(6) and limited as necessary to facilitate compliance with applicable non-bankruptcy federal laws. The New Genco Governing Documents shall be in substantially the forms of such documents included in the Plan Supplement and shall be in full force and effect as of the Effective Date.

Plan Distributions and Working Capital

Cash on Hand

The Debtor will fund Cash distributions under the Plan with Cash on hand, including Cash from operations and the proceeds of the Genco Working Capital Facility. From and after the Effective Date, the Reorganized Debtor, subject to any limitations set forth in the Genco Working Capital Facility or any other post-Effective Date financing arrangement, shall have the right and authority without further order of the Bankruptcy Court to raise additional or replacement capital and obtain additional or replacement financing as the board of directors of the Reorganized Debtor deems appropriate.

The Genco Working Capital Facility

The post-Effective Date operations of the Reorganized Debtor shall be funded with Cash on hand, revenue from its continued operations, and proceeds of the Genco Working Capital Facility, which is described in more detail in Exhibit C of the Plan, which is attached as Annex A to this Offering Memorandum and Disclosure Statement. Without further notice to or order or other approval of the Bankruptcy Court (other than the Confirmation Order), act or action under applicable law, regulation, order or rule, the Reorganized Debtor shall be authorized to (i) enter into the Genco Working Capital Facility, (ii) grant any Liens and security interests and incur the indebtedness as required under, and in accordance with the terms and conditions of, the Genco Working Capital Facility, and (iii) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Genco Working Capital Facility, with each of the foregoing being acceptable to Dynegy and the Majority Consenting Noteholders, and to take all other actions necessary to implement and effectuate borrowings under the Genco Working Capital Facility. On the Effective Date, the Genco Working Capital Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtor thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The new promissory notes issued proceeds of the Genco Working Capital Facility and all obligations under the Genco Working Capital Facility and related documents shall be paid as set forth in the Genco Working Capital Facility and related documents.

The Genco Working Capital Facility Credit Agreement shall constitute a legal, valid, binding and authorized obligation of the Reorganized Debtor, and shall be enforceable in accordance with its terms. The financial accommodations to be extended thereunder are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Genco Working Capital Facility (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Genco Working Capital Facility Credit Agreement, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Genco Working Capital Facility Credit Agreement, and (iv) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

Dynegy and the other persons and/or entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order).

Notwithstanding anything to the contrary in the Plan, the Court shall have no jurisdiction over any matters first arising under the Genco Working Capital Facility after the Effective Date.

Authorization and Issuance of the New Dynegy Notes

On the Effective Date, Dynegy shall authorize the issuance of the New Dynegy Notes in the aggregate principal amount of up to $210 million for the benefit of Eligible Holders in accordance with the terms and conditions of the New Indenture. The Debtor or the Reorganized Debtor, as applicable, shall use commercially reasonable efforts to cause the New Dynegy Notes to be represented by one or more global notes and to be issued in book-entry form through the facilities of DTC. The issuance and distribution of the New Dynegy Notes pursuant to the Plan to Eligible Holders shall be exempt from registration under applicable securities laws pursuant to Bankruptcy Code Section 1145(a).

Authorization and Issuance of the New Dynegy Warrants

On the Effective Date, Dynegy shall authorize the issuance of the New Dynegy Warrants for the benefit of Eligible Holders in accordance with the terms and conditions of the New Warrant Agreement. The issuance and distribution of the New Dynegy Warrants pursuant to the Plan to Eligible Holders shall be exempt from registration under applicable securities laws pursuant to Bankruptcy Code Section 1145(a).

Cancellation of the Genco Notes and Agreements

On the Effective Date, except as otherwise provided for herein, the Genco Notes shall be deemed extinguished, cancelled and of no further force or effect.

The obligations of the Debtor (and the Reorganized Debtor) under any agreements, indentures, or certificates of designations governing the Genco Notes and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Genco Notes shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Genco Notes and the Genco Notes Indenture shall continue in effect solely for the purposes of (i) allowing the holders of the Genco Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent and the Indenture Trustee to make distributions on account of the Noteholder Claims, (iii) preserving the Indenture Trustee’s rights to compensation and indemnification under the Genco Notes Indenture; (iv) permitting the Indenture Trustee to enforce its rights or any obligation owed to it under the Plan, including seeking compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan; (v) preserving the Indenture Trustee’s Charging Lien; and (vi) permitting the Indenture Trustee to appear in the Chapter 11 Case or any proceeding in the Bankruptcy Court or any other court.

Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Genco Notes Indenture, the Indenture Trustee and its agents (i) shall be relieved of, and released from, all obligations associated with the Genco Notes arising under the Genco Notes Indenture or under other applicable agreements or law and (ii) shall be deemed to be discharged.

Participation in Plan by Dynegy

Dynegy has agreed to be a co-sponsor and co-proponent of the Plan and is participating in the Plan with the Debtor for purposes of (i) providing the Genco Working Capital Facility, including for purposes of payment of the Cash Consideration, Non-Eligible Holder Distributions and RSA Fee to the extent necessary, (ii) issuing the New Dynegy Notes and (iii) issuing the New Dynegy Warrants and consents to the jurisdiction of the Bankruptcy Court with respect to the foregoing.

As an affiliate of the Debtor which is participating in the Plan, Dynegy shall be deemed to be, and the Confirmation Order shall find that Dynegy is, an affiliate of the Debtor participating in a joint plan with the Debtor for purposes of Bankruptcy Code Section 1145.

Directors and Officers of the Reorganized Debtor

The initial members of the New Board will be disclosed in the Plan Supplement or otherwise on or before the Confirmation Date. Upon and after the Effective Date, the New Board shall serve in accordance with the New Genco Governing Documents.

Revesting of Assets

Except as otherwise provided herein, the property of the Debtor’s Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, and all Liens with respect thereto.

Indemnification of Debtor’s Directors, Officers, and Employees; Insurance

Upon the Effective Date, the New Genco Governing Documents shall contain provisions, or the Reorganized Debtor shall enter into indemnification agreements, which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtor’s directors, officers, and key employees serving before, on, and after the Petition Date and the Reorganized Debtor’s directors, officers, and key employees serving on and after the Effective Date for monetary damages; and (ii) require the Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtor’s directors, officers, and key employees serving prior to, on, or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.

The Debtor, and upon the Effective Date, the Reorganized Debtor, shall assume all of the D&O Insurance Policies maintained by the Debtor pursuant to Section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the D&O Insurance Policies maintained by the Debtor without any modifications.

Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code Section 1146(a), any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to, in contemplation of, or in connection with the Plan, including any Liens granted to secure the Genco Working Capital Facility, and the issuance, transfer, or exchange of any debt, equity securities or other interest under or in connection with the Plan, shall not be taxed under any law imposing a stamp tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or government assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement.

Corporate Action; Effectuating Documents

On the Effective Date, the adoption and filing of the New Genco Governing Documents and all actions contemplated by the Plan shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein or therein involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor, and shall be fully authorized pursuant to applicable state law.

Any chief executive officer, president, chief financial officer, senior vice president, vice president, general counsel, secretary or other appropriate officer of the Reorganized Debtor, shall be authorized to execute, deliver, file, or record the documents included in the Plan Supplement and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any secretary or assistant secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. All of the foregoing is authorized without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.

Plan Supplement

The Plan Supplement may be filed in parts either contemporaneously with the filing of the Plan or from time to time thereafter, but in no event later than fourteen (14) days prior to the deadline established by the Bankruptcy Court for objecting to the Plan. The Plan Supplement shall be incorporated into the Plan by reference and is a part of the Plan as if set forth in full herein. After filing, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. The Plan Supplement is also available for inspection on (a) the website maintained by the Claims Agent: http://dm.epiq11.com/IPG, and (b) the Bankruptcy Court’s website: http://ecf.txsb.uscourts.gov. In addition, holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Section 10.17 of the Plan.

Preservation of Causes of Action

Unless any Causes of Action against an Entity or Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, in accordance with Bankruptcy Code Section 1123(b), but subject to Article VI of the Plan, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity or Person may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Reorganized Debtor will not pursue any and all available Causes of Action against them.

Unless any Causes of Action against an Entity or Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or the Effective Date.

Guarantee of Dynegy Indebtedness

Upon or after consummation of the Exchange Offer and the Proposed Amendments becoming operative or the effectiveness of the Plan, Dynegy intends to designate Genco and its wholly-owned subsidiary as guarantors of Dynegy’s material, third-party indebtedness for borrowed money. EEI, in which Genco owns an 80% interest, and its subsidiaries will not guarantee Dynegy’s indebtedness. As of September 30, 2016, on a pro forma basis as described under the section “Dynegy Capitalization,” Dynegy had $9.2 billion of material, third-party indebtedness for borrowed money (excluding a forward capacity agreement, inventory financing agreements, the amortizing note portion of Dynegy’s tangible equity units, equipment financing agreements and unamortized debt discounts and issuance costs), $2.6 billion of which would have been secured (which secured indebtedness will be secured by substantially all of the assets of Genco and such wholly-owned subsidiary in conjunction with the effectiveness of the guarantees). The guarantees will contain language limiting the amount of the guarantee to the extent it constitutes a fraudulent transfer or conveyance and provide for contribution from or payments made by or on behalf of any other guarantor.

General Settlement of Claims and Interests

Pursuant to Bankruptcy Code Section 1123 and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. All distributions made to holders of Allowed Claims or Interests in any Class are intended to and shall be final.

General Distribution Provisions

One of the key concepts under the Bankruptcy Code is that only claims and interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions herein. In general, an Allowed Claim or Interest means that Genco agrees, or if there is a dispute, the Bankruptcy Court determines, by Final Order, that the Claim or Interest, and the amount thereof, is in fact a valid obligation of or Interest in the Debtors.

The Disbursing Agent shall make all Plan distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as is practicable.

Plan Funding

The Debtor will fund Cash distributions under the Plan with Cash on hand, including Cash from operations and the proceeds of the Genco Working Capital Facility, as described further in the Plan.

Except as otherwise specifically provided for in the Plan, the Confirmation Order or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

Application of the Distribution Record Date

On the applicable Distribution Record Date, for all Claims other than Noteholder Claims, the records of the Debtor shall be closed for purposes of determining the record holders of Claims or Interests, and there shall be no further changes in the record holders of any Claims or Interests. Except as provided herein, the Reorganized Debtor, the Disbursing Agent(s), the Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims or Interests occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the applicable books and records, claims registers or transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

Disbursing Agent

On or before the Effective Date, the Debtor shall designate the Person(s) (whether the Reorganized Debtor and/or one or more independent third parties) to serve as the Disbursing Agent(s) under the Plan. All Distributions under the Plan shall be made by the Disbursing Agent on or as soon as is practicable after the Effective Date. The Debtor, the Reorganized Debtor, the Indenture Trustee and the Disbursing Agent, as applicable, shall not be required to give any bond or surety or other security for the performance of the duties of the Disbursing Agent unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 7.13 of the Plan.

Delivery of Distributions

The Disbursing Agent(s) shall make distributions to the holders of the Allowed Claims in the same manner and to the same addresses as payments are made in the ordinary course of the Debtor’s businesses; provided, however, that if a Proof of Claim references a different payment address, the address on the Proof of Claim shall be used. The Reorganized Debtor and the Disbursing Agent(s) shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtor’s and/or Reorganized Debtor’s books and records, and the Proofs of Claim filed against the Debtor (if any). The Debtor and Reorganized Debtor shall use all commercially reasonable efforts to provide the Disbursing Agent(s) with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtor’s and/or Reorganized Debtor’s books and records. Notwithstanding anything to the contrary contained in the Plan, distributions on account of Noteholder Claims shall be made to the account of, or at the direction of, the Indenture Trustee and shall be subject to the Indenture Trustee’s Charging Lien.

Unclaimed Distributions

If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtor or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Reorganized Debtor or the Disbursing Agent are notified in writing of such holder’s then-current address or other necessary information for delivery. Subject to the succeeding sentence, the Reorganized Debtor or the Disbursing Agent shall retain undeliverable distributions until such time as a distribution becomes deliverable. Subject to Section 7.4 of the Plan, each holder of an Allowed Claim whose distribution remains (i) undeliverable for one hundred and eighty (180) days after the distribution is returned as undeliverable or (ii) otherwise has not been deposited, endorsed or negotiated within one hundred and eighty (180) days of the date of issuance shall have no claim to or interest in such distribution and shall be forever barred from receiving any distribution under the Plan. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

Satisfaction of Claims

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement and discharge of and exchange for such Allowed Claims.

Fractional Shares and Notes and De Minimis Cash Distributions

No fractional shares of New Securities shall be issued or distributed under the Plan. Each Person entitled to receive New Securities shall receive the total number of whole New Dynegy Warrants, and the principal amount of New Dynegy Notes to which such Person is entitled. Dynegy will issue the New Dynegy Notes in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of New Dynegy Notes to be issued to any Eligible Holder will be rounded down to the nearest $1.00. The amount of New Dynegy Warrants will be rounded down to the nearest whole number. No payment or distribution will be made with respect to any fractional portion of New Dynegy Notes or New Dynegy Warrants not received as a result of such rounding. Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

Allocation of Distributions Between Principal and Interest

All distributions received under the Plan by holders of applicable Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

Setoffs

Except as otherwise provided in the Plan, the Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.

Powers of Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, the applicable Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions thereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent(s) shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the holder of an Allowed Claim complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each holder. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the applicable Disbursing Agent to allow it to comply with its tax withholding and reporting requirements. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.

Disputed Claims

No Distributions Pending Allowance

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. For the avoidance of doubt, a Claim that is Disputed is not an Allowed Claim under the Plan.

Estimation of Claims

The Debtor or the Reorganized Debtor, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to Bankruptcy Code Section 502(c) regardless of whether the Debtor previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Fee Claims

Professional Fee Claims

On the later of (i) the Effective Date and (ii) the date the Bankruptcy Court enters an order approving the fee applications of the applicable Professional, the Debtor shall pay all amounts owing to the Professionals for all unpaid Professional Fee Claims relating to prior periods and for the period ending on the Effective Date, subject to the applicable Holdback Amount. Each Professional shall estimate its Professional Fee Claims due for periods that have not been billed as of the Effective Date. On or prior to forty-five (45) days after the Effective Date, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtor may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party no later than twenty (20) days after such Professional Fee Claim is Filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Professional Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtor, and the Reorganized Debtor shall pay any unpaid amounts to each Professional.

Fees and Expenses of Ad Hoc Group

On the Effective Date, the Reorganized Debtor shall reimburse, in accordance with the terms of the respective engagement letters of the Ad Hoc Group Advisors, the then-outstanding (i) reasonable documented out-of-pocket expenses of the members of the Ad Hoc Group and (ii) fees and expenses of each of the Ad Hoc Group Advisors; without the need for any of the members of the Ad Hoc Group or either of the Ad Hoc Group Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment.

Assumption of Executory Contracts and Unexpired Leases

Assumed Contracts and Leases

Except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 5.3 of the Plan.

The Confirmation Order shall constitute an order of the Bankruptcy Court under Bankruptcy Code Section 365(a) approving the contract and lease assumptions described in Section 5.1(a) of the Plan, as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to Section 5.1 of the Plan shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

Each executory contract and unexpired lease that is assumed shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the subject premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

To the extent applicable, all executory contracts or unexpired leases of the Debtor assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Upon the Effective Date, the Power Supply Agreement shall be assumed and deemed amended to (A) provide that at any time during the term of the Power Supply Agreement, either party may elect to terminate the Power Supply Agreement by providing the other party with no less than six (6) months’ advanced written notice of its desire to terminate the Power Supply Agreement and (B) if required by Dynegy and IPM, modify the “Energy Charge” (as defined in the Power Supply Agreement) and the “Capacity Payment” (as defined in the Power Supply Agreement) to eliminate any subsidy from IPM or IPRG to Genco under the Power Supply Agreement.

Upon the Effective Date, the Shared Services Agreement shall be assumed and deemed amended to provide that Dynegy and the other “Providers” (as defined in the Shared Services Agreement) may terminate the Shared Services Agreement for convenience with respect to one or more “Recipients” (as defined in the Shared Services Agreement) upon twelve (12) months’ notice to such Recipients.

Determination of Cure Disputes and Deemed Consent

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Bankruptcy Code Section 365(b)(1) by Cure. The Debtor shall, at its option, be permitted to resolve any dispute with respect to the amount of Cure either (i) through the Bankruptcy Court, or (ii) in the procedural manner in which a dispute regarding the amounts owed under a particular executory contract and unexpired lease would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code Section 365) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the earlier of (y) the entry of a Final Order resolving the dispute and approving the assumption if such dispute is adjudicated in the Bankruptcy Court, or (z) as to disputed monetary amounts allegedly due under the executory contract or unexpired lease, following the final resolution of such matter if the Debtor elected to handle such dispute in the procedural manner in which it would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

Survival of the Debtor’s Indemnification Obligations

Any obligations of the Debtor pursuant to its corporate charter, bylaws, or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents and/or employees with respect to all present and future actions, suits and proceedings against the Debtor or such officers, directors, members, managers, partners, agents and/or employees, based upon any act or omission for or on behalf of the Debtor shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtor shall not indemnify directors of the Debtor for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and shall continue as obligations of the Reorganized Debtor. Any claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of Section 502(e)(1)(B) of the Bankruptcy Code. In addition, after the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy”) in effect as of October 17, 2016, and all officers, directors, members and partners of the Debtor who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officer, directors, members and/or partners remain in such positions after the Effective Date.

Restructuring Support Agreement and Related Agreements

On the Effective Date, the Debtor shall assume and be deemed to assume the RSA pursuant to the Plan, including the obligation of the Debtor with respect to the RSA Fee. On the Effective Date, if not previously assumed by the Debtor, the Debtor shall assume (i) the letter agreement between the Debtor and Willkie Farr & Gallagher LLP, dated as of May 6, 2016, and (ii) the letter agreement between the Debtor and Houlihan Lokey Capital, Inc., dated as of June 1, 2016, and such agreements shall terminate on their terms as of the Effective Date. Fees and expenses due and payable pursuant to the RSA or such letter agreements (including the RSA Fee and the fees and expenses of the Ad Hoc Group Advisors), subject to the terms and conditions thereof in all respects, as of the Effective Date, shall be an Allowed Administrative Claim under this Plan without any need to file a request for payment of such Administrative Claims.

Pursuant to the RSA, each Early Consenting Noteholder shall receive on the Effective Date its pro rata share of the RSA Fee in Cash, with such pro rata share determined as the proportion that the amount of Allowed Noteholder Claims held by such Early Consenting Noteholder on the Effective Date bears to the aggregate amount of all Allowed Noteholder Claims held by the Early Consenting Noteholders and Qualified Permitted Transferees; provided, that to the extent an Early Consenting Noteholder transfers any Allowed Noteholder Claims to a Permitted Transferee in accordance with the RSA prior to the Effective Date, such Permitted Transferee shall be entitled to receive on the Effective Date such Early Consenting Noteholder’s pro rata share of the RSA Fee in respect of such transferred Allowed Noteholder Claims but not any other Allowed Noteholder Claims held by such Permitted Transferee (unless such Permitted Transferee was an Early Consenting Noteholder) (such Permitted Transferee, solely with respect to such transferred Allowed Noteholder Claims by an Early Consenting Noteholder, a “Qualified Permitted Transferee”).

Compensation and Benefit Plans

Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by the Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs administered by the Debtor in effect before the Effective Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed under the Plan. Nothing contained herein shall be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtor’s and the Reorganized Debtor’s rights of termination and amendment thereunder. As to any Employee Programs administered by Dynegy, nothing contained in the Plan shall be deemed to modify the existing terms of such Employee Programs, including, without limitation, Dynegy’s rights of termination and amendment thereunder.

To the extent any “change in control” provision contained in any Employee Program would be triggered and payable solely as a result of the transactions contemplated by the Plan, such Employee Program shall not be assumed to the extent a waiver of the change in control provision is not executed by the employee having the benefit of such change in control provision, but otherwise shall remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.

As of the Effective Date, any and all equity incentive plans, equity ownership plans, or any other equity-based plans entered into before the Effective Date, including Claims arising from any change in control provision therein, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan pursuant to the Confirmation Order, provided, however, that nothing contained herein will impact any Cash payment components of any such equity-based plans.

The Debtor further affirms and agrees that any discharge of liability provided under the Plan shall not operate to discharge any obligations it might have under applicable non-bankruptcy law with respect to any tax-qualified defined benefit pension plan maintained by Dynegy as a result of the Debtor’s status as a member of the “controlled group” for such pension plan.

Insurance Policies

All insurance policies pursuant to which the Debtor has any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtor and Reorganized Debtor and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtor.

Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the filing of the Plan, any statement or provision contained in the Plan or the taking of any action by the Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the holders of Claims or Equity prior to the Effective Date.

Effect of Confirmation; Injunctions, Releases and Related Provisions

Binding Effect

Subject to Article VI of the Plan, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 7062 or otherwise, upon the occurrence of the Effective Date, the rights, benefits, and obligations of any Person named or referred to in the Plan shall be immediately binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person, including, but not limited to, the Reorganized Debtor and all other parties in interest in the Chapter 11 Case, including any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests are deemed to have accepted the Plan).

Discharge of Claims Against and Interests in the Debtors

On and after the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets, property, or estate; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released, and the Debtor’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under Section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtor, the Reorganized Debtor, the Estate, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, provided, however, that the foregoing discharge shall not apply to the Unreleased Dynegy Claims.

“Unreleased Dynegy Claims” means any Claims and Causes of Action, including, but not limited to, any intercompany claim, if applicable, against the Debtor asserted by Dynegy or its affiliates (other than its affiliates that are Non-Debtor Subsidiaries), including, but not limited to, Claims and Causes of Action in connection with or arising out of the Shared Services Agreement, the Tax Sharing Agreement, and the Power Supply Agreement.

Term of Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code Sections 105 or 362 or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Plan Injunction

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Reinstated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or Reinstated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Article VI of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or Reinstated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Without limiting the effect of Section 6.6 of the Plan upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interests receiving distributions or having been Reinstated pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section 6.6 of the Plan.

Releases by the Debtor

On and after the Effective Date, for good and valuable consideration, each Released Party is and is deemed released and discharged by the Debtor, the Reorganized Debtor, its Estate, and any successor to any of the foregoing, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to Sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offer, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Securities pursuant to the Plan, or the distribution of property pursuant to the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any Claim or Cause of Action the Debtor, the Reorganized Debtor, or the Estate has or may have against its subsidiaries, including, but not limited to, with respect to the EEI Promissory Note.

Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law, on and after the Effective Date, for good and valuable consideration, each holder of a Claim against or Interest in the Debtor (except for any holder of a Noteholder Claim in Class 5 that (i) (a) does not vote either to accept or to reject the Plan or (b) votes to reject the Plan and (ii) opts out of granting the releases set forth in this Section 6.4(b), pursuant to any Ballot cast on the Plan by such holder) is deemed to have released and discharged each of the Released Parties from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor, that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant and/or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code or applicable state law, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital

Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offer, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; (b) any Claim or Cause of Action against a Released Party (other than the Debtor and its subsidiaries) based on or relating to, or in any manner arising from, securities existing on or before the Effective Date that were issued by a Released Party (other than the Debtor and its subsidiaries) or debt incurred by a Released Party (other than the Debtor and its subsidiaries); and (c) the Unreleased Dynegy Claims.

Exculpation and Limitation of Liability

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action or liability for any Claim in connection with or arising out of the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offer, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the foregoing; provided, however, that the foregoing exculpation shall not apply to the Unreleased Dynegy Claims. The Debtor, the Reorganized Debtor, Dynegy and the Consenting Noteholders (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of any security thereunder.

Injunction

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Reinstated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or Reinstated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Article VI of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or Reinstated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Without limiting the effect of the foregoing provisions of Section 6.6 of the Plan upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interests receiving distributions or having been Reinstated pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section 6.6 of the Plan.

Subordinated Claims and Reservation of Rights Regarding Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code Section 510(b), or otherwise. Pursuant to Bankruptcy Code Section 510, the Debtor reserves the right to re-classify any Allowed Claim (other than Noteholder Claims) in accordance with any contractual, legal or equitable subordination rights relating thereto, including with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

Scope of the Bankruptcy Court’s Retention of Jurisdiction After the Plan Effective Date

Under Bankruptcy Code Sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

•                  allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;

•                  hear and determine all applications for Professional Fees; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

•                  hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which the Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•                  effectuate performance of and payments under the provisions of the Plan;

•                  hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

•                  adjudicate, decide or resolve any and all matters related to Bankruptcy Code Section 1141;

•                  enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•                  hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Genco Working Capital Facility, the New Genco Governing Documents, the New Warrant Agreement or the New Indenture shall be dealt with in accordance with the provisions of the applicable document;

•                  consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•                  issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•                  enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•                  hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

•                  enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case or provided for under the Plan;

•                  except as otherwise limited herein, recover all assets of the Debtor and property of the Estate, wherever located;

•                  hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code Sections 346, 505, and 1146;

•                  hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

•                  hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

•                  enter a final decree closing the Chapter 11 Case.

Miscellaneous Plan Provisions

Modifications and Amendments

The Debtor, subject to the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, may alter, amend, or modify the Plan under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Bankruptcy Code Section 1101(2), the Debtor may, subject to the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

Revocation, Withdrawal, or Non-Consummation of the Plan

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan in accordance with Section 10.13 of the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person, including any of Dynegy or the Consenting Noteholders, in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including any of Dynegy or the Consenting Noteholders.

Summary of the RSA as it Pertain to the Plan

The Plan is supported by Genco’s most significant creditors, including the Supporting Noteholders, who hold approximately 70% in aggregate principal amount of the outstanding Genco Notes, and Dynegy as set forth in the RSA. Pursuant to the terms of the RSA, the parties to the RSA have agreed, among other things, and subject to certain terms and conditions, including:

•                  to take all reasonable actions necessary to consummate the transactions contemplated by the Plan;

•                  not to support any plan or restructuring that is inconsistent with the terms of the Plan; and

•                  with respect to the Supporting Noteholders, to vote to accept the Plan.

In the event of any inconsistency between this Disclosure Statement and the RSA, the terms of the RSA shall govern. The RSA may be terminated after notice upon the occurrence of certain events, including, among other things, the failure to meet specified milestones related to filing, confirmation and consummation of the Plan and in the event of certain breaches by the parties under the RSA. Certain material milestones include:

•                  December 20, 2016: consummation of the Exchange Offer or filing of the Chapter 11 Case must occur on or before December 20, 2016;

•                  March 31, 2017: the Bankruptcy Court shall have entered an order approving the Disclosure Statement and confirming the Plan on or before March 31, 2017; and

•                  April 30, 2017: the Effective Date under the Plan shall have occurred on or before April 30, 2017.

If the Exchange Offer is not successful, commencing the Chapter 11 Case will enable Genco to implement the financial Restructuring described in the RSA through the Plan with little to no expected disruption of Genco’s business.

Significant First Day Motions and Retention of Professionals

On the Petition Date, Genco intends to file several motions requesting that the Bankruptcy Court enter orders authorizing the Debtor to continue operating their business in the ordinary course (the “First Day Motions”). These First Day Motions are designed to facilitate a smooth transition into the Chapter 11 Case and minimize disruption to Genco’s ongoing operations. There is no guarantee that the Bankruptcy Court will grant any or all of the requested relief. The following summary highlights certain of the First Day Motions that Genco expects to file with the Bankruptcy Court at the onset of the potential Chapter 11 Case.

Approval of Solicitation Procedures and Scheduling of Combined Hearing

On the Petition Date, Genco anticipates filing a motion requesting that the Bankruptcy Court schedule a hearing to consider the adequacy of the Disclosure Statement, the sufficiency of the Solicitation Procedures and confirmation of the Plan (the “Combined Hearing”). Genco will be seeking confirmation of the Plan and emergence from the Chapter 11 Case as soon as possible. To that end, the Debtor intends to file a motion (the “Plan Scheduling Motion”) on the Petition Date requesting that the Bankruptcy Court enter an order (a) scheduling the Combined Hearing, (b) approving the form and notice of the Combined Hearing, and (c) establishing a deadline and procedures for objections to the Disclosure Statement and the Plan. Genco will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court’s calendar for the Combined Hearing. Objections to the Disclosure Statement and confirmation of the Plan must be filed with the Bankruptcy Court by the date set forth in the notice of the Combined Hearing and will be governed by Bankruptcy Rules 3020(b) and 9014 and the local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO THE DISCLOSURE STATEMENT OR THE PLAN IS TIMELY FILED AND SERVED, IT MAY NOT BE CONSIDERED BY THE COURT.

Motions Related to Maintaining Operations

Recognizing that any interruption of Genco’s business, even if for a short period, could negatively impact vendor relationships and Genco’s goodwill, revenue and profits, all of which would be detrimental to the value of Genco’s estate, Genco intends to file certain First Day Motions to ensure its operations remain stable and continue in the ordinary course. The First Day Motions that Genco currently contemplates filing are identified below. Genco may add or remove First Day Motions from this list before filing.

Cash Management System

Genco maintains a centralized cash management system controlled by it to collect, track, aggregate and disburse cash on a daily basis. To facilitate a smooth transition into the Chapter 11 Case, Genco intends to seek authority to continue using the existing cash management system, bank accounts and business forms and to continue intercompany transactions. In connection with this relief, Genco will also seek authority to make transfers between it and its affiliates in the ordinary course to satisfy operating expenses.

Wages Motion

Genco’s ability to manage its businesses requires the continued focus and commitment of its employees and independent contractors. These individuals rely on their compensation and benefits to pay their daily living expenses, absent which they would be exposed to significant financial difficulties. Genco cannot afford for these individuals to be distracted by unnecessary concern over the payment of their wages and other benefits in the ordinary course of operations, particularly when such individuals have specialized knowledge in respect of Genco’s business and the energy markets. Moreover, Genco has sufficient Cash on hand to pay these obligations in the ordinary course. Accordingly, Genco intends to seek authority to (a) pay all prepetition wages, salaries and other compensation to the its employees and independent contractors; and (b) continue its participation in benefit programs and policies, consistent with the ordinary course of business and past practices, on a postpetition basis.

Taxes and Utilities

Although Genco expects to pay all taxes and regulatory obligations in full pursuant to the Plan, to minimize the potential disruption to its business during the potential Chapter 11 Case, the Debtor intends to seek authority to pay the Debtor’s fees and other similar charges and assessments, as well as certain taxes, whether arising prior or subsequent to the Petition Date, to the appropriate taxing, licensing and other governmental authorities. Additionally, Genco incurs utility expenses for electricity, telephone and other essential services in the ordinary course of its business. The Debtors would intend to seek approval of adequate assurance procedures in the event that any utility provider makes a demand for adequate assurance or otherwise threatens to alter, refuse or discontinue utility service to Genco.

Procedural Motions and Professional Retention Applications

Genco intends to file several procedural motions that are standard in chapter 11 cases of similar size and complexity, as well as applications to retain the various professionals who will be assisting Genco during the Chapter 11 Case.

Confirmation and Effectiveness of Plan

Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date for the Plan, each of which must be satisfied or waived in accordance with Section 8.3 of the Plan:

(1)         the Bankruptcy Court shall have entered an order, pursuant to Bankruptcy Code Sections 1125 and 1126, approving the Disclosure Statement and the solicitation and tabulation of votes with respect to the Plan, which order shall be in form and substance reasonably acceptable to the Debtor, Dynegy and the Majority Consenting Noteholders; and

(2)         the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtor, Dynegy and the Majority Consenting Noteholders, which Confirmation Order shall, among other things:

(3)         authorize the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

(4)         decree that the provisions of the Confirmation Order and the Plan are non-severable and mutually dependent; and

(5)         authorize the implementation of the Plan in accordance with its terms, including authorizing the issuance of all consideration to be issued under the Plan, including the New Securities, and authorizing entry into all agreements necessary to effectuate the Plan, including the Genco Working Capital Facility, the New Genco Governing Documents, the New Indenture and the New Warrant Agreement.

Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 8.3 of the Plan:

•                  the Confirmation Order shall (a) have been entered in a form and substance reasonably satisfactory to the Debtor, Dynegy and the Majority Consenting Noteholders and (b) have become a Final Order;

•                  the final version of the Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtor, Dynegy and the Consenting Noteholders in accordance with the RSA;

•                  all actions, documents, certificates and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required; provided, however, that each document, instrument and agreement must be reasonably acceptable to the Debtor, Dynegy and the Consenting Noteholders in accordance with the RSA;

•                  the Bankruptcy Court shall not have required the establishment of a Disputed Claims reserve in an amount greater than $10 million;

•                  all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan shall have been received, waived or otherwise resolved; and

•                  the Reorganized Debtor shall have entered into the Genco Working Capital Facility Credit Agreement, and all conditions precedent to the consummation or effectiveness of the entry in to the Genco Working Capital Facility shall have been waived or satisfied in accordance with the terms thereof, and any funding contemplated to be made on the Effective Date shall have been made in accordance with the applicable financing documents.

Waiver of Conditions Precedent to Plan Confirmation or Plan Effective Date

Each of the conditions set forth in Sections 8.1 and 8.2 of the Plan (“Conditions to Confirmation” and “Conditions to Effective Date,” respectively), may be waived in whole or in part by the Debtor, without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of Dynegy and the Majority Consenting Noteholders in accordance with the RSA. Notwithstanding the foregoing, only Dynegy may waive, in its sole discretion, the condition to the Effective Date with respect to the reserve established for Disputed Claims set forth in Section 8.2(iv) of the Plan.

Effect of Failure of Conditions Precedent to Plan Confirmation or Plan Effective Date

If the Consummation of the Plan does not occur prior to termination of the RSA in accordance with its terms, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by Dynegy or the holders of any Claims or Interests; (2) prejudice in any manner the rights of the Debtor, any holders of any Claims or

Interests or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor, any holders of any Claims or Interests or any other Entity in any respect.

Standards for Confirmation

At the Combined Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all Impaired classes of Claims and Interests or, if rejected by an Impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and equity interest holders that are Impaired under the Plan.

The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. Genco and Dynegy believe the Plan fully complies with the statutory requirements for Confirmation listed below.

(1)                     The Plan complies with the applicable provisions of the Bankruptcy Code.

(2)                     The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

(3)                     The Plan has been proposed in good faith and not by any means forbidden by law.

(4)                     Any payment made or to be made by the Debtor (or any other proponent of the Plan) or by a Person issuing Securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, in connection with the Plan and incident to the Chapter 11 Case is subject to the approval of the Bankruptcy Court as reasonable.

(5)                     The Debtor (or any other proponent of the Plan) has disclosed (or will disclose prior to the Combined Hearing) the identity and affiliations of any individual proposed to serve, after Confirmation, as a director or officer of the Reorganized Debtor, any Affiliate of the Debtor reorganized under the Plan or any successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and holders of Claims and Interests and with public policies.

(6)                     The proponent of the Plan has disclosed (or will disclose prior to the Combined Hearing) the identity of any “Insider” (as defined in section 101(31) of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such Insider.

(7)                     Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor has approved any rate change provided for in the Plan or such rate change is expressly conditioned on such approval.

(8)                     With respect to each holder within Class 5 — Noteholder Claims, the impaired Class under the Plan, each such holder (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

(9)                     With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

(10)              The Plan provides for treatment of Claims, as applicable, in accordance with the provisions of section 507(a) of the Bankruptcy Code.

(11)              If a Class of Claims or Interests is Impaired under the Plan, at least one Class of Claims or Interests that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

(12)              Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

(13)              All fees payable under 28 U.S.C. § 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date.

Best Interests Test/Liquidation Analysis

As described above, Bankruptcy Code section 1129(a)(7) requires that each holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. To assist holders in determining whether the Plan meets this requirement, Genco, with the assistance of Ducera Partners (“Ducera”), its financial advisor, has prepared an unaudited liquidation analysis, which is attached hereto as Annex B (the “Liquidation Analysis”). The distributions to holders of the Class 5 — Noteholder Claims will far exceed any likely recovery under chapter 7 of the Bankruptcy Code. Therefore, Genco believes that the Plan satisfies the best interests test of Bankruptcy Code section 1129(a)(7).

Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, Genco has analyzed its ability to meet its obligations under the Plan. As part of this analysis, Genco prepared financial projections, which, together with the assumptions on which they are based, are attached hereto as Annex C (the “Financial Projections”). Based on such Financial Projections, Genco believes that it will possess the resources and working capital necessary to make all payments required under the Plan and to conduct its business going forward. Therefore, Genco believes that Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

Contractual Dispute

On September 2, 2016, Genco terminated for convenience its contract with Advatech, LLC (“Advatech”) for an air quality control system at the Newton plant. On September 30, 2016, Advatech submitted a final invoice to Genco for $81.4 million, and subsequently recorded a mechanics’ lien with respect to a portion of such claim in the amount of $45.0 million. Other than limited demobilization costs, which Advatech claims are less than $700,000, and a final scheduled payment of $500,000, Genco does not believe it owes any additional amounts to Advatech. Genco considers Advatech’s claim and associated lien to be without merit, and intends to vigorously dispute them.

THE SUPPORT AGREEMENT

On October 14, 2016, Dynegy, Genco and certain of Dynegy’s other indirect, wholly-owned subsidiaries, Illinois Power Marketing Company, Dynegy Administrative Services Company, Dynegy Operating Company, IPH, LLC, Illinois Power Resources Generating, LLC and Electric Energy, Inc. entered into a restructuring support agreement (the “Support Agreement”) with certain holders (the “Supporting Noteholders” and, together with Dynegy and Genco, the “Support Agreement Parties”) of the Genco Notes. Pursuant to the Support Agreement, the Supporting Noteholders agree, subject to the terms and conditions contained in the Support Agreement, among other things, to (1) support and take all actions reasonably necessary to complete the Restructuring, including by tendering (and not withdrawing) their Genco Notes in the Exchange Offer, consenting in the Consent Solicitation and voting in favor of the Plan; (2) not support any plan or transaction that is inconsistent with, or would impede, the Restructuring; and (3) not direct the Genco Indenture Trustee to take any action inconsistent with the Supporting Noteholders’ obligations under the Support Agreement. Dynegy and/or Genco agree under the Support Agreement, among other things, to (1) support and take all actions reasonably necessary to complete the Restructuring; (2) if all conditions to consummation of the Exchange Offer have been satisfied or waived, consummate the Exchange Offer no later than December 20, 2016; (3) if certain conditions are not met, subject to approval of Genco’s board of directors, commence the Chapter 11 Case; (4) use commercially reasonable efforts to obtain all required regulatory and/or third-party approvals for the Restructuring; and (5) not support any plan or transaction that is inconsistent with, or would impede, the Restructuring.

In addition, the Support Agreement provides that Supporting Noteholders who entered into the Support Agreement on or before October 21, 2016 will be paid, upon consummation of the Restructuring, their pro rata share of $9.0 million in cash, with such pro rata share determined as the proportion that the amount of Genco Notes held by such Supporting Noteholder upon consummation of the Restructuring bears to the aggregate amount of all Genco Notes held by such Supporting Noteholders and Qualified Permitted Transferees as of consummation of the Restructuring, subject to certain qualifications described in the Support Agreement.

The Support Agreement may be terminated by the Majority Supporting Noteholders, Genco or Dynegy, as applicable, upon delivery of written notice in accordance with the Support Agreement upon the occurrence of the following events:

(i)               the breach by Genco or Dynegy of any of the representations, warranties or covenants of Genco or Dynegy, as applicable, set forth in the Support Agreement to the extent such breach would have a material adverse effect on consummation of the Restructuring; provided, however, that the Majority Supporting Noteholders shall include in such notice of termination the details of any such breach, and if such breach is capable of being cured, the parties to the Support Agreement shall have five Business Days after receiving such notice to cure any such breach;

(ii)               the breach by one or more of the Supporting Noteholders of any of the material representations, warranties or covenants of such Supporting Noteholders set forth in the Support Agreement; provided, however, that with respect to any such breach by a Supporting Noteholder, so long as the non-breaching Supporting Noteholders at the time of, and subsequent to, such breach hold at least 66.7% of the aggregate principal amount of all outstanding Genco Notes and such breach would not have a material adverse effect on consummation of the Restructuring, then such termination shall be effective only with respect to such breaching Supporting Noteholder; provided further, however, that Genco or Dynegy shall include in such notice of termination the details of any such breach, and if such breach is capable of being cured, the Parties shall have five Business Days after receiving such notice to cure any such breach;

(iii)              the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order is final and non-appealable; provided, however, that the Parties shall have ten Business Days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring in accordance with the Support Agreement;

(iv)              the Bankruptcy Court shall have entered an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Case, which order has not been stayed, reversed or vacated within ten Business Days after such issuance;

(v)               if the conditions to Dynegy’s obligations to consummate the Exchange Offer have been satisfied or waived (as amended, modified, supplemented or waived), consummation of the Exchange Offer has not occurred on or before December 20, 2016;

(vi)              consummation of the Exchange Offer has not occurred, or the Chapter 11 Case has not commenced, on or before December 20, 2016;

(vii)             confirmation of the Plan has not occurred on or before March 31, 2017; or

(viii)            consummation of the Plan has not occurred on or before April 30, 2017.

PROCEDURES FOR TENDERING GENCO NOTES IN THE EXCHANGE OFFER, DELIVERING INDENTURE CONSENTS, VOTING ON THE PLAN AND SUBMITTING GENCO NOTES IN CONNECTION WITH THE PLAN

Exchange Offer and Consent Solicitation

If you are a Non-Eligible Holder, the Exchange Offer is not being made to you. This subsection applies only to Eligible Holders.

General

In order to participate in the Exchange Offer, you must validly tender your Genco Notes to the Exchange Agent, and in order to participate in the Indenture Consent Solicitation, you must validly deliver your Indenture Consents to the Exchange Agent, in each case as further described below; provided, however, the valid (and not withdrawn) tender of Genco Notes in the Exchange Offer will be deemed to constitute the delivery of Indenture Consents with respect to the Genco Notes tendered. It is your responsibility to validly tender your Genco Notes and deliver your Indenture Consents. Dynegy has the right to waive any defects. However, Dynegy is not required to waive defects and is not required to notify you of defects in your tender or delivery.

Questions regarding the Exchange Offer, including those concerning tender procedures and requests for additional copies of this Offering Memorandum and Disclosure Statement, should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement. All correspondence in connection with the Exchange Offer should be sent or delivered by each beneficial owner of Genco Notes, or its custodian bank, depositary, broker, trust company or other nominee, only to the Exchange Agent and not to Dynegy, Genco, the Genco Indenture Trustee or the trustee under the indenture governing the Dynegy Notes.

Valid Tender of Genco Notes and Delivery of Indenture Consents

Tendering and Consenting With Respect to Genco Notes Held Through a Custodian

Any beneficial owner of Genco Notes whose notes are held by a custodian bank, depositary, broker, trust company or other nominee and who wishes to tender Genco Notes or deliver Indenture Consents should contact such custodial entity promptly and instruct such custodial entity to tender the Genco Notes and deliver Indenture Consents on such beneficial owner’s behalf.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Genco Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Genco Notes may make book-entry delivery of Genco Notes by causing DTC to transfer the Genco Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Delivery of Genco Notes must be effected through book-entry transfer into the Exchange Agent’s account at DTC and an Agent’s Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date.

Tender of Genco Notes Through ATOP

All Eligible Holders that wish to participate in the Exchange Offer must electronically transmit their acceptance of the Exchange Offer through ATOP. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offering Memorandum and Disclosure Statement and agree to be bound by the terms of the Indenture Consent, and that Dynegy and Genco may enforce such agreements against you.

Delivery of such tendered Genco Notes must be made to the Exchange Agent. Unless such Eligible Holder delivers by book-entry delivery the Genco Notes being tendered to the Exchange Agent, Dynegy may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange and for the right to receive the applicable consideration (as described in the table on the front cover of this Offering Memorandum and Disclosure Statement). Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender your Genco Notes on the day that the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. Dynegy will have the right, which may be waived, to reject the defective tender of Genco Notes as invalid and ineffective.

Dynegy has not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the exchange offer documents or other exchange offer materials provided therewith. Eligible Holders must timely tender their Genco Notes in accordance with the procedures set forth in the exchange offer documents.

Consenting to Proposed Amendments Through ATOP

By tendering through ATOP, DTC participants will be deemed to have consented to the Proposed Amendments. In accordance with ATOP procedures, DTC will then send an Agent’s Message to the Exchange Agent for its acceptance.

Effect of Tendering in the Exchange Offer

Subject to and effective upon the acceptance of and the exchange of the Genco Notes tendered thereby, by tendering Genco Notes through ATOP as described in this Offering Memorandum and Disclosure Statement, an Eligible Holder:

(1)         irrevocably sells, assigns and transfers to Dynegy all right, title and interest in and to all the Genco Notes tendered thereby;

(2)         is deemed to consent to the Proposed Amendments;

(3)         constitute a release and discharge, on behalf of such holder and its successors and assigns, and such holders’ affiliates and their respective successors and assigns, of each of the Released Parties from the claims and causes of actions as described in “Release, Discharge of Claims, and Covenants Not to Sue—Release and Discharge upon Consummation of the Exchange Offer”; and

(4)         irrevocably appoints the Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as Dynegy’s agent with respect to the tendered Genco Notes with full power coupled with an interest) to:

•                  transfer ownership of the Genco Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon Dynegy’s order, as applicable;

•                  present the Genco Notes for transfer on the relevant security register; and

•                  receive all benefits or otherwise exercise all rights of beneficial ownership of the Genco Notes (except that the Exchange Agent will have no rights to or control over Dynegy or Genco’s funds), all in accordance with the terms of the Exchange Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Genco Notes through ATOP, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Dynegy in its sole discretion, which determination will be final and binding. Dynegy reserves the absolute right to reject any or all tenders of any Genco Notes determined by Dynegy not to be in proper form, or if the acceptance of or exchange of such Genco Notes may, in the opinion of Dynegy’s counsel, be unlawful. Dynegy also reserves the right to waive any Exchange Offer Conditions that Dynegy is legally permitted to waive.

Your tender through ATOP will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by Dynegy in its sole discretion, which determination shall be final and binding. None of Dynegy, Genco, the Information Agent, the Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Genco Notes, or will incur any liability for failure to give any such notification.

Withdrawal of Tenders and Revocation of Indenture Consents

Tenders of Genco Notes may be withdrawn and Indenture Consents may be revoked on or prior to the Expiration Date. Genco Notes tendered and not withdrawn and Indenture Consents delivered and not revoked on or prior to the Expiration Date may not be withdrawn or revoked, as applicable, after the Expiration Date, and Genco Notes tendered and Indenture Consents delivered after the Expiration Date may not be withdrawn or revoked, as applicable, at any time, unless the Exchange Offer is terminated without any Genco Notes being accepted or as required by applicable law. If such a termination occurs, the Genco Notes will be returned to the tendering holder as promptly as practicable, and previously delivered Indenture Consents will be deemed revoked, the Supplemental Indenture will not be executed (or if executed will be deemed ineffective), and the Proposed Amendments will not become operative.

An Eligible Holder who validly withdraws previously tendered Genco Notes and validly revokes Indenture Consents on or prior to the Expiration Date and does not validly re-tender Genco Notes and validly re-deliver Indenture Consents on or prior to the Expiration Date, will also not receive the applicable consideration (as described in the table on the front cover of this Offering Memorandum and Disclosure Statement). An Eligible Holder who validly withdraws previously tendered Genco Notes and validly revokes previously delivered Indenture Consents on or prior to the Expiration Date and validly re-tenders Genco Notes and validly re-delivers Indenture Consents on or prior to the Expiration Date will receive the applicable consideration (assuming such Genco Notes are accepted for exchange).

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, any Genco Notes tendered pursuant to the Exchange Offer, or any Indenture Consents delivered pursuant to the Indenture Consent Solicitation, as applicable, is delayed (whether before or after Dynegy’s acceptance for exchange of Genco Notes) or Dynegy extends an Exchange Offer or Indenture Consent Solicitation, or is unable to accept for exchange, or exchange the Genco Notes tendered pursuant to the Exchange Offer, Dynegy may instruct the Exchange Agent to retain tendered Genco Notes, and those Genco Notes may not be withdrawn, and all Indenture Consents previously delivered and not revoked will remain subject to the Indenture Consent Solicitation, except to the extent that you are entitled to the withdrawal and revocation rights set forth herein.

To be effective, a properly transmitted “Request Message” through DTC’s ATOP system for a withdrawal of a tender must:

(1)         be received by the Exchange Agent at the address specified on the back cover of this Offering Memorandum and Disclosure Statement on or prior to the Expiration Date;

(2)         specify the name of the Eligible Holder and the corresponding Indenture Consent to be withdrawn or revoked, as applicable; and

(3)         contain the description of the Genco Notes to be withdrawn and the corresponding Indenture Consent related to such Genco Notes, in each case, to be withdrawn or revoked, as applicable, the number of the account at DTC from which the Genco Notes were tendered and the name and number of the account at DTC to be credited with the Genco Notes withdrawn and the aggregate principal amount represented by such Genco Notes.

If the Genco Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a notice of withdrawal is effective immediately upon receipt by the Exchange Agent of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Genco Notes can only be accomplished in accordance with the foregoing procedures.

A valid withdrawal of tendered Genco Notes, effected on or prior to the Expiration Date, will constitute the concurrent valid revocation of the related Indenture Consent to the Proposed Amendments. If you tendered Genco Notes, you may only revoke a related Indenture Consent by withdrawing your previously tendered Genco Notes from the Exchange Offer.

If you withdraw Genco Notes and revoke Indenture Consents, you will have the right to re-tender and re-deliver them on or prior to the Expiration Date in accordance with the procedures described above for tendering Genco Notes and delivering the Indenture Consents. If Dynegy amends or modifies the terms of the Exchange Offer or the Indenture Consent Solicitation, or the information concerning the Exchange Offer or the Indenture Consent Solicitation in a manner determined by Dynegy to constitute a material change to Noteholders, Dynegy will disseminate additional exchange offer materials and extend the period of such Exchange Offer or Indenture Consent Solicitation, including any withdrawal and revocation rights, to the extent required by law and as Dynegy determines necessary. An extension of the Expiration Date will not affect an Eligible Holder’s withdrawal and revocation rights unless otherwise provided herein or in any additional exchange offer materials or as required by applicable law.

Release of Claims under the Exchange Offer

Tendering Genco Notes through ATOP as described in this Offering Memorandum and Disclosure Statement will, on the day the Exchange Offer is consummated, constitute a release and discharge, on behalf of such holder and its successors and assigns, and such holders’ affiliates and their respective successors and assigns, of each of the Released Parties from the claims and causes of actions as described in “Release, Discharge of Claims, and Covenants Not to Sue—Release and Discharge upon Consummation of the Exchange Offer.”

The Plan

This subsection applies to all Noteholders.

General

Eligible Holders may participate in the Exchange Offer and the Indenture Consent Solicitation without voting on the Plan, and all Noteholders may vote on the Plan without participating in the Exchange Offer and the Indenture Consent Solicitation.

Voting on the Plan and Submission of Ballots

In addition to this Offering Memorandum and Disclosure Statement, Genco has prepared (a) the Ballot for Noteholders (the “Beneficial Ballot”) and (b) the Ballot for nominees to reflect the votes of the beneficial owners of Genco Notes (the “Master Ballot”). Each beneficial owner of Genco Notes will receive a Beneficial Ballot and each nominee holding Genco Notes on behalf of beneficial owners will receive a Master Ballot.

In order to vote on the Plan, Noteholders must vote in accordance with the instructions contained in the Beneficial Ballot or provide instructions to their respective nominees in accordance with the instructions contained in the Master Ballot. Nominees of Noteholders must reflect the votes of such Noteholders’ votes on the Master Ballot included therewith. By providing instructions to their respective nominees to vote on the Plan, Noteholders are directing their respective nominees to execute their Master Ballots on such Noteholders’ behalf that reflects their instructions with respect to the Plan.

If you are an Eligible Holder and participate in the Exchange Offer but the Exchange offer is not consummated, the Genco Notes that you tendered in the Exchange Offer will be released from DTC’s ATOP system upon termination of the Exchange Offer and, whether or not you vote in favor of the Plan on the Ballot, you will be required to re-submit your Genco Notes through ATOP after the Petition Date in order to receive a distribution under the Plan.

Noteholders who vote to reject the Plan or who do not vote may nevertheless be bound by the terms of the Plan and have the relevant treatment applied to their Genco Notes if the Plan is consummated.

A beneficial owner of Genco Notes who wishes to vote on the Plan must provide their Ballot to their nominee in sufficient time to enable their nominee to complete the Master Ballot (or otherwise validate the beneficial owner’s Ballot) and deliver it to the Voting Agent on or prior to the Expiration Date. To validly reflect the vote of a beneficial owner of Genco Notes, such owner’s nominee must send the Master Ballot or validated beneficial owner Ballot to the Voting Agent so as to be actually received by the Voting Agent on or prior to the Expiration Date. A validly submitted Ballot may be revoked and a holder may modify its vote by causing the delivery of a new Ballot to the Voting Agent on or prior to the Expiration Date.

Voting Record Date

The Voting Record Date for the Plan is October 28, 2016 (the “Voting Record Date”), unless modified by Genco.

Release of Claims under the Plan

To the fullest extent permitted by applicable law, on and after the Plan Effective Date, for good and valuable consideration, each holder of a Claim against Genco is deemed to have released and discharged, each of the Released Parties from the claims and causes of actions as described in “Release, Discharge of Claims, and Covenants Not to Sue—Release and Discharge upon Effectiveness of the Plan.”

DESCRIPTION OF THE DYNEGY NOTES

The Dynegy Notes will be issued under an indenture among Dynegy, the Subsidiary Guarantors (as defined herein) and Wilmington Trust, National Association, as trustee. The terms of the Dynegy Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. You should read the indenture because it, and not this description, defines your rights as holders of the Dynegy Notes.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, references to “Dynegy” refer only to Dynegy Inc. and not to any of its subsidiaries.

The registered holder of a Dynegy Note is treated as the owner of it for all purposes. Only registered holders of Dynegy Notes have rights under the indenture.

Brief Description of the Dynegy Notes and the Subsidiary Guarantees

The Dynegy Notes

The Dynegy Notes will:

•                  be general unsecured obligations of Dynegy;

•                  rank pari passu in right of payment with all of Dynegy’s existing and future senior indebtedness;

•                  be effectively subordinated to Dynegy’s secured indebtedness, including indebtedness incurred under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness;

•                  be senior in right of payment to any of Dynegy’s subordinated indebtedness; and

•                  be unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantor’s guarantee of the Dynegy Notes will:

•                  be a general unsecured obligation of such Subsidiary Guarantor;

•                  rank pari passu in right of payment with all of such Subsidiary Guarantor’s existing and future senior indebtedness;

•                  be effectively subordinated to such Subsidiary Guarantor’s secured indebtedness, including such Subsidiary Guarantor’s guarantee of Dynegy’s obligations under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness; and

•                  be senior in right of payment to any of such Subsidiary Guarantor’s subordinated indebtedness.

Assuming the Delta Transaction is consummated, as of September 30, 2016, (1) after giving effect to an issuance by Dynegy in October 2016 of $750.0 million aggregate principal amount of senior notes and the use of a portion of the proceeds thereof to repay indebtedness of Dynegy, (2) assuming that all of the outstanding Genco Notes are cancelled either by being validly tendered (and not validly withdrawn)

and accepted in the Exchange Offer or because the Plan is implemented, as if each had occurred on such date, and (3) after giving effect to the pro forma adjustments set forth in the Summary Pro Forma Financial Information (collectively, the “Pro Forma Adjustments”), Dynegy would have had $9.7 billion of indebtedness (excluding unamortized discount and debt issuance costs of $199 million), of which $2.9 billion would have been secured. As of September 30, 2016, Dynegy had $1.1 billion of additional borrowings available under Dynegy’s revolving credit facilities, net of expected letters of credit outstanding (all of which are secured). Upon the closing of the Delta Transaction, Dynegy will have additional capacity in place, will draw upon its revolving capacity, and expects to issue additional letters of credit. The amounts described in the first sentence of this paragraph include $2.0 billion of borrowings incurred under the Escrowed Term Loan by Dynegy Finance IV, Inc., a direct wholly-owned subsidiary of Dynegy, to finance a portion of the purchase price of the GSENA Thermal Assets pursuant to the Delta Transaction. The net proceeds of the Escrowed Term Loan are being held in an escrow account pending the closing of the Delta Transaction. If (1) the conditions applicable to the release of the loan proceeds from the escrow account are not satisfied on or before February 24, 2017, (2) the Delta Transaction is not consummated on or before February 24, 2017, or (3) the Delta Stock Purchase Agreement or the Escrowed Term Loan is terminated, the escrowed funds and other cash will be used to repay and retire the Escrowed Term Loan.

Not all of Dynegy’s subsidiaries will guarantee the Dynegy Notes at the time this offering is consummated. The Dynegy Notes will be effectively subordinated in right of payment to all liabilities of any of Dynegy’s subsidiaries that does not guarantee the Dynegy Notes, except to the extent that Dynegy is itself recognized as a creditor of the subsidiary, in which case its claims would still be effectively subordinated to the extent of any collateral securing such liabilities and would still be subordinated in right of payment to any indebtedness of the subsidiary senior to that held by Dynegy. As of September 30, 2016, (1) Dynegy and the Subsidiary Guarantors held 82% of Dynegy’s consolidated total assets and (2) assuming the Delta Transaction is consummated, on a pro forma basis for the Pro Forma Adjustments, Dynegy and the Subsidiary Guarantors would have held 97% of Dynegy’s consolidated total assets. In addition, after giving effect to the Pro Forma Adjustments as if each of the transactions described therein occurred on January 1, 2015, total operating revenues of the non-guarantor subsidiaries would have been 11% and 10% of Dynegy’s consolidated operating revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively, adjusted for GSENA’s consolidated operating revenues for the six months ended June 30, 2016. See “Risk Factors—Risks Related to Ownership of the Dynegy Notes, the Dynegy Warrants and Dynegy Common Stock—Risks Related to the Dynegy Notes—Your right to receive payments on the Dynegy Notes could be adversely affected if any of Dynegy’s non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.”

Principal, Maturity and Interest

Dynegy will issue up to $210,000,000 in aggregate principal amount of the Dynegy Notes either (1) in exchange for the Genco Notes tendered and accepted in the Exchange Offer or (2) in payment for the Genco Notes that are cancelled pursuant to the Plan, as applicable. Dynegy will issue the Dynegy Notes in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The Dynegy Notes will mature (1) if issued pursuant to the Exchange Offer, on the seventh anniversary of the settlement of the Exchange Offer or (2) if issued pursuant to the Plan, on the seventh anniversary of the Plan Effective Date.

Interest on the Dynegy Notes will accrue at a rate per annum equal to the lesser of (1) the average of (a) the 2023 VWAY and (b) the 2024 VWAY or (2) the 2024 VWAY. Accordingly, if the Dynegy Notes are issued pursuant to the Exchange Offer, the interest rate on the Dynegy Notes will be 8.48% per annum and, if the Dynegy Notes are issued pursuant to the Plan, the interest rate on the Dynegy Notes will be determined according to such calculation on the Plan Effective Date. The interest payment dates for each year will be (1) the first 1st or 15th of a month that occurs after the Issue Date and (2) the date that is six months after such date (for example, if the Issue Date is December 5, the interest payment dates will be December 15 and May 15 of each year); provided that no interest payment shall be made on the first 1st or 15th of a month that occurs after the Issue Date. The interest record dates will be (1) if the interest payment dates are the 1st of the month, the 15th of the month preceding the interest payment dates and (2) if the interest payment dates are the 15th of the month, the 1st of the month in which such interest payment dates occur.

Interest on the Dynegy Notes issued pursuant to the Exchange Offer will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest on Dynegy Notes issued pursuant to the Plan, whether issued on or after the Plan Effective Date, will accrue from the Plan Effective Date, or if interest has already been paid, from the date it was most recently paid. However, Dynegy Notes issued pursuant to the Plan on each separate date may not be fungible for trading purposes with Dynegy Notes issued on the other dates. See “Risk Factors—Risks Related to Bankruptcy Considerations—Depending on when an Eligible Holder submits its Genco Notes under the Plan, the Dynegy Notes and Dynegy Warrants will be issued on the Plan Effective Date, on the 75th day after the Plan Effective Date (or the next succeeding Business Day), or on the 180th day after the Plan Effective Date (or the next succeeding Business Day). Dynegy Notes that are issued pursuant to the Plan on each separate date may not be fungible for trading purposes with Dynegy Notes issued on the other dates.” Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references to “interest” in this description will be deemed to include any Special Interest payable pursuant to the registration rights provisions to be included in the indenture governing the Dynegy Notes only if the Dynegy Notes are issued pursuant to the Exchange Offer.

Dynegy may issue additional Dynegy Notes under the indenture from time to time after the Issue Date without the consent of the existing holders of Dynegy Notes. The Dynegy Notes and any additional Dynegy Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of this description, references to “Dynegy Notes” include any additional Dynegy Notes issued.

Subsidiary Guarantees

The Dynegy Notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of Dynegy’s current and future Wholly-Owned Domestic Subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Ownership of the Dynegy Notes, the Dynegy Warrants and Dynegy Common Stock—Risks Related to the Dynegy Notes—A court could cancel the guarantees of the Dynegy Notes by Dynegy’s subsidiaries under fraudulent transfer law.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Dynegy or another Subsidiary Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released automatically:

(1)                     upon the release, discharge or termination of such Subsidiary Guarantor’s obligations as a borrower under the Credit Agreement or such Subsidiary Guarantor’s guarantee of the Credit Agreement; or

(2)                     upon defeasance or satisfaction and discharge of the Dynegy Notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Methods of Receiving Payments on the Dynegy Notes

If a holder of Dynegy Notes has given wire transfer instructions to Dynegy, Dynegy will pay or cause to be paid all principal, interest and premium on that holder’s Dynegy Notes in accordance with those instructions. All other payments on Dynegy Notes will be made at the office or agency of the paying agent and registrar unless Dynegy elects to make interest payments by check mailed to the holders of Dynegy Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Dynegy Notes

The trustee will initially act as paying agent and registrar. Dynegy may change the paying agent or registrar without prior notice to the holders of the Dynegy Notes, and Dynegy or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Dynegy Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Dynegy Notes. Holders will be required to pay all taxes due on transfer. Dynegy is not required to transfer or exchange any Dynegy Note selected for redemption. Also, Dynegy is not required to transfer or exchange any Dynegy Note for a period of 15 days before a selection of Dynegy Notes to be redeemed.

Optional Redemption

At any time prior to the second anniversary of the Issue Date, Dynegy may on any one or more occasions redeem all or a part of the Dynegy Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Dynegy Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the rights of holders of Dynegy Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, the Dynegy Notes will not be redeemable at Dynegy’s option prior to the second anniversary of the Issue Date. Dynegy is not prohibited, however, from acquiring the Dynegy Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

If the Dynegy Notes are issued pursuant to the Exchange Offer, Dynegy may on any one or more occasions redeem all or a part of the Dynegy Notes during the periods set forth below upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Dynegy Notes redeemed, to but excluding the applicable redemption date (subject to the rights of holders of Dynegy Notes on the relevant record date to receive interest on the relevant interest payment date):

Period	Percentage
Second anniversary of the Issue Date to, but excluding, the third anniversary of the Issue Date	104.240%
Third anniversary of the Issue Date to, but excluding, the fourth anniversary of the Issue Date	102.827%
Fourth anniversary of the Issue Date to, but excluding, the fifth anniversary of the Issue Date	101.413%
Fifth anniversary of the Issue Date and thereafter	100.000%

If the Dynegy Notes are issued pursuant to the Plan, Dynegy may on any one or more occasions redeem all or a part of the Dynegy Notes during the periods set forth below upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Dynegy Notes redeemed, to but excluding the applicable redemption date (subject to the rights of holders of Dynegy Notes on the relevant record date to receive interest on the relevant interest payment date):

Period	Percentage
Second anniversary of the Issue Date to, but excluding, the third anniversary of the Issue Date	100.000% + one-half of the interest rate
Third anniversary of the Issue Date to, but excluding, the fourth anniversary of the Issue Date	100.000% + one-third of the interest rate
Fourth anniversary of the Issue Date to, but excluding, the fifth anniversary of the Issue Date	100.000% + one-sixth of the interest rate
Fifth anniversary of the Issue Date and thereafter	100.000%

Mandatory Redemption

Dynegy is not required to make mandatory redemption or sinking fund payments with respect to the Dynegy Notes.

Selection and Notice

If less than all of the Dynegy Notes are to be redeemed at any time, the trustee (or registrar if other than the trustee) will select Dynegy Notes for redemption on a pro rata basis to the extent practicable or by lot or such other similar method in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange requirements.

Notices of redemption will be mailed by first class mail or delivered electronically at least 30 but not more than 60 days before the redemption date to each holder of Dynegy Notes to be redeemed at its registered address, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Dynegy Notes or a satisfaction and discharge of the indenture. Any redemption notice may, in Dynegy’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, in Dynegy’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Dynegy in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by Dynegy in its sole discretion) by the redemption date, or by the redemption date so delayed.

If any Dynegy Note is to be redeemed in part only, the notice of redemption that relates to that Dynegy Note will state the portion of the principal amount of that Dynegy Note that is to be redeemed. A new Dynegy Note in principal amount equal to the unredeemed portion of the original Dynegy Note will be issued in the name of the holder of Dynegy Notes upon cancellation of the original Dynegy Note.

Dynegy Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Dynegy Notes or portions of them called for redemption.

Change of Control

If a Change of Control occurs, each holder of Dynegy Notes will have the right to require Dynegy to repurchase all or any part of that holder’s Dynegy Notes pursuant to a change of control offer (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Dynegy will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Dynegy Notes repurchased, plus accrued and unpaid interest, if any, on the Dynegy Notes to but excluding the date of purchase, subject to the rights of holders of Dynegy Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Dynegy will mail (or deliver electronically) a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Dynegy Notes on the date for payment specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by the indenture and described in such notice. Dynegy will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Dynegy Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Dynegy will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Dynegy will, to the extent lawful:

(1)                     accept for payment all Dynegy Notes or portions of Dynegy Notes properly tendered pursuant to the Change of Control Offer;

(2)                     deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Dynegy Notes or portions of Dynegy Notes properly tendered; and

(3)                     deliver or cause to be delivered to the trustee the Dynegy Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Dynegy Notes or portions of Dynegy Notes being purchased by Dynegy.

The paying agent will promptly mail to each holder of Dynegy Notes properly tendered the Change of Control Payment for such Dynegy Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Dynegy Note equal in principal amount to any unpurchased portion of the Dynegy Notes tendered, if any. Dynegy will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Dynegy to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Dynegy Notes to require that Dynegy repurchase or redeem the Dynegy Notes in the event of a takeover, recapitalization or similar transaction.

Dynegy will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Dynegy and purchases all Dynegy Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption

“—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Dynegy and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Dynegy Notes to require Dynegy to repurchase its Dynegy Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Dynegy and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Liens

Dynegy will not and will not permit any Subsidiary Guarantor to, create, incur, assume or suffer to exist or become effective any mortgage, pledge or other lien (other than Permitted Liens) upon any Principal Property to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness, unless all payments due under the indenture and the Dynegy Notes issued thereunder are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien.

Merger, Consolidation or Sale of Assets

Dynegy may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Dynegy is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Dynegy and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)                     either (a) Dynegy is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Dynegy) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the Dynegy Notes pursuant to supplemental indentures duly executed by the applicable trustee;

(2)                     the Person formed by or surviving any such consolidation or merger (if other than Dynegy) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Dynegy under the indenture and the Dynegy Notes pursuant to documents in such form as are reasonably satisfactory to the trustee; and

(3)                     immediately after such transaction, no Default or Event of Default exists.

In addition, Dynegy may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)                     a merger of Dynegy with an Affiliate solely for the purpose of reincorporating Dynegy in another jurisdiction or forming a direct holding company of Dynegy; and

(2)                     any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Dynegy and its Subsidiaries, including by way of merger or consolidation.

Additional Subsidiary Guarantees

If any Wholly-Owned Domestic Subsidiary of Dynegy other than a Subsidiary Guarantor becomes a borrower under the Credit Agreement or guarantees any indebtedness under the Credit Agreement, within 30 days thereof Dynegy shall cause such Wholly-Owned Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Dynegy Notes on the same terms and conditions as those applicable to the Subsidiary Guarantors under the indenture and will deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legally valid and enforceable obligation (subject to customary qualifications and exceptions). Thereafter, such Wholly-Owned Domestic Subsidiary will be a Subsidiary Guarantor with respect to the Dynegy Notes until such Wholly-Owned Domestic Subsidiary’s Subsidiary Guarantee with respect to the Dynegy Notes is released in accordance with the indenture.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any Dynegy Notes are outstanding, Dynegy will furnish to the trustee, within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)                     all quarterly and annual reports of Dynegy that would be required to be filed with the SEC on Forms 10-Q and 10-K if Dynegy were required to file such reports; and

(2)                     all current reports of Dynegy that would be required to be filed with the SEC on Form 8-K if Dynegy were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Dynegy’s consolidated financial statements by Dynegy’s independent registered public accounting firm. In addition, Dynegy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). To the extent such filings are made with the SEC, the reports will be deemed to have been furnished to the trustee and holders of Dynegy Notes. Dynegy agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings.

If, notwithstanding the foregoing, the SEC will not accept Dynegy’s filings for any reason, Dynegy will (i) post the reports referred to in the preceding paragraph on its website with no password protection within the time periods that would apply if Dynegy were required to file those reports with the SEC, (ii) not later than ten Business Days after the time Dynegy posts its quarterly and annual reports on its website, hold a quarterly conference call to discuss the information contained in such reports and (iii) no fewer than two Business Days prior to the date of the conference call required to be held in accordance with clause (ii) above, issue a press release to appropriate U.S. wire services announcing the time and date of such conference call and either including all information necessary to access the call or directing the holders or beneficial owners of, and prospective investors in, the Dynegy Notes and securities analysts and market makers to contact an individual at Dynegy (for whom contact information shall be provided in such press release) to obtain the information on how to access such conference call.

In addition, Dynegy agrees that, for so long as any Dynegy Notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the SEC, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the Dynegy Notes:

(1)                     default for 30 days in the payment when due of interest on the Dynegy Notes;

(2)                     default in payment when due of the principal of, or premium, if any, on the Dynegy Notes;

(3)                     failure by Dynegy or a Subsidiary Guarantor to comply with any covenant in the indenture (other than a default specified in clause (1) or (2) above) for 60 days after written notice by the trustee or holders of at least 25% in principal amount of the Dynegy Notes;

(4)                     default under any document evidencing any indebtedness for borrowed money by Dynegy or any Subsidiary Guarantor, whether such indebtedness now exists or is created after the Issue Date, if that default:

(a)                     is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(b)                     results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (ii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion);

(5)                     except as permitted by the indenture, any Subsidiary Guarantee of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm in writing its or their obligations under its or their Subsidiary Guarantees; and

(6)                     (a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors.

In the case of an Event of Default pursuant to clause (6) of the previous paragraph, the Dynegy Notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of such Dynegy Notes that are outstanding may declare all the Dynegy Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the Dynegy Notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Dynegy Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the Dynegy Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Dynegy Note may pursue any remedy with respect to the indenture unless:

(1)                     such holder has previously given the trustee notice that an Event of Default is continuing;

(2)                     holders of at least 25% in aggregate principal amount of the Dynegy Notes that are then outstanding have requested the trustee to pursue the remedy;

(3)                     such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)                     the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)                     holders of a majority in aggregate principal amount of the Dynegy Notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the Dynegy Notes then outstanding by notice to the trustee may, on behalf of the holders of the Dynegy Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Dynegy Notes.

Dynegy is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Dynegy is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Dynegy or any Subsidiary Guarantor, as such, will have any liability for any obligations of Dynegy or the Subsidiary Guarantors under the Dynegy Notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Dynegy Notes by accepting a Dynegy Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Dynegy Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Dynegy may, at its option and at any time, elect to have all of its obligations discharged with respect to the Dynegy Notes that are outstanding and all obligations of the Subsidiary Guarantors of such Dynegy Notes discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)                     the rights of holders of the Dynegy Notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on such Dynegy Notes when such payments are due from the trust referred to below;

(2)                     Dynegy’s obligations with respect to the Dynegy Notes concerning issuing temporary Dynegy Notes, registration of Dynegy Notes, mutilated, destroyed, lost or stolen Dynegy Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                     the rights, powers, trusts, duties and immunities of the trustee for the Dynegy Notes, and Dynegy and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)                     the Legal Defeasance provisions of the indenture governing such Dynegy Notes.

In addition, Dynegy may, at its option and at any time, elect to have the obligations of Dynegy and the Subsidiary Guarantors released with respect to certain covenants (including Dynegy’s obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Dynegy Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Dynegy Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)                     Dynegy must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Dynegy Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such Dynegy Notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and Dynegy must specify whether such Dynegy Notes are being defeased to maturity or to a particular redemption date;

(2)                     in the case of Legal Defeasance, Dynegy must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Dynegy has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the Dynegy Notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                     in the case of Covenant Defeasance, Dynegy must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the Dynegy Notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                     no Default or Event of Default with respect to the Dynegy Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)                     such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries is bound;

(6)                     Dynegy must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Dynegy with the intent of preferring the holders of the Dynegy Notes over the other creditors of Dynegy with the intent of defeating, hindering, delaying or defrauding creditors of Dynegy or others; and

(7)                     Dynegy must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the Dynegy Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of a majority in principal amount of Dynegy Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Dynegy Notes), and any existing default or compliance with any provision of the indenture, the Dynegy Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the Dynegy Notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Dynegy Notes).

Without the consent of each holder of Dynegy Notes affected, an amendment or waiver may not (with respect to any such Dynegy Notes held by a non-consenting holder):

(1)                     reduce the principal amount of such Dynegy Notes whose holders must consent to an amendment, supplement or waiver;

(2)                     reduce the principal of or change the fixed maturity of any such Dynegy Note or alter the provisions with respect to the redemption of such Dynegy Notes (other than provisions relating to the covenant described above under the caption “—Change of Control” and provisions relating to the number of days of notice to be given in the event of a redemption);

(3)                     reduce the rate of or change the time for payment of interest on any such Dynegy Note;

(4)                     waive a Default or Event of Default in the payment of principal of, or interest or premium on such Dynegy Notes (except a rescission of acceleration of such Dynegy Notes by the holders of a majority in aggregate principal amount of such Dynegy Notes and a waiver of the payment default that resulted from such acceleration);

(5)                     make any such Dynegy Note payable in currency other than that stated in such Dynegy Notes;

(6)                     make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such Dynegy Notes to receive payments of principal of, or interest or premium on such Dynegy Notes;

(7)                     waive a redemption payment with respect to any such Dynegy Note (other than a payment required by the covenant described above under the caption “—Change of Control”); or

(8)                     make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Dynegy Notes, Dynegy, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the Dynegy Notes and the Subsidiary Guarantees:

(1)                     to cure any ambiguity, defect or inconsistency;

(2)                     to provide for uncertificated Dynegy Notes in addition to or in place of certificated Dynegy Notes;

(3)                     to provide for the assumption of Dynegy or a Subsidiary Guarantor’s obligations to holders of Dynegy Notes in the case of a merger or consolidation or sale of all or substantially all of Dynegy or such Subsidiary Guarantor’s assets;

(4)                     to make any change that would provide any additional rights or benefits to the holders of Dynegy Notes or that does not adversely affect the legal rights under any indenture of any such holder;

(5)                     to comply with requirements of the SEC in order to effect or maintain the qualification of any indenture under the Trust Indenture Act;

(6)                     to conform the text of the indenture or the Dynegy Notes to any provision of this “Description of the Dynegy Notes” to the extent that such provision in this “Description of the Dynegy Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the indenture, the Dynegy Notes or the Subsidiary Guarantees;

(7)                     to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(8)                     to provide for the issuance of additional Dynegy Notes in accordance with the limitations set forth in the indenture; or

(9)                     to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Dynegy Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Dynegy Notes issued thereunder, when:

(1)                     either:

(a)                     all such Dynegy Notes that have been authenticated, except lost, stolen or destroyed Dynegy Notes that have been replaced or paid and Dynegy Notes for whose payment money has been deposited in trust and thereafter repaid to Dynegy, have been delivered to the trustee for such Dynegy Notes for cancellation; or

(b)                     all such Dynegy Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Dynegy or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of Dynegy Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Dynegy Notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)                     no Default or Event of Default under the indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Dynegy or any Subsidiary Guarantor is a party or by which Dynegy or any Subsidiary Guarantor is bound;

(3)                     Dynegy or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)                     Dynegy has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the Dynegy Notes at maturity or the redemption date, as the case may be.

In addition, Dynegy must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Dynegy or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the Dynegy Notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Dynegy Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notes Registration Rights; Special Interest

The following description is a summary of the material provisions of the indenture relating to registration rights with respect to the Dynegy Notes, which will be included in the indenture only if the Dynegy Notes are issued pursuant to the Exchange Offer.

If the Dynegy Notes are issued pursuant to the Exchange Offer, Dynegy, the Subsidiary Guarantors and the trustee will enter into the indenture containing the registration rights provisions on the Issue Date. Pursuant to such registration rights provisions, Dynegy and the Subsidiary Guarantors will agree to use all commercially reasonable efforts to file with the SEC the Exchange Offer Registration Statement (as defined in the indenture) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Dynegy and the Subsidiary Guarantors will offer to the holders of Registrable Securities pursuant to the Exchange Offer (as defined in the indenture) who are able to make certain representations the opportunity to exchange their Registrable Securities for Exchange Notes.

If:

(1)                     Dynegy and the Subsidiary Guarantors are not:

(a)                     required to file the Exchange Offer Registration Statement; or

(b)                     permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2)                     any holder of Registrable Securities notifies Dynegy prior to the 20th Business Day following consummation of the Exchange Offer that:

(a)                     it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b)                     it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)                      it is a broker-dealer and owns Dynegy Notes acquired directly from Dynegy or an affiliate of Dynegy,

Dynegy and the Subsidiary Guarantors will file with the SEC a Shelf Registration Statement (as defined in the indenture) to cover resales of the Dynegy Notes by the holders of the Dynegy Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Registrable Securities” means each Dynegy Note until the earliest to occur of:

(1)                     the date on which such Dynegy Note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2)                     following the exchange by a broker-dealer in the Exchange Offer of a Dynegy Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)                     the date on which such Dynegy Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)                     the date on which such Dynegy Note is actually sold pursuant to Rule 144 under the Securities Act; provided that a Dynegy Note will not cease to be a Registrable Security for purposes of the Exchange Offer by virtue of this clause (4).

If the Dynegy Notes are issued pursuant to the Exchange Offer, the indenture will provide that:

(1)                     Dynegy and the Subsidiary Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 360 days after the Issue Date;

(2)                     unless the Exchange Offer would not be permitted by applicable law or SEC policy, Dynegy and the Subsidiary Guarantors will:

(a)                     commence the Exchange Offer; and

(b)                     use all commercially reasonable efforts to issue on or prior to 30 Business Days, or longer, if required by applicable securities laws,

after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, issue Exchange Notes in exchange for all Dynegy Notes tendered prior thereto in the Exchange Offer; and

(3)                     if obligated to file the Shelf Registration Statement, Dynegy and the Subsidiary Guarantors will use all commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(1)                     any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(2)                     Dynegy and the Subsidiary Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(3)                     the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the periods specified in the indenture (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then Dynegy and the Subsidiary Guarantors will pay special interest (“Special Interest”) to each holder of Registrable Securities until all Registration Defaults have been cured.

Following the occurrence of a Registration Default, Special Interest will be paid in an amount equal to 0.25% per annum of the principal amount of Registrable Securities outstanding. The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 0.50% per annum of the principal amount of the Registrable Securities outstanding. All accrued Special Interest will be paid by Dynegy and the Subsidiary Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated Dynegy Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Payment of Special Interest will be the sole remedy with respect to a Registration Default and a Registration Default will not constitute an Event of Default.

Holders of Dynegy Notes will be required to make certain representations to Dynegy (as described in the indenture) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the indenture in order to have their Dynegy Notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Registrable Securities, a holder will be deemed to have agreed to indemnify Dynegy and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Dynegy Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Dynegy.

Certain Definitions

“2023 VWAY” means the VWAY on Dynegy’s 5.875% Senior Notes due 2023 for the 15 Business Days prior to the Applicable Pricing Date as calculated by Dynegy.

“2024 VWAY” means the VWAY on Dynegy’s 7.625% Senior Notes due 2024 for the 15 Business Days prior to the Applicable Pricing Date as calculated by Dynegy.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” means, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any Dynegy Note on any redemption date, the greater of:

(1)                     1.0% of the principal amount of such Dynegy Note; or

(2)                     the excess of:

(a)                     the present value at such redemption date of (i) the redemption price of such Dynegy Note at the second anniversary of the Issue Date (such redemption price being set forth in the first table appearing above under the caption “—Optional Redemption” if the Dynegy Notes are issued pursuant to the Exchange Offer and in the second table appearing above under the caption “—Optional Redemption” if the Dynegy Notes are issued pursuant to the Plan) plus (ii) all required interest payments due on the Dynegy Note through the second anniversary of the Issue Date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                     the principal amount of the Dynegy Note.

“Applicable Pricing Date” means (1) with respect to Dynegy Notes issued pursuant to the Exchange Offer, the date on which the Exchange Offer is commenced and (2) with respect to Dynegy Notes issued pursuant to the Plan, the Plan Effective Date.

“Authorized Officer” means, with respect to (i) delivering an Officer’s Certificates pursuant to the indenture, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer or any other person of Dynegy having substantially the same responsibilities as the aforementioned officers, and (ii) any other matter in connection with the indenture, the chief executive officer, chief financial officer, treasurer, the assistant treasurer, general counsel or a responsible financial or accounting officer of Dynegy.

“Bankruptcy Law” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                     with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                     with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                     with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                     with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday or Sunday or other day on which banks and financial institutions in New York listed are authorized or required by law to close.

“Capital Stock” means:

(1)                     in the case of a corporation, corporate stock;

(2)                     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)                     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Dynegy and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of Dynegy or any of its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2)                     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a corporation owned directly or indirectly by the stockholders of Dynegy in substantially the same proportion as their ownership of stock of Dynegy prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Dynegy, measured by voting power rather than number of shares; or

(3)                     the first day on which a majority of the members of the Board of Directors of Dynegy are not Continuing Directors.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Dynegy who:

(1)                     was a member of such Board of Directors on the Issue Date; or

(2)                     was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of April 23, 2013, among Dynegy, various lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event, act or condition which with notice or lapse of time, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Dynegy Notes mature.

“Domestic Subsidiary” means any Subsidiary of Dynegy that was incorporated or organized in the United States or any state thereof or the District of Columbia.

“Environmental CapEx Debt” means indebtedness of Dynegy or its Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” means capital expenditures deemed necessary by Dynegy or its Subsidiaries to comply with Environmental Laws.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including without limitation any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Notes” means the exchange notes to be issued pursuant to the registration rights provisions that will be included in the indenture only if the Dynegy Notes are issued pursuant to the Exchange Offer described in this Offering Memorandum and Disclosure Statement.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Issue Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” means any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including Electric Reliability Council of Texas.

“Hazardous Materials” means (1) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (2) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (3) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Issue Date” means the date on which Dynegy Notes are first issued under the indenture.

“Necessary Capital Expenditures” means capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Officer’s Certificate” means a certificate signed on behalf of Dynegy by an Authorized Officer of Dynegy that meets the requirements set forth in the indenture.

“Permitted Liens” means:

(1)                     liens securing indebtedness in an aggregate principal amount not to exceed the greater of (a) $1.7 billion and (b) 30.0% of Total Assets (determined at the time of incurrence of such indebtedness and without giving effect to subsequent changes);

(2)                     liens in favor of Dynegy or any of the Subsidiary Guarantors;

(3)                     liens created for the benefit of (or to secure) the Dynegy Notes (or the Subsidiary Guarantees);

(4)                     liens on property (including Capital Stock) existing at the time of acquisition of the property by Dynegy or any Subsidiary of Dynegy; provided that such liens were in existence (or were required to extend to such assets, including by way of an after-acquired property provision) prior to, and not incurred in contemplation of, or to finance, such acquisition;

(5)                     liens to secure indebtedness or other obligations incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such indebtedness; and

(6)                     liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned by Dynegy or any of its Subsidiaries, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility that Dynegy reasonably determines is not material to the business of Dynegy and its Subsidiaries taken as a whole.

“Qualifying Equity Interests” means Equity Interests of Dynegy other than Disqualified Stock.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                     any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of Dynegy’s obligations under the indenture and the Dynegy Notes, executed pursuant to the provisions of the indenture.

“Subsidiary Guarantor” means any of Dynegy’s current and future Wholly-Owned Domestic Subsidiaries that guarantees the Dynegy Notes pursuant to the provisions of the indenture, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Total Assets” means, as of any date of determination, the total consolidated assets of Dynegy and its Subsidiaries, determined in accordance with GAAP, as shown on the most recent publicly available balance sheet of Dynegy, and after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the second anniversary of the Issue Date; provided, however, that if the period from the redemption date to the second anniversary of the Issue Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VWAY” means the volume-weighted average yield of the applicable series of notes, calculated based upon (1) the “MID” yield value for such notes and (2) the total trading volume (for “all trades” size range) for such notes, in each case, according to the Bloomberg trade history screen for each Business Day during the 15 Business Days prior to the Applicable Pricing Date.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, (1) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (2) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Dynegy with respect to the preceding clauses (1) and (2), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Dynegy and its Subsidiaries under applicable law).

DESCRIPTION OF THE DYNEGY WARRANTS

The Dynegy Warrants will be issued pursuant to a warrant agreement among Dynegy, Computershare Inc. and Computershare Trust Company, N.A., as warrant agent. The following description is a summary of certain provisions of the warrant agreement and the Dynegy Warrants. It does not restate the warrant agreement or the Dynegy Warrants in their entirety. You should read the warrant agreement and the Dynegy Warrants because they, and not this description, define your rights as holders of the Dynegy Warrants. In this description, references to “Dynegy” refer only to Dynegy Inc. and not to any of its subsidiaries.

The registered holder of a Dynegy Warrant is treated as the owner of it for all purposes. Only registered holders of Dynegy Warrants have rights under the warrant agreement.

General

Each Dynegy Warrant will entitle the holder thereof to purchase one share of Dynegy Common Stock at an exercise price of $35.00, subject to adjustments as described below (the “Exercise Price”). The Dynegy Warrants will be exercisable (1) if issued pursuant to the Exchange Offer, until 5:00 p.m., New York City time, on the seventh anniversary of the Settlement Date or (2) if issued pursuant to the Plan, until 5:00 p.m., New York City time, on the seventh anniversary of the Plan Effective Date, in either case, if such date is not a Business Day, the next subsequent Business Day (such date, the “Warrant Expiration Date”). Unless exercised, the Dynegy Warrants will automatically expire on the Warrant Expiration Date. The Dynegy Warrants will be exercisable in a cashless exercise in exchange for Dynegy Common Stock. The number of Warrant Shares issuable upon cashless exercise of the Dynegy Warrants is subject to adjustment based upon the market price of Dynegy Common Stock.

Anti-dilution Adjustments

The Exercise Price, the number of Warrant Shares purchasable upon the exercise of each Dynegy Warrant and the number of Dynegy Warrants outstanding are subject to adjustment from time to time upon the occurrence of the following with respect to Dynegy:

•                              stock splits, combinations, etc.;

•                              issuance or expiration of options, warrants or convertible securities;

•                              dividends or distributions;

•                              certain issuances of common stock;

•                              other actions affecting common stock equivalents; and

•                              the consolidation, merger or sale of assets.

No Voting Rights

The holders of the Dynegy Warrants will not have any right to vote on any matter submitted to stockholders, including any right to vote for the election of directors of Dynegy.

Warrant Registration Rights

The following description is a summary of the material provisions of the warrant agreement relating to registration rights with respect to the Dynegy Warrants, which will be included in the warrant agreement only if the Dynegy Warrants are issued pursuant to the Exchange Offer.

If the Dynegy Warrants are issued pursuant to the Exchange Offer, the warrant agreement will provide that, beginning six months from the date of issuance of the Dynegy Warrants, if holders of Registrable Securities (as defined below) constituting more than 10% of all Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions) request the filing of a registration statement for the resale of Dynegy Common Stock issued upon exercise of the Dynegy Warrants, Dynegy will use commercially reasonable efforts to file such registration statement and to cause such registration statement to remain effective until the number of remaining Registrable Securities constitutes less than 10% of the Warrant Shares originally issuable upon exercise of all Dynegy Warrants (in each case as adjusted by the anti-dilution provisions).

“Registrable Securities” means at any time: (1) any shares of Dynegy Common Stock issued upon the exercise of any Dynegy Warrant, and (2) any securities issued or issuable with respect to any shares of Dynegy Common Stock described in clause (1) (including, by way of stock dividend, stock split, distribution, exchange, combination, merger, recapitalization, reorganization or otherwise); provided, that as to any particular Registrable Securities once issued, such securities shall cease to be Registrable Securities upon the earliest to occur of: (a) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act, (b) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act, (c) the date on which the holder of such securities may freely resell all such securities pursuant to Rule 144(b)(1) under the Securities Act, and (d) the date on which such securities cease to be outstanding.

Authorized Shares

Dynegy has authorized for issuance such number of Warrant Shares as shall be issuable upon the exercise of all outstanding Dynegy Warrants. Such shares of Dynegy Common Stock will, upon issuance and in accordance with the terms of the warrant agreement, be fully paid and nonassessable and free from all taxes, liens, charges and security interests with created by or imposed upon Dynegy with respect to the issuance thereof.

Amendments

Dynegy and the warrant agent may from time to time supplement or amend the warrant agreement without the consent of the holders of the Dynegy Warrants for certain purposes, including curing defects or inconsistences or making changes that do not adversely affect, alter or change the interests of the holders of the Dynegy Warrants. Any other supplement or amendment to the warrant agreement may be effected with the prior written consent of holders of the Dynegy Warrants exercisable for a majority of the Warrant Shares then issuable upon exercise of the Dynegy Warrants then outstanding; provided, however, that that the prior written consent of holders of Dynegy Warrants exercisable for a two-thirds of the Warrant Shares then issuable upon exercise of the Dynegy Warrants then outstanding shall be required for any amendment pursuant to which the Exercise Price would be increased (other than pursuant to adjustments provided in the warrant agreement and described above under “—Anti-dilution Adjustments”), the number of Warrant Shares purchasable upon exercise of the Dynegy Warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement and described above under “—Anti-dilution Adjustments”) or the Expiration Date would be advanced to an earlier date.

Governing Law

The warrant agreement and the Dynegy Warrants will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DYNEGY CAPITAL STOCK

The following summary of the terms of Dynegy’s capital stock is not meant to be complete and is qualified in its entirety by reference to Dynegy’s third amended and restated certificate of incorporation, Dynegy’s sixth amended and restated bylaws and the provisions of applicable law. In this description, references to “Dynegy” refer only to Dynegy Inc. and not to any of its subsidiaries.

Authorized Capital Stock

Dynegy has the authority to issue a total of 440,000,000 shares of capital stock, consisting of 420,000,000 shares of Dynegy Common Stock and 20,000,000 shares of preferred stock.

Common Stock

The rights, preferences and privileges of holders of Dynegy Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Dynegy’s preferred stock which Dynegy may designate and issue in the future.

Dividend Rights. Subject to the rights of holders of preferred stock of any series that may be issued from time to time, and as otherwise provided by Dynegy’s third amended and restated certificate of incorporation, holders of Dynegy Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or of Dynegy’s property as may be declared by Dynegy’s board of directors from time to time out of Dynegy’s assets or funds legally available for dividends and other distributions, and shall share equally on a per share basis in all such dividends and other distributions.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Dynegy, the holders of Dynegy Common Stock will be entitled to share in Dynegy’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of Dynegy’s preferred stock.

Preemptive Rights. Pursuant to Dynegy’s third amended and restated certificate of incorporation, the holders of Dynegy Common Stock have no preemptive rights.

Conversion Rights. Shares of Dynegy Common Stock are not convertible.

Voting Rights. Subject to the rights of the holders of any series of Dynegy’s preferred stock, each outstanding share of Dynegy Common Stock is entitled to one vote on all matters submitted to a vote of stockholders.

Board of Directors. Holders of Dynegy Common Stock do not have cumulative voting rights with respect to the election of directors. At any meeting to elect directors by holders of Dynegy Common Stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of capital stock then outstanding shall constitute a quorum for such election. Directors shall be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of preferred stock have the right to elect, if any.

2012 Warrants to Purchase Common Stock

Pursuant to the 2012 plan of reorganization, Dynegy issued warrants to purchase shares of Dynegy Common Stock to holders of shares of its old common stock, which were cancelled pursuant to such plan. The warrants became exercisable at any time after the date of issuance and have an exercise price of $40.00 per share. Each of the warrants expires on October 2, 2017. The warrants provide for a cashless exercise by the warrant holder. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. These warrants are not redeemable.

Preferred Stock

Under the terms of Dynegy’s third amended and restated certificate of incorporation, Dynegy’s board of directors is authorized to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Dynegy’s board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of Dynegy by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Dynegy. To the extent required by Section 1123(a)(6) of the Bankruptcy Code, Dynegy is prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Tangible Equity Units

In June 2016, Dynegy issued 4,600,000 tangible equity units, with each unit consisting of a prepaid stock purchase contract and a senior amortizing note issued by Dynegy. Unless settled earlier at the holder’s option or at Dynegy’s election or earlier redeemed by Dynegy in connection with an acquisition termination redemption, each purchase contract will automatically settle on July 1, 2019 (subject to postponement in certain limited circumstances), and Dynegy will deliver an aggregate of not more than 28,518,160 shares and not less than 23,092,460 shares of Dynegy Common Stock, subject to adjustment, based upon the applicable fixed settlement rates, the reference price, the threshold appreciation price and the daily volume weighted average price of Dynegy Common Stock. The amortizing notes have an aggregate principal amount of $87.2 million, bear interest at the rate of 7.00% per annum and have a final installment payment date of July 1, 2019. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, Dynegy will pay equal quarterly cash installments of $1.75 per amortizing note (except for the October 1, 2016 installment payment, which was $1.94 per amortizing note).

Certain Anti-Takeover Effects

Provisions of Delaware Law. Dynegy is a Delaware corporation. In its third amended and restated certificate of incorporation, Dynegy elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits Delaware corporations, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  the transaction is approved by Dynegy’s board of directors before the date the interested stockholder attained that status;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  on or after such time the business combination is approved by Dynegy’s board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. However, Section 203 is not applicable to Dynegy.

Advance Notice Procedures. Dynegy’s sixth amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to Dynegy’s board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Dynegy’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although Dynegy’s bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent; Special Meetings of Stockholders. Dynegy’s sixth amended and restated bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting. Dynegy’s third amended and restated certificate of incorporation and the bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer, the president, a majority of the board, or the holders of at least 20% of all the outstanding shares entitled to vote on the matter for which the meeting is being held. Dynegy’s board of directors may postpone or reschedule any meeting previous scheduled by the chairman of the board, the board, the chief executive officer, or the president.

Authorized but Unissued Shares. Dynegy’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of the NYSE or any applicable exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Dynegy Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Computershare Shareholder Services LLC is the transfer agent and registrar for Dynegy Common Stock.

Listing of Dynegy Common Stock

Currently, Dynegy Common Stock is listed on the NYSE under the trading symbol “DYN”.

PRICE RANGE OF DYNEGY COMMON STOCK AND DIVIDENDS

Dynegy Common Stock is listed on the NYSE under the symbol “DYN” and has been trading since October 3, 2012. No prior established public trading market existed for Dynegy Common Stock prior to that date. The following table sets forth the per share high and low closing prices for Dynegy Common Stock as reported on the NYSE for the periods presented.

	High	Low
2016:
Fourth Quarter (through November 4, 2016)	$13.38	$7.34
Third Quarter	18.09	12.04
Second Quarter	21.51	14.16
First Quarter	14.37	7.43
2015:
Fourth Quarter	23.70	10.02
Third Quarter	30.07	19.68
Second Quarter	34.16	29.25
First Quarter	31.43	26.06
2014:
Fourth Quarter	34.76	27.13
Third Quarter	34.28	26.55
Second Quarter	36.14	24.80
First Quarter	24.94	19.57

The closing price of Dynegy Common Stock on the NYSE on November 4, 2016 was $8.31 per share.

As of November 4, 2016 Dynegy had approximately 2,451 holders of record of Dynegy Common Stock, based on information provided by Dynegy’s transfer agent.

DIVIDEND POLICY

Dynegy has paid no cash dividends on Dynegy Common Stock and has no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of Dynegy’s board of directors, subject to applicable limitations under Delaware law, and will be dependent upon Dynegy’s results of operations, financial condition, contractual restrictions and other factors deemed relevant by Dynegy’s board of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain U.S. federal income tax consequences of the Exchange Offer and the Indenture Consent Solicitation and, in the alternative, the implementation of the Plan, and the ownership and disposition of the Dynegy Notes, the Dynegy Warrants, and the Dynegy Shares (as defined below). This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s individual circumstances or to certain types of beneficial owners subject to special tax rules, including, without limitation, insurance companies, tax exempt organizations, financial institutions, partnerships or other pass through entities (or investors therein), certain former citizens and residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, taxpayers subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, banks, dealers in securities or currencies, investors that own directly, indirectly or through attribution 10.0% or more of the voting power or value of shares of Genco or Dynegy common stock, traders in securities and persons holding the Genco Notes, Dynegy Notes, Dynegy Warrant, or Dynegy Shares as part of a “straddle,” “hedge” or “conversion transaction.” This discussion addresses only the U.S. federal income tax consequences to beneficial owners of the Genco Notes that hold such Genco Notes as capital assets (generally, property held for investment) and beneficial owners of the Dynegy Notes, the Dynegy Warrants, and the Dynegy Shares that acquire such consideration pursuant to the Exchange Offer or, in the alternative, the Plan, and that will hold such Dynegy Notes, Dynegy Warrants, and Dynegy Shares as capital assets.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder (the “Regulations”), published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. No rulings from the Internal Revenue Service (the “IRS”) have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences discussed below or that any such position would not be sustained. Moreover, this description does not address the U.S. federal estate or gift tax consequences, or any state, local or non-U.S. tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Genco Notes, Dynegy Notes, Dynegy Warrants, or Dynegy Shares that, for U.S. federal income tax purposes is:

•                  an individual who is a citizen or resident of the U.S.;

•                  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Genco Notes, Dynegy Notes, Dynegy Warrants, or Dynegy Shares that is, for U.S. federal income tax purposes not a U.S. Holder or a partnership.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Genco Notes, Dynegy Notes, Dynegy Warrants, or Dynegy Shares, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Genco Notes, Dynegy Notes, Dynegy Warrants, or Dynegy Shares should consult their own tax advisors regarding the tax consequences of the Exchange Offer and the Indenture Consent Solicitation and, in the alternative, the acceptance of the Plan, and the ownership and disposition of the Dynegy Notes, the Dynegy Warrants, and the Dynegy Shares.

This discussion does not address the payment of the Support Agreement Fee to certain beneficial owners of Genco Notes pursuant to the Support Agreement.

Noteholders should consult their own tax advisors regarding the particular U.S. federal income tax consequences to you of the Exchange Offer and the Indenture Consent Solicitation and, in the alternative, the implementation of the Plan, and the ownership and disposition of the Dynegy Notes, the Dynegy Warrants, and the Dynegy Shares as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

Tendering Holders

Tax Treatment of the Exchange Offer

The tax consequences of the exchange of Genco Notes for Dynegy Notes, Dynegy Warrants, and cash pursuant to the Exchange Offer will depend on whether the exchange is treated as resulting in a “significant modification” of the Genco Notes, and thus a taxable exchange of the Genco Notes for Dynegy Notes, Dynegy Warrants, and cash. The exchange of Genco Notes for Dynegy Notes, Dynegy Warrants, and cash will constitute a significant modification of the Genco Notes if, based on all of the relevant facts and circumstances and taking into account all of the differences between the terms of the Genco Notes and the terms of the Dynegy Notes collectively, the legal rights or obligations of exchanging holders are altered in an “economically significant” manner as determined under the Regulations. Dynegy believes that the modification of the Genco Notes is economically significant given that the Dynegy Notes will have a different obligor and will have significantly different terms. Therefore, the remainder of this discussion assumes that the consummation of the Exchange Offer will be treated as a taxable exchange for U.S. federal income tax purposes.

Tax Consequences for Exchanging U.S. Holders

A U.S. Holder that participates in the Exchange Offer will recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the issue price of the Dynegy Notes received determined as described below, (B) the fair market value of the Dynegy Warrants received and (C) cash (other than any portion of cash attributable to accrued interest, which will be taxed as such) and (ii) the U.S. Holder’s adjusted tax basis in the Genco Notes. A U.S. Holder’s adjusted tax basis in the Genco Notes generally will equal the amount paid for such Genco Notes, increased by the amount of market discount, if any, previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium, if any, previously amortized by the U.S. Holder and the amount of any principal payment previously received with respect to the Genco Notes. Subject to the application of the market discount rules discussed below, any gain or loss would be capital gain or loss, and would be long-term capital gain or loss if at the time of the exchange the U.S. Holder had held the Genco Notes for more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s holding period for the Dynegy Notes and Dynegy Warrants received pursuant to the Exchange Offer will commence on the date immediately following the exchange. A U.S. Holder’s initial tax basis in the Dynegy Warrants will be the fair market value of the Dynegy Warrants received. A U.S. Holder’s initial tax basis in the Dynegy Notes will be equal to their “issue price” (determined as described below).

Issue Price of Dynegy Notes

The issue price of the Dynegy Notes will depend on whether the Dynegy Notes are “publicly traded” within the meaning of applicable Regulations. Under the applicable Regulations, property is considered to be publicly traded if (i) an executed sale of such debt instrument occurs within the 31-day period ending fifteen days after the issue date and the sales price is reasonably available within a reasonable period of time, or (ii) at least one price quote (whether firm or indicative) is available within such 31-day period. If the Dynegy Notes are publicly traded, the issue price of the Dynegy Notes will equal the fair market value of the Dynegy Notes on the exchange date. If the Genco Notes are publicly traded but the Dynegy Notes are not, the issue price of the Dynegy Notes will equal the fair market value of the Genco Notes on the exchange date less the sum of (i) the fair market value of the Dynegy Warrants on the exchange date and (ii) cash. If neither the Genco Notes nor the Dynegy Notes are publicly traded, the issue price of the Dynegy Notes is the stated principal amount of the Dynegy Notes on the exchange date. Within ninety (90) days of the issuance of the Dynegy Notes, Dynegy will make reasonably available its determination as to whether the Dynegy Notes were considered publicly traded as of the exchange date, as well as the “issue price” of the Dynegy Notes. The issuer’s determination of the issue price of the Dynegy Notes is binding on each U.S. Holder, unless a U.S. Holder explicitly discloses in a statement attached to such holder’s U.S. federal income tax return that it is taking a different position. U.S. Holders should consult their tax advisors concerning the determination of the issue price of the Dynegy Notes received in exchange for Genco Notes and the tax consequences thereof.

Market Discount

Subject to a de minimis rule, if Genco Notes were purchased at an amount less than their stated redemption price at maturity, such Notes will be treated as having been purchased with a “market discount” equal to the difference. In that case, any gain recognized on the exchange of Genco Notes for Dynegy Notes, Dynegy Warrants, and cash generally would be characterized as ordinary income to the extent of the accrued market discount, if any, on such Genco Notes as of the exchange date. U.S. Holders who acquired their Genco Notes other than at original issuance should consult their own tax advisors regarding the possible application of the market discount rules to a tender of the Genco Notes pursuant to the Exchange Offer.

Tax Consequences to U.S. Holders of Holding the Dynegy Notes

Certain Contingent Payments

Dynegy may be obligated to pay amounts in excess of the stated interest or principal on the Dynegy Notes as described under “Description of the Dynegy Notes—Change of Control.” These potential payments may implicate the provisions of Regulations relating to “contingent payment debt instruments.” According to the applicable Regulations, certain contingencies will not cause a debt instrument, as of the date of issuance, to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. Although the issue is not free from doubt, Dynegy intends to take the position that the foregoing contingencies are remote and/or incidental, and therefore Dynegy does not intend to treat the Dynegy Notes as contingent payment debt instruments. Dynegy’s position that such contingencies are remote and/or incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Regulations. Dynegy’s position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a U.S. Holder might be required to accrue interest income at a higher rate than the stated interest rate on the Dynegy Notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a Dynegy Note. The remainder of this discussion assumes that the Dynegy Notes will not be treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Dynegy Notes.

Stated Interest

Subject to the original issue discount (“OID”) rules discussed below, stated interest on a Dynegy Note will be includible in the gross income of a U.S. Holder as ordinary interest income in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the stated redemption price at maturity of the Dynegy Notes is greater than the issue price of the Dynegy Notes by an amount equal to or exceeding a de minimis amount (0.25 percent of the Dynegy Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity), the Dynegy Notes would be treated as having been issued with OID.

A U.S. Holder generally must include in taxable income for any particular taxable year the “daily portion” of the OID that accrues on the Dynegy Note for each day during the taxable year on which the U.S. Holder holds the Dynegy Note, in addition to stated interest and whether the U.S. Holder reports on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, the U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Dynegy Note may be of any length and may vary in length over the term of the Dynegy Note as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the Dynegy Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (1) the product of the Dynegy Note’s adjusted issue price at the beginning of the accrual period and the Dynegy Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (2) the sum of the payments of qualified stated interest on the Dynegy Notes allocable to the accrual period. The “adjusted issue price” of a Dynegy Note at the beginning of any accrual period is the issue price of the Dynegy Note (x) increased by the amount of accrued OID for each prior accrual period and (y) decreased by the amount of any payments previously made on the Dynegy Note that were not qualified stated interest payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable at least annually at a single fixed rate. Stated interest on the Dynegy Note will be treated as qualified stated interest.

A U.S. Holder, upon election, generally may use the constant yield to maturity method applicable to OID to determine the timing of inclusion of all interest (including all qualified stated interest and OID) on a Dynegy Note, subject to certain limitations. Such an election generally applies only to the note with respect to which it is made and may not be revoked without the consent of the IRS. U.S. Holders should consult with their tax advisors about this election if the Dynegy Notes are treated as issued with OID.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Dynegy Notes

Upon a sale, taxable exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss, if any, equal to the difference between the amount realized upon the sale, taxable exchange, redemption, retirement or other taxable disposition (other than an amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and such holder’s adjusted tax basis in the Dynegy Note at that time. A U.S. Holder’s adjusted tax basis in the Dynegy Note generally will be equal to its “issue price” (as determined above), increased by the amount of OID previously included in the U.S. Holder’s income with respect to the Dynegy Notes, if any, and reduced by the amount of any payments on the Dynegy Notes other than qualified stated interest received by the U.S. Holder.

Any gain or loss realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of a Dynegy Note generally will be capital gain or loss, and will be long term capital gain or loss if, at the time of sale, taxable exchange, redemption, retirement or other taxable disposition, the Dynegy Note has been held for more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to U.S. Holders of Holding the Dynegy Warrants

Sale or Disposition of the Dynegy Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Dynegy Warrant in an amount equal to the difference, if any, between the U.S. Holder’s tax basis in the Dynegy Warrant (as determined above) and the amount realized from the sale or other taxable disposition. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the Dynegy Warrant is more than one year at the time of the taxable disposition. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Exercise of the Dynegy Warrants

The tax consequences of the exercise of a warrant that requires a cashless exercise is not clear. Although it is not free from doubt, Dynegy expects that the exercise of the Dynegy Warrants on a cashless basis as described above under “Description of the Dynegy Warrants—General,” should be treated as an option to receive a variable number of shares of Dynegy Common Stock on exercise with no exercise price. Under such characterization, a U.S. Holder generally will not recognize gain or loss upon the exercise of its Dynegy Warrants. A U.S. Holder will generally have a tax basis in the Dynegy Common Stock received upon exercising of the Dynegy Warrants (the “Dynegy Shares”) equal its tax basis in the Dynegy Warrant (as determined above). The holding period of the Dynegy Shares should commence on the day the Dynegy Warrant is exercised.

However, other characterizations are possible. For instance, the exercise of the Dynegy Warrants could also be characterized as a recapitalization. Under such characterization, the tax consequences to a U.S. Holder who exercises the Dynegy Warrants will generally be the same as described above, except that the holding period of the Dynegy Shares will include such holder’s holding period of the Dynegy Warrants.

Alternatively, the IRS could take the position that the exercise of the Dynegy Warrants would result in a taxable exchange resulting in gain or loss. The amount of gain or loss recognized on such deemed exchange and its character as short term or long term will depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. Holder is treated as exchanging the Dynegy Warrants for the Dynegy Shares, the amount of gain or loss will be the difference between the fair market value of the Dynegy Shares received on exercise and the U.S. Holder’s basis in the Dynegy Warrants. In that case, the U.S. Holder will have long term capital gain or loss if it has held the Dynegy Warrants for more than one year. Alternatively, if the IRS could take the position that the U.S. Holder is treated as selling a portion of the Dynegy Warrants or underlying Dynegy Share for cash that is used to pay the exercise price for the Dynegy Warrants. In that case, the amount of gain or loss would be the difference between that exercise price and the U.S. Holder’s basis attributable to the Dynegy Warrants or Dynegy Shares deemed to have been sold. If the U.S. Holder is treated as selling Dynegy Warrants, such holder will have long term capital gain or loss if it has held the Dynegy Warrants for more than one year. If the U.S. Holder is treated as selling Dynegy Shares, such holder will have short term capital gain or loss. In either case, any gain or loss will be capital gain or loss and will be taxable in the same manner discussed above under “—Sale or Disposition of the Dynegy Warrants.”

U.S. Holders should consult their tax advisors concerning these other possible characterizations of the cashless exercise of the Dynegy Warrants.

Expiration of the Dynegy Warrants without Exercise

Upon the lapse or expiration of a Dynegy Warrant, a U.S. Holder generally will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Dynegy Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the U.S. Holder’s holding period in the Dynegy Warrant is more than one year at the time of the lapse or expiration. The deductibility of capital losses is subject to limitations under the Code.

Certain Adjustments to the Dynegy Warrants

The exercise terms of the Dynegy Warrants, including the number of Dynegy Shares that will be issued on the exercise of the Dynegy Warrant, may be adjusted in certain circumstances as discussed above under “Description of the Dynegy Warrants—Anti-dilution Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in Dynegy’s assets or earnings may in some circumstances result in a constructive distribution to such U.S. Holder. Adjustments to the exercise terms of the Dynegy Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the investors in the Dynegy Warrants will generally not be considered to result in a constructive distribution. However, certain of the possible adjustments provided in the Dynegy Warrants will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders of the Dynegy Warrants will be deemed to have received distributions even though they have not received any cash or property as a result of such adjustments. Any taxable deemed distribution will be taxed in the same manner as an actual distribution received by a U.S. Holder as discussed below under “—Tax Consequences to U.S. Holders of Holding Dynegy Shares—Distributions.”

Information reporting is required regarding the amount of any deemed distributions. In addition, on April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of (a) the fair market value of the right to acquire shares immediately after the relevant event, over (b) the fair market value of the right to acquire shares without the adjustment, (ii) the deemed distribution occurs at the earlier of (a) the date the adjustment occurs under the terms of the warrants and (b) the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) information reporting is required regarding the amount of any deemed distributions. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but investors and withholding agents may rely on them prior to that date under certain circumstances. Because a deemed distribution would not result in the payment of any cash to a U.S. Holder from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), Dynegy may, at its option, or an applicable withholding agent may, withhold such amounts from Dynegy Shares or current or subsequent payments of cash payable to such U.S. Holder.

U.S. Holders are urged to consult their own tax advisor with respect to the tax consequences of any adjustment (or the absence of any adjustment) to the exercise terms and any resulting deemed distribution.

Tax Consequences to U.S. Holders of Holding the Dynegy Shares

Distributions

Distributions paid on the Dynegy Shares generally will be treated as a dividend to the extent paid out of Dynegy’s current or accumulated earnings and profits and will be includible in income when received by a U.S. Holder. In the case of a non-corporate U.S. Holder, dividends are subject to tax at reduced rates if certain holding period and other requirements are met. Dividends received by a corporate U.S. Holder should be eligible for the dividends received deduction if such holder meets certain holding period and other applicable requirements. If a distribution exceeds Dynegy’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Dynegy Shares. Any remaining excess will be treated as a capital gain (and thus treated in the manner described in “—Sale or Other Taxable Disposition of the Dynegy Shares” below).

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Dynegy Shares could be characterized as an “extraordinary dividend” under the Code. If a corporate U.S. Holder that has held the Dynegy Shares for two years or less before the dividend announcement date receives an extraordinary dividend, it will generally be required to reduce its tax basis in the Dynegy Shares with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in the Dynegy Shares, the excess is treated as taxable gain (and thus treated in the manner described in “—Sale or Other Taxable Disposition of the Dynegy Shares” below). Non-corporate U.S. Holders that receive an extraordinary divided will be required to treat any losses on the sale of the Dynegy Shares as long-term capital losses to the extent that any extraordinary dividends received by such non-corporate U.S. Holder would otherwise qualify as a dividend.

Sale or Other Taxable Disposition of the Dynegy Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of the Dynegy Shares in an amount equal to the difference, if any, between the U.S. Holder’s tax basis in the Dynegy Shares (as determined above under “Tax Consequences to U.S. Holders of Holding the Dynegy Warrants—Exercise of the Dynegy Warrants”) and the amount realized from the sale or other taxable disposition. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the Dynegy Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences for Exchanging Non-U.S. Holders

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a Non-U.S. Holder that participates in the Exchange Offer generally will not be subject to U.S. federal income tax with respect to any gain recognized on the tender of its Genco Notes unless:

•                  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States), in which event such gain will be subject to regular U.S. federal income tax on such gain in generally the same manner as if it were a U.S. Holder (as described above under “—Tax Consequences for Exchanging U.S. Holders). A corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a rate of 30% on its effectively connected earnings and profits attributable to such gain, subject to adjustments (unless reduced or eliminated by an applicable income tax treaty); or

•                  the Non-U.S. Holder is an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, in which event the gain will be subject to a 30% U.S. federal income tax (or a reduced rate under an applicable treaty), which may be offset by certain U.S. source capital losses recognized in the same taxable year, even though such Non-U.S. Holder is not considered a resident of the United States, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns.

If there is accrued and unpaid interest on the Genco Notes at the time that they are tendered pursuant to the Exchange Offer, a portion of the consideration received in exchange for a tendering Non-U.S. Holder’s Genco Notes may be considered attributable to accrued interest for U.S. federal income tax purposes. In general, any amount paid to a Non-U.S. Holder that is attributable to accrued interest will not be subject to U.S. federal income tax (including withholding tax), provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States), if such Non-U.S. Holder:

•                  is not a “10 percent shareholder” (within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code) of Genco;

•                  is not a controlled foreign corporation for U.S. federal income tax purposes related to Genco actually or by attribution through stock ownership;

•                  is not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

•                  either (a) provides an appropriate, properly executed, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) signed under penalties of perjury that includes the Non-U.S. Holder’s name and address, and certifies as to such Non-U.S. Holder status in compliance with applicable law and regulations; or (b) causes a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business to provide a statement to Dynegy or its agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes Dynegy or its agent with a copy. The Regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

Tax Consequences to Non-U.S. Holders of Holding the Dynegy Notes

Stated Interest and OID

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” interest (including, for these purposes, any OID) that Dynegy pays to a Non-U.S. Holder will not be subject to U.S. federal income tax (including withholding tax), provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States), if such Non-U.S. Holder:

•                  is not a “10 percent shareholder” (within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code) of Dynegy;

•                  is not a controlled foreign corporation for U.S. federal income tax purposes related to Dynegy actually or by attribution through stock ownership;

•                  is not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

•                  either (a) provides an appropriate, properly executed, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) signed under penalties of perjury that includes the Non-U.S. Holder’s name and address, and certifies as to such Non-U.S. Holder status in compliance with applicable law and regulations; or (b) causes a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business to provide a statement to Dynegy or its agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes Dynegy or its agent with a copy. The Regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal tax withholding unless such holder provides Dynegy or its agent with the appropriate, properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from (or reduction of) withholding under the benefit of a tax treaty or IRS Form W-8ECI stating that such interest is not subject to withholding because it is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

A Non-U.S. Holder whose interest income is effectively connected with a U.S. trade or business (and in the case of an applicable treaty, is attributable to a permanent establishment or fixed base maintained in the United States) of the Non-U.S. Holder will be subject to regular U.S. federal income tax on such interest in generally the same manner as if it were a U.S. Holder (as discussed above under “—Tax Consequences to U.S. Holders of Holding the Dynegy Notes—Stated Interest”). A corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a rate of 30% on its effectively connected earnings and profits attributable to such interest, subject to adjustments (unless reduced or eliminated by an applicable income tax treaty).

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Dynegy Notes

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain recognized on a sale, taxable exchange, redemption, retirement or other taxable disposition of a Dynegy Notes unless:

•                  the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business (and in the case of an applicable treaty, is attributable to a permanent establishment or fixed base maintained in the United States) within the United States; or

•                  such Non-U.S. Holder is an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder satisfies one of the two bullets above, such Non-U.S. Holder will be taxed on such gain in the same manner as described above under “—Tax Consequences for Exchanging Non-U.S. Holders.”

To the extent that the amount realized on sale, taxable exchange, redemption, retirement or other taxable disposition of a Dynegy Note is attributable to accrued but unpaid interest on the Dynegy Note, this amount will be treated in the same manner as described above in “—Stated Interest.”

Tax Consequences to Non-U.S. Holders of Holding the Dynegy Warrants and Dynegy Shares

Sale or Other Taxable Disposition of the Dynegy Warrants or Dynegy Shares

Subject to the discussions below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale or other taxable disposition or upon the exercise of the Dynegy Warrant, or upon the sale or other taxable disposition of the Dynegy Shares unless:

•                  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States;

•                  the Non-U.S. Holder is an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or

•                  Dynegy is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and certain other conditions apply.

If a Non-U.S. Holder satisfies one of the first two bullets above, such Non-U.S. Holder will be taxed on such gain in the same manner as described above under “—Tax Consequences for Exchanging Non-U.S. Holders.”

With respect to the third bullet point above, Dynegy has not determined whether it is a U.S. real property holding corporation, and no assurance can be given that Dynegy is not or will not become one in the future. If, however, Dynegy is or becomes a United States real property holding corporation, and if its common stock is in the year of disposition regularly traded on an established securities market:

•                  with respect to a disposition of the Dynegy Share, if a Non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of the Dynegy Shares or such Non-U.S. Holder’s holding period, more than 5% of Dynegy’s common stock, such Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition;

•                  with respect to a disposition or exercise of the Dynegy Warrants:

•                  if the Dynegy Warrants are regularly traded on an established securities market at the time of the disposition or exercise and a Non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or exercise of the Dynegy Warrants or such Non-U.S. Holder’s holding period, more than 5% of the Dynegy Warrants outstanding, such Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition or exercise (other than an exercise pursuant to which the exercising Non-U.S. Holder will own greater than 5% of Dynegy’s common stock, provided certain other requirements are met);

•                  if the Dynegy Warrants are not regularly traded on an established securities market at the time of the disposition or exercise, a Non-U.S Holder generally will be subject to U.S. federal income tax on the gain from the disposition or exercise (other than an exercise pursuant to which the exercising Non-U.S. Holder will own greater than 5% of Dynegy’s common stock, provided certain other requirements are met) and the transferee of the Dynegy Warrants generally will be required to withhold 15% of the gross proceeds payable to a Non-U.S. Holder if on the date such Non-U.S. Holder acquired the Dynegy Warrants they had a fair market value greater than 5% of the fair market value of Dynegy’s common stock outstanding. For this purpose, if a Non-U.S. Holder subsequently acquires additional Dynegy Warrants, then such Dynegy Warrants will be aggregated and valued as of the date of the subsequent acquisition in order to apply the 5% limitation.

If the gain from any disposition or exercise is subject to tax as described above, it will be taxed as if a Non-U.S. Holder were a U.S. Holder and such Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain.

If, during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, Dynegy is a United States real property holding corporation, and if Dynegy’s common stock is not regularly traded on an established securities market at any time during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, a Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition of the Dynegy Warrants or Dynegy Shares (regardless of the amount of Dynegy Warrants or Dynegy Shares owned), and transferees of the Dynegy Warrants or Dynegy Shares will generally be required to withhold 15% of the gross proceeds payable to a Non-U.S. Holder. The gain from the disposition will be subject to regular U.S. income tax as if a Non-U.S. Holder were a U.S. Holder, and such Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain.

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the Dynegy Warrants or Dynegy Shares, and in particular with respect to the potential consequences of Dynegy being a United States real property holding corporation.

Distributions

Any distribution to a Non-U.S. Holder with respect to the Dynegy Shares, other than certain pro rata distributions of shares of common stock, that Dynegy pays out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend. In general, dividends paid to Non-U.S. Holders (including any constructive distributions taxable as dividends discussed below under “—Constructive Dividends”) with respect to the Dynegy Shares will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, are attributable to such Non-U.S. Holder’s permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if the Non-U.S. Holder were a U.S. Holder (as described above). A Non-U.S. Holder will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Constructive Dividends

In certain circumstances (including as described above under “—Tax Consequences to U.S. Holders of Holding the Dynegy Warrants—Certain Adjustments to the Dynegy Warrants”), a Non-U.S. Holder will be deemed to receive a constructive distribution from Dynegy that is treated as a dividend for U.S. federal income tax purposes. Any constructive dividend deemed paid to Non-U.S. Holder will be subject to U.S. federal income tax or withholding tax in the manner described above under “—Distributions.”

Because a taxable constructive dividend would not result in the payment of any cash to a Non-U.S. Holder from which any applicable withholding or backup withholding could be satisfied, if withholding or backup withholding is paid on the Non-U.S. Holder’s behalf (because the Non-U.S. Holder failed to establish an exemption from withholding or backup withholding), Dynegy may, at its option, or an applicable withholding agent may, withhold such amounts from Dynegy Shares or current or subsequent payments of cash payable to such U.S. Holder. In addition, the proposed regulations affect the Non-U.S. Holders in the manner described above under “—Tax Consequences to U.S. Holders of Holding the Dynegy Warrants—Certain Adjustments to the Dynegy Warrants.” A Non-U.S. Holder who is subject to U.S. federal withholding or backup withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest (including OID) on the Dynegy Notes, deemed dividends on the Dynegy Warrants, dividends on the Dynegy Shares and the proceeds from the Exchange Offer, a sale of a Dynegy Note, Dynegy Warrant or Dynegy Share paid to a U.S. Holder, unless the U.S. Holder is an exempt recipient, and if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status.

Non-U.S. Holders

Generally, the amount of interest (including OID) on the Dynegy Notes, deemed dividends on the Dynegy Warrants, and dividends on the Dynegy Shares paid to a Non-U.S. Holder, and the amount of tax, if any, withheld with respect thereto must be reported annually to the IRS and to the Non-U.S. Holder. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable treaty or agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to such payments, provided it complies with certain certification procedures to establish that it is not a U.S. person. The certification required to claim an exemption from withholding of tax on interest described above under “—Tax Consequences for Non-U.S. Holder of Holding the Dynegy Notes—Stated Interest” generally will avoid backup withholding as well. A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds from the Exchange Offer, a sale of a Dynegy Note, Dynegy Warrant or Dynegy Share conducted within the United States or through certain U.S. related financial intermediaries unless the certification described above has been received, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder will be allowed as a credit against the U.S. Holder’s or

Non-U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder or Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on an investor’s behalf if the investor or such persons fail to comply with certain information reporting requirements. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify this regime. Payments of interest (including OID) and dividends (including constructive distributions treated as dividends) that an investor receives in respect of the Dynegy Notes, Dynegy Warrants, or Dynegy Shares, as applicable, could be affected by this withholding if such investor is subject to the FATCA information reporting requirements and fail to comply with them or if such investor holds the Dynegy Notes, Dynegy Warrants, or Dynegy Shares, as applicable, through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to an investor would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of the Dynegy Notes, Dynegy Warrants, or Dynegy Shares, as applicable, could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Investors should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Non-Tendering Holders

Tax Consequences to Non-Tendering U.S. Holders upon a Successful Indenture Consent Solicitation

The U.S. federal income tax consequences to a non-tendering U.S. Holder following the adoption of the Proposed Amendments will depend, in part, upon whether, for U.S. federal income tax purposes, the adoption of the Proposed Amendments constitute a “significant modification” of the Genco Notes held by such holder and, if so, whether the resulting deemed exchange (the “Deemed Exchange”) of “new” Notes for “old” Notes constitutes a recapitalization for U.S. federal income tax purposes.

Generally, the modification of a debt instrument is a significant modification only if, based on all the facts and circumstances, the legal rights or obligations under such instrument are modified in a manner that is “economically significant.” Applicable Regulations provide that the addition, deletion or alteration of customary accounting or financial covenants relating to a debt instrument does not give rise to a significant modification of the debt instrument. However, the Regulations do not define “customary accounting or financial covenants” and do not otherwise directly address all of the exact types of modifications of the Genco Notes that would occur upon adoption of the Proposed Amendments. The Regulations provide that all modifications to a debt instrument are considered collectively, so that a series of such modifications may be significant when considered together although each modification, if considered alone, would not be significant. Genco believes that the Proposed Amendments should not cause a significant modification of the Genco Notes under the Regulations and should not result in a deemed exchange of the Genco Notes for U.S. federal income tax purposes, either because (i) the modifications of the debt instrument are not economically significant based on all of the facts and circumstances or (ii) the Proposed Amendments may be considered to be the alteration of customary accounting or financial covenants. Accordingly, a U.S. Holder who does not tender its Notes should not recognize any income, gain or loss in connection with the Exchange Offer and the Indenture Consent Solicitation and should have the same adjusted tax basis and holding period in the Genco Notes after the adoption of the Proposed Amendments.

Alternative Characterization

The law on this point, however, is unclear and the IRS could assert that the Proposed Amendments constitute a significant modification to the terms of the Genco Notes. If such Proposed Amendments were treated as a significant modification of the terms of the Notes, a non-tendering U.S. Holder would be treated as having exchanged its “old” Notes for “new” Notes for U.S. federal income tax purposes, which would be a taxable event unless the exchange qualified as a “recapitalization.” Such a Deemed Exchange would qualify as a recapitalization for U.S. federal income tax purposes if both the “old” Notes and “new” Notes are “securities” for U.S. federal income tax purposes. Whether an instrument constitutes a security is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. A debt instrument with a term to maturity of five years or less generally does not qualify as a security, and a debt instrument with a term to maturity of ten years or more generally does qualify as a security.

If there were a Deemed Exchange and it constituted a recapitalization, a U.S. Holder would not recognize any gain or loss on the Deemed Exchange, would have the same adjusted tax basis, holding period and, if the “old” Notes had “market discount” in such holder’s hands, market discount in the “new” Notes as such holder had in the “old” Notes immediately prior to the Deemed Exchange.

If there were a Deemed Exchange and it did not constitute a recapitalization, then a U.S. Holder would recognize taxable gain or loss (subject to the wash sale rules of the Code) equal to the difference, if any, between the “issue price” of the “new” Notes at the time of the Deemed Exchange (excluding the portion thereof attributable to accrued and unpaid interest on the “old” Notes, which would be taxable as ordinary interest income to the extent not previously included in gross income) and such U.S. Holder’s adjusted tax basis in the “old” Notes deemed to have been exchanged therefor. This gain or loss would generally be capital gain or loss, and would be long-term capital gain or loss if a U.S. Holder held the “old” Notes for more than one year, except to the extent any gain is recharacterized as ordinary income under the market discount rule. In addition, a U.S. Holder’s adjusted tax basis in the “new” Notes would equal their issue price, and a U.S. Holder would have a new holding period in the “new” Notes commencing on the day after the Deemed Exchange. The determination of the issue price of the “new” Notes would depend on whether the “new” Notes and the “old” Notes were “publicly traded” within the meaning of applicable Regulations as discussed above under “—Tax Consequences for Exchanging U.S. Holders—Issue Price of Dynegy Notes.”

If there were a Deemed Exchange (whether or not it qualified as a recapitalization) and if the issue price of the “new” Notes were less than the principal amount of the “new” Notes (with an exception for certain de minimis amounts), the “new” Notes would be treated as issued with OID, and a U.S. Holder would be required to include such OID in income as ordinary income as it accrues (regardless of such holder’s method of tax accounting), on a constant yield basis, in advance of the receipt of cash payments on the “new” Notes as described above under “Tax Consequences to U.S. Holders of Holding the Dynegy Notes—Original Issue Discount.”

U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of holding the Notes after the adoption of the Proposed Amendments.

Tax Consequences to Non-Tendering Non-U.S. Holders upon a Successful Indenture Consent Solicitation

As discussed above, although the issue is not free from doubt, Genco believes that the adoption of the Proposed Amendments will not cause a significant modification and thus a non-tendering Non-U.S. Holder should not be subject to U.S. federal income tax with respect to the adoption of the Proposed Amendments.

If the IRS were to successfully assert that the Proposed Amendments constituted a significant modification to the terms of the Genco Notes, a non-tendering Non-U.S. Holder would generally not be subject to U.S. federal income tax with respect to gain, if any, recognized on the Deemed Exchange of its Genco Notes unless the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business (and in the case of an applicable treaty, is attributable to a permanent establishment or fixed base maintained in the United States) within the United States or such Non-U.S. Holder is an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Tax Consequences of the Plan

If the Exchange Offer and Indenture Consent Solicitation are not completed, upon implementation of the Plan all U.S. Holders and Non-U.S. Holders that are Eligible Holders will have their Genco Notes cancelled and will receive the Dynegy Notes, Dynegy Warrants and cash they would have received in the Exchange Offer. Accordingly, the tax consequences to U.S. Holders and Non-U.S. Holders will be the same as those discussed above under “—Tendering Holders.” Upon implementation of the Plan, all U.S. Holders and Non-U.S. Holders that are not Eligible Holders will also have their Genco Notes cancelled but will receive solely the Non-Eligible Holder Distribution, which will consist entirely of cash. Consequently, the tax consequences to such U.S. Holders and Non-U.S. Holders will be the same as those discussed above under “—Tendering Holders” except that the amount of any gain or loss will be equal to the difference, if any, between (i) the Non-Eligible Holder Distribution (other than any portion thereof attributable to accrued interest, which will be taxed as such) and (ii) such holder’s adjusted tax basis in the Genco Notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the Exchange Offer and the Indenture Consent Solicitation and, in the alternative, the implementation of the Plan. You should consult your tax advisors concerning the tax consequences of your particular situation.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the receipt of the Dynegy Notes and Dynegy Warrants by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an applicable plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Dynegy Notes and Dynegy Warrants of a portion of the assets of any applicable plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing such plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to such plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes or warrants by an ERISA Plan with respect to which Dynegy, or a subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Dynegy Notes and Dynegy Warrants. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Dynegy Notes and Dynegy Warrants should not be acquired or held by any person investing “plan assets” of any applicable plan, unless such acquisition and holding of the Dynegy Notes and Dynegy Warrants will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Dynegy Note and Dynegy Warrants or any interest therein, each recipient and subsequent transferee of a note or warrant or any interest therein will be deemed to have represented and warranted that (A) either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Dynegy Notes and Dynegy Warrants constitutes assets of any applicable plan or (ii) the purchase and holding of the Dynegy Notes and Dynegy Warrants or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (B) it will not sell or otherwise transfer such notes or warrants or any interest therein otherwise than to a purchaser or transferee that is deemed to make these same representations, warranties and agreements with respect to its purchase and holding of such note or warrant or any interest therein.

The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Dynegy Notes and Dynegy Warrants (and holding the Dynegy Notes and Dynegy Warrants) or any interest therein on behalf of, or with the assets of, any applicable plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Dynegy Notes and Dynegy Warrants or any interest therein.

EXCHANGE AGENT

D.F. King & Co., Inc. has been appointed the exchange agent for the Exchange Offer (the “Exchange Agent”). All correspondence in connection with the Exchange Offer should be sent or delivered by each beneficial owner of Genco Notes, or its custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement. Dynegy will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

INFORMATION AGENT

D.F. King & Co., Inc. has also been appointed as the information agent for the Exchange Offer (the “Information Agent”), and will receive reasonable compensation for its services. Questions regarding the Exchange Offer, including those concerning tender procedures and requests for additional copies of this Offering Memorandum and Disclosure Statement, should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum and Disclosure Statement. Dynegy will pay the Information Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

VOTING AGENT

Epiq Bankruptcy Solutions, LLC has been appointed the voting agent for the voting on the Plan (the “Voting Agent”). The Voting Agent will assist with the delivery of the Disclosure Statement and the Ballot and related materials to Noteholders, as applicable, respond to inquiries of and provide information to Noteholders in connection with the Plan and provide other similar advisory services. Genco will pay the Voting Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Dynegy Inc. at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated by reference into this Offering Memorandum and Disclosure Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

The consolidated financial statements of Illinois Power Generating Company at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, incorporated by reference into this Offering Memorandum and Disclosure Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

The consolidated financial statements of Illinois Power Generating Company as of and for the year ended December 31, 2013, incorporated by reference into this Offering Memorandum and Disclosure Statement have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

INDEPENDENT AUDITORS

The combined financial statements of the GSENA Thermal Assets as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated by reference into this Offering Memorandum and Disclosure Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes emphasis-of-matter paragraphs related to certain expense allocations and to the planned sale of the GSENA Thermal Assets), which is incorporated by reference herein.

The combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2014, and 2013, and for each of the three years in the period ended December 31, 2014, appearing as Exhibit 99.1 in Dynegy’s Current Report on Form 8-K dated April 9, 2015, which is incorporated by reference into this Offering Memorandum and Disclosure Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to certain income and expense allocations), which is incorporated herein by reference.

The combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013, and 2012, appearing as Exhibit 99.2 in Dynegy’s Current Report on Form 8-K dated April 9, 2015, which is incorporated by reference into this Offering Memorandum and Disclosure Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

Any required documents in connection with the Exchange Offer should be sent or delivered by each beneficial owner of Genco Notes or its custodian bank, depositary, broker, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Exchange Agent for the Exchange Offer is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Confirm Facsimile Transmission by Telephone: (212) 493-6996 Attn: Peter Aymar	By Mail, Overnight Courier or Hand Delivery: 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Peter Aymar

Questions concerning the Exchange Offer and Indenture Consent Solicitation and requests for additional copies of this Offering Memorandum and Disclosure Statement may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer and Indenture Consent Solicitation.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call collect: (212) 269-5550
All others call toll free: (800) 290-6424
Email: Dynegy@dfking.com

Ballots and any other required documents in connection with the Plan Solicitation should be sent or delivered by each beneficial owner of Genco Notes or its custodian bank, depositary, broker, trust company or other nominee to the Voting Agent at its address set forth below. Questions concerning the Plan Solicitation and requests for additional copies of the Plan Solicitation documents may be directed to the Voting Agent at its telephone number and mailing and delivery address listed below.

The Voting Agent for the Plan Solicitation is:

Epiq Bankruptcy Solutions, LLC
Dynegy Inc./Genco Ballot Processing
777 Third Avenue, 12th Floor, New York, NY 10017
(844) 512-9102 (Toll Free — U.S.); (503) 520-4492 (International)
Inquiries (but not documents) may be emailed to Genco@epiqsystems.com
(reference “Genco” in the subject line)

ANNEX A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Case No. 16- ( )
§
ILLINOIS POWER GENERATING COMPANY,(1)	§	Chapter 11
§
§
Debtor.	§
§

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION
OF ILLINOIS POWER GENERATING COMPANY

D. J. Baker (Texas Bar No. 01566500)

Caroline Reckler

Kimberly A. Posin

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY  10022-4834

Telephone: 212-906-1200

Facsimile: 212-751-4864

-and-

Timothy A. (“Tad”) Davidson II (Texas Bar No. 240112503)

Robin Russell (Texas Bar No. 17424001)

Joseph W. Buoni (Texas Bar No. 24072009)

ANDREWS KURTH KENYON LLP

600 Travis, Suite 4200

Houston, TX 77002

Telephone:  713-220-4200

Facsimile:  713-220-4285

Co-Counsel for Debtor and Debtor-in-Possession

Dated:  [           ], 2016

(1)                                 The Debtor in this chapter 11 case is Illinois Power Generating Company and the last four digits of its federal tax identification number are 5586.  The location of the Debtor’s corporate headquarters and the Debtor’s service address is:  601 Travis, Suite 1400, Houston, Texas 77002.

TABLE OF CONTENTS

ARTICLE I RULES OF CONSTRUCTION AND DEFINITIONS		1

1.1	Rules of Construction	1
1.2	Definitions	1

ARTICLE II ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES		12

2.1	Administrative Claims	12

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		12

3.1	Introduction	12
3.2	Summary of Classification and Treatment	13
3.3	Unimpaired Classes of Claims and Interests	13
3.4	Impaired Class of Claims	14
3.5	Acceptance by an Impaired Class	14
3.6	Presumed Acceptances by Unimpaired Classes	15
3.7	Confirmation Pursuant to Bankruptcy Code Section 1129(b)	15
3.8	Subordinated Claims and Reservation of Rights Regarding Claims and Interests	15

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		15

4.1	Continued Corporate Existence	15
4.2	Articles of Incorporation and By-laws	15
4.3	Plan Distributions and Working Capital	15
4.4	Cancellation of the Genco Notes and Agreements	17
4.5	Participation in Plan by Dynegy	17
4.6	Directors and Officers of Reorganized Genco	17
4.7	Revesting of Assets	17
4.8	Indemnification of Debtor’s Directors, Officers, and Employees; Insurance	18
4.9	Exemption From Certain Transfer Taxes	18
4.10	Corporate Action; Effectuating Documents	18
4.11	Plan Supplement	19
4.12	Indenture Trustee Fees and Expenses	19
4.13	Preservation of Causes of Action	19
4.14	Guarantee of Dynegy Indebtedness	19

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, EMPLOYEE BENEFITS AND INSURANCE POLICIES		20

5.1	Assumed Contracts and Leases	20
5.2	Payments Related to Assumption of Contracts and Leases; Resolution of Assumption-Related Disputes	20
5.3	Rejected Contracts and Leases	21
5.4	Extension of Time to Assume or Reject	21
5.5	Claims Arising from Assumption or Rejection	21
5.6	Reservation of Rights Regarding Executory Contracts and Unexpired Leases	22
5.7	Restructuring Support Agreement and Related Agreements	22
5.8	Compensation and Benefit Programs	22
5.9	Insurance Policies	23
5.10	Survival of the Debtor’s Indemnification Obligations	23

i

ARTICLE VI		24

SETTLEMENT, RELEASE, INJUCTION AND RELATED PROVISIONS		24

6.1	Discharge of Claims	24
6.2	General Settlement of Claims and Interests	24
6.3	Release of Liens	24
6.4	Releases	24
6.5	Exculpation and Limitation of Liability	25
6.6	Injunction	26

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		26

7.1	Distributions on Account of Claims Allowed as of the Effective Date	26
7.2	Special Rules for Distributions to Holders of Disputed Claims	27
7.3	Disbursing Agent	27
7.4	Distributions on Account of Noteholder Claims	27
7.5	Delivery of Distributions	30
7.6	Calculation of Distribution Amounts of New Securities	30
7.7	Minimum; De Minimis Distributions	30
7.8	Section 4(a)(2) and Regulation S Exemptions	30
7.9	Undeliverable and Unclaimed Distributions	31
7.10	Determination of Allowability of Claims and Interests and Rights to Distributions	31
7.11	Timing of Distributions to Holders of Allowed Claims	32
7.12	Application of Distribution Record Date	32
7.13	Withholding and Reporting Requirements	32
7.14	Setoffs	32
7.15	Prepayment	32
7.16	Allocation of Distributions	33
7.17	Estimation of Claims	33

ARTICLE VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		33

8.1	Conditions to Confirmation	33
8.2	Conditions to Effective Date	34
8.3	Waiver of Conditions	34
8.4	Effect of Failure of Conditions	34

ARTICLE IX RETENTION OF JURISDICTION		35

9.1	Scope of Retention of Jurisdiction	35
9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction	35

ARTICLE X MISCELLANEOUS PROVISIONS		36

10.1	Binding Effect and Successors and Assigns	36
10.2	Additional Documents	36
10.3	Professional Fee Claims	36
10.4	Fees and Expenses of Ad Hoc Group	37
10.5	Releases and Satisfaction of Subordination Rights	37
10.6	Special Provision Regarding Defined Benefit Pension Plans	37
10.7	No Impairment of Rights of Insurers and Sureties	37
10.8	Term of Injunctions or Stays	37
10.9	Entire Agreement	37
10.10	Exhibits	38
10.11	Modifications and Amendments	38

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10.12	Severability of Plan Provisions	38
10.13	Revocation, Withdrawal, or Non-Consummation	38
10.14	Reservation of Rights	38
10.15	Votes Solicited in Good Faith	39
10.16	Waiver or Estoppel	39
10.17	Notices	39

Exhibit A	Term Sheet — New Dynegy Notes
Exhibit B	Term Sheet — New Dynegy Warrants
Exhibit C	Term Sheet — Genco Working Capital Facility

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INTRODUCTION

Illinois Power Generating Company, as debtor and debtor in possession (the “Debtor”), hereby proposes this plan of reorganization (the “Plan”).  Dynegy is a co-sponsor and co-proponent of the Plan and is participating in the Plan with the Debtor.  Reference is made to that certain Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization distributed contemporaneously herewith (including all exhibits and schedules thereto, the “Disclosure Statement”).

Holders of Claims should refer to the Disclosure Statement for a discussion of the Debtor’s history, businesses, properties, results of operations, projections for future operations and risk factors, and a summary and analysis of the Plan and certain related matters.  Holders of Genco Notes should read the Disclosure Statement and Plan in their entirety before voting.

ARTICLE I

RULES OF CONSTRUCTION AND DEFINITIONS

1.1                               Rules of Construction

(a)                                 For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Section 1.2 hereof.  Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

(b)                                 Whenever the context requires, terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

(c)                                  Any reference in the Plan to (i) a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, or as otherwise specified in this Plan, and (ii) an existing document, exhibit, or other agreement means such document, exhibit, or other agreement as it may be amended, modified, or supplemented from time to time, and as in effect at any relevant point.

(d)                                 Unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan.

(e)                                  The words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan.

(f)                                   Captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.

(g)                                 The rules of construction set forth in Bankruptcy Code Section 102 and in the Bankruptcy Rules shall apply.

(h)                                 References to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection.

(i)                                    In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2                               Definitions

(a)                                 As used in the Plan, capitalized terms have the meanings as set forth below.

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1.                                      “Ad Hoc Group” means the ad hoc group of certain Noteholders represented by the Ad Hoc Group Advisors.

2.                                      “Ad Hoc Group Advisors” means (i) Willkie Farr & Gallagher LLP, counsel to the Ad Hoc Group, and (ii) Houlihan Lokey Capital, Inc., financial advisor to the Ad Hoc Group.

3.                                      “Administrative Claim” means a Claim for costs and expenses of administration incurred on or after the Petition Date and on or prior to the Effective Date and entitled to priority pursuant to Bankruptcy Code Sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2), including (i) the actual and necessary costs and expenses incurred on or after the Petition Date and on or prior to the Effective Date of preserving the Estate and operating the businesses of the Debtor (such as wages, salaries or commissions for services, and payments for materials and other services); (ii) Professional Fee Claims; (iii) all fees and charges assessed against the Estate pursuant to Sections 1911 through 1930 of chapter 123 of the title 28 of the United States Code, 28 U.S.C. §§1-1401; (iv) the RSA Fee; (v) the fees and expenses of the Ad Hoc Group Advisors (subject to the terms of the applicable letter agreement); and (vi) Cure payments for contracts and leases that are assumed under Bankruptcy Code Section 365.

4.                                      “Administrative Claims Bar Date” means the date that is the 45th day after the Effective Date.

5.                                      “Allowed” means, with reference to any Claim or Interest, (i) a Claim or Interest (or a portion thereof) that is neither Disputed, contingent nor unliquidated, and, if filed with the Bankruptcy Court or Claims Agent, as to which the Debtor or any other party in interest has not filed an objection by the Claims Objection Deadline or such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules or the Bankruptcy Court; (ii) a Claim or Interest that has been Allowed by a Final Order; (iii) a Claim or Interest that is Allowed (x) pursuant to the Plan, (y) in any stipulation that is approved by the Bankruptcy Court or (z) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (iv) a Claim relating to a rejected Executory Contract or Unexpired Lease that has been Allowed by a Final Order; (v) a Claim as to which a Proof of Claim has been timely filed and as to which no objection has been filed by the Claims Objection Deadline; or (vi) any other Claim or Interest that has been allowed by a Final Order of the Bankruptcy Court.  For the avoidance of doubt, a Claim that is Disputed is not an Allowed Claim.

6.                                      “Ameren” means Ameren Energy Generating Company, an Illinois corporation, now known as Illinois Power Generating Company.

7.                                      “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property of or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including Bankruptcy Code Sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a), or under similar or related state or federal statues and common law.

8.                                      “Ballot” means each of the ballot forms distributed to holders of Noteholder Claims for purposes of voting on the Plan, including any master ballots submitted to brokers, dealers, commercial banks, trust companies or other agent nominees of beneficial holders of Noteholder Claims.

9.                                      “Bankruptcy Code” means Sections 101 et seq., of title 11 of the United States Code, as now in effect or hereafter amended and applicable to the Chapter 11 Case.

10.                               “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.

11.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court, as now in effect or hereafter amended and applicable to the Chapter 11 Case.

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12.                               “Bar Date” means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

13.                               “Base Indenture” means that certain Indenture, dated as of November 1, 2000, by and among Genco (formerly known as Ameren), as issuer, and the Indenture Trustee, which indenture governs all obligations arising under or in connection with the Genco Notes.

14.                               “Book-Entry Confirmation Procedure” means part of the procedure that Noteholders will need to follow with respect to submission of Genco Notes after the Petition Date and prior to the Distribution Certification Deadline in order to obtain a distribution on account of Noteholder Claims under Section 7.4(b) hereof, which procedure will be fully described in the Eligibility Letter to be distributed by the Debtor following the Petition Date.

15.                               “Business Day” means any day, except for Saturdays, Sundays, or “legal holidays” (as defined in Bankruptcy Rule 9006(a)).

16.                               “Cash” means legal tender of the United States or equivalents thereof.

17.                               “Cash Consideration” means $100,693,750 in Cash.

18.                               “Cause of Action” means any action, claim (as defined in Bankruptcy Code Section 101(5)), cause of action, controversy, demand, right, debt, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, remedy, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to Bankruptcy Code Section 362 and any Avoidance Action; and (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in Bankruptcy Code Section 558.

19.                               “Chapter 11 Case” means the voluntary case commenced under Chapter 11 of the Bankruptcy Code by the Debtor in the Bankruptcy Court.

20.                               “Claim” means a claim (as such term is defined in Bankruptcy Code Section 101(5)) against the Debtor, whether or not asserted, known or unknown, arising before or after the Petition Date and specifically including an Administrative Claim.

21.                               “Claims Agent” means Epiq Bankruptcy Solutions, LLC, or any other entity approved by the Bankruptcy Court to act as the Debtor’s claims and noticing agent pursuant to 28 U.S.C. § 156(c).

22.                               “Claims Objection Deadline” means the last day for filing objections to Claims in the Bankruptcy Court, which shall be the latest of (i) 120 days after the Effective Date, (ii) 120 days after a Proof of Claim has been filed with the Bankruptcy Court or Claims Agent if the Chapter 11 Case remains pending before the Bankruptcy Court, or (iii) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtor, without notice to any party.

23.                               “Class” means a category of holders of Claims or Interests pursuant to Bankruptcy Code Section 1122(a), as described in Article II hereof.

24.                               “Confirmation” means confirmation of the Plan by the Bankruptcy Court pursuant to Bankruptcy Code Section 1129.

25.                               “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

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26.                               “Confirmation Hearing” means the hearing to consider Confirmation of the Plan under Bankruptcy Code Section 1128, as such hearing may be adjourned or continued from time to time.

27.                               “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code Section 1129.

28.                               “Consent Solicitation” means the solicitation of consents on behalf of Genco from each Eligible Holder of the Genco Notes with respect to certain proposed amendments to the Genco Notes Indenture, as pursued pursuant to, and described in further detail in, the Disclosure Statement.

29.                               “Consenting Noteholders” means the Noteholders who are party to the RSA (including through the execution of a joinder agreement thereto).

30.                               “Consummation” means the occurrence of the Effective Date.

31.                               “Cure” means, in connection with the assumption of an executory contract or unexpired lease, pursuant to and only to the extent required by Bankruptcy Code Section 365(b), (i) the distribution within a reasonable period of time following the Effective Date of Cash or such other property (A) as required under the terms of the applicable executory contract or lease, (B) other than as required under the terms of the applicable executory contract or lease, but as may be agreed upon by the counterparties and the Debtor, with the consent of Dynegy (which consent shall not be unreasonably withheld or delayed), or (C) as may be ordered by the Bankruptcy Court or determined in such manner as the Bankruptcy Court may specify; or (ii) the taking of such other actions (A) as required under the terms of the applicable executory contract or lease, (B) other than as required under the terms of the applicable executory contract or lease, but as may be agreed upon by the counterparties and the Debtor, with the consent of Dynegy (which consent shall not be unreasonably withheld or delayed), or (C) as may be ordered by the Bankruptcy Court or determined in such manner as the Bankruptcy Court may specify.

32.                               “D&O Insurance Policies” means all insurance policies (including tail coverage insurance purchased on October 17, 2016) for directors’, managers’ and officers’ liability maintained by the Debtor, or by Dynegy on behalf of the Debtor, as of the Petition Date or purchased on or before the Effective Date.

33.                               “Debtor” means Illinois Power Generating Company (formerly known as Ameren), including in its capacity as a debtor in possession in the Chapter 11 Case pursuant to Bankruptcy Code Sections 1107 and 1108.

34.                               “Disallowed” means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

35.                               “Disbursing Agent” means the Reorganized Debtor or any other Person(s) designated by (i) the Debtor on or before the Effective Date or (ii) the Reorganized Debtor in its sole discretion after the Effective Date to serve as a disbursing agent under the Plan, subject to the provisions of Section 7.3 hereof.

36.                               “Disclosure Statement” has the meaning ascribed to it in the “Introduction” herein (as amended, supplemented, or otherwise modified from time to time with the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, and that is prepared, approved and distributed in accordance with Bankruptcy Code Section 1125 and Bankruptcy Rule 3018).

37.                               “Disputed” means (i) when used with respect to a Claim, that portion (including, when appropriate, the whole of such Claim) of (x) a Claim as to which (A) the Debtor or the Reorganized Debtor, as applicable, disputes its liability in accordance with applicable law or contract (including, without limitation, by declining to pay the Claim or by issuing a statement or other communication to the claimant or publicly that such Claim is disputed, including with respect to the status of such Claim as secured or unsecured), and (B) the liability of the Debtor has not been settled by the Debtor or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by Final Order; (y) as an alternative to the

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foregoing, a Claim as to which the Debtor or the Reorganized Debtor, as applicable, has elected to file an objection or a motion for estimation in the Bankruptcy Court and such objection or a motion for estimation has not been settled or withdrawn by the Debtor or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by Final Order; or (z) a Claim that has been expressly disputed in the Plan; (ii) when used with respect to an Interest, an Interest that is in a name, kind and amount different than as set forth in the records of the Debtor; or (iii) when used with respect to a Claim or Interest, a Claim or Interest that is not yet Allowed; provided, however, that notwithstanding any of the foregoing, in no case shall a Noteholder Claim that is Allowed under the Plan or the RSA Fee be a Disputed Claim.

38.                               “Distribution Certification Deadline” means the date that is five (5) Business Days before the date set for the commencement of the Confirmation Hearing, which date shall be set forth and noticed in an Eligibility Letter and the notice of the Confirmation Hearing.

39.                               “Distribution Record Date” means the record date for determining entitlement to receive distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be for a Claim other than a Noteholder Claim, the Business Day immediately following the Confirmation Date, at 5:00 p.m. prevailing Eastern time on such Business Day or such other date as designated in an order of the Bankruptcy Court.

40.                               “DTC” means The Depository Trust Company.

41.                               “DWAC” has the meaning ascribed to it in Section 7.4(c) hereof.

42.                               “Dynegy” means Dynegy Inc.

43.                               “Dynegy Common Stock” means the common equity of Dynegy (NYSE: DYN).

44.                               “Early Consenting Noteholder” means a Consenting Noteholder that became a party to the RSA on or before October 21, 2016.

45.                               “EEI Promissory Note” means that certain $150 million Promissory Note, dated September 30, 2010 made to Ameren (now known as Genco) from Electric Energy, Inc., a direct subsidiary of Genco.

46.                               “Effective Date” means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 8.2 hereof have been satisfied or waived as provided in Section 8.3 hereof and the Plan becomes effective.

47.                               “Eligibility Letter” means a letter to be delivered by the beneficial holder of Noteholder Claims to the Reorganized Debtor or Disbursing Agent in which such holder, among other things, certifies that it is either an Eligible Holder or a Non-Eligible Holder, which will be distributed to Noteholders promptly following the Petition Date.

48.                               “Eligible Holder” means a Noteholder that certifies to the reasonable satisfaction of Dynegy and Genco that it is: (i) for Noteholders located in the United States, a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act) or an “Accredited Investor” (as defined in Rule 501 of the Securities Act); or (ii) for Noteholders located outside the United States, a person other than a “U.S. Person” (as defined in Rule 901(k) of the Securities Act).

49.                               “Eligible Holder Distribution” means the sum of such Eligible Holder’s Pro Rata share (across all Noteholder Claims) of: (i) the Cash Consideration, (ii) $210 million aggregate principal amount of New Dynegy Notes, and (iii) 10 million of New Dynegy Warrants.

50.                               “Eligible Institution” means a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States.

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51.                               “Employee Programs” means all of the employee-related programs, plans, policies, and agreements that the Debtor participates in, including any such programs administered by Dynegy, including, without limitation, (i) all health and welfare programs, plans, policies, and agreements, (ii) all pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, (iii) all supplemental retirement and deferred compensation programs, plans, policies, and agreements, (iv) all retiree benefit programs, plans, policies, and agreements subject to Bankruptcy Code Sections 1114 and 1129(a)(13), (v) all employment, retention, incentive, bonus, severance, change in control, and other similar programs, plans, policies, and agreements, and (vi) all other employee compensation, benefit, and reimbursement programs, plans, policies, and agreements.

52.                               “Entity” means an entity as defined in Bankruptcy Code Section 101(15).

53.                               “Estate” means the estate of the Debtor in the Chapter 11 Case, created pursuant to Bankruptcy Code Section 541.

54.                               “Equity Interests” means any Interests in the Debtor that are based upon or arise from Genco Common Stock, together with any warrants, options, or contractual rights to purchase or acquire such securities at any time and all rights arising with respect thereto, in each case, that existed prior to the Effective Date, including any Unexercised Common Stock Rights; provided, however, that a Claim arising in respect of the Indemnification Obligations that is assumed under Section 6.5 hereof shall not be considered an Equity Interest.

55.                               “Exchange Offers” means the out-of-court exchange offers and Consent Solicitation by Dynegy with respect to the Genco Notes to implement a restructuring of the Genco Notes, as pursued pursuant to, and described in further detail in, the Disclosure Statement.

56.                               “Exculpated Parties” means, collectively, (i) Genco; (ii) Dynegy; (iii) the Consenting Noteholders; (iv) the Indenture Trustee; and (v) with respect to each of the foregoing entities in clauses (i) through (iv), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

57.                               “Final Distribution Date” means the date that is one hundred and eighty (180) days following the Effective Date, as further described in Section 7.4(d) hereof.

58.                               “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing or leave to appeal has expired and as to which no appeal, petition for certiorari or petition for review or rehearing was filed or, if filed, remains pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing by all Persons or Entities possessing such right, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or from which reargument or rehearing was sought or certiorari has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules or state law may be filed with respect to such order shall not cause such order not to be a Final Order; provided, further, that the susceptibility of a Claim to a challenge under Bankruptcy Code Section 502(j) shall not cause such order not to be a Final Order.

59.                               “Genco” means the Debtor or the Reorganized Debtor, as applicable.

60.                               “Genco Common Stock” means, collectively, any common equity in Genco outstanding prior to the Effective Date.

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61.                               “General Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, an Intercompany Claim, or a Noteholder Claim.

62.                               “Genco Notes” means (i) the 7.00% Senior Notes, Series H, due 2018 issued by Genco (formerly known as Ameren); (ii) the 6.30% Senior Notes, Series I, due 2020 issued by Genco (formerly known as Ameren); and (iii) the 7.95% Senior Notes, Series F, due 2032 issued by Genco (formerly known as Ameren), each issued under the Genco Notes Indenture.

63.                               “Genco Notes Indenture” means the Base Indenture, as supplemented by the respective Supplemental Indentures.

64.                               “Genco Working Capital Facility” means a revolving credit facility that will provide for borrowings that will be provided to the Debtor by Dynegy pursuant to the Genco Working Capital Facility Credit Agreement, in accordance with the terms and conditions as substantially set forth in Exhibit C attached hereto.

65.                               “Genco Working Capital Facility Credit Agreement” means the credit agreement (and any related documents, agreements and instruments) governing the Genco Working Capital Facility, substantially in the form included in the Plan Supplement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

66.                               “Governmental Unit” has the meaning set forth in Bankruptcy Code Section 101(27).

67.                               “Holdback Amount” means the aggregate holdback of the Professional Fees billed to the Debtor during the Chapter 11 Case that are held back pursuant to the applicable order of the Bankruptcy Court.

68.                               “Impaired” means, with respect to any Class of Claims or Interests, that such Class of Claims or Interests is impaired within the meaning of Bankruptcy Code Section 1124.

69.                               “Indemnification Obligation” means any obligation of the Debtor to indemnify, reimburse, or provide contribution pursuant to by-laws, articles or certificates of incorporation, contracts, or otherwise, to the fullest extent permitted by applicable law.

70.                               “Indenture Trustee” means The Bank of New York or its successor, in any case in its capacity as an indenture trustee for the Genco Notes.

71.                               “Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims arising under the Genco Notes Indenture, including attorneys’ and agents’ fees, expenses and disbursements, incurred under the Genco Notes Indenture by the Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after the Effective Date.

72.                               “Indenture Trustee’s Charging Lien” means any Lien or other priority to which the Indenture Trustee is entitled, pursuant to the Genco Notes Indenture, against distributions to be made to Noteholders.

73.                               “Intercompany Claim” means any Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries.  For the avoidance of doubt, to the extent Allowed, any Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries that is secured by a Lien on property in which the Estate has an interest constitutes a Secured Claim.

74.                               “Interest” means the legal, equitable, contractual ownership, or other rights of any Person to acquire or receive any of such Equity Interests.

75.                               “Interim Distribution Date” means the date that is seventy-five (75) days following the Effective Date, as further described in Section 7.4(c) hereof

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76.                               “IPM” means Illinois Power Marketing Company (formerly known as Ameren Energy Marketing Company), an Illinois corporation and indirect, wholly-owned subsidiary of Dynegy.

77.                               “IPRG” means Illinois Power Resources Generating, LLC (formerly known as Ameren Energy Resources Generating Company), an Delaware limited liability company and indirect, wholly-owned subsidiary of Dynegy.

78.                               “Lien” means a lien as defined in Bankruptcy Code Section 101(37).

79.                               “Majority Consenting Noteholders” means, as of the date of determination, at least two unaffiliated Consenting Noteholders who together hold, in the aggregate, at least 50.1% of the outstanding aggregate principal amount of Genco Notes held by all Consenting Noteholders as of such date.

80.                               “New Board” means the board of directors of the Reorganized Debtor on and after the Effective Date.

81.                               “New Dynegy Notes” means new senior unsecured notes in the aggregate principal amount of up to $210 million, to be issued by Dynegy under the New Indenture, substantially in accordance with the terms and conditions as set forth in Exhibit A attached hereto.

82.                               “New Dynegy Warrants” means up to 10 million warrants to be issued by Dynegy pursuant to the New Warrant Agreement, substantially in accordance with the terms and conditions as set forth in Exhibit B attached hereto.

83.                               “New Genco By-laws” means the by-laws of the Reorganized Debtor substantially in the form included in the Plan Supplement.

84.                               “New Genco Charter” means the articles of incorporation of the Reorganized Debtor substantially in the form included in the Plan Supplement.

85.                               “New Genco Governing Documents” means the New Genco Charter and the New Genco By-laws.

86.                               “New Indenture” means the indenture, substantially in the form included in the Plan Supplement, under which Dynegy will issue the New Dynegy Notes.

87.                               “New Securities” means, collectively, the New Dynegy Warrants and the New Dynegy Notes.

88.                               “New Warrant Agreement” means that certain Warrant Agreement, substantially in the form included in the Plan Supplement, pursuant to which, on the Effective Date, Dynegy will issue the New Dynegy Warrants.

89.                               “Non-Debtor Subsidiaries” means the Debtor’s direct and indirect subsidiaries, consisting of Coffeen and Western Rail Road Company, Electric Energy, Inc., Midwest Electric Power, Inc., Joppa and Eastern Rail Road Company, and Met-South, Inc.

90.                               “Non-Eligible Holder” means a Noteholder that certifies to the reasonable satisfaction of Dynegy and Genco that it is not: (i) a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act); (ii) an “Accredited Investor” (as defined in Rule 501 of the Securities Act); or (iii) a person other than a “U.S. Person” (as defined in Rule 901(k) of the Securities Act).

91.                               “Non-Eligible Holder Distribution” means, with respect to each Non-Eligible Holder, Cash in an amount equal to the sum of: (i) the principal amount of New Dynegy Notes that such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder, (ii) its Pro Rata share (across all Noteholder Claims) of $15 million (representing Dynegy’s valuation (using a Black Scholes valuation as of the end of the Business Day prior to the date of the Disclosure Statement) of the New Dynegy Warrants

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such Non-Eligible Holder would receive under the Plan if it were an Eligible Holder) and (iii) its Pro Rata share (across all Noteholder Claims) of the Cash Consideration.

92.                               “Noteholder” means any holder of Genco Notes.

93.                               “Noteholder Claim” means any Claim arising or existing under or related to the Genco Notes or the Genco Notes Indenture.

94.                               “Ordinary Course Professionals Order” means any order of the Bankruptcy Court permitting the Debtor to retain certain professionals in the ordinary course of its business.

95.                               “Other Priority Claim” means a Claim against the Debtor entitled to priority pursuant to Bankruptcy Code Section 507(a), other than a Priority Tax Claim or an Administrative Claim.

96.                               “Permitted Transferee” means a Consenting Noteholder who became a Consenting Noteholder by executing and delivering a joinder agreement to the RSA pursuant to, and in accordance with the terms of Section 6 of the RSA.

97.                               “Person” means any person, individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

98.                               “Petition Date” means the date on which the Debtor commenced the Chapter 11 Case.

99.                               “Plan” means this plan of reorganization under Chapter 11 of the Bankruptcy Code, and all implementing documents contained in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time with the consent of Dynegy and the Consenting Noteholders in accordance with the RSA.

100.                        “Plan Supplement” means the supplement to the Plan (as may be amended, modified or supplemented), which is incorporated herein by reference and may be filed in parts pursuant to Section 5.15 hereof, containing, without limitation, (i) the announcement of any change in the name of the Reorganized Debtor, (ii) identification of the members of the New Board, (iii) the Schedule of Rejected Contracts and Leases, if any, and (iv) the Genco Working Capital Facility, the New Genco Governing Documents, the New Warrant Agreement, and the New Indenture, all of which documents set forth in clause (iv) hereof shall be in form reasonably satisfactory to Dynegy, the Debtor and the Consenting Noteholders in accordance with the RSA.

101.                        “Power Supply Agreement” means that certain Amended and Restated Power Supply Agreement, dated March 28, 2008 by and between IPM (formerly known as Ameren Energy Marketing Company) and Genco (formerly known as Ameren) (as amended on January 1, 2010).

102.                        “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Bankruptcy Code Section 507(a)(8).

103.                        “Pro Rata” means the proportion of the amount of an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, unless the Plan provides otherwise.

104.                        “Professional” means any professional (a) retained in the Chapter 11 Case by order of the Bankruptcy Court in connection with the Chapter 11 Case pursuant to Bankruptcy Code Sections 327, 328, 330, 363, or 1103 and to be compensated for services rendered prior to the Effective Date, pursuant to Bankruptcy Code Sections 327, 328, 329, 330, 331 and 363 or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code Section 503(b)(4), in each case excluding the Ad Hoc Group Advisors and any of the Debtor’s ordinary course professionals whose retentions are approved pursuant to the Ordinary Course Professionals Order.

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105.                        “Professional Fee Claim” means a Claim for professional services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date by a Professional, subject to the applicable order of the Bankruptcy Court, including, but not limited to, any order establishing procedures for interim compensation and the reimbursement of expenses of Professionals.

106.                        “Proof of Claim” means a Proof of Claim filed with the Bankruptcy Court or the Claims Agent in connection with the Chapter 11 Case in accordance with the procedures established by the Bankruptcy Court.

107.                        “Qualified Permitted Transferee” has the meaning ascribed to it in Section 5.7(b) hereof.

108.                        “Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim or Interest unimpaired in accordance with Bankruptcy Code Section 1124; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (v) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code Section 365(b)(2), or of a kind that Section 365(b)(2) does not require to be cured, (w) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (x) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (y) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Bankruptcy Code Section 365(b)(1)(A), compensating the holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (z) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan shall be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

109.                        “Rejection Damages Claim” means a Claim arising from the Debtor’s rejection of a contract or lease, which Claim shall be limited in amount by any applicable provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code Section 502, subsection 502(b)(6) thereof with respect a Claim of a lessor for damages resulting from the rejection of a lease of real property, subsection 502(b)(7) thereof with respect to a Claim of an employee for damages resulting from the rejection of an employment contract, or any other subsection thereof .

110.                        “Released Parties” means, collectively, (i) Genco; (ii) Dynegy; (iii) the Consenting Noteholders; (iv) the Indenture Trustee; and (v) with respect to each of the foregoing entities in clauses (i) through (iv), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

111.                        “Reorganized Debtor” means the Debtor or its successor, by merger, consolidation or otherwise, on or after the Effective Date.

112.                        “RSA” means that certain Restructuring Support Agreement, dated as of October 14, 2016 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), between the Debtor, Dynegy and the Consenting Noteholders, including the Term Sheet attached thereto as Exhibit A, pursuant to which, among other things, and subject to certain terms and conditions, Dynegy and the Consenting Noteholders agreed to support the Plan.

113.                        “RSA Fee” means $9,000,000 payable in accordance with the terms of the RSA.

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114.                        “Schedule of Rejected Contracts and Leases” means a schedule of the executory contracts and unexpired leases to be rejected, if any, pursuant to Bankruptcy Code Section 365 and Article V hereof.

115.                        “Secured Claim” means a Claim (i) that is secured by a Lien on any asset of the Debtor in which the Estate has an interest, which Lien is valid, perfected, and enforceable under applicable law and not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; and (ii) to the extent of the value of the holder’s interest in the collateral that secures payment of the Claim or in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable.

116.                        “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder, as amended.

117.                        “Shared Services Agreement” means that certain Services Agreement, dated December 2, 2013, between Dynegy, certain Dynegy subsidiaries and Genco (as amended by that certain First Amendment to Services Agreement, dated January 20, 2014, that certain Second Amendment to Services Agreement, dated August 31, 2014, and that certain Third Amendment to Services Agreement, dated December 30, 2015).

118.                        “Supplemental Indentures” means (i) that certain sixth supplemental indenture, dated as of July 7, 2008, between Genco (formerly known as Ameren) and the Indenture Trustee, pursuant to which the 7.00% Senior Notes, Series H, due 2018 were issued by Genco (formerly known as Ameren) under the Base Indenture, (ii) that certain seventh supplemental indenture, dated as of November 1, 2009, between Genco (formerly known as Ameren) and the Indenture Trustee, pursuant to which the 6.30% Senior Notes, Series I, due 2020 were issued by Genco (formerly known as Ameren) under the Base Indenture, and (iii)  that certain fourth supplemental indenture, dated as of January 15, 2003, between Genco (formerly known as Ameren) and the Indenture Trustee, pursuant to which the 7.95% Senior Notes, Series F, due 2032 were issued by Genco (formerly known as Ameren) under the Base Indenture.

119.                        “Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated December 2, 2013, by and among Dynegy, Genco and its subsidiaries, and certain of Dynegy’s other subsidiaries (as amended and restated on December 31, 2014).

120.                        “Transfer” means to sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of, directly or indirectly, in whole or in part.

121.                        “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtor of an intent to accept a particular distribution; (c) responded to the Debtor’s or Reorganized Debtor’s request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

122.                        “Unexercised Common Stock Rights” means, collectively, any stock options or other right to purchase any Genco Common Stock, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any such Genco Common Stock that have not been exercised prior to the Effective Date.

123.                        “Unimpaired” means, with respect to any Class of Claims or Interests, that such Class of Claims or Interests is not impaired within the meaning of Bankruptcy Code Section 1124.

124.                        “Unreleased Dynegy Claims” means any Claims and Causes of Action, including, but not limited to, any intercompany claim, if applicable, against the Debtor asserted by Dynegy or its affiliates (other than its affiliates that are Non-Debtor Subsidiaries), including, but not limited to, Claims and Causes of Action in connection with or arising out of the Shared Services Agreement, the Tax Sharing Agreement, and the Power Supply Agreement.

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ARTICLE II
ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

2.1                               Administrative Claims

With respect to each Allowed Administrative Claim, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing, either (i) on the Effective Date, (ii) if the Administrative Claim is not Allowed as of the Effective Date, the first Business Day after the date that is thirty (30) calendar days after the date on which such Administrative Claim becomes an Allowed Claim,  or (iii) if the Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case, pursuant to terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the holders of such Allowed Administrative Claim.

(a)                                 Administrative Claims Bar Date

Requests for payment of Administrative Claims must be filed and served on the Reorganized Debtor pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date, which shall be the 45th day after the Effective Date. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtor or the Reorganized Debtor or its property, and such Administrative Claims shall be deemed discharged as of the Effective Date.

Objections to such requests, if any, must be filed and served on the Reorganized Debtor and the requesting party no later than the 75th day after the Effective Date.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under this Plan.

(b)                                 Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtor or by the Reorganized Debtor, either (i) on or as soon as reasonably practicable after the Effective Date or the date on which such Priority Tax Claim becomes Allowed, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.

(c)                                  Payment of Statutory Fees

All quarterly fees payable pursuant to Section 1930 of Title 28 of the United States Code prior to the Effective Date shall be paid by the Debtor on or before the Effective Date.  All such fees payable after the Effective Date shall be paid by the Reorganized Debtor as and when due, until such time as the Chapter 11 Case is closed, dismissed or converted.

ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS

3.1                               Introduction

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the

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Effective Date.  A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

3.2                               Summary of Classification and Treatment

Class	Claims and Equity Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 5	Noteholder Claims	Impaired	Entitled to Vote
Class 6	Equity Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3.3                               Unimpaired Classes of Claims and Interests

(a)                                 Class 1:  Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, on or as soon as reasonably practicable after the Effective Date or the date on which such Other Priority Claim becomes Allowed, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim.

Class 1 is Unimpaired under the Plan.  Each holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f).  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

(b)                                 Class 2:  Secured Claims

Except to the extent that a holder of an Allowed Secured Claim agrees in writing to less favorable treatment, on or as soon as reasonably practicable after the Effective Date or the date on which such Secured Claim becomes Allowed, each holder of an Allowed Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, at the option of the Debtor or Reorganized Debtor, as applicable: (i) payment in Cash including the payment of any interest required to be paid under Bankruptcy Code Section 506(b); (ii) receipt of delivery of collateral securing any such Allowed Secured Claim; or (iii) treatment that otherwise renders the relevant holder of such Allowed Secured Claim Unimpaired.

Notwithstanding Bankruptcy Code Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes.  Nothing in the Plan shall preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.

Class 2 is Unimpaired under the Plan.  Each holder of a Secured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f).  Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan.

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(c)                                  Class 3:  General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees in writing to less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive, on or as soon as reasonably practicable after the Effective Date or the date on which such General Unsecured Claim becomes Allowed, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, either: (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim; or (ii) treatment that otherwise renders such Allowed General Unsecured Claim Unimpaired.

Class 3 is Unimpaired under the Plan.  Each holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f).  Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Class 4:  Intercompany Claims

On or as soon as reasonably practicable after the Effective Date or the date on which such Intercompany Claim becomes Allowed, with respect to each Allowed Intercompany Claim, to the extent reasonably determined to be appropriate by Genco, Dynegy and the holder of such Allowed Intercompany Claim, either: (i) the legal, equitable and contractual rights of the holder of such Allowed Intercompany Claim shall be Reinstated as of the Effective Date; (ii) such Allowed Intercompany Claim shall be paid in Cash; or (iii) such Allowed Intercompany Claim shall receive treatment that otherwise renders such Allowed Intercompany Claim Unimpaired.

Class 4 is Unimpaired under the Plan.  Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f).  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

(e)                                  Class 6: Equity Interests

Each Allowed Equity Interest shall be Reinstated on the Effective Date.

Class 6 is Unimpaired under the Plan.  Each holder of an Equity Interest is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f).  Therefore, holders of Equity Interests are not entitled to vote to accept or reject the Plan.

3.4                               Impaired Class of Claims

(a)                                 Class 5:  Noteholder Claims

The Noteholder Claims shall be deemed Allowed in their entirety for all purposes of the Plan in the aggregate amount of $825,000,000, plus interest that accrued but remains unpaid as of the Petition Date, which Allowed Noteholder Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

Subject to Section 7.4, in full and final satisfaction, settlement, release, discharge of, in exchange for, and on account of each Allowed Noteholder Claim: (i) each Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 hereof and the Eligibility Letter instructions) shall receive its Eligible Holder Distribution and (ii) each Non-Eligible Holder who participates with respect to its Genco Notes after the Petition Date (pursuant to Section 7.4 hereof and the Eligibility Letter instructions) shall receive its Non-Eligible Holder Distribution.

Class 5 is Impaired under the Plan.  Each holder of an Allowed Noteholder Claim is entitled to vote to accept or reject the Plan.

3.5                               Acceptance by an Impaired Class

In accordance with Bankruptcy Code Section 1126(c), and except as provided in Bankruptcy Code Section 1126(e), Class 5 - Noteholder Claims shall have accepted the Plan if the Plan is accepted by the holders of at least

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two-thirds (2/3) in dollar amount and more than one-half (½) in number of Allowed Noteholder Claims of such Class that have timely and properly voted to accept or reject the Plan.

3.6                               Presumed Acceptances by Unimpaired Classes

Claims in Classes 1, 2, 3, 4 and 6 are Unimpaired under the Plan.  Under Bankruptcy Code Section 1126(f), holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim and Interest holders shall not be solicited.

3.7                               Confirmation Pursuant to Bankruptcy Code Section 1129(b)

The Debtor reserves the right to alter, amend, or modify the Plan, or any document included in the Plan Supplement, with the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, and in accordance with the provisions of the Plan, including, without limitation, Section 10.12, as necessary to satisfy the requirements of Bankruptcy Code Section 1129(b).

3.8                               Subordinated Claims and Reservation of Rights Regarding Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code Section 510(b), or otherwise.  Pursuant to Bankruptcy Code Section 510, the Debtor reserves the right to re-classify any Allowed Claim (other than Noteholder Claims) in accordance with any contractual, legal or equitable subordination rights relating thereto, including with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN

4.1                               Continued Corporate Existence

The Reorganized Debtor shall continue to exist as of and after the Effective Date as a legal entity, in accordance with the applicable laws of the State of Illinois and pursuant to the New Genco Governing Documents.  The Reorganized Debtor reserves the right to change its name, with any such name change to be mutually acceptable to the Debtor, to be announced in the Plan Supplement and to be effective upon the Effective Date.

4.2                               Articles of Incorporation and By-laws

The articles of incorporation and by-laws of the Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Bankruptcy Code Section 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Bankruptcy Code Section 1123(a)(6) and limited as necessary to facilitate compliance with applicable non-bankruptcy federal laws. The New Genco Governing Documents shall be in substantially the forms of such documents included in the Plan Supplement and shall be in full force and effect as of the Effective Date.

4.3                               Plan Distributions and Working Capital

(a)                                 Cash on Hand

The Debtor will fund Cash distributions under the Plan with Cash on hand, including Cash from operations and the proceeds of the Genco Working Capital Facility.  From and after the Effective Date, the Reorganized Debtor, subject to any limitations set forth in the Genco Working Capital Facility or any other post-Effective Date financing arrangement, shall have the right and authority without further order of the Bankruptcy Court to raise additional or replacement capital and obtain additional or replacement financing as the board of directors of the Reorganized Debtor deems appropriate.

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(b)                                 The Genco Working Capital Facility

The post-Effective Date operations of the Reorganized Debtor shall be funded with Cash on hand, revenue from its continued operations, and proceeds of the Genco Working Capital Facility.  Without further notice to or order or other approval of the Bankruptcy Court (other than the Confirmation Order), act or action under applicable law, regulation, order or rule, the Reorganized Debtor shall be authorized to (i) enter into the Genco Working Capital Facility, (ii) grant any Liens and security interests and incur the indebtedness as required under, and in accordance with the terms and conditions of, the Genco Working Capital Facility, and (iii) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Genco Working Capital Facility, with each of the foregoing being acceptable to Dynegy and the Majority Consenting Noteholders, and to take all other actions necessary to implement and effectuate borrowings under the Genco Working Capital Facility.  On the Effective Date, the Genco Working Capital Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtor thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective.  The new promissory notes issued pursuant to the Genco Working Capital Facility and all obligations under the Genco Working Capital Facility and related documents shall be paid as set forth in the Genco Working Capital Facility and related documents.

The Genco Working Capital Facility Credit Agreement shall constitute a legal, valid, binding and authorized obligation of the Reorganized Debtor, and shall be enforceable in accordance with its terms.  The financial accommodations to be extended thereunder are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Genco Working Capital Facility (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Genco Working Capital Facility Credit Agreement, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Genco Working Capital Facility Credit Agreement, and (iv) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

Dynegy and the other persons or entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order).

Notwithstanding anything to the contrary in this Plan, the Bankruptcy Court shall have no jurisdiction over any matters first arising under the Genco Working Capital Facility after the Effective Date.

(c)                                  Authorization and Issuance of the New Dynegy Notes

On the Effective Date, Dynegy shall authorize the issuance of the New Dynegy Notes in the aggregate principal amount of up to $210 million for the benefit of Eligible Holders in accordance with the terms and conditions of the New Indenture.  The Debtor or the Reorganized Debtor, as applicable, shall use commercially reasonable efforts to cause the New Dynegy Notes to be represented by one or more global notes and to be issued in book-entry form through the facilities of DTC.  The issuance and distribution of the New Dynegy Notes pursuant to the Plan to Eligible Holders shall be exempt from registration under applicable securities laws pursuant to Bankruptcy Code Section 1145(a).

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(d)                                 Authorization and Issuance of the New Dynegy Warrants

On the Effective Date, Dynegy shall authorize the issuance of the New Dynegy Warrants for the benefit of Eligible Holders in accordance with the terms and conditions of the New Warrant Agreement.  The issuance and distribution of the New Dynegy Warrants pursuant to the Plan to Eligible Holders shall be exempt from registration under applicable securities laws pursuant to Bankruptcy Code Section 1145(a).

4.4                               Cancellation of the Genco Notes and Agreements

(a)                                 On the Effective Date, except as otherwise provided for herein, the Genco Notes shall be deemed extinguished, cancelled and of no further force or effect.

(b)                                 The obligations of the Debtor (and the Reorganized Debtor) under any agreements, indentures, or certificates of designations governing the Genco Notes and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Genco Notes shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Genco Notes and the Genco Notes Indenture shall continue in effect solely for the purposes of (i) allowing the holders of the Genco Notes to receive the distributions provided for Noteholder Claims hereunder; (ii) allowing the Disbursing Agent and the Indenture Trustee to make distributions on account of the Noteholder Claims; (iii) preserving the Indenture Trustee’s rights to compensation and indemnification under the Genco Notes Indenture; (iv) permitting the Indenture Trustee to enforce its rights or any obligation owed to it under this Plan, including seeking compensation or reimbursement of fees and expenses in accordance with the terms of this Plan; (v) preserving the Indenture Trustee’s Charging Lien; and (vi) permitting the Indenture Trustee to appear in the Chapter 11 Case or any proceeding in the Bankruptcy Court or any other court.

(c)                                  Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order or under the terms of the Genco Notes Indenture, the Indenture Trustee and its agents (i) shall be relieved of, and released from, all obligations associated with the Genco Notes arising under the Genco Notes Indenture or under other applicable agreements or law and (ii) shall be deemed to be discharged.

4.5                               Participation in Plan by Dynegy

(a)                                 Dynegy has agreed to be a sponsor of and participant in the Plan with the Debtor for purposes of (i) providing the Genco Working Capital Facility, including for purposes of payment of the Cash Consideration, Non-Eligible Holder Distributions and RSA Fee to the extent necessary, (ii) issuing the New Dynegy Notes and (iii) issuing the New Dynegy Warrants and consents to the jurisdiction of the Bankruptcy Court with respect to the foregoing.

(b)                                 As an affiliate of the Debtor which is participating in the Plan, Dynegy shall be deemed to be, and the Confirmation Order shall find that Dynegy is, an affiliate of the Debtor participating in a joint plan with the Debtor for purposes of Bankruptcy Code Section 1145.

4.6                               Directors and Officers of Reorganized Genco

(a)                                 The initial members of the New Board will be disclosed in the Plan Supplement or otherwise on or before the Confirmation Date.  Upon and after the Effective Date,  the New Board shall serve in accordance with the New Genco Governing Documents.

(b)                                 The officers of Genco shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Debtor until replaced or removed in accordance with the New Genco Governing Documents, subject to applicable law.

4.7                               Revesting of Assets

Except as otherwise provided herein, the property of the Debtor’s Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Effective Date.  Thereafter, the Reorganized Debtor may operate its business and

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may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.  Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, and all Liens with respect thereto.

4.8                               Indemnification of Debtor’s Directors, Officers, and Employees; Insurance

(a)                                 Upon the Effective Date, the New Genco Governing Documents shall contain provisions, or the Reorganized Debtor shall enter into indemnification agreements, which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtor’s directors, officers, and key employees serving before, on, and after the Petition Date and the Reorganized Debtor’s directors, officers, and key employees serving on and after the Effective Date for monetary damages; and (ii) require the Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtor’s directors, officers, and key employees serving prior to, on, or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.

(b)                                 The Debtor, and upon the Effective Date, the Reorganized Debtor, shall assume all of the D&O Insurance Policies maintained by Genco pursuant to Bankruptcy Code Section 365(a).  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the D&O Insurance Policies maintained by Genco without any modifications.

4.9                               Exemption From Certain Transfer Taxes

Pursuant to Bankruptcy Code Section 1146(a), any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to, in contemplation of, or in connection with the Plan, including any Liens granted to secure the Genco Working Capital Facility, and the issuance, transfer, or exchange of any debt, equity securities or other interest under or in connection with the Plan, shall not be taxed under any law imposing a stamp tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or government assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement.

4.10                        Corporate Action; Effectuating Documents

(a)                                 On the Effective Date, the adoption and filing of the New Genco Governing Documents and all actions contemplated by the Plan shall be authorized and approved in all respects pursuant to the Plan.  All matters provided for herein or therein involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor, and shall be fully authorized pursuant to applicable state law.

(b)                                 Any chief executive officer, president, chief financial officer, senior vice president, vice president, general counsel, secretary or other appropriate officer of the Reorganized Debtor, shall be authorized to execute, deliver, file, or record the documents included in the Plan Supplement and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Any secretary or assistant secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.  All of the foregoing is authorized without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.

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4.11                        Plan Supplement

The Plan Supplement may be filed in parts either contemporaneously with the filing of the Plan or from time to time thereafter, but in no event later than fourteen (14) days prior to the deadline established by the Bankruptcy Court for objecting to the Plan.  The Plan Supplement shall be incorporated into the Plan by reference and is a part of the Plan as if set forth in full herein.  After filing, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours.  The Plan Supplement is also available for inspection on (a) the website maintained by the Claims Agent: http://dm.epiq11.com/IPG, and (b) the Bankruptcy Court’s website: http://ecf.txsb.uscourts.gov.  In addition, holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Section 10.17 hereof.

4.12                        Indenture Trustee Fees and Expenses

On the Effective Date, the Debtor or Reorganized Debtor, as applicable, shall pay in Cash all Indenture Trustee Fees and Expenses (which, for the avoidance of doubt, shall not reduce the Cash Consideration), without the need for the Indenture Trustee to file fee applications or any other applications with the Bankruptcy Court, and from and after the Effective Date, the Reorganized Debtor shall pay in Cash all Indenture Trustee Fees and Expenses related to any services provided by the Indenture Trustee in connection with making disbursements to holders of Allowed Noteholder Claims.  Nothing in the Plan shall in any way affect or diminish the right of the Indenture Trustee to assert the Indenture Trustee’s Charging Lien against any distribution to Noteholders with respect to any unpaid Indenture Trustee Fees and Expenses or other amounts payable to the Indenture Trustee under the Genco Notes Indenture.

4.13                        Preservation of Causes of Action

Unless any Causes of Action against an Entity or Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, in accordance with Bankruptcy Code Section 1123(b), but subject to Article VI hereof, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor.  No Entity or Person may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Reorganized Debtor will not pursue any and all available Causes of Action against them.

Unless any Causes of Action against an Entity or Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or the Effective Date.

4.14                        Guarantee of Dynegy Indebtedness

Dynegy intends, on or after the Effective Date, to designate the Debtor and its wholly-owned subsidiary as guarantors of Dynegy’s material, third-party indebtedness for borrowed money.  As of September 30, 2016, on a pro forma basis as described in the Disclosure Statement under “Dynegy Capitalization”, Dynegy had $9.2 billion of material, third-party indebtedness for borrowed money, $2.6 billion of which was secured (which secured indebtedness will be secured by substantially all of the assets of the Debtor and such wholly-owned subsidiary in conjunction with the effectiveness of the guarantees).  The guarantees will contain language limiting the amount of the guarantee to the extent it constitutes a fraudulent transfer or conveyance and provide for contribution from or payments made by or on behalf of any other guarantor.

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ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES,
EMPLOYEE BENEFITS AND INSURANCE POLICIES

5.1                               Assumed Contracts and Leases

(a)                                 Except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 5.3 hereof.

(b)                                 The Confirmation Order shall constitute an order of the Bankruptcy Court under Bankruptcy Code Section 365(a) approving the contract and lease assumptions described in Section 5.1(a) hereof, as of the Effective Date.   Each executory contract and unexpired lease assumed pursuant to this Section 5.1 shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

(c)                                  Each executory contract and unexpired lease that is assumed shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the subject premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

(d)                                 To the extent applicable, all executory contracts or unexpired leases of the Debtor assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

(e)                                  Upon the Effective Date, the Power Supply Agreement shall be assumed and deemed amended to (A) provide that at any time during the term of the Power Supply Agreement, either party may elect to terminate the Power Supply Agreement by providing the other party with no less than six (6) months’ advanced written notice of its desire to terminate the Power Supply Agreement and (B) if required by Dynegy and IPM, modify the Energy Charge (as defined in the Power Supply Agreement) and the Capacity Payment (as defined in the Power Supply Agreement) to eliminate any subsidy from IPM or IPRG to Genco under the Power Supply Agreement.

(f)                                   Upon the Effective Date, the Shared Services Agreement shall be assumed and deemed amended to provide that Dynegy and the other “Providers” (as defined in the Shared Services Agreement) may terminate the Shared Services Agreement for convenience with respect to one or more “Recipients” (as defined in the Shared Services Agreement) upon twelve (12) months’ notice to such Recipients.

5.2                               Payments Related to Assumption of Contracts and Leases; Resolution of Assumption-Related Disputes

(a)                                 Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Bankruptcy Code Section 365(b)(1) by Cure.  The Debtor shall, at its option, be permitted to resolve any dispute with respect to the amount of Cure either (i) through the Bankruptcy Court, or (ii) in the procedural manner in which a dispute regarding the amounts owed under a particular executory contract and unexpired lease would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

(b)                                 If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy

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Code Section 365) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the earlier of (y) the entry of a Final Order resolving the dispute and approving the assumption if such dispute is adjudicated in the Bankruptcy Court, or (z) as to disputed monetary amounts allegedly due under the executory contract or unexpired lease, following the final resolution of such matter if the Debtor elected to handle such dispute in the procedural manner in which it would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

(c)                                  Notwithstanding any of the foregoing subsections of this Section 5.2, the Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the Debtor’s Estate or the Reorganized Debtor.  Such rejected contracts, if any, shall be listed on the Schedule of Rejected Contracts and Leases, which shall be filed with the Plan Supplement. In the event the Debtor so rejects any previously assumed contract or lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection shall be limited to the amount of the Allowed Rejection Damage Claim.

(d)                                 Except as otherwise set forth in the Plan, assumption and assignment of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption or assignment.  Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

5.3                               Rejected Contracts and Leases

The Debtor reserves the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any executory contract or unexpired lease to which the Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease.  Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtor.  In the event that the rejection of an executory contract or unexpired lease by the Debtor pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or their respective properties or interests in property as agents, successors or assigns, unless a Proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtor and the Reorganized Debtor no later than thirty (30) days after the later of (1) the Confirmation Date or (2) the effective date of rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, shall be classified as Class 3 General Unsecured Claims.

5.4                               Extension of Time to Assume or Reject

Notwithstanding anything otherwise set forth in the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the Debtor’s right to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired.  The deemed assumption provided for in Section 5.1(a) hereof shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

5.5                               Claims Arising from Assumption or Rejection

(a)                                 Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all (i) Allowed Claims arising from the assumption of any contract or lease shall be treated as Administrative Claims pursuant to Section 2.1(a) above; and (ii) Allowed Rejection Damages Claims shall be treated as General Unsecured Claims pursuant to and in accordance with the terms of Section 3.3(c) above, except to the extent of

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any right of setoff and the amount of any security deposit held by the holder of such Allowed Rejection Damages Claim.

(b)                                 If the rejection by the Debtor, pursuant to the Plan or otherwise, of a contract or lease results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor or the properties of either of them unless a Proof of Claim is (i) filed with the Claims Agent on or before the date that is the first Business Day that is thirty (30) days after the Bankruptcy Court’s entry of an order authorizing the rejection of a contract or lease and (ii) contemporaneously with such filing, served upon (a) if such filing occurs prior to the Effective Date, counsel to the Debtor or (b) if such filing occurs after the Effective Date, counsel to the Reorganized Debtor.  All rights of the Debtor or the Reorganized Debtor, as applicable, to object to any Rejection Damages Claim are reserved.

5.6                               Reservation of Rights Regarding Executory Contracts and Unexpired Leases

(a)                                 Neither the exclusion nor inclusion of any contract or lease by the Debtor on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtor that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor or their respective affiliates has any liability thereunder.

(b)                                 Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtor and the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

(c)                                  Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtor or the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

5.7                               Restructuring Support Agreement and Related Agreements

(a)                                 On the Effective Date, the Debtor shall assume and be deemed to assume the RSA pursuant to the Plan, including the obligation of the Debtor with respect to the RSA Fee.  On the Effective Date, if not previously assumed by the Debtor, the Debtor shall assume and be deemed to assume pursuant to the Plan (i) the letter agreement between the Debtor and Willkie Farr & Gallagher LLP, dated as of May 6, 2016, and (ii) the letter agreement between the Debtor and Houlihan Lokey Capital, Inc., dated as of June 1, 2016, and such agreements shall terminate on their terms as of the day following the Effective Date, unless otherwise agreed by the parties thereto.  Fees and expenses due and payable pursuant to the RSA or such letter agreements (including the RSA Fee and the fees and expenses of the Ad Hoc Group Advisors), subject to the terms and conditions thereof in all respects, as of the Effective Date, shall be an Allowed Administrative Claim under this Plan without any need to file a request for payment of such Administrative Claims.

(b)                                 Pursuant to the RSA, each Early Consenting Noteholder shall receive on the Effective Date its pro rata share of the RSA Fee in Cash, with such pro rata share determined as the proportion that the amount of Allowed Noteholder Claims held by such Early Consenting Noteholder on the Effective Date bears to the aggregate amount of all Allowed Noteholder Claims held by the Early Consenting Noteholders and Qualified Permitted Transferees; provided, that to the extent an Early Consenting Noteholder transfers any Allowed Noteholder Claims to a Permitted Transferee in accordance with the RSA prior to the Effective Date, such Permitted Transferee shall be entitled to receive on the Effective Date such Early Consenting Noteholder’s pro rata share of the RSA Fee in respect of such transferred Allowed Noteholder Claims but not any other Allowed Noteholder Claims held by such Permitted Transferee (unless such Permitted Transferee was an Early Consenting Noteholder) (such Permitted Transferee, solely with respect to such transferred Allowed Noteholder Claims by an Early Consenting Noteholder, a “Qualified Permitted Transferee”).

5.8                               Compensation and Benefit Programs

(a)                                 Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by the Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs

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administered by the Debtor in effect before the Effective Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed under the Plan.  Nothing contained herein shall be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtor’s and the Reorganized Debtor’s rights of termination and amendment thereunder.  As to any Employee Programs administered by Dynegy, nothing contained herein shall be deemed to modify the existing terms of such Employee Programs, including, without limitation, Dynegy’s rights of termination and amendment thereunder.

(b)                                 To the extent any “change in control” provision contained in any Employee Program would be triggered and payable solely as a result of the transactions contemplated by the Plan, such Employee Program shall not be assumed to the extent a waiver of the change in control provision is not executed by the employee having the benefit of such change in control provision, but otherwise shall remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.

(c)                                  As of the Effective Date, any and all equity incentive plans, equity ownership plans, or any other equity-based plans entered into before the Effective Date, including Claims arising from any change in control provision therein, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan pursuant to the Confirmation Order, provided, however, that nothing contained herein will impact any Cash payment components of any such equity-based plans.

(d)                                 The Debtor further affirms and agrees that any discharge of liability provided under this Plan shall not operate to discharge any obligations it might have under applicable non-bankruptcy law with respect to any tax-qualified defined benefit pension plan maintained by Dynegy as a result of the Debtor’s status as a member of the “controlled group” for such pension plan.

5.9                               Insurance Policies

All insurance policies pursuant to which the Debtor has any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtor and Reorganized Debtor and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtor.

5.10                        Survival of the Debtor’s Indemnification Obligations

(a)                                 Any obligations of the Debtor pursuant to its corporate charter, bylaws, or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents or employees with respect to all present and future actions, suits and proceedings against the Debtor or such officers, directors, members, managers, partners, agents or employees, based upon any act or omission for or on behalf of the Debtor shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtor shall not indemnify directors of the Debtor for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and shall continue as obligations of the Reorganized Debtor.  Any claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of Bankruptcy Code Section 502(e)(1)(B).  In addition, after the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy”) in effect as of October 17, 2016, and all officers, directors, members and partners of the Debtor who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officer, directors, members or partners remain in such positions after the Effective Date.

(b)                                 Indemnification Obligations owed to any of the Debtor’s Professionals pursuant to Bankruptcy Code Sections 327 or 328 and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan.

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ARTICLE VI

SETTLEMENT, RELEASE, INJUCTION AND RELATED PROVISIONS

6.1                               Discharge of Claims

On and after the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets, property, or estate; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released, and the Debtor’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under Bankruptcy Code Section 502(g); and (d) all entities shall be precluded from asserting against the Debtor, the Reorganized Debtor, the Estate, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, provided, however, that the foregoing discharge shall not apply to the Unreleased Dynegy Claims.

6.2                               General Settlement of Claims and Interests

Pursuant to Bankruptcy Code Section 1123 and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.  All distributions made to holders of Allowed Claims or Interests in any Class are intended to and shall be final.

6.3                               Release of Liens

Except as otherwise provided in the Plan, the Genco Working Capital Facility Credit Agreement or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

6.4                               Releases

(a)                                 Releases by the Debtor

On and after the Effective Date, for good and valuable consideration, each Released Party is and is deemed released and discharged by the Debtor, the Reorganized Debtor, its Estate, and any successor to any of the foregoing, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to Bankruptcy Code Sections 544, 547, 548, and 549, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Securities pursuant to the Plan, or the distribution of property pursuant to the Plan or any other related agreement, or

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upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any Claim or Cause of Action the Debtor, the Reorganized Debtor, or the Estate has or may have against its subsidiaries, including, but not limited to, with respect to the EEI Promissory Note.

(b)                                 Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law, on and after the Effective Date, for good and valuable consideration, each holder of a Claim against or Interest in the Debtor (except for any holder of a Noteholder Claim in Class 5 that (i) (a) does not vote either to accept or to reject the Plan or (b) votes to reject the Plan and (ii) opts out of granting the releases set forth in this Section 6.4(b), pursuant to any Ballot cast on the Plan by such holder) is deemed to have released and discharged each of the Released Parties from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor, that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to Bankruptcy Code Sections 544, 547, 548, and 549 or applicable state law, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; (b) any Claim or Cause of Action against a Released Party (other than the Debtor and its subsidiaries) based on or relating to, or in any manner arising from, securities existing on or before the Effective Date that were issued by a Released Party (other than the Debtor and its subsidiaries) or debt incurred by a Released Party (other than the Debtor and its subsidiaries); and (c) the Unreleased Dynegy Claims.

6.5                               Exculpation and Limitation of Liability

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action or liability for any Claim in connection with or arising out of the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the foregoing; provided, however, that the foregoing exculpation shall not apply to the Unreleased Dynegy Claims. The Debtor, the Reorganized Debtor, Dynegy and the Consenting Noteholders (and each of their respective affiliates, agents, directors, officers, employees, advisors, and

25

attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of any security thereunder.

6.6                               Injunction

(a)                                 Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Reinstated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or Reinstated Interests or rights:  (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)                                 Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Article VI hereof are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or Reinstated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c)                                  Without limiting the effect of the foregoing provisions of this Section 6.6 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interests receiving distributions or having been Reinstated pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 6.6.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1                               Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtor or the Reorganized Debtor (as the case may be) and the holder of the applicable Allowed Claim, the Reorganized Debtor shall make initial distributions under the Plan on account of Allowed Claims on or as soon as reasonably practicable after the Effective Date, subject to the Debtor’s and Reorganized Debtor’s right to object to Claims; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Allowed Priority Tax Claims shall be paid in accordance with Section 2.1(b).  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the Debtor or the Reorganized Debtor (as the case may be) and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

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7.2                               Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. No reserve for Disputed Claims shall be required unless otherwise agreed by Dynegy or ordered by the Bankruptcy Court.

7.3                               Disbursing Agent

On or before the Effective Date, the Debtor shall designate the Person(s) (whether the Reorganized Debtor or one or more independent third parties) to serve as the Disbursing Agent(s) under the Plan.  All Distributions under the Plan shall be made by the Disbursing Agent on or as soon as is practicable after the Effective Date.  The Debtor, the Reorganized Debtor, the Indenture Trustee and the Disbursing Agent, as applicable, shall not be required to give any bond or surety or other security for the performance of the duties of the Disbursing Agent unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

The Disbursing Agent(s) shall make distributions to the holders of the Allowed Claims in the same manner and to the same addresses as payments are made in the ordinary course of the Debtor’s businesses; provided, however, that if a Proof of Claim references a different payment address, the address on the Proof of Claim shall be used. The Reorganized Debtor and the Disbursing Agent(s) shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtor’s or Reorganized Debtor’s books and records, and the Proofs of Claim filed against the Debtor (if any).  The Debtor and Reorganized Debtor shall use all commercially reasonable efforts to provide the Disbursing Agent(s) with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtor’s or Reorganized Debtor’s books and records.  Notwithstanding anything to the contrary contained in this Plan, distributions on account of Noteholder Claims shall be made to the account of, or at the direction of, the Indenture Trustee and shall be subject to the Indenture Trustee’s Charging Lien.

If any Disbursing Agent is an independent third party, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtor.

7.4                               Distributions on Account of Noteholder Claims

THE DETAILED PROCEDURES WITH RESPECT TO PLAN DISTRIBUTIONS ON ACCOUNT OF THE GENCO NOTES WILL BE SET FORTH IN THE ELIGIBILITY LETTER, WHICH WILL BE SENT TO NOTEHOLDERS PROMPTLY AFTER THE PETITION DATE.

ANY HOLDER OF GENCO NOTES WHO FAILS TO FOLLOW THE INSTRUCTIONS IN THIS SECTION 7.4 AND THOSE SET FORTH IN THE ELIGIBILITY LETTER ON OR PRIOR TO ONE HUNDRED AND SIXTY-FIVE (165) DAYS AFTER THE EFFECTIVE DATE SHALL HAVE ITS NOTEHOLDER CLAIM AND ITS RIGHT TO ANY DISTRIBUTION IN RESPECT THEREOF PURSUANT TO THE PLAN OR OTHERWISE ON ACCOUNT OF SUCH NOTEHOLDER CLAIM DISCHARGED AND FORFEITED AND SHALL NOT PARTICIPATE IN ANY DISTRIBUTION UNDER THE PLAN IN RESPECT OF ITS NOTEHOLDER CLAIMS.

ANY PROPERTY IN RESPECT OF SUCH FORFEITED NOTEHOLDER CLAIM DISTRIBUTION SHALL REVERT TO DYNEGY OR THE REORGANIZED DEBTOR, AS APPLICABLE.

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(a)                                 Eligibility for Noteholders to Receive Distributions Under the Plan

As a condition to participation under the Plan, each holder of a Noteholder Claim is required to review the Eligibility Letter (which will be distributed promptly after the Petition Date according to the terms hereof) and take the following actions, as applicable, to tender its Genco Notes.

(i)                                    Holders of Noteholder Claims that are Eligible Holders must:

A.                                    on or before the Distribution Certification Deadline, complete the Book-Entry Confirmation Procedure (which will be fully described in the Eligibility Letter) for Eligible Holders; or

B.                                    after the Distribution Certification Deadline, complete and return a duly completed Eligibility Letter to the Debtor or Reorganized Debtor, as applicable, together with any documents required in connection therewith.

(ii)                                Holders of Noteholder Claims that are Non-Eligible Holders must:

A.                                    on or before the Distribution Certification Deadline, complete the Book-Entry Confirmation Procedure (which will be fully described in the Eligibility Letter) for Non-Eligible Holders; or

B.                                    after the Distribution Certification Deadline, complete and return a duly completed Eligibility Letter to the Debtor or Reorganized Debtor, as applicable, together with any documents required in connection therewith.

Detailed procedures and complete instructions for Noteholders with respect to distributions on account of the Genco Notes will be included in the Eligibility Letter (which will be sent after the Petition Date).

If any Genco Notes remain un-surrendered on the Effective Date, then on or promptly after the Effective Date, the Reorganized Debtor will request that DTC impose a “chill order” on any Genco Notes that have not been validly surrendered prior to the Distribution Certification Deadline.

(b)                                 Initial Noteholder Claim Distributions

(i)                                    To Eligible Holders: On the Effective Date, the Disbursing Agent will distribute to or at the direction of the Indenture Trustee for distribution to Eligible Holders the Eligible Holder Distribution corresponding to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) above prior to the Distribution Certification Deadline.

(ii)                                To Non-Eligible Holders: On the Effective Date, the Disbursing Agent will distribute to or at the direction of the Indenture Trustee for distribution to Non-Eligible Holders the Non-Eligible Holder Distribution corresponding to each Non-Eligible Holder that has completed the procedures specified in clause Section 7.4(a)(ii) above prior to the Distribution Certification Deadline.

(c)                                  Interim Noteholder Claim Distributions

On the date that is seventy-five (75) days following the Effective Date (the “Interim Distribution Date”), the Disbursing Agent will:

(i)                                    Deliver to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) after the Distribution Certification Deadline but on or prior to the date that is sixty (60) days after the Effective Date, the Eligible Holder

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Distribution that such Eligible Holder is entitled to receive under the Plan, which Eligible Holder Distribution will be delivered by crediting the DTC account specified by such Eligible Holder in their Eligibility Letter (via Deposit/Withdrawal at Custodian (“DWAC”) procedures in cooperation with and at the direction of the indenture trustee for the New Dynegy Notes).  Eligible Holders will be compensated for any interest payments, pre-payments, repayments, redemptions or other distributions made from the Effective Date through and including such Interim Distribution Date, as if such Eligible Holder had received its New Securities on the Effective Date; and

(ii)                                Deliver to each Non-Eligible Holder that has completed the procedures specified in Section 7.4(a)(ii) after the Distribution Certification Deadline but on or prior to the date that is sixty (60) days after the Effective Date, the Non-Eligible Holder Distribution that such Non-Eligible Holder is entitled to receive under the Plan, which Non-Eligible Holder Distribution will be delivered by crediting the bank account specified by such Non-Eligible Holder in the Eligibility Letter.  Non-Eligible Holders receiving a Non-Eligible Holder Distribution on the Interim Distribution Date will not be entitled to interest on such Non-Eligible Holder Distribution with respect to the period after the Effective Date.

(d)                                 Final Noteholder Claim Distributions

On the date that is one hundred and eighty (180) days following the Effective Date (the “Final Distribution Date”), the Disbursing Agent will:

(i)                                    Deliver to each Eligible Holder that has completed the procedures specified in Section 7.4(a)(i) after the deadline with respect to the Interim Distribution Date but on or prior to the date that is 165 days after the Effective Date, the Eligible Holder Distribution that such Eligible Holder is entitled to receive under the Plan, which Eligible Holder Distribution will be delivered by crediting the DTC account specified by such Eligible Holder in their Eligibility Letter (via DWAC procedures in cooperation with and at the direction of the indenture trustee for the New Dynegy Notes).  Eligible Holders will be compensated for any interest payments, pre-payments, repayments, redemptions or other distributions made from the Effective Date through and including such Final Distribution Date, as if such Eligible Holder had received its New Securities on the Effective Date; and

(ii)                                Deliver to each Non-Eligible Holder that has completed the procedures specified in Section 7.4(a)(ii) after the deadline with respect to the Interim Distribution Date but on or prior to the date that is 165 days after the Effective Date, the Non-Eligible Holder Distribution that such Non-Eligible Holder is entitled to receive under the Plan, which Non-Eligible Holder Distribution will be delivered by crediting the bank account specified by such Non-Eligible Holder in the Eligibility Letter.  Non-Eligible Holders receiving a Non-Eligible Holder Distribution on the Final Distribution Date will not be entitled to interest on such Non-Eligible Holder Distribution with respect to the period after the Effective Date.

(e)                                  Forfeiture of Noteholder Claims Distribution

The Disbursing Agent shall use reasonable best efforts to effect distributions to all holders of certificates or instruments relating to the Genco Notes and shall execute such other documents as might be necessary to effectuate the Plan.  Detailed procedures with respect to distributions on account of the Genco Notes will be set forth in the Eligibility Letter.

Any holder of Genco Notes who fails to follow the instructions set forth in this Section 7.4 and the Eligibility Letter on or prior to one hundred and sixty five (165) days after the Effective Date shall have its Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited

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and shall not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or the Reorganized Debtor, as applicable.

7.5                               Delivery of Distributions

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims, other than Noteholder Claims, shall be made to holders of record as of the Distribution Record Date by the Reorganized Debtor or the Disbursing Agent, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtor has not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (c) on any counsel that has appeared in the Chapter 11 Case on the holder’s behalf. The Debtor shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date; provided, however, that distributions on account of the Noteholder Claims shall be made in accordance with Section 7.4 above.  Subject to this Article VII, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  The Debtor, the Reorganized Debtor, the Indenture Trustee and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

7.6                               Calculation of Distribution Amounts of New Securities

No fractional shares of New Securities shall be issued or distributed under the Plan.  Each Person entitled to receive New Securities shall receive the total number of whole New Dynegy Warrants, and the principal amount of New Dynegy Notes to which such Person is entitled.  Dynegy will issue the New Dynegy Notes in a minimum denomination of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of New Dynegy Notes to be issued to any Eligible Holder will be rounded down to the nearest $1.00.  The amount of New Dynegy Warrants will be rounded down to the nearest whole number. No payment or distribution will be made with respect to any fractional portion of New Dynegy Notes or New Dynegy Warrants not received as a result of such rounding.  Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect.  The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

7.7                               Minimum; De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute Cash or other property to the holder of any Allowed Claim or Allowed Interest if the amount of Cash or other property to be distributed on account of such Allowed Claim or Allowed Interest is less than $50. Any holder of an Allowed Claim or Allowed Interest on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim or Interest, as applicable, discharged and shall be forever barred from asserting such Claim or Interest against the Debtor, the Reorganized Debtor, or their respective property.  Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtor.

7.8                               Section 4(a)(2) and Regulation S Exemptions

Section 4(a)(2) of the Securities Act provides that the registration requirements of the Securities Act will not apply to “transactions by an issuer not involving any public offering.” 15 U.S.C. § 77d(a)(2). In addition, 17 CFR 230.901 provides that for the purposes of the registration requirements of the Securities Act (15 U.S.C. § 77(e)), “the terms offer, offer to sell, sell, sale, and offer to buy shall be deemed to include offers and sales that occur within the United States and shall be deemed not to include offers and sales that occur outside the United States.”

The New Securities are being issued only to Eligible Holders.  Consequently, the Debtor believes that the solicitation of votes from Eligible Holders to accept or reject the Plan is not a public offering (and is therefore exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the

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Securities Act) or is an offering of securities outside the United States (and therefore is not subject to the registration requirements of Section 5 as set forth in Regulation S, 17 CFR 230.900 et seq).

The Debtor believes that the solicitation of votes from Non-Eligible Holders constitutes a cash tender offer for the Genco Notes that complies with Regulation 14E under the Securities Exchange Act of 1934, 240 CFR 14e-1 et seq.

7.9                               Undeliverable and Unclaimed Distributions

(a)                                 Distributions Returned as Undeliverable

If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtor or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Reorganized Debtor or the Disbursing Agent are notified in writing of such holder’s then-current address or other necessary information for delivery.  Subject to the succeeding sentence, the Reorganized Debtor or the Disbursing Agent shall retain undeliverable distributions until such time as a distribution becomes deliverable. Subject to Section 7.4 hereof, each holder of an Allowed Claim whose distribution remains (i) undeliverable for one hundred and eighty (180) days after the distribution is returned as undeliverable or (ii) otherwise has not been deposited, endorsed or negotiated within one hundred and eighty (180) days of the date of issuance shall have no claim to or interest in such distribution and shall be forever barred from receiving any distribution under the Plan. Nothing contained in this Plan shall require the Debtor, the Reorganized Debtor, the Indenture Trustee or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

(b)                                 Reversion

Subject to Section 7.4, any distribution under the Plan that is an Unclaimed Distribution for a period of one hundred and eighty (180) days after distribution shall be deemed unclaimed property under Bankruptcy Code Section 347(b) and such Unclaimed Distribution shall revest in the Reorganized Debtor.  Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

7.10                        Determination of Allowability of Claims and Interests and Rights to Distributions

(a)                                 Only holders of Allowed Claims and Allowed Interests shall be entitled to receive distributions under the Plan.

(b)                                 Unless otherwise provided in the Plan, the Disclosure Statement or an order of the Bankruptcy Court (including, inter alia, with respect to Claims subject to Bankruptcy Code Section 510(b)), there shall be no requirement for holders of Claims to file Proofs of Claim, or for holders of Interests to file any proofs of Interest; provided that the Reorganized Debtor reserves the right to establish a Bar Date for parties to file Proofs of Claim, which Bar Date will be approved by an order of the Bankruptcy Court; provided, further, that requests for payment of Administrative Claims must be filed by the Administrative Claims Bar Date pursuant to Section 2.1(a) hereof.  With respect to Proofs of Claim and proofs of Interest that are filed with the Bankruptcy Court or Claims Agent, the Debtor or the Reorganized Debtor shall have the right to object to the Proofs of Claim or proofs of Interest in the Bankruptcy Court by the Claims Objection Deadline.  The Debtor or the Reorganized Debtor shall have the right to dispute all Claims and Interests and alleged Claims and alleged Interests in any manner that would have been available to it had the Chapter 11 Case not been filed (including, without limitation, by declining to pay any alleged Claim or to recognize any alleged Interest), or may elect in its discretion to have any alleged Claim or Interest adjudicated by the Bankruptcy Court; provided, however, that notwithstanding anything to the contrary in this Plan, neither the Debtor nor the Reorganized Debtor shall dispute the Noteholder Claims Allowed pursuant to the Plan or the RSA Fee.

(c)                                  No distributions shall be made on Disputed Claims until and unless such Disputed Claims become Allowed Claims.

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7.11                        Timing of Distributions to Holders of Allowed Claims

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims shall be made on or as soon as reasonably practicable after the Effective Date or the date on which such Claim becomes Allowed; provided, however, for the avoidance of doubt, that distributions on account of Noteholder Claims hereunder shall be made on the terms described in Section 7.4 hereof.  The Reorganized Debtor or the Disbursing Agent shall have the right, in its discretion, to accelerate any distribution occurring after the Effective Date if the facts and circumstances so warrant.

7.12                        Application of Distribution Record Date

On the applicable Distribution Record Date, for all Claims other than Noteholder Claims, the records of the Debtor shall be closed for purposes of determining the record holders of Claims or Interests, and there shall be no further changes in the record holders of any Claims or Interests.  Except as provided herein, the Reorganized Debtor, the Disbursing Agent(s), the Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims or Interests occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the applicable books and records, claims registers or transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

7.13                        Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the applicable Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Disbursing Agent(s) shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the holder of an Allowed Claim complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each holder.  Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the applicable Disbursing Agent to allow it to comply with its tax withholding and reporting requirements.  Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.

7.14                        Setoffs

Except as otherwise provided in the Plan, the Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.

7.15                        Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

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7.16                        Allocation of Distributions

All distributions received under the Plan by holders of applicable Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

7.17                        Estimation of Claims

The Debtor or the Reorganized Debtor, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to Bankruptcy Code Section 502(c) regardless of whether the Debtor previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

8.1                               Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Section 8.3 hereof:

(a)                                 the Bankruptcy Court shall have entered an order, pursuant to Bankruptcy Code Sections 1125 and 1126, approving the Disclosure Statement and the solicitation and tabulation of votes with respect to the Plan, which order shall be in form and substance reasonably acceptable to the Debtor, Dynegy and the Majority Consenting Noteholders;

(b)                                 the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtor, Dynegy and the Majority Consenting Noteholders, which Confirmation Order shall, among other things:

(i)                                    authorize the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

(ii)                                decree that the provisions of the Confirmation Order and the Plan are non-severable and mutually dependent; and

(iii)                            authorize the implementation of the Plan in accordance with its terms, including authorizing the issuance of all consideration to be issued under the Plan, including the New Securities, and authorizing entry into all agreements necessary to effectuate the Plan, including the Genco Working Capital Facility, the New Genco Governing Documents, the New Indenture and the New Warrant Agreement.

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8.2                               Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 8.3 hereof:

(i)                                    The Confirmation Order shall (a) have been entered in a form and substance reasonably satisfactory to the Debtor, Dynegy and the Majority Consenting Noteholders and (b) have become a Final Order;

(ii)                                The final version of the Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtor, Dynegy and the Consenting Noteholders in accordance with the RSA;

(iii)                            All actions, documents, certificates and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required; provided, however, that each document, instrument and agreement must be reasonably acceptable to the Debtor, Dynegy and the Consenting Noteholders in accordance with the RSA;

(iv)                             The Bankruptcy Court shall not have required the establishment of a Disputed Claims reserve in an amount greater than $10 million;

(v)                                 All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan shall have been received, waived or otherwise resolved; and

(vi)                             The Reorganized Debtor shall have entered into the Genco Working Capital Facility Credit Agreement, and all conditions precedent to the consummation or effectiveness of the entry in to the Genco Working Capital Facility shall have been waived or satisfied in accordance with the terms thereof, and any funding contemplated to be made on the Effective Date shall have been made in accordance with the applicable financing documents.

8.3                               Waiver of Conditions

Each of the conditions set forth in Sections 8.1 and 8.2, may be waived in whole or in part by the Debtor, without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of Dynegy and the Majority Consenting Noteholders in accordance with the RSA.  Notwithstanding the foregoing, only Dynegy may waive, in its sole discretion, the condition to the Effective Date set forth in Section 8.2(iv).

8.4                               Effect of Failure of Conditions

If the Consummation of the Plan does not occur prior to termination of the RSA in accordance with its terms, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by Dynegy or the holders of any Claims or Interests; (2) prejudice in any manner the rights of the Debtor, any holders of any Claims or Interests or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor, any holders  of any Claims or Interests or any other Entity in any respect.

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ARTICLE IX

RETENTION OF JURISDICTION

9.1                               Scope of Retention of Jurisdiction

Under Bankruptcy Code Sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

(a)                                 allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;

(b)                                 hear and determine all applications for Professional Fees; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)                                  hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which the Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)                                 effectuate performance of and payments under the provisions of the Plan;

(e)                                  hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

(f)                                   adjudicate, decide or resolve any and all matters related to Bankruptcy Code Section 1141;

(g)                                 enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(h)                                 hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Genco Working Capital Facility, the New Genco Governing Documents, the New Warrant Agreement or the New Indenture shall be dealt with in accordance with the provisions of the applicable document;

(i)                                    consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j)                                    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(k)                                 enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(l)                                    hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

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(m)                             enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case or provided for under the Plan;

(n)                                 except as otherwise limited herein, recover all assets of the Debtor and property of the Estate, wherever located;

(o)                                 hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code Sections 346, 505, and 1146;

(p)                                 hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

(q)                                 hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(r)                                  enter a final decree closing the Chapter 11 Case.

9.2                               Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 9.1 above, the provisions of this Article IX shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                        Binding Effect and Successors and Assigns

Subject to Article VI hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 7062 or otherwise, upon the occurrence of the Effective Date, the rights, benefits, and obligations of any Person named or referred to in the Plan shall be immediately binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person, including, but not limited to, the Reorganized Debtor and all other parties in interest in the Chapter 11 Case, including any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests are deemed to have accepted the Plan).

10.2                        Additional Documents

On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or Reorganized Debtor, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

10.3                        Professional Fee Claims

On the later of (i) the Effective Date and (ii) the date the Bankruptcy Court enters an order approving the fee applications of the applicable Professional, the Debtor shall pay all amounts owing to the Professionals for all unpaid Professional Fee Claims relating to prior periods and for the period ending on the Effective Date, subject to the applicable Holdback Amount.   Each Professional shall estimate its Professional Fee Claims due for periods that have not been billed as of the Effective Date.  On or prior to forty-five (45) days after the Effective Date, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtor may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order.  Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party no later than twenty (20) days after such Professional Fee Claim is Filed with the Bankruptcy Court.  To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously

36

entered order regarding the payment of Professional Fee Claims.  Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtor, and the Reorganized Debtor shall pay any unpaid amounts to each Professional.

10.4                        Fees and Expenses of Ad Hoc Group

On the Effective Date, the Reorganized Debtor shall reimburse, in accordance with the terms of the respective engagement letters of the Ad Hoc Group Advisors, the then-outstanding (i) reasonable documented out-of-pocket expenses of the members of the Ad Hoc Group and (ii) fees and expenses of each of the Ad Hoc Group Advisors; without the need for any of the members of the Ad Hoc Group or either of the Ad Hoc Group Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment.

10.5                        Releases and Satisfaction of Subordination Rights

All Claims against the Debtor and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, or implemented in Article III hereof.  Distributions under, described in, contemplated by, or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

10.6                        Special Provision Regarding Defined Benefit Pension Plans

Notwithstanding any provision of the Plan, the Confirmation Order, or the Bankruptcy Code (including Section 1141 thereof) to the contrary, including but not limited to Article VI hereof, neither the Plan, the Confirmation Order, nor the Bankruptcy Code shall release, discharge or exculpate the Debtor, the Reorganized Debtor, or any Person, in any capacity, from any liability or responsibility with respect to any defined benefit pension plan under any law, governmental policy, or regulatory provision.  The Pension Benefit Guaranty Corporation and any defined benefit pension plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan, the Confirmation Order or the Bankruptcy Code.

10.7                        No Impairment of Rights of Insurers and Sureties

Nothing in the Plan or the Confirmation Order (including, without limitation, any provision that purports to be preemptory or supervening or grants an injunction or release) alters the rights and obligations of the Debtor and the Debtor’s insurers and sureties (or any of their affiliates) under any insurance policies and bonds (and any agreements related thereto) or modifies the coverage provided thereunder or the terms and conditions thereof except that on and after the Effective Date, the Reorganized Debtor shall become and remain liable for all of the Debtor’s obligations under the insurance policies, bonds and agreements regardless of whether such obligations arise before or after the Effective Date.  Any such rights and obligations shall be determined under the applicable insurance policies, bonds and agreements and applicable non-bankruptcy law.

10.8                        Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code Sections 105 or 362 or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

10.9                        Entire Agreement

Except as otherwise indicated, the Plan, the Plan Supplement and all exhibits thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan and the Plan Supplement.

37

10.10                 Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtor’s counsel at the address above or by downloading such exhibits and documents from the website of the Debtor’s notice and claims agent at http://dm.epiq11.com/IPG or the Bankruptcy Court’s website at http://ecf.txsb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

10.11                 Modifications and Amendments

The Debtor, subject to the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, may alter, amend, or modify the Plan under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Bankruptcy Code Section 1101(2), the Debtor may, subject to the consent of Dynegy and the Consenting Noteholders in accordance with the RSA, under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

10.12                 Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Plan and may not be deleted or modified without the consent of Dynegy, the Debtor and the Consenting Noteholders in accordance with the RSA, and (iii) nonseverable and mutually dependent.  Unless the Bankruptcy Court orders otherwise, any ambiguities or uncertainties with respect to interpretation of the Plan, the Plan Supplement, the Disclosure Statement or any other document related thereto shall be interpreted based on the Debtor’s or the Reorganized Debtor’s interpretation thereof.

10.13                 Revocation, Withdrawal, or Non-Consummation

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtor revokes or withdraws the Plan in accordance with this Section 10.13, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person, including any of Dynegy or the Consenting Noteholders, in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including any of Dynegy or the Consenting Noteholders.

10.14                 Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the filing of the Plan, any statement or provision contained in the Plan or the taking of any

38

action by the Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the holders of Claims or Equity prior to the Effective Date.

10.15                 Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtor will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to Bankruptcy Code Section 1125(e), the Debtor and each of its Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer and issuance of the New Securities distributed under the Plan, and, therefore, such parties, individuals and the Debtor will not have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer and issuance of the securities offered and distributed under the Plan.

10.16                 Waiver or Estoppel

The Plan provides that each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor, its counsel or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or documents filed with the Bankruptcy Court prior to the Confirmation Date.  For the avoidance of doubt, this provision in the Plan is not intended to limit a creditor’s ability to enter into a consensual post-confirmation resolution of its Claim.

10.17                 Notices

Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor or the Reorganized Debtor under the Plan, the Consenting Noteholders or Dynegy, shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and (d) addressed as follows:

For the Debtor:

Illinois Power Generating Company

601 Travis, Suite 1400

Houston, Texas 77002

Attn:  David F. Sladic
Facsimile: 713-356-2041

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with copies to:

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY 10022

Attn:  D. J. Baker, Esq. and Caroline A. Reckler, Esq.

Facsimile:  212-751-4864

-and-

ANDREWS KURTH KENYON LLP

600 Travis, Suite 4200

Houston, TX 77002

Attn:  Timothy A. Davidson II, Esq. and Joseph W. Buoni, Esq.

Facsimile:  713-220-4285

For Dynegy:

Dynegy Inc.

601 Travis, Suite 1400

Houston, TX  77002

Attn:  Catherine James, Executive Vice President, General Counsel and Chief Compliance Officer
Facsimile:  713-507-6588

with copies to:

WHITE & CASE LLP

200 South Biscayne Blvd., Suite 4900

Miami, FL  33131

Attn: Thomas E. Lauria, Esq. and Matthew Brown, Esq.

Facsimile:  305-358-5744

For the Consenting Noteholders:

WILLKIE FARR & GALLAGHER LLP

787 7th Avenue

New York, NY  10019
Attn:  Joseph G. Minias, Esq. and Weston T. Eguchi, Esq.
Facsimile: 212-728-8111

[SIGNATURE PAGE FOLLOWS]

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Dated: [ ], 2016

ILLINOIS POWER GENERATING COMPANY,
as the Debtor and Proponent of the Plan

	By:	/s/
Jeff Hunter
Chief Restructuring Officer

DYNEGY INC.,
as a Co-Proponent and Participant in the Plan for purposes of the New Securities

	By:	/s/
Robert C. Flexon
President and Chief Executive Officer

D. J. Baker (Texas Bar No. 01566500)

Caroline Reckler

Kimberly A. Posin

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY  10022-4834

Telephone: 212-906-1200

Facsimile: 212-751-4864

-and-

Timothy A. (“Tad”) Davidson II (Texas Bar No. 240112503)

Robin Russell (Texas Bar No. 17424001)

Joseph W. Buoni (Texas Bar No. 24072009)

ANDREWS KURTH KENYON LLP

600 Travis, Suite 4200

Houston, TX 77002

Telephone:  713-220-4200

Facsimile:  713-220-4285

Co-Counsel for Debtor and Debtor in Possession

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Exhibit A

Term Sheet(1)

New Dynegy Notes

The New Dynegy Notes will be issued under the New Indenture, which will contain terms and conditions substantially in accordance with the terms and conditions as set forth in this Exhibit A and the “Description of the Dynegy Notes” in the Disclosure Statement.

Issuer	Dynegy Inc.

New Dynegy Notes	Up to $210 million aggregate principal amount of 7-Year Senior Notes.

Maturity Date	Seven years from the Effective Date.

Interest Payment Dates

The interest payment dates for each year will be (1) the first 1st or 15th of a month that occurs after the Issue Date and (2) the date that is six months after such date (for example, if the Issue Date is December 5, the interest payment dates will be December 15 and May 15 of each year); provided that no interest payment shall be made on the first 1st or 15th of a month that occurs after the Issue Date.

Interest

Interest on the New Dynegy Notes will accrue at a rate per annum equal to the lesser of (1) the average of (a) the 2023 VWAY and (b) the 2024 VWAY or (2) the 2024 VWAY, which shall be calculated on the Effective Date.

Guarantees

The New Dynegy Notes will be jointly and severally guaranteed by each of Dynegy’s current and future wholly-owned domestic subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement dated April 23, 2013 among Dynegy, various lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (the “Credit Agreement”).

Ranking	The New Dynegy Notes and the related guarantees will be:

(i) general unsecured senior obligations of Dynegy and the guarantors;

(ii) pari passu in right of payment with all of Dynegy’s and the guarantors’ existing and future senior indebtedness;

(iii) senior in right of payment to any of Dynegy’s and the guarantors’ subordinated indebtedness;

(iv)  effectively subordinated to Dynegy’s and the guarantors’ secured indebtedness (including indebtedness under the Credit Agreement), in each case to the extent of the value of the collateral securing such indebtedness; and

(v) structurally subordinated to all indebtedness of Dynegy’s non-guarantor

(1)   Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan, or the Disclosure Statement, as applicable.

subsidiaries to third parties.

Optional Redemption

Dynegy may redeem any of the New Dynegy Notes beginning on the second anniversary of the date of issuance at the redemption prices set forth in the Disclosure Statement. Dynegy may also redeem any of the New Dynegy Notes at any time prior to the second anniversary of the issuance of the New Dynegy Notes at a price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium and accrued and unpaid interest, if any, to but excluding the redemption date.

Change of Control

Upon the occurrence of a Change of Control, Dynegy will be required to offer to purchase each holder’s New Dynegy Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase.

Certain Covenants	The New Indenture will, among other things, limit Dynegy’s ability and the ability of the guarantors to, subject to a number of important qualifications and exceptions:

• create liens upon any principal property to secure debt for borrowed money; and

• consolidate, merge or sell all or substantially all of Dynegy’s assets.

Transfer Restrictions

The New Dynegy Notes will be issued to Eligible Holders in reliance upon an exemption from registration under Bankruptcy Code Section 1145. As a result, Eligible Holders may offer or resell New Dynegy Notes issued pursuant to the Plan without registration, unless such Eligible Holder is an “underwriter” (as defined in Bankruptcy Code Section 1145(b)(1)) with respect to such securities.

No Public Trading Market

The New Dynegy Notes are a new issue of securities with no established trading market. Dynegy does not intend to list the New Dynegy Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. Dynegy cannot assure investors that an active trading market for the New Dynegy Notes will develop.

Form and Denominations

The New Dynegy Notes will be represented by one or more global notes deposited with the trustee as custodian for DTC. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Interests in the global notes will be issued in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The principal amount of New Dynegy Notes to be issued to any Eligible Holder will be rounded down to the nearest $1.00. No payment or distribution will be made with respect to any fractional portion of New Dynegy Notes not received as a result of such rounding.

Trustee	Wilmington Trust, National Association

2

Exhibit B

Term Sheet(1)

New Dynegy Warrants

The New Dynegy Warrants will be issued under the New Warrant Agreement, which will contain terms and conditions substantially in accordance with the terms and conditions as set forth in this Exhibit B and the “Description of the Dynegy Warrants” in the Disclosure Statement.

Issuer	Dynegy Inc.

Warrants Offered	Up to 10 million New Dynegy Warrants, each of which will be exercisable for one share of Dynegy Common Stock.

Exercise

The New Dynegy Warrants will be exercisable in a cashless exercise in exchange for Dynegy Common Stock (the “Warrant Shares”). The number of Warrant Shares issuable upon cashless exercise of the New Dynegy Warrants is subject to adjustment based upon the market price of Dynegy Common Stock.

Exercise Price	$35.00.

Adjustments to Prevent Dilution

The Exercise Price, the number of Warrant Shares issuable upon the exercise of each New Dynegy Warrant and the number of New Dynegy Warrants outstanding are subject to adjustment from time to time upon the occurrence of the following with respect to Dynegy:

• stock splits, combinations, etc.;

• issuance or expiration of options, warrants or convertible securities;

• dividends or distributions;

• certain issuances of common stock;

• other actions affecting common stock equivalents; and

• the consolidation, merger or sale of assets.

Expiration

The New Dynegy Warrants are exercisable until 5:00 p.m. New York City time, on the date that is seven years from Effective Date, or, if such date is not a Business Day, the next subsequent Business Day.

Transfer Restrictions

The New Dynegy Warrants and Warrant Shares will be issued to Eligible Holders in reliance upon an exemption from registration under Bankruptcy Code Section 1145. As a result, Eligible Holders may offer or resell New Dynegy Warrants issued pursuant to the Plan without registration, unless such Eligible Holder is an “underwriter” (as defined in Bankruptcy Code Section 1145(b)(1)) with respect to such securities.

Listing on NYSE	Dynegy will use commercially reasonable efforts to list, and maintain the

(1) Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan, or the Disclosure Statement, as applicable.

listing of, the New Dynegy Warrants on The New York Stock Exchange (the “NYSE”) (to the extent the requirement for listing on NYSE are satisfied and the NYSE will accept the listing) as soon as practicable after the Effective Date; provided, that to the extent the New Dynegy Warrants are not listed after the Effective Date, Dynegy will use commercially reasonable efforts to list, or re-list, the New Dynegy Warrants upon request of holders of Registrable Securities constituting more than 10% of all Warrant Shares originally issuable upon exercise of all New Dynegy Warrants (in each case as adjusted by the anti-dilution provisions) (not more frequently than twice per fiscal year). The listing of the New Dynegy Warrants shall continue until the number of remaining Registrable Securities constitutes less than 10% of the Warrant Shares originally issuable upon exercise of all New Dynegy Warrants (in each case as adjusted by the anti-dilution provisions). Dynegy cannot assure investors that an active trading market for the New Dynegy Warrants will develop.

Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.

2

Exhibit C

Term Sheet(1)

Genco Working Capital Facility

PARTIES

Borrower:	Illinois Power Generating Company (the “Borrower”).

Guarantors:	None.

Lender:	Dynegy Inc. (“Dynegy” or the “Lender”).

TYPES AND AMOUNTS OF FIRST LIEN REVOLVING CREDIT FACILITIES

Tranche A Revolving Credit Facility:

Type and Amount:

A 5-year tranche A revolving loan facility (the “Tranche A Revolving Credit Facility”; and the commitments thereunder, the “Tranche A Revolving Commitments”) in an aggregate principal amount of $25 million(2) (the loans thereunder, the “Tranche A Loans”).

Availability:

The Tranche A Revolving Credit Facility shall be available on a revolving basis during the period commencing on the date of the effectiveness of the First Lien Revolving Credit Facilities in accordance with the terms of the Credit Documentation (as defined below) and the satisfaction or waiver of the conditions precedent thereto (the “Closing Date”) and ending on the date that is 5 years after the Closing Date (the “Tranche A Revolving Termination Date”).
Amounts available under the Tranche A Revolving Credit Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Tranche A Revolving Termination Date.

Maturity:	The Tranche A Revolving Commitments shall terminate and the Tranche A Loans will mature on the Tranche A Revolving Termination Date.

Use of Proceeds:

Proceeds of the Tranche A Revolving Credit Facility may be used to satisfy the Borrower’s ordinary course working capital needs and other general corporate purposes of the Borrower and its subsidiaries;

(1)   Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan, or the Disclosure Statement, as applicable.

(2)   The amount of the Tranche A Revolving Credit Facility may be adjusted based on adjustments, as of the Effective Date, to a number of assumptions underlying the contemplated amount of $25 million, including Genco’s actual cash balance immediately prior to the Effective Date, actual and projected remaining transaction costs, and other items, in the reasonable determination of Dynegy, Genco and the Consenting Noteholders in accordance with the RSA.

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provided that (x) the proceeds of the Tranche A Revolving Credit Facility may not be used to satisfy any judgment or order or binding arbitration award (or multiple related judgments, orders or awards) against the Borrower or any of its subsidiaries in an aggregate amount exceeding $10 million and (y) if the Bankruptcy Court requires the Borrower to establish a reserve or reserves with respect to disputed claims, proceeds of the Tranche A Revolving Credit Facility may not be used to fund such a reserve or reserves in an aggregate amount in excess of $10 million.

Tranche B Revolving Credit Facility:

Type and Amount:

A 5-year tranche B revolving loan facility (the “Tranche B Revolving Credit Facility” and, together with the Tranche A Revolving Credit Facility, the “First Lien Revolving Credit Facilities”); and the commitments thereunder, the “Tranche B Revolving Commitments” and, together with the Tranche A Revolving Commitments, the “Revolving Commitments”) in an aggregate principal amount of up to $100 million(3) (the loans thereunder, the “Tranche B Loans” and, together with the Tranche A Revolving Credit Facility, the “First Lien Revolving Credit Facilities”).

Availability:

The Tranche B Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the “Tranche B Revolving Termination Date” and, together with the Tranche A Termination Date, each a “Revolving Termination Date”). Amounts available under the Tranche B Revolving Credit Facility may be borrowed and on and after the Closing Date until the Tranche B Revolving Termination Date; provided that mandatory prepayments (and, at the option of the Lender (to be determined prior to the Closing Date) optional prepayments) of the Tranche B Term Loans shall reduce the Tranche B Revolving Commitments on a dollar-for dollar basis.

Maturity:	The Tranche B Revolving Commitments shall terminate and the Tranche B Loans will mature on the Tranche B Revolving Termination Date.

Use of Proceeds:	Proceeds of the Tranche B Revolving Credit Facility may be used to satisfy the Borrower’s obligations to pay all or a portion of the Cash Consideration, Non-Eligible Holder Distributions and RSA Fee.

Certain Payment Provisions

Interest Rates with respect to all Loans:	7.00% per annum, payable quarterly in arrears.

(3)   The amount of the Tranche B Revolving Credit Facility may be adjusted based on adjustments, as of the Effective Date, to a number of assumptions underlying the contemplated amount of $100 million, including Genco’s actual cash balance immediately prior to the Effective Date, actual and projected remaining transaction costs, and other items, in the reasonable determination of Dynegy, Genco and the Consenting Noteholders in accordance with the RSA.

Default Rate:

At any time when a payment event of default (with respect to any principal, interest, premiums or fees) or bankruptcy event of default with respect to the Borrower under the First Lien Revolving Credit Facilities exists, overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the interest rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees and other amounts, 2.00% per annum in excess of the interest rate then applicable to the Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon prior notice provided on the same business day. Optional prepayments or commitment reductions shall be applied first to the Tranche B Loans or Tranche B Revolving Commitments and thereafter to the Tranche A Loans or Tranche A Revolving Commitments, as applicable.

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the Loans, in each case with customary carveouts and exceptions to be mutually agreed:

(a)  100% of the net cash proceeds of any incurrence of debt by the Borrower and its subsidiaries (with appropriate exceptions for all debt permitted under the Credit Documentation (as defined below) which shall include, in any event, guarantees of Dynegy Priority Debt (as defined below) and other indebtedness of Dynegy that is pari passu in right of payment with the obligations under the Dynegy Credit Agreement); and

(b)  100% of the net cash proceeds (above a threshold to be agreed per transaction (or series of related transactions) and per fiscal year) of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower or its subsidiaries, to the extent such sale or disposition is made to a person that is not the Borrower or a subsidiary of the Borrower, except for customary exceptions to be agreed upon (subject to customary reinvestment rights).

All mandatory prepayments of the Loans made pursuant to clauses (a) or (b) above shall be applied first to the Tranche B Loans until such Tranche B Loans are paid in full and thereafter to the Tranche A Loans.

In addition, the Lender’s commitments to fund Loans under the Tranche A Revolving Credit Facility shall automatically terminate if a final judgment or order or binding arbitration award (or multiple related judgments, orders or awards) in an aggregate amount exceeding $10 million is entered against the Borrower or any of its subsidiaries.

The Tranche A Loans shall be prepaid to the extent all such extensions of credit under the Tranche A Revolving Credit Facility exceed the Tranche A Revolving Commitments and the Tranche B Loans shall be prepaid to the extent all such extensions of credit under the Tranche B Revolving Credit Facility exceed the Tranche B Revolving Commitments.

Collateral:

The obligations of the Borrower under the First Lien Revolving Credit Facilities shall be secured by a perfected first-priority security interest (subject to liens and other exceptions to be set forth in the Credit Documentation (including, without limitation, to the extent the Borrower constitutes a Guarantor under and as defined therein, the prior liens of the Collateral Trustee (as defined in that certain Credit Agreement, dated as of April 23, 2013, among Dynegy, Credit Suisse AG, Cayman Islands Branch and the other parties thereto (as may be amended, restated, supplemented, modified, refinanced or replaced from time to time, the “Dynegy Credit Agreement”), the “Collateral Trustee”) created pursuant to the Security Documents (as defined in the Dynegy Credit Agreement) to secure the obligations under the Dynegy Credit Agreement and the other Credit Documents as defined therein (the “Dynegy Credit Documents”) and any indebtedness of the Dynegy or any of its subsidiaries permitted pursuant to the terms of the Dynegy Credit Agreement that is pari passu in right of payment and security with the obligations under the Dynegy Credit Agreement (and the other Dynegy Credit Documents) (collectively, “Dynegy Priority Debt”)) in substantially all of the Borrower’s tangible and intangible assets (including, without limitation, a pledge of 100% of the capital stock of each direct or indirect domestic subsidiary of the Borrower, 65% of the voting capital stock (and 100% of the non-voting capital stock) of each first-tier foreign subsidiary of the Borrower (the “Collateral”), subject to usual and customary exceptions to be mutually agreed upon. Notwithstanding the foregoing, (x) the Collateral will exclude all Excluded Assets (or similar term) as defined in the Dynegy Credit Documents and (y) and no mortgage shall be required except to the extent requested by the Lender and corresponding mortgages have been provided to the Collateral Trustee pursuant to the requirements of the Dynegy Credit Agreement and the Dynegy Credit Documents.

The Credit Documentation will provide for intercreditor arrangements that will allow for the Dynegy Priority Debt to be secured by a lien on the Collateral on a senior basis to the First Lien Revolving Credit Facilities.

Certain Conditions

Conditions to Closing:

The effectiveness of the First Lien Revolving Credit Facility and the initial funding thereunder shall be subject to usual and customary conditions for transactions of this type and consistent with the Documentation Principles (as defined below), as well as each of the conditions to closing the Genco Working Capital Facility and the effectiveness of the Plan, including, without limitation (1) the entry of a satisfactory Confirmation Order (without stay, modification or appeal) and the effectiveness of the Plan under the RSA and receipt of requisite regulatory approvals and (2) that the Bankruptcy Court shall not have required the Borrower or any of its subsidiaries to establish a reserve or reserves for disputed claims in an aggregate amount in excess of $10 million.

Conditions to all Loans:

The making of each Loan, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice.

Additionally, the Borrower may not incur any Tranche B Loans, if (after giving effect to the incurrence thereof and the use of proceeds therefrom and any cash or cash equivalents on hand to pay the Cash Consideration) the Borrower and its subsidiaries would hold cash and cash equivalents on such date of incurrence in an aggregate amount in excess of an amount to be mutually agreed upon.

Documentation

Representations and Warranties:	Usual and customary for transactions of this type and consistent with the Documentation Principles.

Affirmative Covenants:	Usual and customary for transactions of this type and consistent with the Documentation Principles.

Negative Covenants:

Usual and customary for transactions of this type and consistent with the Documentation Principles (including the Borrower and its subsidiaries holding cash and cash equivalents in excess of an amount to be agreed at any time Tranche B Loans are outstanding).

Events of Default:	Usual and customary for transactions of this type and consistent with the Documentation Principles.

Documentation Principles:

The definitive documentation with respect to the First Lien Revolving Credit Facilities (the “Credit Documentation”) shall (a) be drafted by counsel to Dynegy, (b) provide for maximum aggregate borrowings of Tranche A Loans by the Borrower in an amount sufficient to establish feasibility of the Plan (as defined in the Genco RSA), as reasonably agreed by Dynegy, the Borrower and the Majority Consenting Noteholders (as defined in the Genco RSA), (c) be in form and substance usual and customary for transactions of this type, (d) incorporate the terms set forth in this term sheet, (e) be consistent with the requirements of the Genco RSA and (f) otherwise be in form and substance mutually acceptable to Dynegy and the Borrower (the preceding, the “Documentation Principles”).

Voting:	Usual and customary for transactions of this type and consistent with the Documentation Principles.

Pledges of Loans:	Pledges of Loans in accordance with applicable law or as collateral pursuant to the Dynegy Credit Documents shall be permitted without restriction.

Yield Protection and Taxes:	The Credit Documentation shall contain customary provisions protecting the Lender against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including provisions relating to Dodd Frank and Basel III). The Credit Documentation shall contain a customary tax gross up provision, it being understood that there will be a customary exception to the gross-up obligations for, among others, withholding taxes imposed as a result of the failure of the Lender to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code as in effect on the Closing Date.

Expenses and Indemnification:

The Borrower shall, within 15 days of a written demand therefor, pay (a) all reasonable and documented out-of-pocket expenses of the Lender incurred on, prior to or after the Closing Date associated with the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lender and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Lender (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lender and, if necessary, of one local counsel in any relevant jurisdiction) in connection with the enforcement of the Credit Documentation.

The Lender (and its affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all indemnified persons, taken as a whole) incurred in respect of the First Lien Revolving Credit Facilities or the use or the proposed use of proceeds thereof, except to the extent arising from the gross negligence, bad faith or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons and not arising out of any act or omission of the Borrower or any of its subsidiaries.

Governing Law and Forum:	New York.

Counsel to the Lender:	White & Case LLP

ANNEX B

Liquidation Analysis

Overview of the Hypothetical Liquidation Analysis

Genco, with the assistance of Ducera Partners LLC, Genco’s financial advisor, prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Offering Memorandum and Disclosure Statement(1) for the purpose of evaluating whether the Plan meets the “best interest of creditors” test of section 1129(a)(7) of the Bankruptcy Code.  Genco believes that the Plan meets this test and that the members of each impaired class that have not voted to accept the Plan or that are not deemed to accept the Plan will receive under the Plan at least as much as they would if Genco were liquidated under Chapter 7 of the Bankruptcy Code.

In determining whether the best interests of creditors test has been met, the first step is to estimate cash proceeds that would be realized if Genco were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code.  This Liquidation Analysis provides estimates of the proceeds that may be generated as a result of a hypothetical liquidation of the assets of Genco under Chapter 7 of the Bankruptcy Code.  The Liquidation Analysis envisions the orderly liquidation of substantially all of Genco’s operations, including those of its non-debtor subsidiaries, by a Bankruptcy Court administered trustee.  The table below is shown on a consolidated basis for illustrative purposes only.

Limitations of the Liquidation Analysis

The determination of the hypothetical proceeds from the liquidation of assets is, by its nature, a highly uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by Genco’s management and their advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Genco and its management.  Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if Genco was, in fact, to undergo a liquidation under Chapter 7 of the Bankruptcy Code, and actual results could vary materially and adversely from those shown here.

The liquidation analysis does not assume a going concern liquidation of Genco’s plants.  A going concern sale of Genco’s assets may be limited in several respects given both positive aspects of operating within the broader IPH structure as well as environmental considerations, including in particular shared, group-based permitting bubble for SO2 and NOx emissions limitations that would need to be broken apart into plant specific limits, which may not be possible under current regulations.  In the absence of resolution of the shared permitting bubble, both Genco and IPRG would be jointly and severally liable for each other’s permit violations.

NEITHER GENCO NOR ITS ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR THE ABILITY TO ACHIEVE FORECASTED RESULTS.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF GENCO.

(1)                                 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the “Offering Memorandum and Disclosure Statement”), to which this Liquidation Analysis is attached, or the Prepackaged Chapter 11 Plan of Reorganization of Illinois Power Generating Company (the “Plan”) attached thereto as Annex A.

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EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  GENCO DOES NOT INTEND AND DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THIS LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THIS LIQUIDATION ANALYSIS IS PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THIS LIQUIDATION ANALYSIS SHOULD NOT BE RELIED ON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THIS LIQUIDATION ANALYSIS.

THIS LIQUIDATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND PLAN AND TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE RESTRUCTURING AND PLAN, AND IT SHOULD NOT BE USED OR RELIED ON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR INTERESTS IN, GENCO OR ANY OF ITS AFFILIATES.

All information contained in the Liquidation Analysis is unaudited and subject to material change.  Genco and its bankruptcy advisors undertake no obligation to update or revise the Liquidation Analysis.  The Liquidation Analysis Notes that follow are incorporated by reference herein, and comprise an integral part of the Liquidation Analysis, and should be referenced in connection with any review of the Liquidation Analysis.

Liquidation Analysis

	Book		Assumed Recovery %		Implied Proceeds
($ in millions)	Value	Notes	Low	High	Low	High
Gross Liquidation Proceeds

Cash and Equivalents	$90.6	[A]	100%	100%	$90.6	$90.6
Accounts Receivable - Affiliates	76.9	[B]	65%	75%	50.0	57.7
Accounts Receivable	6.9	[C]	0%	10%	—	0.7
Inventory	96.0	[D]	31%	41%	30.0	38.9
Prepaids and Other Current Assets	6.8	[E]	68%	77%	4.6	5.2
Property Plant and Equipment	206.8	[F]	1%	11%	2.5	22.4
Other Long Term Assets	27.0	[G]	0%	0%	—	—
Total Liquidatable Assets	$511.1		35%	42%	$177.8	$215.6

Chapter 7 Trustee Fees		[H]			$(5.3)	$(6.5)
Net Recovery to Structurally Senior Claims		[I]			(10.9)	(13.8)
Net Realizable Liquidation Proceeds					$161.5	$195.4

	Illustrative		Assumed Recovery %
	Amount	Notes	Low	High
Genco Liquidation Value Waterfall
Total Priority Claims	$8.4	[J]	100%	100%	$8.4	$8.4
Remaining Value Available for Distribution					$153.1	$187.0

Total Secured Claims	$7.5	[K]	100%	100%	$7.5	$7.5
Remaining Value Available for Distribution					$145.6	$179.5

Illinois Power Generating Co Unsecured Notes	$831.1	[L]	16%	20%	$133.3	$164.3
Other General Unsecured Claims	77.2	[M]	16%	20%	12.4	15.3
Total Unsecured Claims	$908.3		16%	20%	$145.6	$179.5
Remaining Value Available for Distribution					$0.0	$0.0

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Liquidation Analysis Notes

The following notes (the “Liquidation Analysis Notes”) present the general assumptions that were used in preparing the above Liquidation Analysis.  The estimated proceeds per the Liquidation Analysis are based on certain assumptions regarding Genco’s assets and the costs to liquidate these assets under Chapter 7 of the Bankruptcy Code.  The preparation of this Liquidation Analysis involved extensive use of estimates and assumptions.

The following presents the general assumptions that were used in preparing the Liquidation Analysis assuming a Chapter 7 case in which a Chapter 7 trustee is charged with reducing to cash any and all assets of Genco and making distributions to the holders of Allowed Claims and Interests in accordance with the distribution provisions of section 726 of the Bankruptcy Code.

GLOBAL NOTES

A.            Liquidation Balance.  Except as otherwise set forth in the Specific Notes below, the amounts set forth in the columns labeled “Book Value” represent the unaudited book value of the relevant asset or liability as of September 30, 2016.

B.            Blended Recovery Estimates.  The recovery estimates for each asset category set forth in the Liquidation Analysis are blended rates based on the recovery rates assumed for various assets within such category, as described in the Specific Notes below.

C.            Tax Consequences.  The Liquidation Analysis does not include estimates of the tax obligations that may be triggered upon the liquidation, deconsolidation, and sale events that may occur as a result of the hypothetical liquidation described herein.  The taxes that may be triggered upon a liquidation may be material.

D.            No Discounting to Present Value.  Except as otherwise noted in the Specific Notes below, the Liquidation Analysis does not consider the discounting over time of asset values and creditor recoveries, which would likely result in significantly lower recoveries to holders of Claims and Interests than those estimated recoveries presented in the Liquidation Analysis.

E.             Estimation of Claims.  In preparing the Liquidation Analysis, Genco has estimated an amount of allowed Claims for each Class of claimants based upon a review of Genco’s balance sheets as of September 30, 2016, except as otherwise noted in the Specific Notes below.  The estimate of all Allowed Claims in the Liquidation Analysis is based on the par value of those Claims.  The estimate of the amount of Allowed Claims and priority of such Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.  The actual amount of Allowed Claims could be materially different from the amount of Claims estimated in the Liquidation Analysis.

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SPECIFIC NOTES

A.            Cash and Equivalents.  Cash balances reflect cash on Genco’s balance sheet including restricted cash (which is used to satisfy various cash-backed claims).  The Liquidation Analysis assumes 100% recovery on cash and equivalents.

B.            Accounts Receivable — Affiliates.  Accounts Receivable — Affiliates includes receivables from affiliates, including receivables from IPM.  Such receivables may be subject to risk in the event the hypothetical liquidation were to impact the ability of such affiliates to continue as a going-concern.  As such, a recovery estimate of 65-75% has been applied based on discussions with management.

C.            Accounts Receivable.  Accounts Receivable consists primarily of rebates that may be subject to offset and includes both accruals and other accounts receivable from third parties.  Collections during the liquidation of Genco may be impacted as customers potentially offset damage claims relating to contract rejections against Genco’s receivables. As such, a net recovery estimate of 0-10% has been assumed based on discussions with management.

D.            Inventory.  Inventories includes coal inventory, materials and supplies, in transit inventory, limestone inventory and fuel inventory used in Genco’s operations.  The Liquidation Analysis assumes coal inventory, limestone and fuel inventory are monetized through a burn-down of the inventory levels that begins in advance of commencing the liquidation process.  The Liquidation Analysis assumes a burndown of inventory over a 2-3 month period, with such incremental cash flows illustrated as recovery on such inventory.  Excess consumable inventory is assumed to be monetized, however, recovery may vary by product with a recovery estimate of 40-50% applied based on discussions with management.  Coal inventory in transit is assumed to be diverted and as such a recovery estimate of 70-80% has been applied.  Materials and supplies at Genco’s facilities are assumed to be sold in a liquidation, however, given market dynamics and plant specific nature of such supplies, a recovery estimate of 10-20% has been applied based on discussions with management.

E.             Prepaid Expenses and Other Current Assets.  Genco’s prepaid expenses and other current assets include prepaid insurance, franchise taxes, rent, leases and third party collateral postings.  Prepaid insurance consists of a number of policies primarily related to work on a scrubber at Genco’s plant in Newton, IL.  While a portion of such prepaid assets may be recovered, there is no certainty on the time required to release such deposits.  As such a 75-85% recovery estimate has been applied based on discussions with management.  Recovery on taxes range based on the type of tax.  Prepaid sales taxes may be recoverable, however, timing and cost to recover such amounts may be significant.  As such, a recovery estimate of 70-80% has been applied based on discussions with management.  Other prepaid use taxes are not assumed to be recoverable in the event of a liquidation.

F.              Property, Plant and Equipment (“PP&E”).  PP&E includes buildings, land, machinery and equipment owned by Genco. The Liquidation Analysis assumes that PP&E is sold through a scrap liquidation process, with a range of recovery estimates based on the type of equipment, plant specific nature of such equipment and potential resale opportunities.  The ability to monetize Genco’s sizeable land holdings is assumed to be negated by the resolution of asset retirement obligation (“ARO”) liabilities at such locations.  Certain mobile equipment (including cranes, trucks and forklifts) and environmental assets may be monetized at higher recovery levels while software and computer equipment is likely to receive little value.  As such, recovery estimates of 0-30% have been applied based on discussions with management.

G.            Other Long Term Assets.  Other Long Term Assets includes certain non-refundable voluntary employees beneficiary association (“VEBA”) assets, and limited miscellaneous other assets.  It is assumed that overfunded VEBA obligations would not be available to the estate in a liquidation.  As such, a recovery estimate of 0% has been applied to VEBA assets based on discussions with management.

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Claims:

H.           Chapter 7 Trustee Fees.  Section 326 of Bankruptcy Code permits the allowance of reasonable chapter 7 trustee fees not to exceed 3% for gross liquidation proceeds in excess of $1 million.  For purposes of the Liquidation Analyses, Genco has assumed that Chapter 7 trustee fees will equal 3% of gross liquidation proceeds.

I.                Net Recovery to Structurally Senior Claims.  Creditors of Genco’s subsidiaries, including Genco and other intercompany claimants, are assumed to receive recovery based on the priority of their claims, with remaining value distributed to the subsidiaries’ equity holders.  Taking into account Genco’s claims against its subsidiaries (including under a promissory note from EEI), which would share ratably with other claims of equal priority, it is anticipated that $10.9 to $13.8 million of proceeds at Genco’s subsidiaries would not be available to Genco’s creditors in a hypothetical liquidation due to the structural seniority of claims at the operating subsidiary level.

J.                Priority Claims

•                  Tax Claims.  All tax claims are assumed to receive priority treatment in the Liquidation Analysis. For purposes of the Liquidation Analysis, tax claims include accrued ad valorem, accrued use taxes and payroll taxes. Deferred tax liabilities at Genco are excluded from priority claims as these balance sheet values are driven by the accounting treatment of depreciation relative to tax depreciation and do not represent current taxes payable. It is not anticipated that any claim related to these liabilities would be asserted, however, if a value is required to satisfy these liabilities unsecured creditor recoveries could be reduced.

•                  Professional Fees.  The Liquidation Analysis assumes professional fees (in addition to Chapter 7 trustee fees) to assist with the wind down process of 1% of the gross liquidation proceeds.

•                  Administrative and Priority Claims.  Administrative and priority claims consist of an estimate of Genco’s unpaid post-petition operating expenses as well as 503(b)(9) claims, Priority Tax Claims, and Other Priority Claims.  For illustrative purposes, no other administrative or priority Claims are assumed in the waterfall, including any estimates for post-petition accounts payable at the time of the liquidation.  Any additional Claims would reduce recoveries illustrated in the Liquidation Analysis.

•                  Labor, Pension and OPEB Claims.  Certain subsidiaries have Pension and other postemployment benefits (“OPEB”) Claims that are subject to priority treatment, estimated at approximately $6.5 million.  Such Cclaims are satisfied at the respective subsidiary level.  The remainder of the underfunded amounts are assumed to be general unsecured obligations of such subsidiaries and share ratably in recoveries with other general unsecured Claims of the respective entities.  This analysis does not take into consideration any survivor liability that may provide Pension and OPEB obligations with recourse to Dynegy.  Accrued wages are assumed to be classified as priority Claims.

K.            Secured Claims.  Secured Claims include collateralized obligations related to railcar lease agreements and certain refinery agreements.  No other third party claims (asserted or otherwise) are reflected in the Liquidation Analysis.  Any additional claims would reduce recoveries illustrated in the Liquidation Analysis.  The Secured Claims are assumed to be satisfied in full, using cash collateral and letter of credit (“LC”) support (provided under a facility at IPM).  No additional claims from IPM related to such LC draws are assumed to be incurred at Genco.

An entity has asserted secured and unsecured Claims against Genco totaling approximately $45 million and $35 million, respectively, neither of which are reflected in the Liquidation Analysis as

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Genco does not believe these Claims have any merit.  If either Claim were included in the Liquidation Analysis, creditor recoveries would be reduced.

L.             General Unsecured Obligations - Genco Notes.  The Genco Notes are assumed to consist of par plus accrued and unpaid interest as of December 6, 2016.  The Genco Notes are assumed to be pari passu with other general unsecured obligations of Genco, but structurally junior to general unsecured obligations of Genco’s subsidiaries.  The Genco Notes are assumed to share ratably in recoveries with other general unsecured Claims at Genco.

M.         General Unsecured Obligations — Other than Genco Notes.  For purposes of this analysis, all intercompany Claims and promissory notes as well as certain labor obligations are assumed to be general unsecured obligations of the respective entities.  For purposes of the Liquidation Analysis, AROs are assumed to be general unsecured obligations and share ratably in recoveries with other general unsecured Claims.  AROs at Genco are primarily related to coal ash ponds at Genco’s plants.  The ARO claim value represents the payments required to satisfy the obligations discounted to September 30, 2016.  Additional general unsecured Claims related to a hypothetical chapter 7 filing, including contract rejection Claims, coal sales agreements, gas transportation and storage agreements, EPA obligations, other obligations to Independent System Operators and other related Claims triggered by a liquidation are difficult to estimate, are likely to be disputed and may be subject to offset.  As such, additional potential general unsecured Claims are not included in the illustrative claim levels.

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ANNEX C

Financial Projections

Overview of the Financial Projections

Genco believes that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of Genco.  In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, Genco analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Offering Memorandum and Disclosure Statement,(1) Genco’s management team prepared financial projections (the “Financial Projections”) for the years 2017 through 2020 (the “Projection Period”). The Financial Projections were prepared by Genco’s management, with the assistance of Genco’s advisors, and are based on a number of assumptions with respect to the future performance of the reorganized Genco’s operations.  Genco’s financial advisors have relied upon the accuracy and completeness of financial and other information furnished by Genco’s management and did not attempt to independently audit or verify such information.  The Financial Projections present, to the best of Genco’s knowledge and belief, Genco’s expected financial position, results of operations, and cash flows for each of the years reflected in the Projection Period.  The Financial Projections include a projected income statement, balance sheet and statement of cash flow for the years ending during the Projection Period.  The assumptions disclosed herein are those that Genco believes are significant to the Financial Projections.  Because events and circumstances do not always occur as expected, there will inevitably be differences between the projected and actual results; some of which may be material.

GENCO DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS, RESULTS OF OPERATIONS, CASH FLOWS, REVENUES AND GROWTH RATES.  ACCORDINGLY, GENCO DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS, STRATEGIES, PROJECTIONS OR FORECASTS PRIOR TO THE EFFECTIVE DATE OF ANY PLAN OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY GENCO’S MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND GENCO’S CONTROL.  THESE UNCERTAINTIES INCLUDE,

(1)                                 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the “Offering Memorandum and Disclosure Statement”), to which this Liquidation Analysis is attached.

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AMONG OTHER THINGS, THE ULTIMATE OUTCOME AND CONTENTS OF A CONFIRMED PLAN OF REORGANIZATION AND THE TIMING OF THE CONFIRMATION OF SUCH PLAN.  GENCO CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTIONS AND RELATED INFORMATION OR AS TO THE REORGANIZED DEBTOR’S ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE OF THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT GENCO’S FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER.  THE PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

Genco’s auditor has neither examined nor compiled the accompanying Financial Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.  The Financial Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, including, without limitation, the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.  The Financial Projections, unless otherwise noted, are not in compliance with Generally Accepted Accounting Principles.

Projection Assumptions

The Financial Projections have been prepared in good faith based upon assumptions believed to be reasonable by Genco, including assumptions related to the financial accounts of Genco, which are based upon Genco’s estimates and market conditions, including energy and capacity market conditions.

Genco, with the assistance of its advisors, prepared the Financial Projections to include the next four years (2017-2020) ending December 31.  The Financial Projections are based on a number of assumptions, and while Genco has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that actual results may be different.  The Financial Projections should be read in conjunction with the assumptions, qualifications and notes contained herein, the risk factors described under the heading “Risk Factors” in the Offering Memorandum and Disclosure Statement, and the historical financial statements of Genco incorporated by reference in the Offering Memorandum and Disclosure Statement.  The following summarizes the underlying key assumptions upon which the Financial Projections are based.

A.                                    Assumptions with respect to Key Agreements with Non-Debtor Affiliates

The operation of the Debtor’s business is dependent to a significant extent on agreements with its affiliates.  As set forth in the Support Agreement, these agreements may be modified upon Genco’s emergence from bankruptcy.

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Genco has a power supply agreement (“PSA”) with its non-debtor affiliate Illinois Power Marketing Company (“IPM”) whereby IPM purchases all of the capacity and energy available from Genco’s generation fleet.  IPM entered into a similar power supply agreement with Genco’s non-debtor affiliate Illinois Power Resources Generating, LLC (“IPRG”).  Under these agreements, IPM revenues are allocated between Genco and IPRG based on reimbursable expenses and generation of each entity.  The reimbursable expenses used in the calculation of revenues allocated under the agreements include operation costs in addition to depreciation and interest on debt.  Genco’s PSA term continues through December 31, 2022 and from year to year thereafter unless either Party elects to terminate by providing the other Party with no less than six months advanced written notice of its desire to terminate.  As required by the Support Agreement, upon emergence from bankruptcy Genco’s PSA will be amended to (i) address any potential dispute regarding the term of such PSA and to provide that at any time during the term of the PSA, either party may elect to terminate by providing the other party with no less than six months advance written notice; and (ii) if requested by Dynegy and IPM, modify the calculation of the Energy Charge and the Capacity Payment (each as defined in the PSA) to eliminate any subsidy from IPM or IPRG to Genco under the PSA.

Genco is also party to a shared services agreement (the “SSA”) through which Dynegy and certain of its affiliates provide services to Genco and certain of its other non-debtor affiliates.  Services provided to Genco pursuant to the SSA include but are not limited to the maintenance of books, records and accounts, administration of finance and treasury matters, administration of tax and accounting services, internal audit, government approvals and proceedings, investor and public relations, strategic planning and business development, legal, compliance, and ethics matters, human resources, business services, contract administration, information technology, operation and maintenance support services, outage support and management, safety, and insurance and risk management strategies.  The SSA currently runs through December 31, 2016, and is automatically extended for successive renewal terms of twelve months each unless a recipient of services (such as Genco) delivers a notice of termination no less than twelve months prior to the end of any renewal term.  As required by the Support Agreement, upon Genco’s emergence from bankruptcy the SSA will be amended to provide that Dynegy and its affiliate providers of services may terminate the SSA for convenience with respect to a recipient (including Genco) upon twelve months’ notice to such recipient.

The Financial Projections assume that the PSA and SSA remain in place throughout the Projection Period.  Because there is some uncertainty as to whether Dynegy and IPM will request a modification of the Energy Charge and the Capacity Payment (each as defined in the PSA) to eliminate any subsidy from IPM or IPRG to Genco under the PSA, the Financial Projections also assume that Dynegy and IPM do not request such a modification.

The termination or certain modifications of either the PSA or the SSA would likely have material and adverse consequences for Genco’s business.  The ability of Genco to continue to receive the benefits of the PSA and SSA throughout the Projection Period is subject to factors outside Genco’s control.  There can be no guarantees or assurances with respect to Genco’s ability to continue to receive the benefits of these agreements beyond the applicable notice periods in those agreements, as modified upon Genco’s emergence from bankruptcy.

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B.                                    Assumptions with respect to the Projected Consolidated Income Statement

Revenue Forecast: Revenue is forecasted based on internal models driven by inputs from forward curves and derived pricing for projected energy and capacity pricing, adjusted to reflect all known capacity sales.  Energy pricing is forecasted based on available market information, with 2017 and 2018 forecasts driven by the forward curve (as of October 12, 2016) with longer term pricing based on heat rates, natural gas basis differentials and power basis differentials.  Capacity pricing projections are based on known and expected capacity sales, with open capacity projected at approximately $150 per MW-day.

Revenue is allocated to Genco according to the terms of its PSA with IPM.  For the purposes of the Financial Projections, the PSA is assumed to remain in place throughout the Projection Period.  The termination or certain modifications of the PSA could materially impact Genco’s projected financial results.

Cost of Sales: Cost of sales is forecasted based on fuel and transportation expenses, on a facility by facility basis, informed by existing contract positions and market pricing.

Operating and Maintenance Expense: Operating and maintenance expense is forecasted on a facility by facility basis, informed by historical costs.

Depreciation and Amortization: Depreciation and amortization is forecasted based on anticipated depreciation and amortization on a facility by facility basis, based on current book values. Bonus Depreciation expense is recognized in 2017, 2018 and 2019 related to capital expenditures that occur in those years. The projection assumes no change to Bonus Depreciation rules.

For illustrative purposes, Depreciation expense for the purpose of calculating taxable income reflects potential accounting treatment that may be pursued in a standalone scenario, however, Depreciation expense for the purpose of calculating payments per the PSA is projected based on the Genco’s ordinary course Depreciation expectations.

Income Tax Expense: Genco is assumed to accrue tax expense at a 40% rate on taxable income. Taxable income is assumed to be reduced by NOLs available to Genco. Tax expense is assumed to accrue as payable to Dynegy per the Tax Sharing Agreement between Genco and Dynegy.

Minority Interest: For illustrative purposes, management projects Genco’s financial performance including 100% contribution of EEI cash flow for the benefit of Genco, though 20% of EEI is owned by a third party. This assumption is supported by the intercompany promissory note between Genco and EEI under which EEI owes Genco over $100 million. It is assumed that any economic benefit generated by EEI would flow to Genco through this note.

C.                                    Assumptions with respect to the Projected Cash Flow Statement and Projected Balance Sheet

Cash: Beginning cash balances reflect Genco projected balance sheet cash at an illustrative emergence date of March 31, 2017, including Genco’s projected cash and targeted collateral releases at Genco, drawings under the Genco Working Capital Facility (described in Exhibit C to the Plan), net of cash distributed to Noteholders, the Support Agreement Fee and

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projected professional fees.

Beginning cash balances assume that up to 20% of Noteholders are non-accredited investors and receive cash consideration out of Genco’s cash. No assurances can be provided on Genco’s operational performance, the ability of Genco to obtain collateral releases and Genco’s access to such collateral releases.

Cash balances assume approximately $100.0 million of drawings under tranche B of the Genco Working Capital Facility on the Effective Date and exclude approximately $25.0 million of projected undrawn amounts on the Effective Date under tranche A of the Genco Working Capital Facility.

The maximum amount available under tranche A of the Genco Working Capital Facility is expected to be $25 million, and the maximum amount available under tranche B of the Genco Working Capital Facility is expected to be $100 million.  Such amounts may be adjusted based on adjustments, as of the Effective Date, to a number of assumptions underlying such expected maximum amounts available, including Genco’s actual cash balance immediately prior to the Effective Date, actual and projected remaining transaction costs, and other items, in the reasonable determination of Dynegy, Genco and the Consenting Noteholders in accordance with the RSA.

Debt: Projections are illustrated inclusive of a $125.0 million working capital facility at Genco as provided for in the RSA, subject to adjustments as noted above.

Working Capital: The assumptions regarding changes to working capital are related to inventory normalization prior to emergence and accruals of taxes payable to Dynegy.

Capital Expenditures: Capital expenditures are forecasted on a facility by facility basis, and reflect the Debtor’s expectations for both environmental and maintenance capital projects.

Fresh Start Accounting: Analysis is prepared prior to the impacts of fresh start accounting.

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($ in millions)	2017	2018	2019	2020
Income Statement
Revenue	$577	$571	$545	$560
Cost of Sales, Excluding Depreciation	(336)	(336)	(325)	(335)
Gross Margin	$241	$235	$220	$225

Operating and Maintenance Expense	$(148)	$(145)	$(150)	$(143)
General and Administrative Expense	(23)	(19)	(19)	(19)
EBITDA	$70	$71	$51	$63

Depreciation and Amortization Expense	(49)	(58)	(37)	(29)
Operating Income (Loss)	$21	$13	$14	$35

Interest Expense	$(7)	$(7)	$(7)	$(7)
Other Income and Expense, Net	—	—	—	—
Income (Loss) Before Tax	$14	$6	$7	$28

Income Tax Benefit (expense)	—	—	—	—
Net Income (Loss)	$14	$6	$7	$28

	2017	2018	2019	2020
Summary Statement of Cash Flows
Net Income (Loss)	$14	$6	$7	$28
Depreciation Expense	49	58	37	29
Pension & OPEB Expenses	—	—	—	—
Changes in Working Capital	10	—	—	—
Net Cash Provided by (Used In) Operating Activities	$73	$64	$44	$56

Capital Expenditures and ARO	(66)	(84)	(42)	(25)
Net Cash Provided by (Used In) Investing Activities	$(66)	$(84)	$(42)	$(25)

Transaction Uses of Cash	(161)	—	—	—
WC Facility Funding	100	—	—	—
Collateral Release	3	—	—	—
Net Cash Provided by (Used In) Financing Activities	$(58)	$0	$0	$0

Net Change in Cash	(51)	(20)	2	31
Beginning Cash	79	29	9	11
Ending Cash	29	9	11	41

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		3/31/17
($ in millions)	2016	Pro Forma	2017	2018	2019	2020
Summary Balance Sheet
Assets
Cash	$79	$51	$29	$9	$11	$41
Accounts Receivable, Affiliates	77	77	77	77	77	77
Accounts Receivable	7	7	7	7	7	7
Inventory	86	76	76	76	76	76
Prepayments and Other Current Assets	7	7	7	7	7	7
Total Current Assets	$256	$218	$195	$176	$177	$208

Property Plant and Equipment, Net	$210	$217	$226	$249	$243	$223
Other Assets	27	27	27	27	27	27
Total Assets	$493	$462	$449	$452	$447	$458

Liabilities
Accounts Payable	$22	$22	$22	$22	$22	$22
Accounts Payable, Affiliates	54	54	54	54	54	54
Other Current Liabilities	41	16	16	16	16	16
Total Current Liabilities	$117	$92	$92	$92	$92	$92

Long Term Debt	$821	$100	$100	$100	$100	$100
Asset Retirement Obligations	50	50	50	47	35	19
Other Long-Term Liabilities	27	27	27	27	27	27
Total Liabilities	$1,015	$269	$269	$266	$254	$238

Stockholder’s Equity
Common Stock (no Par Value)	$0	$0	$0	$0	$0	$0
Additional Paid in Capital	542	542	542	542	542	542
Accumulated Other Comprehensive Loss, Net of Tax	(10)	(10)	(10)	(10)	(10)	(10)
Retained Earnings	(1,056)	(341)	(354)	(348)	(341)	(313)
Noncontrolling Interest	2	2	2	2	2	2
Total Equity	$(522)	$192	$180	$186	$193	$220

Liabilities and Equity	$493	$462	$449	$452	$447	$458

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